   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996

                                                       REGISTRATION NO. 333-3584

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

          U.S. SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549
                  ________________________



                      AMENDMENT NO. 7
                             TO
                          FORM S-4

                  ________________________

  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            ECHOSTAR COMMUNICATIONS CORPORATION
   (Exact name of registrant as specified in its charter)


        NEVADA                            5064                       88-0336997
(State of Registrant's      (Registrant's Standard Industrial     (I.R.S. Employer
     Incorporation)           Classification Code Number)        Identification No.)
                                 ________________________


                                                               DAVID K. MOSKOWITZ, ESQ.
      90 INVERNESS CIRCLE EAST                 SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
      ENGLEWOOD, COLORADO 80112                          ECHOSTAR COMMUNICATIONS COPORATION
           (303) 799-8222                                     90 INVERNESS CIRCLE EAST
   (Address, Including Zip Code, and                          ENGLEWOOD, COLORADO 80112
  Telephone Number, including Area Code,                      (303) 799-8222 EXT. 5323
of Registrant's Principal Executive Office)           (Name, Address, Including Zip Code, and
                                                       Telephone Number of Agent for Service)

                                     COPIES TO:


       WILLIAM APPLETON, ESQ.                                 ROBERT N. HICKEY, ESQ.
         BAKER & HOSTETLER                                   SULLIVAN & WORCESTER LLP
     3200 NATIONAL CITY CENTER                             1025 CONNECTICUT AVENUE, N.W.
        1900 E. 9TH STREET                                    WASHINGTON, D.C. 20036
    CLEVELAND, OHIO 44114-3485                                    (202) 775-8190
         (216) 621-0200


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the Effective Time of the Merger, as defined in the Information Statement -- Prospectus included herein.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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-------------------------------------------------------------------------------

                       ECHOSTAR COMMUNICATIONS CORPORATION
           CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K



           FORM S-4 ITEM                                 HEADING OR LOCATION IN
         NUMBER AND CAPTION                         INFORMATION STATEMENT -- PROSPECTUS
         ------------------                         -----------------------------------
A. Information about the Transaction
    1. Forepart of Registration Statement and
         Outside Front Cover Page of Information
         Statement -- Prospectus . . . . . . . . .  Outside Front Cover Page of Information
                                                      Statement -- Prospectus

    2. Inside Front and Outside Back Cover
         Pages of Information Statement --
         Prospectus . . . . . . . . . . . . . . . . Inside Front Cover Page of Information
                                                      Statement -- Prospectus; Available
                                                      Information; Table of Contents
    3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information . . . . . .  Summary of Information Statement --
                                                       Prospectus; Selected Financial
                                                       Information; Risk Factors

    4. Terms of the Transaction . . . . . . . . . . Summary of Information
                                                       Statement -- Prospectus; The Merger;
                                                       Comparison of Shareholder Rights;
                                                       EchoStar Communications Corporation -
                                                       Description of Capital Stock

    5. Pro Forma Financial Information . . . . . . .                  *

    6. Material Contracts with Company Being
         Acquired  . . . . . . . . . . . . . . . . . Summary of the Exchange and Merger; the
                                                       Merger; Risk Factors

    7. Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters . . . . . . . . .                  *

    8. Interests of Named Experts and Counsel. . . .                  *

    9. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities . . . . . . . . . . . . . . . .                  *

B. Information About the Registrant

   10. Information With Respect to S-3
         Registrants . . . . . . . . . . . . . . . .                  *

   11. Incorporation of Certain Information by
         Reference . . . . . . . . . . . . . . . . .                  *

   12. Information With Respect to S-2 or S-3
         Registrants . . . . . . . . . . . . . . . .                  *

   13. Incorporation of Certain Information by
         Reference . . . . . . . . . . . . . . . . .                  *


   14. Information With Respect to Registrants
         Other Than S-2 or S-3
         Registrants . . . . . . . . . . . . . . .  Available Information; Summary of Information
                                                      Statement -- Prospectus; Selected Financial
                                                      DataEchoStar Communications Corporation;
                                                      Index to Financial Statements of EchoStar
                                                      Communications Corporation
C. Information About Company Being Acquired

   15. Information With Respect to S-3
         Companies . . . . . . . . . . . . . . . .                       *

   16. Information With Respect to S-2 or S-3
         Companies . . . . . . . . . . . . . . . .                       *

   17. Information With Respect to Companies
         Other Than S-2 or S-3
         Companies . . . . . . . . . . . . . . . .  Summary of Information Statement -- Prospectus; Direct
                                                       Broadcasting Satellite Corporation; Index
                                                       to Financial Statements of Direct
                                                       Broadcasting Satellite Corporation
D. Voting and Management Information

   18. Information if Proxies, Consents or
         Authorizations are to be Solicited                                *

   19. Information if Proxies, Consents or
         Authorizations are not to be Solicited in
         an Exchange Offer . . . . . . . . . . . .  Outside Front Cover Page of Information
                                                      Information Statement -- Prospectus; Summary of
                                                      Rights of Dissenting Shareholders; The
                                                      Merger

----------
* Answer is negative or item is not applicable.

                             [DBSC LETTERHEAD]

                DIRECT BROADCASTING SATELLITE CORPORATION


                            December 20, 1996


To the Shareholders of Direct Broadcasting Satellite Corporation

   On December 21, 1995, EchoStar Communications Corporation, a Nevada corporation ("EchoStar"), and Direct Broadcasting Satellite Corporation, a Delaware corporation ("DBSC"), entered into a Plan and Agreement of Merger, approved by the Board of Directors of each company and by the written consent of DBSC shareholders ("DBSC Shareholders") owning a majority of the voting securities of DBSC, pursuant to which DBSC will be merged with Direct Broadcasting Satellite Corporation, a Colorado corporation and a subsidiary of EchoStar, resulting in DBSC becoming a wholly owned subsidiary of EchoStar (the "Merger"). This Information Statement -- Prospectus relates to your right to elect to receive, at your option, either cash or shares of Class A Common Stock of EchoStar in exchange for your shares of Common Stock of DBSC. We are not asking you for a proxy and you are requested not to send us a proxy.


   As a result of the Merger, each share of DBSC Common Stock will be converted into and exchanged for the right to receive, at the election of each DBSC Shareholder, either $7.99 in cash (the "Cash Value") or .67417 shares of EchoStar Class A Common Stock ("EchoStar Common Stock"), subject to certain limitations and adjustments as set forth in the Plan and Agreement of Merger and as set forth in the enclosed Information Statement -- Prospectus. To elect to receive either the Cash Value or the EchoStar Common Stock, each DBSC Shareholder should complete the enclosed Election Form and return it by 5:00 p.m. on or before _____________, 1997. DBSC Shareholders electing to receive shares of EchoStar Common Stock in connection with the Merger will not be entitled to sell such shares for a period of 90 days following the effective date of the Merger. Since the date that DBSC executed the Plan and Agreement of Merger described in the Information Statement -- Prospectus, the price of EchoStar's Class A Common Stock has increased from $19.12 per share to $24.25 per share as of December 4, 1996, which represents the closing price of a share of Class A Common Stock of EchoStar as reported on the NASDAQ's National Market System.



   Management of EchoStar and DBSC believe that the proposed Merger will provide shareholders of DBSC with the opportunity to participate in the enhanced growth and other opportunities of EchoStar resulting from the Merger. EchoStar launched its first direct broadcast satellite ("DBS"), EchoStar I, in December 1995 and, during March 1996, began broadcasting its DISH Network-SM-programming to the entire continental United States. On September 10, 1996, EchoStar launched its second DBS, EchoStar II, and, as of December 20, 1996, had approximately 315,000 subscribers to its DISH Network-SM- programming.


   The Plan and Agreement of Merger is included as Annex I to the enclosed Information Statement -- Prospectus. The Information Statement -- Prospectus describes the Merger in detail and contains important information about DBSC and EchoStar including financial statements and other financial information. The Information Statement -- Prospectus also describes each shareholder's right to seek appraisal of his or her shares of DBSC Common Stock as a result of the Merger. The Board of Directors believes that the Merger is in the best interests of DBSC Shareholders.

                                  Sincerely,

                                             HARLEY W. RADIN
                                        CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996
                      ECHOSTAR COMMUNICATIONS CORPORATION


                                 PROSPECTUS

                   DIRECT BROADCASTING SATELLITE CORPORATION

                           INFORMATION STATEMENT

   This Information Statement -- Prospectus is being furnished to shareholders of Direct Broadcasting Satellite Corporation ("DBSC Shareholders"), a
Delaware corporation ("DBSC"), in connection with the proposed merger (the "Merger") of DBSC with Direct Broadcasting Satellite Corporation, a Colorado corporation ("MergerCo"), and a wholly owned subsidiary of EchoStar Communications Corporation, a Nevada Corporation ("EchoStar"). MergerCo is a newly formed corporation that was organized by EchoStar for purposes of the Merger. On the effective date of the Merger, each share of DBSC Common
Stock, $0.01 par value ("DBSC Common Stock"), other than shares held by EchoStar and those for which Appraisal Rights have been perfected, as set forth below, will be converted into and exchanged for the right to receive, at the election of each shareholder of DBSC (together, "DBSC Shareholders"), either $7.99 in cash (the "Cash Value") or .67417 shares of EchoStar Class A Common Stock, $0.01 par value, ("EchoStar Common Stock") (collectively, the "Merger Consideration"), subject to the conditions set forth in this Information Statement -- Prospectus and in the accompanying Election Form (the "Offer"). DBSC Shareholders who reject the Offer and follow certain procedures may have the value of their shares of DBSC Common Stock appraised pursuant to Delaware General Corporation Law (the "DGCL"), and thereby receive the cash value of their shares of DBSC Common Stock as determined by the Delaware Court of Chancery ("Appraisal Rights"). DBSC Shareholders not returning the Election Form will be deemed to have accepted the Offer and shall receive the Merger Consideration in the form of EchoStar Common Stock. See "Rights of Dissenting Shareholders."

   The Merger Consideration is subject to certain limitations and adjustments, a detailed discussion of which is set forth in the Plan and Agreement of Merger set forth as Annex I to this Information Statement -- Prospectus and described below under "The Merger -- Description of the Merger Agreement -- Adjustments to Merger Consideration" (the "Merger Agreement"). No fractional shares of EchoStar Common Stock will be issued in the Merger and cash will be paid to each DBSC Shareholder in lieu of any fractional shares in an amount equal to such fractional interest multiplied by the value of a share of EchoStar Common Stock at the Effective Time (as defined herein). See "Rights of Dissenting Shareholders." Except for: (i) cash payments in lieu of fractional shares; (ii) DBSC Shareholders who make elections to receive all or part of their Merger Consideration in cash; or
(iii) DBSC Shareholders who reject the Offer and elect to exercise their Appraisal Rights (collectively, "Cash Elections"), the Merger Consideration will be paid in EchoStar Common Stock. See "The Merger -- Description of the Merger Agreement." Based upon the best information available, the final per share Merger Consideration offered for each share of DBSC Common Stock exchanged in the Merger will be either $7.99 cash or .67417 shares of EchoStar Common Stock, subject to certain limitations and adjustments as set forth in the Plan and Agreement of Merger, valued at approximately $16.35 based on the market closing price of the EchoStar Common Stock of $24.25 on December 4, 1996. If the final per share Merger Consideration materially differs from this estimate, this Information Statement -- Prospectus will be recirculated and DBSC Shareholders will be provided with an adequate period to consider alternatives, including Appraisal Rights.

   The Merger and related transactions described herein are complex transactions. The above matters are discussed in detail in this Information Statement -- Prospectus. DBSC Shareholders are urged to carefully read and consider this Information Statement -- Prospectus in its entirety.

   EchoStar has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering 658,000 shares of EchoStar Common Stock that may be issued in connection with the Merger. This Information Statement -- Prospectus constitutes the Prospectus of EchoStar under the Securities Act in connection with the offer and proposed sale of EchoStar Common Stock pursuant to the Merger, and the Information Statement of DBSC. The financial statements and other information contained herein with respect to DBSC have been provided by DBSC, and all other information has been provided by EchoStar. This Information Statement -- Prospectus does not cover resales of EchoStar Common Stock that may be issued in the Merger, and no person is authorized to use this Information Statement -- Prospectus in connection with any such resale.

   EchoStar Common Stock is presently quoted on the NASDAQ National Market under the symbol "DISH". The EchoStar Common Stock that may be issued in connection with the Merger will be designated for inclusion for trading on the NASDAQ National Market upon official notice of issuance. DBSC Shareholders electing to receive shares of EchoStar Common Stock in connection with the Merger will not be entitled to sell such shares for a period of 90 days following the effective date of the Merger. See "The Merger -- Description of the Merger Agreement -- Restrictions on Resale."
   The DBSC Common Stock is not publicly traded and no other ready market exists for valuation purposes.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.
   DBSC Shareholders should carefully consider this Information Statement -- Prospectus in its entirety, particularly the factors discussed under the heading "Risk Factors."
                            ----------------------

     THE SHARES OF ECHOSTAR COMMON STOCK THAT MAY BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          INFORMATION STATEMENT -- PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

The date of this Information Statement -- Prospectus is ____________, 1996.

                             TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .         3
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
SUMMARY OF RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . .         8
THE EXCHANGE AND MERGER . . . . . . . . . . . . . . . . . . . . . . .         9
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . .        14
THE ECHOSTAR ORGANIZATION . . . . . . . . . . . . . . . . . . . . . .        18
COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . .        19
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . .        37
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        39
COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . .        47
PRICE RANGE OF ECHOSTAR CLASS A COMMON STOCK  . . . . . . . . . . . .        50
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . .        50
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .        51
ECHOSTAR COMMUNICATIONS CORPORATION
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . .        53
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        70
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       105
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . . .       111
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . .       113
DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . .       116
DESCRIPTION OF CERTAIN INDEBTEDNESS . . . . . . . . . . . . . . . . .       119
DIRECT BROADCASTING SATELLITE CORPORATION
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       121
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       123
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . . .       124
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . .       124
DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . .       125
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .       125
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       125
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .       F-1
ANNEX I -- PLAN AND AGREEMENT OF MERGER . . . . . . . . . . . . . . .       A-1
ANNEX II -- MERGER TRIGGER AGREEMENT  . . . . . . . . . . . . . . . .       B-1
ANNEX III -- DELAWARE GENERAL CORPORATION LAW SECTION 262 . . . . . .       C-1

THIS INFORMATION STATEMENT -- PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS INFORMATION STATEMENT -- PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF ECHOSTAR WITH RESPECT TO, AMONG OTHER THINGS: (I) ECHOSTAR'S FINANCING AND STRATEGIC TRANSACTION PLANS; (II) TRENDS AFFECTING ECHOSTAR'S FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS; (III) ECHOSTAR'S GROWTH STRATEGY; (IV) ECHOSTAR'S ANTICIPATED RESULTS OF FUTURE OPERATIONS; AND (V) REGULATORY MATTERS AFFECTING ECHOSTAR. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

                     AVAILABLE INFORMATION

   EchoStar is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and the New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates.

   DBSC is not required to file any reports or other information with the Commission under the Securities Act or the Exchange Act.

   This Information Statement -- Prospectus, which constitutes a part of the Registration Statement filed by EchoStar with the Commission under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to EchoStar and the EchoStar Common Stock offered hereby. Statements contained herein concerning provisions of any document set forth all material elements of the documents, are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document included herewith or filed with the Commission.

   No person is authorized to give any information or to make any representations with respect to the matters described in this Information Statement -- Prospectus other than those contained herein. Any information or representations with respect to such matters not contained herein must not be relied upon as having been authorized by EchoStar or DBSC. This Information Statement -- Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities in any jurisdiction. Neither the delivery of this Information Statement -- Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of EchoStar or DBSC since the date hereof or that the information in this Information Statement -- Prospectus is correct as of any time subsequent to the date hereof.

                                    SUMMARY

   The following is a summary of all material elements of certain information contained in this Information Statement -- Prospectus. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Information Statement -- Prospectus and the Annexes hereto. All DBSC Shareholders are urged to review carefully the entire Information Statement -- Prospectus and the Annexes. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Plan and Agreement of Merger set forth as Annex I to this Information Statement -- Prospectus.

   EchoStar Communications Corporation is a Nevada corporation, the Class A Common Stock of which is quoted on the NASDAQ National Market under the symbol "DISH." As used in this Information Statement -- Prospectus, unless the context requires otherwise, "EchoStar" or the "Company" refers to EchoStar Communications Corporation and its subsidiaries "MergerCo" refers to Direct Broadcasting Satellite Corporation, a Colorado corporation and a wholly owned subsidiary of EchoStar, and "DBSC" refers to Direct Broadcasting Satellite Corporation, a Delaware corporation.

                                 THE PARTIES

ECHOSTAR COMMUNICATIONS CORPORATION

   EchoStar is one of only two DBS companies in the United States with the capacity to provide comprehensive nationwide DBS programming service in 1996. EchoStar's DBS service (the "DISH Network-SM-") commenced operations in
March 1996 after the successful launch of the Company's first satellite ("EchoStar I") in December 1995. EchoStar launched its second satellite ("EchoStar II") on September 10, 1996. EchoStar significantly increased the channel capacity and programming offerings of the DISH Network-SM- when EchoStar II became fully operational in November 1996. EchoStar now provides approximately 120 channels of near laser disc-quality digital video programming and over 30 channels of near CD-quality audio programming to the entire continental United States ("CONUS").

   EchoStar's primary objective is to become one of the leading providers of pay television services in the United States. EchoStar's strategy to achieve this objective is to:

     - EXPAND THE MARKET FOR ITS SERVICES BY:

       -  USING AGGRESSIVE SALES PROMOTIONS, SUCH AS THE ECHOSTAR PROMOTION.

       -  PROVIDING SUBSCRIBERS WITH MORE QUALITY PROGRAMMING AT LOWER PRICES.


       -  EXPANDING THE DISTRIBUTION CHANNELS FOR ECHOSTAR RECEIVER SYSTEMS.


     - DEPLOY SATELLITES AT ADDITIONAL DBS ORBITAL SLOTS TO EXPAND ECHOSTAR'S OFFERINGS WITH ADDITIONAL VIDEO, DATA, INTERACTIVE AND INTERNET PRODUCTS.

     - PROVIDE SUPERIOR, ONE-STOP CUSTOMER SERVICE FOR PURCHASING DISH NETWORK-SM- HARDWARE AND PROGRAMMING AND OBTAINING FINANCING, INSTALLATION AND CUSTOMER CARE.

     - EMPLOY WORLD STANDARD MPEG-2 DIGITAL TECHNOLOGY TO ACHIEVE LOWER MANUFACTURING COSTS AND ASSURE SUPERIOR PRODUCT CAPABILITY, INCLUDING COMPATIBILITY WITH OTHER CONSUMER ELECTRONICS PRODUCTS.

   The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. As of October 1, 1996, approximately 3.8 million U.S. households subscribed to digital "direct-to-home" ("DTH") service, which includes DBS service as well as programming delivered via medium powered Ku-band satellites.



   EchoStar has rights to more U.S. licensed DBS frequencies than any of its competitors. EchoStar controls, or will control (subject to certain Federal Communications Commission ("FCC") approvals and findings), as many as 90 frequencies, including 21 frequencies at one of the three orbital slots currently capable of providing nationwide DBS service. See "Business -- Industry Overview -- DBS Industry." Each frequency can be utilized by one transponder on a multiple transponder DBS satellite. With digital compression, each transponder typically provides approximately 6 digital video channels to subscribers. EchoStar believes that its rights to substantial amount of
DBS spectrum will enable the Company to achieve higher subscriber penetration and revenue per subscriber than it would otherwise attain with its current
service.   However, even though EchoStar has rights to more frequencies than its competitors, two DTH providers, DirecTv, Inc. ("DirecTv") and PrimeStar Partners ("PrimeStar"), currently dominate the DTH market, due to their early entry. DirecTv and PrimeStar currently have over 2.0 million and
1.4 million subscribers, respectively, while EchoStar currently has approximately 315,000 subscribers.



   The Company's third satellite ("EchoStar III"), expected to be launched in the fall of 1997 to serve the eastern half of the United States from 61.5DEG. West Longitude ("WL"), and the Company's fourth satellite ("EchoStar IV"), expected to be launched in the first quarter of 1998 to serve the western half of the United States from 148DEG. WL, may provide local programming for the largest U.S. television markets, niche and foreign language programming, professional and college sporting events, high definition television ("HDTV"), business and educational programming and high-speed transmission of Internet data. In addition, the Company has been granted 11 frequencies at 175DEG. WL and has been conditionally granted fixed satellite service ("FSS") orbital locations at 121DEG. WL and 83DEG. WL and has applications for two extended Ku-band satellites and two Ka-band satellites pending at the FCC. While firm business plans for these spectrum applications have not yet been determined and development is not expected to commence in the near term, the Company believes this spectrum will be important to the Company's success and intends to use these frequencies to provide complimentary services. However, absent significant additional capital, EchoStar will be unable to retain all of its assigned frequencies and orbital slots.



   EchoStar currently provides approximately 120 channels of digital video programming, and over 30 channels of near CD-quality audio programming.




   Assuming the successful launch and deployment of EchoStar III and EchoStar IV, EchoStar will have the satellite capacity to provide over 500 channels of programming to the United States. However, EchoStar does not currently have authorization from the FCC to operate all of the frequencies on those satellites. Thus, without advances in digital compression, special short term authorities ("STAs") or other FCC authorizations, EchoStar could only deliver approximately 350 channels from those four satellites. EchoStar intends to apply for additional FCC authorizations but there can be no assurance the FCC will authorize operation from frequencies sufficient to provide 500 channels.



   EchoStar's target market includes approximately 110 million potential subscribers in the continental United States, including approximately 96 million television households. DISH Network-SM- subscribers can choose from a variety of programming packages that EchoStar believes have a better price-to-value relationship than packages currently offered by most pay television providers. For example, DISH Network's-SM- America's Top 50 CD-SM- (America's Top 40 CD-SM- programming package prior to November 1, 1996) programming package is priced at $24.99 per month, as compared to, on a national average, to over $42 per month for a similar package of cable programming. Although the EchoStar Receiver System does not presently provide local programming via satellite into the local markets it is serving, the EchoStar Receiver System allows subscribers to receive local programming from an off-air antenna without the payment of an additional fee. America's Top 50 CD-SM- includes approximately 50 of the top "expanded basic cable" channels, including The Disney Channel-Registered Trademark-, which historically has been a premium service, and over 30 channels of near CD-quality audio programming. EchoStar also offers various premium services, pay-per-view programming and, as of November 1996, offers various regional sports networks, additional premium services and expanded pay-per-view offerings. EchoStar has negotiated the right to broadcast substantially all of the most popular programming, including A&E-SM-, CNBC-Registered Trademark- CNN-Registered Trademark-, CNN International-SM-, C-Span-Registered Trademark-, Cinemax-Registered Trademark-, The Discovery Channel-Registered Trademark-, The Disney Channel-Registered Trademark-, ESPN-Registered Trademark-, The Family Channel-Registered Trademark-, HBO-Registered Trademark-, Headline News-Registered Trademark-, Lifetime Television-SM-, MTV-Registered Trademark-, Nickelodeon-Registered Trademark-, Showtime Network-Registered Trademark-, TNT-SM-, Turner Classic Movies-Registered Trademark-, USA Network-Registered Trademark-, VH-1-Registered Trademark- and many other programming services.


   EchoStar has approximately 315,000 subscribers and is adding new subscribers at a pace of nearly 60,000 per month, faster than any DBS provider other than DirecTV as of the date of this Information Statement--Prospectus. Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is a nationwide marketing promotion (the "EchoStar Promotion") which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM- programming package for approximately $300. Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) are less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM- service. The excess cost represents a subsidy provided by EchoStar for the benefit of the subscriber ("subscriber promotional subsidies") and is expensed upon shipment of the equipment. For the three and nine months ended September 30, 1996, subscriber promotional subsidies for the EchoStar Promotion and other smaller EchoStar promotions totalled approximately $6.0 million. See "EchoStar Communications Corporation--Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Notes 1 and 2 of EchoStar's Notes to Condensed Consolidated Financial Statements as of September 30, 1996."



     The primary purposes of the EchoStar Promotion are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products and to build consumer awarness of the DISH Network-SM- brand. The EchoStar Promotion has significantly increased the affordability of EchoStar Receiver Systems for consumers. This promotion is consistent with and emphasizes EchoStar's long-term business strategy which focuses on generating the majority of its future revenue through sales of DISH Network-SM- programming to a substantial subscriber base. The EchoStar Promotion requires EchoStar to incur significant costs to acquire subscribers. However, EchoStar believes these aggregate costs will be fully recouped from the DBS programming profits expected to be generated, primarily because, unlike the cellular phone industry, the reception equipment cannot be utilized with competitors' systems and, therefore, subscribers cannot seamlessly migrate to alternative DBS providers after the initial prepaid year of DISH Network-SM- service. and, therefore, Further, based on high DBS industry consumer satisfaction ratings, initial feedback from consumers and dealers and low EchoStar subscriber turnover rates, EchoStar anticipates high service renewal rates leading to an expected average minimum subscriber life of at least three years.


   Of the approximately 96 million television households in the United States, it is estimated that over 60 million households pay an average of $42 per month for the average cable subscription. EchoStar believes that there is significant unsatisfied demand for high quality, reasonably priced television programming. Although primary target markets for the EchoStar Receiver System include the approximately 11 million households not passed by cable television systems and the approximately 20 million households currently passed by cable television systems with relatively limited channel capacity, EchoStar also targets cable subscribers in urban and suburban areas who are dissatisfied with the quality or price of their cable programming.
In addition to the 96 million television households, EchoStar's target market includes approximately 8 million businesses, 4.8 million commercial trucks, 3 million recreational vehicles and 200,000 schools, libraries and other institutions.

   DISH Network-SM- programming is available to any subscriber who purchases or leases a low-cost EchoStar Receiver System, which consists of an 18-inch satellite dish, a digital satellite receiver, a user-friendly remote control and related components. The EchoStar Receiver System is fully compatible with MPEG-2, the world digital standard for computers and consumer electronics products, and provides image and sound quality superior to current analog cable or multipoint multichannel distribution service ("MMDS") television services. EchoStar markets EchoStar Receiver Systems through a nationwide network of independent distribution and retail outlets and through consumer electronics retailers. EchoStar is also working with additional mass merchandisers, direct sales organizations and consumer electronics retailers to establish expanded distribution channels for EchoStar Receiver Systems.


   DBS is presently the most efficient, least capital intensive means of reaching the largest number of U.S. television households. If the launches of EchoStar's third and fourth satellites during late 1997 and early 1998 are successful, EchoStar's expanded service from its four DBS satellites will transmit to the continental United States near laser disc quality, digital television, potentially including local programming and high speed Internet access, for an aggregate capital cost to EchoStar of less than $1 billion, or approximately $10 per U.S. television household. Management believes that after taking into account subscriber promotional subsidies from the EchoStar Promotion and other similar promotions, compared to similar costs incurred by its competitors EchoStar's costs of delivery are lower than those of its DBS and cable competitors. EchoStar's management believes that this attractive capital cost to provide state-of-the-art programming service will permit EchoStar to become profitable at relatively low levels of market penetration. EchoStar believes that the strategy outlined above, together with its ability to exploit the more favorable cost structure of DBS relative to other means of providing pay television programming, will enable EchoStar to achieve its primary objective.


   In addition to the Company's DBS business, EchoStar also designs, manufactures, distributes and installs DTH products, distributes DTH programming domestically and finances its domestic DTH products and services. During the six years ended December 31, 1995, EchoStar sold over 1.7 million DTH receivers worldwide.

   EchoStar was incorporated under the laws of the State of Nevada in April 1995 for purposes of facilitating the consummation of a public offering of its Class A Common Stock, which occurred in June 1995. The principal executive offices of EchoStar are located at 90 Inverness Circle East, Englewood, Colorado 80112, and its telephone number is (303) 799-8222.

DIRECT BROADCASTING SATELLITE CORPORATION, A DELAWARE CORPORATION

   DBSC, organized under Delaware law in 1981, has received authority from the Federal Communications Commission ("FCC") to build two direct broadcast satellites to transmit television and other signals throughout the continental United States, Alaska and Hawaii. The FCC has awarded DBSC specific orbital slot assignments with respect to 11 DBS frequencies located at 61.5DEG. WL and 11 DBS frequencies located at 175DEG. WL. DBSC has filed an application with the FCC and intends to seek permission to transmit programming to parts of Western Europe, North Africa and Asia, as well as Central and South America, from its satellites. Subject to receipt of requisite approval and consent from relevant authorities, the FCC has agreed to the provision of international or foreign-domestic DBS service by DBSC. DBSC has entered into, and made a series of progress payments under, a contract with Lockheed Martin Corporation ("Lockheed Martin") for the construction of two direct broadcast satellites (the "DBSC Satellite Contract"), the first of which is anticipated to be completed and launched in 1997, assuming DBSC has adequate financial resources to complete construction. EchoStar currently owns approximately 40% of the outstanding stock of DBSC. The principal executive offices of DBSC are located at 4401-A Connecticut Avenue, N.W., Suite 400, Washington, D.C. 20008, and its telephone number is (202) 966-5800.

DIRECT BROADCASTING SATELLITE CORPORATION, A COLORADO CORPORATION

   MergerCo is a Colorado corporation and a wholly owned subsidiary of EchoStar. MergerCo was recently formed to effect the Merger. See "The Merger."

RESTRICTIONS ON RESALE

   Shares of EchoStar Common Stock received by DBSC Shareholders in connection with the Merger will not be eligible for resale, transfer or disposal until 90 days after the effective date of the Merger. Certificates representing such shares will bear a restrictive legend setting forth the restrictions prohibiting such sale, transfer or disposal during the 90 day period. If the Merger is determined to be a taxable transaction to DBSC

Shareholders, the 90 day resale restriction will lapse with respect to 50% of the shares of EchoStar's Common Stock received by DBSC shareholders.

POTENTIAL STRATEGIC TRANSACTIONS

   Consistent with EchoStar's long-term strategy, the Company regularly examines, and is currently examining, opportunities to expand its DBS business, technology base and product lines through means such as licenses, joint ventures, strategic alliances, strategic investments and acquisitions of assets or ongoing businesses. EchoStar has made no commitment with respect to any new strategic transaction. However, EchoStar may at any time agree to enter into a new strategic transaction. Should EchoStar agree to enter into a new strategic transaction, there can be no assurance as to the terms or timing of the transaction, whether the transaction will be consummated or whether the transaction would improve EchoStar's financial condition, results of operations, business or prospects in any material manner.

SUMMARY OF RISK FACTORS


   The complete deployment and on-going operation of the EchoStar DBS system (the "EchoStar DBS System") is highly complex and involves substantial risks. These risks generally include current or future competition from DBS and other satellite system operators and terrestrial delivery systems such as cable television, EchoStar's ability to integrate advanced and unproven technologies, the potential loss or damage to EchoStar's satellites during launch or while in orbit, the potential for impaired commercial operation resulting from incorrect orbital placement, effect on cash flow resulting from subscriber acquisition costs and subscriber promotional subsidies, EchoStar's ability to obtain insurance on favorable terms, the potential for delay and cost overruns, dependence on a single manufacturer of receiving equipment and effects of government regulation on the communications industry. In addition, EchoStar is highly leveraged. These and certain other risks are described in more detail under "Risk Factors" commencing on page 21.

                           THE EXCHANGE AND MERGER

APPROVAL OF THE MERGER

   The Plan and Agreement of Merger, dated December 21, 1995, among EchoStar, MergerCo and DBSC (the "Merger Agreement"), was approved by written consent of DBSC's largest Shareholders (Harley W. Radin, DBS Industries, Inc. ("DBSI") and EchoStar) owning in excess of 82% of the issued and outstanding DBSC Common Stock on December 21, 1995. Pursuant to the Merger Agreement, among other things, DBSC will be merged with MergerCo, resulting in DBSC becoming a wholly owned subsidiary of EchoStar.

THE OFFER


   The Merger Agreement provides that each issued and outstanding share of DBSC Common Stock, other than shares held by EchoStar and those for which Appraisal Rights have been perfected, will be converted into and exchanged for either $7.99 in cash or .67417 shares of EchoStar Common Stock subject to certain limitations and adjustments as set forth in the Merger Agreement attached as Annex I to this Information Statement -- Prospectus and as described below under "The Merger -- Description of the Merger Agreement." To elect to receive either the Cash Value or the EchoStar Common Stock, each DBSC Shareholder should complete the Election Form accompanying this Information Statement -- Prospectus and return it by 5:00 p.m. on ________, 1997, to American Securities
Transfer, Inc. (the "Exchange Agent"). The mailing address of the Exchange Agent is 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. No fractional shares will be issued in connection with the Merger, and each DBSC Shareholder electing to receive EchoStar Common Stock will receive cash in lieu of any fractional share in an amount equal to such fractional interest multiplied by the value of a share of EchoStar Common Stock as of the effective time of the Merger (the "Effective Time").


   Since the date that DBSC executed the Merger Agreement, the price of each share of EchoStar Common Stock has increased from $19.12 per share to $24.25 per share as of December 4, 1996, which represents the closing price of a share of EchoStar Common Stock as reported on the Nasdaq National Market System.

RIGHTS OF DISSENTING SHAREHOLDERS

   Under the DGCL, DBSC Shareholders who comply with the applicable procedures for dissenting from the Merger are entitled to Appraisal Rights. For more information regarding such Appraisal Rights, see "Rights of Dissenting Shareholders."

BACKGROUND OF THE MERGER

   On November 15, 1994, EchoStar and DBSC entered into a Stock Purchase Agreement pursuant to which EchoStar purchased 583,250 shares of DBSC Common Stock in consideration for: (i) the payment by EchoStar to DBSC of $2,960,000; (ii) the dismissal by EchoStar with prejudice of a lawsuit brought by EchoStar against DBSC; and (iii) the cancellation and termination by EchoStar of: (x) all of the issued and outstanding convertible notes of DBSC held by EchoStar (the "DBSC Notes"); (y) all accounts receivable of DBSC owned by EchoStar; and (z) all other debts of DBSC owned by EchoStar. DBSC also granted EchoStar the right and option, under certain circumstances and subject to certain conditions, to purchase additional shares of DBSC Common Stock thereby providing EchoStar with certain rights even if the Merger had not occurred (the "Option Shares"). The issuance of the Option Shares was conditioned upon the receipt from the FCC of any required approvals for issuance of the Option Shares. Under the terms of the Stock Purchase Agreement, each of DBSC and EchoStar were given the right to require the execution by the parties of the Merger Agreement, subject to certain conditions, including approval of the Merger by the FCC ("FCC Approval") and by the DBSC Shareholders. The FCC approved the Merger on August 30, 1996.
Harley W. Radin, Chairman of the Board and Chief Executive Officer of DBSC, personally executed the Stock Purchase Agreement with respect to certain covenants regarding the non-transferability of his DBSC Common Stock prior to consummation of the Merger. See "The Merger -- Background and Reasons for the Merger."


   Contemporaneously with execution of the Merger Agreement, DBSC, EchoStar and MergerCo entered into a Merger Trigger Agreement (the "Merger Trigger Agreement") pursuant to which the parties agreed to, among other things, execute and consummate the transactions contemplated by the Merger Agreement and to enter into a Note Purchase Agreement and Security Agreement (together, the "Loan Agreements"), pursuant to which EchoStar agreed to purchase from DBSC $16.0 million in principal amount of promissory notes of DBSC and, in EchoStar's sole and absolute discretion, up to an additional $134.0 million principal amount of promissory notes, the proceeds from which are to be used by DBSC to make certain payments to Lockheed Martin under the DBSC Satellite Contract and to make deposits towards launch reservations. As of the date of this Information Statement -- Prospectus, EchoStar has loaned DBSC
$43.5 million pursuant to the Loan Agreements. See "The Merger -- The Merger Trigger Agreement".


   In the event the Merger is not consummated for any reason, the parties also agreed to structure a transaction or series of transactions that would have the effect of providing to the parties, as nearly as is possible, the benefits which would have accrued to the parties had the Merger been consummated, as more particularly described in this Information Statement -- Prospectus under "The Merger -- The Merger Trigger Agreement" (the "Substitute DBSC Transaction"). The Merger Trigger Agreement also sets forth the acknowledgement of the parties that certain DBSC Shareholders owning a majority of the issued and outstanding shares of DBSC Common Stock had, by written consent, approved the Merger. A copy of the Merger Trigger Agreement is attached hereto as Annex II.

REASONS FOR THE MERGER

   The DBSC Board believes that the Merger is in the best interests of DBSC and is fair to and in the best interests of DBSC Shareholders. The Merger will enable DBSC Shareholders to participate in the DBS industry as owners of EchoStar, which recently began broadcasting its DISH Network-SM- programming to the entire continental United States. See "The Merger -- Background and Reasons for the Merger" and "EchoStar Communications Corporation -- Business."

   DBSC has been an applicant for a full DBS license since 1982. As a development stage company with no operations, DBSC has found it extremely difficult to attract necessary financing to continuously comply with the requirements imposed by the FCC to maintain its DBS authorizations ("Due Diligence Requirements"), as well as to satisfy its other obligations. By late summer of 1994, the construction of DBSC's satellite by Lockheed Martin was not sufficiently advanced to permit DBSC to begin operation of its first satellite by August 1995, and substantial working capital was needed to accelerate the construction phase of the DBSC Satellite Contract. In addition, the specific orbital locations assigned by the FCC to DBSC were not those widely considered among the most desirable, making it even more difficult for DBSC to attract partners, investors or programmers.

   The launch of DBS service in mid-1994 by DirecTv, Inc., a subsidiary of Hughes Communications, Inc. ("DirecTv"), and United States Satellite Broadcasting, Inc. ("USSB"), and the prospect of a further competitive entry by EchoStar in late 1995, raised the possibility that if DBSC were not able to accelerate progress on its own DBS system, it would be unable to attract necessary working capital to continue progress payments under the DBSC Satellite Contract.

   The Merger with EchoStar provides DBSC with the financial resources to build and launch its DBS satellites, thereby providing DBSC Shareholders with the opportunity to participate in the growth and other opportunities resulting from the DBS system presently under construction by DBSC as well as the EchoStar DBS System.

DESCRIPTION OF THE MERGER AGREEMENT

   The Merger Agreement provides that, at the Effective Time, DBSC will be merged with MergerCo, which shall be the surviving corporation. The Effective Time of the Merger is expected to be as soon as practicable after the effective date of the Registration Statement, subject to satisfaction or waiver of the conditions precedent to the Merger as set forth in the Merger Agreement and Merger Trigger Agreement. See "The Merger -- Effective Time." At the Effective Time of the Merger, the separate corporate existence of DBSC will cease. DBSC Shareholders accepting the Offer, other than EchoStar, will receive or become entitled to receive either $7.99 in cash or .67417 shares of EchoStar Common Stock for each share of DBSC Common Stock owned as of the Effective Time of the Merger, payable at the election of each DBSC Shareholder and subject to certain limitations and adjustments. The Merger Agreement provides that the number of shares of DBSC Common Stock to be exchanged for cash, together with the number of shares of DBSC Common Stock with respect to which Appraisal Rights have been reserved, cannot exceed 50% of the shares of DBSC Common Stock held by DBSC Shareholders other than EchoStar. A detailed discussion of these limitations and adjustments is described below under "The Merger -- Description of the Merger -- Adjustments to Merger Consideration". DBSC Shareholders not returning the Election Form will be deemed to have accepted the Offer and will receive shares of EchoStar Common Stock for their shares of DBSC Common Stock. DBSC Shareholders receiving shares of EchoStar Common Stock in connection with the Merger will not be entitled to sell such shares for a period of 90 days following the effective date of the Merger. See "The Merger -- Description of the Merger Agreement -- Restrictions on Resale." DBSC Shareholders who reject this Offer may have the value of their shares of DBSC Common Stock appraised pursuant to the DGCL. See "Rights of Dissenting Shareholders."


   The Merger Consideration may be decreased according to a specific formula set forth in the Merger Agreement to reflect, among other things described in "The Merger -- Description of the Merger" below, certain liabilities of DBSC not disclosed in the Merger Agreement, the exact amount of which may not be precisely determined until the Effective Time of the Merger. Based upon the best information available, the final per share Merger Consideration offered for each share of DBSC Common Stock exchanged in the Merger will be either
$7.99 in cash or .67417 shares of EchoStar Common Stock, subject to certain limitations and adjustments as set forth in the Plan and Agreement of Merger, valued at approximately $16.35 based on the market closing price of the EchoStar Common Stock of $24.25 on December 4, 1996. If the final per share Merger Consideration materially differs from this estimate, this Information Statement -- Prospectus will be recirculated and DBSC Shareholders will be provided with an adequate period to consider alternatives, including Appraisal Rights.

   The Merger Agreement contains representations and warranties made by DBSC to EchoStar and MergerCo (together, the "EchoStar Companies"), and representations and warranties made by the EchoStar Companies to DBSC, which are described in "The Merger -- Representations and Warranties." Such representations and warranties are made as of December 21, 1995, when the Merger Agreement was signed, and as of the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


   Harley W. Radin, the Chairman of the Board and Chief Executive Officer of DBSC, owns approximately 18% of the issued and outstanding shares of DBSC Common Stock and has previously voted his DBSC Common Shares to approve the Merger. Mr. Radin may continue in some capacity, to be determined, with MergerCo after consummation of the Merger. In addition, DBSI which owes EchoStar $4.64 million plus accrued interest as of December 20, 1996, owns approximately 25% of DBSC Common Stock. The $4.64 million owed to EchoStar is secured by approximately 200,000 shares of DBSC common stock, among other collateral. Fred W. Thompson, a director of DBSC, is the President and Chief Executive Officer of DBSI, as well as a significant shareholder of DBSI. Daniel E. Moore, Executive Vice President and Chief Financial Officer of SSE Telecom, Inc. ("SSET"), owns 2,000 shares of DBSC Common Stock and SSET owns 912,717 shares of EchoStar Class A Common Stock. In addition, SSET currently owes EchoStar approximately $4.8 million plus accrued interest related to its convertible non-recourse debentures. These debentures are secured by the EchoStar Class A Common Stock owned by SSET. Charles W. Ergen, Chairman of EchoStar, also serves on the Board of Directors of SSET. See "Risk Factors -- Factors Concerning the Merger -- Interests of Certain Persons in the Merger."

REGULATORY APPROVALS

   Under the rules and regulations of the FCC, the Merger could not be consummated until FCC Approval had been obtained. FCC Approval of the Merger was obtained on August 30, 1996. See "The Merger -- Federal Communications Commission Approval."

ACCOUNTING TREATMENT

   The Merger will be accounted for under the purchase method for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   It is intended that the Merger constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Sullivan & Worcester LLP, counsel to DBSC, has advised DBSC that, based in part on certain representations made by EchoStar and by DBSC (assuming DBSC's largest shareholders elect to receive EchoStar Common Stock rather than cash, and limit their resales of that stock), under current law and assuming that: (i) the Merger will be consummated as described in the Merger Agreement; and (ii) the representations made by EchoStar remain true as of the date of consummation of the Merger, no gain or loss will be recognized for Federal income tax purposes by any DBSC Shareholder upon the receipt of EchoStar Common Stock exchanged for DBSC Common Stock. EchoStar knows of no facts which would make the representations of EchoStar untrue as of the date of this Information Statement -- Prospectus. Under certain circumstances and in accordance with the Merger Agreement, EchoStar is entitled to take certain actions which may modify the representations made by EchoStar to Sullivan & Worcester LLP regarding treatment of the Merger as a non-taxable event. Even if EchoStar takes action which changes the tax result of the Merger, the Merger will be consummated, and EchoStar will not incur liability for the modified tax consequence. In any event, the Federal income tax treatment of a DBSC Shareholder who receives cash in the Merger in exchange for part or all of his DBSC Common Stock, including cash received in lieu of fractional shares, will depend upon such DBSC Stockholder's particular circumstances. See "The Merger -- Certain Federal Income Tax Consequences."

COMPARISON OF SHAREHOLDER RIGHTS

   Upon consummation of the Merger, DBSC Shareholders who elect to receive shares of EchoStar Common Stock will become owners of EchoStar, a Nevada corporation formed in April 1995. For a comparison of Nevada and Delaware laws and charter and bylaw provisions of EchoStar and DBSC governing the rights of Delaware and Nevada shareholders, see "Comparison of Shareholder Rights."

MECHANICS OF EXCHANGE OF CERTIFICATES


   Each DBSC Shareholder shall make an election whether to receive the Cash Value or shares of EchoStar Common Stock (the "Share Value"), on the "Election By DBSC Shareholder" form delivered herewith (the "Election Form"). The Election Form must be returned to the Exchange Agent at its principal offices located at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202 by 5:00 p.m. on or before ____________, 1997. As soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail to DBSC Shareholders instructions for surrendering their stock certificates in exchange for the Merger Consideration. Except for cash payments in lieu of fractional shares and to the extent DBSC Shareholders make Cash Elections, the Merger Consideration will be paid in shares of EchoStar Common Stock.

   Upon surrender of certificates, EchoStar will promptly cause to be paid to the persons entitled thereto the Merger Consideration. No interest will be paid or will accrue on any amount payable upon the surrender of any certificate. After the Effective Time of the Merger, certificates which previously represented issued and outstanding shares of DBSC Common Stock will represent solely the right to receive the Merger Consideration multiplied by the number of shares of DBSC Common Stock previously represented thereby.

MECHANICS OF PERFECTING APPRAISAL RIGHTS

   Any DBSC Shareholder who dissents from the Merger and who follows certain procedures is entitled to receive in cash the "fair value" of their DBSC Common Stock. Within 10 days after the Merger is effected, EchoStar will send notice to each DBSC Shareholder who has the right of appraisal. Within 20 days of the date of the mailing of such notice, a dissenting DBSC Shareholder must send a written demand for appraisal to Direct Broadcasting Satellite Corporation, a Colorado corporation, 90 Inverness Circle East, Englewood, Colorado 80112 in order to perfect these Appraisal Rights under Delaware law.

   Within 120 days after the Effective Time of the Merger, a dissenting DBSC Shareholder who has complied with Delaware law may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his DBSC Common Stock. After determining which DBSC Shareholders have complied with Delaware law regarding appraisal rights, the court will establish a fair value of the DBSC Common Stock and direct payment to entitled DBSC Shareholders. See "Rights of Dissenting Shareholders."

                           SELECTED FINANCIAL DATA

   The following selected financial data as of and for each of the five years in the period ended December 31, 1995 are derived from the financial statements of EchoStar, and the predecessor entities of EchoStar, audited by Arthur Andersen LLP, independent public accountants. The following selected financial data for the nine months ended September 30, 1995 and 1996 are derived from the unaudited and restated financial statements of EchoStar and, in the opinion of EchoStar, include all adjustments necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be achieved for the year ended December 31, 1996. The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," EchoStar's Combined and Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Information Statement -- Prospectus.






                                                                                                          NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                 ---------------------------------------------------   -----------------------
                                                                                                                   (RESTATED)(1)
                                                    1991      1992      1993       1994       1995          1995     1996
                                                  -------   -------    -------    -------    --------      -------  -------
                                                                                                              (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS AND SATELLITE RECEIVERS SOLD)
Statement of Income Data:
  Revenue:
    DTH products and technical services:
          Domestic . . . . . . . . . . . .       $103,510  $122,433   $152,818   $111,815    $87,274       $65,726   $ 88,392
          International. . . . . . . . . .         31,605    35,040     53,493     60,938     59,578        44,789     30,330
    DISH Network-SM- programming
     and product revenue -
     subscriber promotions . . . . . . . .             --        --         --         --         --            --      4,403
    DISH Network-SM
    programming. . . . . . . . . . . . . .             --        --         --         --         --            --     17,922
    C-band programming . . . . . . . . . .          3,890     6,436     10,770     14,540     15,096        11,479      9,528
    Loan origination and participation
      income  . . . . . . . . . . . . . . .           608     1,179      3,860      3,690      1,942         1,277      6,818
                                                  -------   -------    -------    -------    --------      -------    -------
         Total revenue  . . . . . . . . . .       139,613   165,088    220,941    190,983    163,890       123,271    157,393
  Expenses:

       DTH products and technical services .      102,810   120,826    161,447    133,635    120,178        87,619    109,896
       DISH Network-SM- Programming. . . . .           --        --         --         --         --            --      7,877
       Subscriber promotional subsidies. . .           --        --         --         --         --            --      6,000
       Amortization of subscriber
         acquisition costs . . . . . . . . .           --        --         --         --         --            --      3,448
       C-band programming. . . . . . . . . .        3,549     6,225      9,378     11,670     13,610        10,297      8,631
       Selling, general and administrative .       26,736    25,708     30,235     30,219     35,015        23,454     53,552

                                      14

                                                                                                           NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                 -------------------------------------------------      -----------------------
                                                                                                                   (RESTATED)
                                                    1991      1992       1993      1994      1995           1995      1996
                                                  -------   -------    -------    ------   -------        -------    -------
                                                                                                              (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS AND SATELLITE RECEIVERS SOLD)
       Depreciation and amortization of
         property and equiment . . . . . . .        1,112     1,043      1,677      2,243      3,058         1,490     17,573
                                                  -------   -------    -------    -------    --------      -------    -------
          Total expenses   . . . . . . . . .      134,207   153,802    202,737    177,767    171,861       122,860    206,977
                                                  -------   -------    -------    -------    --------      -------    -------
  Operating income (loss)  . . . . . . . . .        5,406    11,286     18,204     13,216     (7,971)          411   (49,584)

  Net income (loss)  . . . . . . . . . . . .      $ 6,192   $10,833    $20,118   $    90   $(11,486)      $(4,387)  $(56,293)
                                                  -------   -------    -------    -------   ---------      -------    -------
                                                  -------   -------    -------    -------   --------       -------    -------
  Net income (loss) attributable to common
    shares . . . . . . . . . . . . . . . . .      $ 6,192   $10,833    $20,118   $  (848)  $(12,691)      $(5,290)  $(57,196)
                                                  -------   -------    -------    -------    --------      -------    -------
                                                  -------   -------    -------    -------    --------      -------    -------
  Weighted average common shares
    outstanding  . . . . . . . . . . . . . .                                       32,442     35,562        34,965     40,455
                                                                                  -------    --------      -------    -------
                                                                                  -------    --------      -------    -------
  Net loss per common and common equivalent
    share . . . . . . . . . . . . . . . . .                                        $(0.03)    $(0.36)       $(0.15)    $(1.41)
                                                                                  -------    --------      -------    -------
                                                                                  -------    --------      -------    -------
  Ratio of earnings to fixed charges (2). .      4.36x     7.32x      9.63x         1.02x      0.66x         0.81x    (0.14)x
  Pro forma (unaudited):
    Pro forma net income (3)                    $4,468    $7,529    $12,272
    Pro forma net income per share (3)(4) .       0.14      0.23       0.38
    Weighted average shares
      outstanding (4) . . . . . . . . . . .     32,221    32,221     32,221
    Dividends per share (6) (7)                  $0.33     $0.09      $0.06
                                               -------   -------    -------
                                               -------   -------    -------
OTHER DATA:


                                       15

                                                                                                      NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                 -------------------------------------------------   -----------------------
                                                                                                              (RESTATED)
                                                    1991       1992      1993      1994      1995      1995      1996
                                                 -------     -------   -------  -------    -------   -------   -------
                                                                                                        (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS AND SATELLITE RECEIVERS SOLD)

  Satellite receivers sold (in units):
    Domestic . . . . . . . . . . . . . . . . .   113,000     116,000   132,000  114,000    131,000    91,000   315,000
    International  . . . . . . . . . . . . . .    45,000      85,000   203,000  289,000    331,000   261,000   180,000
                                                 -------     -------   -------  -------    -------   -------   -------
          Total  . . . . . . . . . . . . . . .   158,000     201,000   335,000  403,000    462,000   352,000   495,000
                                                 -------     -------   -------  -------    -------   -------   -------
                                                 -------     -------   -------  -------    -------   -------   -------





                                                                  AT DECEMBER 31,                          AT SEPTEMBER 30,
                                                 -----------------------------------------------       -----------------------
                                                                                                            (RESTATED)
                                                   1991        1992      1993     1994       1995              1996
                                                 -------     -------   -------   -------    -------          -------
                                                                                                            (UNAUDITED)
                                                                              (IN THOUSANDS)
Balance Sheet Data:
  Cash, cash equivalents and marketable
    investment securities . . . . . . . . . .     $20,359    $22,031   $27,232   $245,375(5)  $137,115(5)  $ 250,111(5)
  Working capital . . . . . . . . . . . . . .      38,597     44,268    35,563     52,711       52,999        86,697
  Total assets  . . . . . . . . . . . . . . .      72,547     88,529   106,476    472,492      623,091     1,092,125
  Long-term obligations (less current portion):
    1994 Notes, net . . . . . . . . . . . . .          --         --        --    334,206      382,218       422,777
    1996 Notes, net . . . . . . . . . . . . .          --         --        --         --           --       372,570
    Notes payable to stockholder  . . . . . .         234      2,274    14,725         --           --            --
    Other long-term obligations . . . . . . .       5,028      4,876     4,702       5,393      33,444        54,320

----------------------


(1) See Note 1 of EchoStar's Condensed Notes to Unaudited Combined and Consolidated Financial Statements as of September 30, 1996 included elsewhere in this Information Statement -- Prospectus for a discussion of the restatement of the EchoStar Financial Statements as of and for the three and nine months ended September 30, 1996.

(2) For purposes of the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and rental expense under non-cancelable operating leases.

(3) EchoStar's subsidiaries operated under Subchapter S of the Code and comparable provisions of applicable state income tax laws until December 31, 1993. The amounts shown reflect net income as if EchoStar had been subject to corporate federal and state income taxes during such periods. See Notes 2 and 7 of Notes to EchoStar's Combined and Consolidated Financial Statements as of December 31, 1995 included elsewhere in this Information Statement -- Prospectus.

(4) Earnings per share has been calculated and presented on a pro forma basis as if the shares of EchoStar issued to reflect the December 31, 1993 reorganization were outstanding for all periods presented. See Notes 1 and 7 of EchoStar's Notes to Combined and Consolidated Financial Statements as of December 31, 1995 included elsewhere in this Information Statement -- Prospectus.


(5)  Includes Restricted Cash and Marketable Investment Securities.

(6) Dividends per share have been adjusted for dividends declared to pay S corporation stockholder tax payments and dividends which were reinvested in EchoStar for the EchoStar DBS System.

(7) EchoStar has not paid any dividends on common stock since it reorganized under a single holding company on December 31, 1993. See Notes 1 and 7 of EchoStar's Notes to Combined and Consolidated Financial Statements as of December 31, 1995 included elsewhere in this Information Statement -- Prospectus.

                  THE ECHOSTAR ORGANIZATION(1)

   The following chart illustrates where significant DBS assets and rights are, or are expected to be, held:


                                   ECHOSTAR
                                COMMUNICATIONS
                                 CORPORATION

                                 NASDAQ: DISH

  DIRECT BROADCASTING              ECHOSTAR          ECHOSTAR SATELLITE        ECHOSTAR             DISH NETWORK
       SATELLITE               DBS CORPORATION          BROADCASTING      SPACE CORPORATION      CREDIT CORPORATION
      CORPORATION                                        CORPORATION

- ECHOSTAR III SATELLITE(4) - ECHOSTAR IV SATELLITE      ISSUER OF THE     - LAUNCH CONTRACTS   - CONSUMER FINANCING
- 11 FREQUENCIES            - 24 FREQUENCIES                SENIOR           ECHOSTAR III AND     OF ECHOSTAR RECEIVER
  62.5Deg. WL                 148Deg. WL(2)                 SECURED          ECHOSTAR IV          SYSTEMS
- 11 FREQUENCIES 175Deg. WL                                 NOTES



                                  DISH, LTD.

                                ISSUER OF THE
                                 1994 NOTES


    HOUSTON TRACKER               ECHOSPHERE                ECHOSTAR           ECHOSTAR            DIRECTSET
     SYSTEMS, INC.               CORPORATION               SATELLITE        INTERNATIONAL         CORPORATION
                                                          CORPORATION        CORPORATION

- U.S. DISTRIBUTION OF     - U.S. DISTRIBUTION OF    - ECHOSTAR I          - INTERNATIONAL  - ECHOSTAR II SATELLITE(3)
  DTH PRODUCTS AND           DTH PRODUCTS AND          SATELLITE             DISTRIBUTION   - 10 FREQUENCIES
  ECHOSTAR RECEIVER          ECHOSTAR RECEIVER       - LAUNCH CONTRACT FOR   OF DTH           119Deg. WL
  SYSTEMS TO                 SYSTEMS TO SATELLITE      ECHOSTAR II           PRODUCTS       - 11 FREQUENCIES
  ECHOSPHERE AND OTHER       RETAILERS               - 11 FREQUENCIES 119Deg.                 175Deg. WL
  DISTRIBUTORS                                         WL                                   - 1 FREQUENCY 110Deg. WL
- DBS RESEARCH AND                                   - 10 FREQUENCIES
  DEVELOPMENT                                          175Deg. WL(2)
                                                     - 1 FREQUENCY 166Deg. WL(2)
                                                     - DBS PROGRAMMING
                                                       CONTRACTS
                                                     - DIGITAL BROADCAST
                                                       CENTER


----------

(1) Each subsidiary of EchoStar listed in this chart is directly or indirectly wholly owned.

(2)  Subject to FCC approvals and findings and pending court proceedings.


(3) The conditional permit for EchoStar's second satellite ("Directsat I") is held by Directsat Corporation, a wholly-owned subsidiary of Dish, Ltd. ("Directsat"). Consequently, Dish, Ltd. effectively controls the Directsat I Satellite, which is referred to elsewhere in this Information
     Statement -- Prospectus as "EchoStar II."

(4) The conditional permit for EchoStar's third satellite ("DBSC I") is held by DBSC which will be merged with and into MergerCo upon effectiveness of the Merger. DBSC I is referred to elsewhere in this Information Statement -- Prospectus as "EchoStar III."

COMPARATIVE PER SHARE DATA

   The following table summarizes certain unaudited and restated selected financial information on a pro forma and pro forma equivalent per share basis and is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the historical financial statements of EchoStar and DBSC which are included elsewhere in this Information Statement -- Prospectus. The information presented in this table is for informational purposes only and is not necessarily indicative of future combined earnings or financial position or of combined earnings or financial position that would have been reported had the Merger been completed at the beginning of the period or as of the date for which such unaudited pro forma information is presented.

                COMPARISON OF HISTORICAL AND EQUIVALENT STOCK VALUES


                                ECHOSTAR AND DBSC
                                   (UNAUDITED)

                                                                   NINE MONTHS
                                                    YEAR ENDED        ENDED
                                                   DECEMBER 31,    SEPTEMBER 30,
                                                       1995            1996
                                                   -------------   -------------
                                                                     (RESTATED)

ECHOSTAR (1):
   Historical net loss per common share, primary
     and fully diluted  . . . . . . . . . . . . . .    $(0.36)        $(1.41)
   Pro forma combined loss from continuing
     operations per common share, primary
     and fully diluted (2)(3) . . . . . . . . . . .     (0.36)         (1.39)

   Historical book value per common share,
     primary and fully diluted  . . . . . . . . . .      3.46           2.06
   Pro forma combined book value per
     common share, primary and fully
     diluted (2)(4)  . . . . . . . . . . . . . . . .     3.70           2.32

DBSC (1):
   Historical net loss per common share,
     primary and fully diluted  . . . . . . . . . . .  $(0.19)        $(0.14)
   Equivalent pro forma loss from continuing
     operations per common share, primary
     and fully diluted (5) . . . . . . . . . . . . . .  (0.24)         (0.94)
   Historical book value per common share,
     primary and fully diluted   . . . . . . . . . . .   1.01           0.86
   Equivalent pro forma book value per
     common share, primary and fully diluted (5) . . .   2.49           1.56
----------


(1) EchoStar and DBSC have not paid cash dividends on common shares during the year ended December 31, 1995, or the nine months ended September 30, 1996.


(2) Pro forma combined loss from continuing operations and pro forma book value per common share reflects the issuance of approximately 658,000 shares of EchoStar Class A Common Stock assumed to be issued in connection with the Merger.

(3) Pro forma combined loss from continuing operations includes a pro forma income tax benefit of approximately $100,000 and $83,000 for DBSC for the year ended December 31, 1995, and the nine months ended
     September 30, 1996, respectively.

(4) Pro forma combined book value per common share was computed by adding 658,000 shares of EchoStar Class A Common Stock assumed to be issued in connection with the Merger multiplied by the assumed stock price of $18.54 which is the 10-day average closing price of EchoStar's Class A Common Stock as of December 28, 1995. The average share price used in this calculation represents the average price of EchoStar's Class A Common Stock for the five days immediately preceding and immediately following December 21, 1995, the date which EchoStar and DBSC entered into a Plan and Agreement of Merger.

(5) Equivalent pro forma data for DBSC were computed by multiplying the pro forma combined per share data of EchoStar by the .67417 Exchange Ratio. The equivalent pro forma per share information can be used for a comparison with the historical per share data of DBSC.

                          RISK FACTORS

   THE FOLLOWING FACTORS RELATING TO ECHOSTAR AND THE MERGER SHOULD BE CONSIDERED CAREFULLY BY DBSC SHAREHOLDERS IN MAKING AN ELECTION WITH RESPECT TO THE MERGER CONSIDERATION.



FACTORS CONCERNING ECHOSTAR

   COMPETITION FROM DBS AND OTHER SATELLITE SYSTEM OPERATORS. The pay television provider industry is highly competitive. EchoStar faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than EchoStar. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



   EchoStar competes with companies offering programming through various satellite broadcasting systems. One competitor, DirecTv, has launched three DBS satellites. DirecTv and USSB, which owns five transponders on one of DirecTv's satellites, currently offer approximately 200 channels of combined DBS video programming. DirecTv currently has over 2.0 million subscribers, approximately one-half of which also subscribe to USSB programming. EchoStar currently provides approximately 120 channels of digital video programming. EchoStar had an STA to provide 30 channels (i.e. five of the frequencies) on EchoStar I. However, the FCC recently declined to renew that STA. EchoStar is filing for reconsideration but there can be no assurance EchoStar will be successful in that appeal. EchoStar is currently at a competitive disadvantage to DirecTv and USSB with regard to number of channels of programming, market entry, and, possibly, volume discounts for programming offerings. In addition, in the event desirable pay-per-view or other popular programming is secured by competitors of EchoStar on an exclusive basis, it will be unavailable to EchoStar's DISH Network-SM-. DirecTv currently offers subscribers the NFL Sunday Ticket-TM-, which is available to DirecTv on an exclusive basis. There may be additional sports and other programming offered by other pay television providers that will not be available on the DISH Network-SM-. See "EchoStar Communications Corporation -- Business -- Competition -- DBS Industry -- Other DBS Operators."


   AT&T Corporation ("AT&T") and DirecTv have an exclusive agreement for AT&T to market and distribute DirecTv's DBS service and related equipment to AT&T's customer base. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTv with an option to increase its investment to up to 30% over five years. This agreement provides a significant base of potential customers for the DirecTv DBS system and allows AT&T and DirecTv to offer customers a package of entertainment and communications services. As a result, EchoStar is at a competitive disadvantage marketing to these customers. AT&T and DirecTv also announced plans to jointly develop new multi-media services for DirecTv under the agreement. The AT&T and DirecTv agreement will increase the competition EchoStar encounters in the overall market for pay television customers.

   At a public auction of DBS satellite frequencies held by the FCC in January 1996 (the "FCC Auction"), MCI Communications Corporation ("MCI") entered the winning bid of $682.5 million to acquire the permit for 28 of 32 frequencies at the 110 DEG. WL orbital slot. MCI and News Corp. ("News") have formed a joint venture to build and operate a DBS system at the 110 DEG. WL orbital location offering television programming and business communications services. The license will give MCI and News the capacity to offer over 200 channels of digital video programming across the continental U.S. MCI and News reportedly expect that building and launching the satellites for their system will cost approximately an additional $1 billion and that DBS services will be offered to consumers and businesses in approximately 18 months. However, if MCI and News acquire satellites which have already been constructed, service could begin sooner. MCI and News have substantially greater resources than EchoStar and their joint venture will increase the competition EchoStar encounters in the market for pay television customers.


   PrimeStar, owned by a consortium of several cable companies, including TeleCommunications, Inc. ("TCI"), the largest cable television company in the United States, currently offers medium power Ku-band programming service to customers using dishes which are generally three feet in diameter. PrimeStar's earlier entry into the market, its relationship with cable programmers and its substantial resources provide PrimeStar with certain competitive advantages including an option whereby consumers can purchase the service for a monthly fee which does not include a hardware purchase. PrimeStar currently has approximately 1.4 million subscribers and is expected to offer medium power programming services to customers using smaller dishes (approximately two feet in diameter) upon the successful launch of a GE American Communications Inc. ("GE Americom") satellite during 1997. TCI also owns two DBS satellites that are expected to be launched in the next six months. Tempo, a wholly-owned subsidiary of TCI, has a DBS construction permit for 11 frequencies at each of 119 DEG. WL and 166 DEG. WL. PrimeStar may have the right to offer DBS programming services from these satellites. Regardless of whether PrimeStar exercises its right, it is expected that Tempo will use these satellites to directly enter the DBS programming business, and may launch satellites capable of providing service to the continental United States during early 1997. EchoStar is at a competitive disadvantage to PrimeStar with regard to market entry, programming and, possibly, volume discounts for programming offerings, particularly if PrimeStar aggregates its DBS and cable affiliates' customers for volume discounts.



   During March 1996, Tee-Comm Electronics, Inc. ("Tee-Comm"), a Canadian company, through an affiliate AlphaStar Television Network ("AlphaStar"), began offering digital video and audio DTH programming in the United States on a limited basis, and intends to expand to 200 channels by the end of 1997.
 The medium power Ku-band satellite on which AlphaStar is leasing transponders requires that customers use dishes approximately 24 to 36 inches in diameter. See "EchoStar Communications Corporation -- Business -- Competition -- DBS Industry -- Other DBS Operators."



   EchoStar and its DBS competitors subsidize the price of their DBS receiver systems to increase subscriber penetration. Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is the EchoStar Promotion which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM- programming package for approximately $300. Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) are less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM- service. The excess cost represents subscriber promotional subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment.
For the three and nine months ended September 30, 1996, subscriber promotional subsidies for the EchoStar Promotion and other smaller EchoStar promotions totalled approximately $6.0 million. See "EchoStar Communications Corporation--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Notes 1 and 2 of EchoStar's Notes to Condensed Consolidated Financial Statements as of September 30, 1996."

   The primary purposes of the EchoStar Promotion are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products and to build consumer awareness of the DISH Network-SM- brand. In the near term, the EchoStar Promotion has had and will continue to have a negative impact on the Company's profit margins and cash flow as compared to the pricing of the EchoStar Receiver Systems had the EchoStar Promotion not been implemented.


   Virtually every DBS satellite provider is now offering satellite systems at a price comparible to the EchoStar Receiver Systems offered in the EchoStar Promotion, or about $200. For example, in late August 1996, DirecTv announced a promotion which entitles a consumer to purchase an entry level DirecTv compatible satellite system with the prepayment of an annual basic programming package. The net cost of the satellite system, including the annual programming package, is approximately $559 after the consumer receives a $200 mail-in rebate from DirecTv. In early October 1996, PrimeStar announced a similar promotion. These developments, among others, will provide additional competition to EchoStar. See "EchoStar Communications Corporation -- Business -- Competition."


   The FCC has indicated that it may apply to the International Telecommunications Union ("ITU"), which allocates spectrum worldwide, for the allocation to the United States of additional orbital locations from which DBS service could be provided to the entire continental United States. Further, Canada, Mexico and other countries hold the rights to DBS orbital slots which are capable of providing service to the continental United States. If the FCC moves forward with this initiative, or if other countries authorize DBS providers to utilize their orbital slots to serve the continental United States and the FCC authorizes such service to be received in the continental United States
(which recently occurred with respect to Mexico and which is likely to occur with respect to additional countries in the future), additional competition could be created, and EchoStar's frequencies could become less valuable.



     TelQuest, Inc., a joint venture including NYNEX and Bell Atlantic ("TelQuest"), has applied to the FCC for authority to provide DBS service to the United States from a Canadian DBS orbital location at 91 DEG. WL. A TCI subsidiary, Western TeleCommunications, Inc. ("WTCI"), has made a similar application to the FCC to provide DBS service to the United States from the Canadian 82 DEG. WL orbital location. Both locations are capable of providing DBS service to the entire continental United States. Tempo has completed construction of two DBS satellites which WTCI proposes to use to provide DBS service to the United States from the 82 DEG. WL orbital slot.
One of the satellites is expected to be launched in February 1997 and the other is expected to be launched as early as April 1997. The FCC dismissed the WTCI and TelQuest applications without prejudice. The FCC ruled that the applications were premature because the Canadian regulatory authorities have not yet assigned the orbital locations from which WTCI and TelQuest have requested the right to broadcast. The FCC stated that WTCI and TelQuest could refile if and when the Canadian regulatory authorities give clear direction that the 82 DEG. WL and 91 DEG. WL orbital locations will be allocated for use in the WTCI and TelQuest ventures. The FCC noted that the Executive Branch, including the Office of the United States Trade Representative and the United States Department of Justice, raised concerns which any renewal application would need to address. WTCI and TelQuest both asked that the full Commission reconsider its decision to dismiss their applications. The FCC has not yet ruled on that request for reconsideration. TCI has also indicated that it may have an opportunity to launch into a Mexican orbital location. TCI recently confirmed its intention to launch one of its a DBS satellite into the 119 DEG. WL orbital location assigned to Tempo, and to sell the other to Telesat Canada ("Telesat") for use at 91DEG WL on terms which could favor TCI over EchoStar in attempting to provide DBS service to the U.S. for Canada. See "EchoStar Communications Corporation -- Business -- Competition -- DBS Industry --Other DBS Operators."


   There are a number of additional methods by which programming can be delivered via satellite, including low and medium power C-band satellite services, Ka-band, Ku-band, and high power extended Ku-band satellite services. As these and other services continue to develop they will provide additional competition to EchoStar. See "EchoStar Communications Corporation -- Business -- Competition."

   COMPETITION FROM CABLE TELEVISION AND OTHER TERRESTRIAL SYSTEMS. The EchoStar DBS System encounters substantial competition in the overall market for pay television households, including cable television. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to approximately 90% of the approximately
96 million U.S. television households, and over 60% of total television households currently subscribe to cable. EchoStar's programming is not available to households lacking a clear line of sight to EchoStar's current orbital location, or to households in apartment complexes or other multiple dwelling units that do not facilitate or allow the installation of EchoStar Receiver Systems. In addition, subscribers to the DISH Network-SM- do not have access to certain local broadcast channels which are otherwise generally available from cable operators. DISH Network-SM- subscribers desiring to access local broadcast channels are required to receive such channels via off-air antenna, the quality of which may be inferior to the reception provided by cable operators. See "EchoStar Communications Corporation -- Business -- Competition -- DBS Industry -- Cable Television."

   In addition, TCI has announced that, if it should successfully launch a DBS satellite into the 119 DEG. WL orbital slot, it may provide digital programming from its DBS satellite to TCI and other cable subscribers who elect to subscribe to this digital service for an additional fee. TCI's DBS satellite would allow TCI to provide at least 65 digital video channels to cable subscribers. These subscribers could maintain current cable programming service, including local programming. Through the use of a digital set top receiver system, a household subscribing to cable programming and TCI's DBS digital programming could simultaneously view digital video programming on one television and different cable programming on any number of other televisions. DISH Network-SM- subscribers would have to purchase multiple EchoStar Receiver Systems in order to view different programming on different televisions simultaneously. TCI's complementary DBS service could make cable a stronger competitor to the DISH Network-SM-.

   There are also a number of other terrestrial systems for delivering multiple channels of television programming. These include "wireless cable" systems such as MMDS, and satellite master antenna television ("SMATV") and private cable service for multiple dwelling units as well as new and advanced technologies such as Local Multichannel Delivery Services ("LMDS"), and video via existing telephone lines, each of which are still in the development stage. In addition, digital video compression and fiber optic networks and open video systems are being implemented and supported by entities such as regional telephone companies which are likely to have greater resources than EchoStar. When fully deployed, these new technologies could have a material adverse effect on the demand for DBS services. There can be no assurance that EchoStar will be able to compete successfully with existing competitors or new entrants in the market for pay television services. See "EchoStar Communications Corporation -- Business -- Competition -- DBS Industry -- Wireless Cable and Other Terrestrial Systems."

   LIMITATIONS ON INSURANCE AND WARRANTIES. Pursuant to satellite construction contracts between Lockheed Martin and each of DBSC and EchoStar DBS
Corporation ("EchoStar DBS") (collectively the "Satellite Contracts"), and EchoStar Space Corporation's launch services contracts (the "Launch Contracts"), DBSC and EchoStar DBS are the beneficiaries of certain limited warranties on their satellites and launch vehicles. However, the limited contractual warranties do not cover a substantial portion of the risk inherent in satellite launches or satellite operations.


   Although EchoStar has obtained launch insurance for EchoStar II, and in-orbit insurance for EchoStar I, it is also required under the indenture (the "1994 Indenture") pursuant to which a subsidiary of EchoStar, Dish, Ltd., issued its 12 7/8 Senior Secured Discount Notes due 2004 (the "1994 Notes"), to obtain in-orbit insurance for EchoStar II, and is required under the indenture (the "1996 Indenture") pursuant to which another subsidiary, ESBC, issued its 13 1/8 Senior Secured Discount Notes due 2004 (the "1996 Notes"), to obtain launch and in-orbit insurance for EchoStar III. EchoStar has obtained the launch insurance required for EchoStar II and has obtained binders for the launch insurances required for EchoStar III and EchoStar IV, including in-orbit insurance for 365 days after launch. The insurance policies contain (or are expected to contain) standard commercial satellite insurance provisions, including a material change condition, which, if successfully invoked, will give carriers the ability to increase the cost of the insurance (potentially to a commercially impracticable level), require exclusions from coverage which would leave the risks uninsured or rescind their coverage commitment entirely. Therefore, there can be no assurance that EchoStar will be able to obtain or maintain insurance for EchoStar III and EchoStar IV. See "EchoStar Communications Corporation -- Business --Operation of the EchoStar DBS System -- Insurance."


   If the launch of any EchoStar satellite is a full or partial failure or if, following launch, any EchoStar satellite does not perform to specifications, there may be circumstances in which insurance will not fully reimburse EchoStar for its expenditures. In addition, insurance will not reimburse EchoStar for business interruption, loss of business and similar losses which might arise from delay in the launch of any EchoStar satellite. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   LIMITED MARKETING EXPERIENCE.  EchoStar began marketing EchoStar
Receiver Systems in March 1996. The Company is marketing its EchoStar Receiver Systems throughout the United States through its own sales and marketing organization using national and regional broadcast and print advertising, independent distributors and retailers and consumer electronics stores and outlets. At this early stage of product marketing, the Company's success depends in large part upon the ability of EchoStar to successfully demonstrate to consumers the ease of use, reliability and cost-effectiveness of the EchoStar Receiver System and upon the Company's ability to have the EchoStar Receiver System placed in widely used consumer marketing channels, such as consumer electronics stores and outlets.


   EchoStar is presently selling EchoStar Receiver Systems, including its HTS-branded EchoStar Receiver System, through a limited number of consumer electronics stores. Some of EchoStar's competitors, including its principal DBS competitor, DirecTv, began selling their products through consumer electronics stores before EchoStar, are carried by a greater number of retailers and therefore have a competitive advantage in the consumer electronics distribution channel. This is particularly true in the case of those consumer electronics outlet chains that have chosen, for the time being, to sell only one or a limited number of DBS receiver products. Consequently, there can be no assurance that EchoStar will be able to effectively market its EchoStar Receiver Systems.



   DEPENDENCE ON SINGLE RECEIVER MANUFACTURER. EchoStar entered into agreements with two manufacturers to supply DBS receivers for EchoStar. Only one of EchoStar's manufacturers has produced a receiver acceptable to EchoStar. EchoStar previously deposited $10.0 million with the nonperforming manufacturer and placed an additional $15.0 million in an escrow account as security for EchoStar's payment obligations under that contract. EchoStar has given this nonperforming manufacturer notice of its intent to terminate the contract, and therefore EchoStar is currently dependent on one manufacturing source for its receivers. The performing manufacturer is presently manufacturing receivers in sufficient quantities to meet currently expected demand. If EchoStar's sole manufacturer is unable for any reason to produce receivers in a quantity sufficient to meet demand, EchoStar's liquidity and results of operations may be adversely affected. There can be no assurance EchoStar will be able to recover all amounts deposited with the nonperforming manufacturer or otherwise held in escrow.


   CONSUMER-DRIVEN DEMAND. EchoStar's current dependence on a single receiver manufacturer also inhibits the Company's ability to market its receivers as effectively as it would like. Some of the Company's competitors (such as DirecTv) have arrangements with major consumer electronic product manufacturers and distributors (such as Sony and RCA) whereby the major consumer products companies manufacture and sell DBS receivers that bear the trademark of the well-known consumer products company, while at the same time allowing consumers to receive the programming of the DBS competitor. This type of arrangement between the Company's DBS competitors and major consumer products companies gives the Company's competitors a distinct, significant consumer marketing edge.

   At this time, EchoStar has its EchoStar Receiver System manufactured by one manufacturer, SCI Technology, Inc. ("SCI"). The Company currently does not have arrangements with large consumer products manufacturers like those of DirecTv. As a result, EchoStar's receivers (and consequently its programming services) are, for now, less well known to consumers than those of some of its principal competitors, and EchoStar, due in part to the lack of consumer-driven product recognition and demand, has not had as much success in having the EchoStar Receiver System carried for sale in consumer electronic stores or outlets as EchoStar would like or as may be necessary for EchoStar's financial success.

   IMPEDIMENTS TO BROADCASTING LOCAL PROGRAMMING. The Satellite Home Viewer Act establishes a "compulsory" copyright license that allows a DBS operator, for a statutorily-established fee, to retransmit network programming to subscribers for private home viewing so long as that retransmission is limited to those persons in unserved households who cannot receive through the use of a conventional outdoor rooftop antenna a sufficient over-the-air signal of a primary affiliate of that network and have not, within 90 days before subscribing to the DBS service, subscribed to a cable service that provides the signal of a primary network affiliate of that network. This compulsory license therefore enables EchoStar to import distant network programming to those otherwise unable to receive such programming through normal broadcast.

   EchoStar's ability to transmit locally produced programming via satellite into the local markets from which the programming is generated is important to EchoStar's success. In order to retransmit local programming into a local market, EchoStar must obtain the retransmission consent of the local carrier and copyright licenses from the holders of the copyrights of the programming. EchoStar intends to offer local programming in the largest U.S. television markets and may find negotiating the necessary consent and licenses in all those markets impractical. EchoStar accordingly believes that it needs to prepare, lobby for and see enacted national legislation amending the Satellite Home Viewer Act that would clarify or extend the application of the "compulsory" copyright license to satellite operators transmitting local programming into local markets. There can be no assurance that EchoStar will be successful in having such copyright legislation enacted.

   RISK OF SIGNAL THEFT. The delivery of subscription programming requires the use of encryption technology. Historically, signal theft or "piracy" in the C-band DTH, cable television and European DBS industries has been widely reported. Recent published reports indicate that the DirecTv and USSB encryption systems have been compromised. There can be no assurance that theft of DBS programming will not adversely affect EchoStar's operations. Although EchoStar has contracted with a vendor to provide an encryption system, there can be no assurance that the encryption technology utilized in connection with the EchoStar DBS System will be totally effective. If EchoStar's encryption technology is compromised in a manner which is not promptly corrected, EchoStar's revenue and its ability to contract for video and audio services provided by programmers would be adversely affected.

   EXPECTED OPERATING AND NET LOSSES. Due to the substantial expenditures required to complete development, construction and deployment of the EchoStar DBS System and the introduction of its DISH Network-SM- service to consumers, EchoStar experienced operating and net losses in 1995 and anticipates that it will experience operating losses through at least 1997 and net losses through at least 1998. There can be no assurance that losses will not continue or that EchoStar's operations will generate sufficient cash flows to pay its obligations, including its obligations on the 1994 Notes and the 1996 Notes.
In addition, effective August 1, 1996, EchoStar began offering its EchoStar Promotion nationwide. It is expected that in the near term, the EchoStar Promotion will have a negative impact on the Company's net income and cash flow as compared to the pricing of EchoStar Receiver Systems assumed for the Company's original business strategy and growth projections.


   POSSIBLE DELISTING OF ECHOSTAR COMMON STOCK FROM NASDAQ. In order to continue to be designated as a NASDAQ National Market security, the issuer of the security must meet certain maintenance criteria. Among other things, the issuer of a NASDAQ National Market security must have net tangible assets of at least: (i) $1 million; or (ii) $2 million if the issuer has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; or (iii) $4 million if the issuer sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. Absent the infusion of additional capital, EchoStar's net tangible assets will not meet the NASDAQ maintenance requirement during the first half of 1997. In the event EchoStar cannot satisfy NASDAQ's listing criteria, the EchoStar Common Stock will be subject to being delisted unless an exception is granted by the NASD. In that case, EchoStar could request a review by a Committee of the NASD Board of Governors. The Committee may grant or deny continued designation on the basis of written submission by a company and any additional data it deems relevant. Determinations of the Committee may be appealed to the NASD Board of Governors. If an exception were not granted, trading in EchoStar Common Stock would thereafter be conducted in the over-the-counter market. Consequently, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the EchoStar Common Stock.


   RISK OF SATELLITE DEFECT, LOSS OR REDUCED PERFORMANCE. Satellites are subject to significant risks, including satellite defects, launch failure, destruction and damage that may result in incorrect orbital placement or prevent proper commercial operation. Approximately 15% of all commercial geosynchronous satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and manufacturer.

   Launch delays could result from weather conditions or technical problems with any EchoStar satellite or any launch vehicle utilized by the launch providers for EchoStar III, EchoStar IV, or from other factors beyond EchoStar's control.

    In the event of a launch failure of EchoStar III, under the 1996 Indenture EchoStar would be required to use the proceeds from any launch insurance to purchase satellites or, at ESBC's option, to make an offer to repurchase the maximum amount of 1996 Notes that can be purchased with those proceeds. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   In addition, a number of satellites constructed by Lockheed Martin over the past three years have experienced defects resulting in total or partial loss following launch. The type of failures experienced have varied widely. Lockheed Martin constructed EchoStar I and EchoStar II and is constructing EchoStar III and EchoStar IV. No assurances can be given that EchoStar I, EchoStar II, EchoStar III or EchoStar IV will perform according to specifications.


   FCC AUCTION RISKS. Several parties, including EchoStar, DBSC and Directsat, have petitioned the U.S. Court of Appeals for the D.C. Circuit to review on a variety of grounds the FCC's Report & Order which determined to auction frequencies at 110 DEG. WL and 148 DEG. WL. Several other parties have also appealed a related Order where the FCC reclaimed the channels that were auctioned from another DBS permittee, Advanced, for failing to construct its satellites in a timely manner. The Court has affirmed the FCC Order reclaiming channels at 110 DEG. WL and 148 DEG. WL. The FCC's action resulted in frequencies becoming available for the FCC auction at which EchoStar purchased 24 frequencies at 148 DEG. WL for $52.3 million. The FCC's decision to auction the reclaimed frequencies has been appealed by EchoStar, Directsat, DBSC and DirecTv. If the FCC's actions are overturned, EchoStar's purchase of the 24 frequencies at 148 DEG. WL could be voided, EchoStar could be required to repurchase up to $52.3 million of the 1996 Notes and EchoStar could be granted up to 15 channels at each of 110 DEG. WL and 148 DEG. WL, without charge, pursuant to a prior FCC policy that allocated unassigned frequencies to existing DBS service providers.


   RESTRICTIONS ON EXPORT OF TECHNOLOGY AFFECTING LAUNCH OF ECHOSTAR'S SATELLITES. EchoStar has contracted with Lockheed-Khrunichev-Energia International, Inc. ("LKE") for the launch of EchoStar IV. LKE is a joint venture between Lockheed Martin and two Russian Federation state owned enterprises. The proposed launch site is located in the Kazakh Republic in the former Soviet Union. In order for EchoStar IV to be launched from Kazakhstan, the satellite contractor will need to obtain a technical data exchange license and a satellite export license from the United States government. There can be no assurance those licenses can be obtained in a timely manner to avoid a launch delay.

   Given the potential instability of political, economic and social conditions in the Russian Federation and Kazakhstan, and in light of certain demands by the United States regarding human rights and arms proliferation, there can be no assurance that the United States government will not at some future date impose sanctions against Russia or Kazakhstan that would prevent issuance, or result in revocation, of the technical data license and/or the export license with respect to EchoStar IV. Any such action would prevent EchoStar from launching EchoStar IV as and when intended, resulting in significant delays that would adversely affect expected operating results for the EchoStar DBS System. See "EchoStar Communications Corporation -- Business -- Government Regulation -- Export Regulation."

   POLITICAL RISKS PERTAINING TO LAUNCH PROVIDERS. EchoStar has contracted with LKE for a 1998 launch. LKE launches occur in the Kazakh Republic and require coordination with the governments of Russia and Kazakhstan. Any political or social instability, such as that currently being experienced in the former Soviet block countries, could affect the cost, timing and overall advisability of utilizing LKE as launch provider for EchoStar's satellites. See "EchoStar Communications Corporation -- Business -- Operation of the EchoStar DBS System -- Satellite Launches."

   RISKS OF ADVERSE EFFECTS OF GOVERNMENT REGULATION. EchoStar is subject to the regulatory authority of the United States government and the national communications authorities of the countries in which it operates.

The business prospects of EchoStar could be adversely affected by the adoption of new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment.

   The FCC authorizations for all of EchoStar's satellites (including for purposes of this paragraph, the satellites for which EchoStar Satellite Corporation ("ESC"), Directsat, EchoStar DBS and DBSC hold or are expected to hold authorizations) require EchoStar to comply with all applicable requirements of the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules, policies and orders, including, specifically, compliance with construction and launch milestones and periodic filing of progress reports. In the event EchoStar at any time fails to comply with applicable Communications Act requirements and FCC rules, policies and orders, including FCC Due Diligence Requirements, the FCC has the authority to revoke, modify or decline to extend or renew the authorizations for that and any subsequent satellites and, in connection with that action, could exercise its authority to rescind these authorizations. The FCC has granted EchoStar conditional authority to use C-band frequencies for telemetry, tracking and control
("TT&C") functions for EchoStar I, stating that the required coordination process with Canada and Mexico had been completed. However, the FCC subsequently received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites. There can be no assurance that such objections will not subsequently require EchoStar
to relinquish the use of   these C-band frequencies for TT&C purposes.  The
inability to control the satellite would result in a total loss of the satellite. Further, the FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C function for EchoStar II, but only until January 1, 1999, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use C-band frequencies for TT&C purposes. The inability to control EchoStar II would result in a total loss of the satellite. In addition, EchoStar will require further FCC authorization to operate, or launch and operate, all of EchoStar's satellites. Certain of EchoStar's pending and future requests to the FCC for extensions, waivers and approvals have been, and are expected to continue to be, opposed by third parties. There can be no assurance that EchoStar's requests will be granted or, if granted, that they will be granted on a timely basis or on terms favorable to EchoStar. The loss of any of EchoStar's FCC authorizations, the failure to obtain requested extensions or waivers or the imposition of conditions would adversely affect EchoStar's plan of operations, and its current business plan could not be fully implemented. See "EchoStar Communications Corporation -- Business -- Government Regulation -- FCC Permits and Licenses."

   The FCC Due Diligence Requirements require that DBS permittees proceed with diligence to construct satellites and commence operations at their assigned orbital locations. The FCC has indicated it may revoke DBS permits if there are delays in the satellite construction schedule submitted by the permittee to the FCC. The schedule submitted by DBSC calls for the completion of construction at 61.5 DEG. WL of EchoStar III by July 31, 1997, and a satellite at 175 DEG. WL by July 31, 1998. Any delay in this schedule may cause total or partial revocation of DBSC's permits. Likewise, Directsat may risk loss of its permit for channels at 175 DEG. WL if its satellite is not completed by mid-1998. Further, the FCC has not yet completed its review to determine whether EchoStar's contract for the construction of the western satellite of its system meets the FCC's Due Diligence Requirements. Therefore, the FCC has not yet assigned to EchoStar frequencies for that satellite. EchoStar believes that it is most likely to be assigned 10 frequencies at the 175 DEG. WL and one frequency at the 166 DEG. WL orbital locations assuming it is found to have met its due diligence obligations. While it is possible that DBSC, Directsat and EchoStar may construct a satellite for joint use by all three at 175 DEG. WL (provided that ESC is found to have a firm contract and receives frequency assignments at 175 DEG.
WL), EchoStar will still be required to construct and launch two or more satellites in addition to EchoStar I, EchoStar II and EchoStar III in order to preserve all of its DBS permits (plus additional satellites for the single frequencies at each of the 110 DEG. WL and 166 DEG. WL orbital slots in order to avoid loss of those frequencies). EchoStar continues to study the technical parameters of providing service from the 175 DEG. WL, 166 DEG. WL and 110 DEG. WL orbital locations. With respect to the 24 frequencies at the 148 DEG. WL orbital slot, provided that the FCC approves EchoStar's request for a one-satellite system at that slot (as opposed to the two-satellite system currently contemplated by international regulations), EchoStar must complete contracting for a satellite within one year of receiving the permit, must complete construction within four years of receiving the permit and must launch and operate a satellite within six years of receiving the permit.

   EchoStar has an application pending before the FCC for a two satellite U.S. FSS Ka-band system and a two satellite extended Ku-band satellite system. EchoStar has been granted a license for a two satellite FSS Ku-band system, which is conditioned on EchoStar making an additional financial showing. There can be no assurance the FCC will consider EchoStar's additional showing to be adequate. If the pending applications are granted, and EchoStar successfully constructs and launches Ku-band, extended Ku-band and Ka-band satellites, those satellites might be used to complement EchoStar DBS System programming, or for a variety of other uses. It is possible that the unique FSS Ku-band and Ka-band orbital locations requested by EchoStar and others could permit construction of satellites with sufficient power to allow dish sizes comparable to DBS. All of these projects are in an early stage of development and there is no assurance that EchoStar's applications will be granted by the FCC or that, if granted, EchoStar will successfully exploit the resulting business opportunities. All of these applications are currently being challenged by several companies with interests adverse to EchoStar's. Absent infusion of additional significant capital, EchoStar will not be able to retain all of its assigned frequencies and orbital slots. There can be no assurance that EchoStar will be able to comply with the FCC's Due Diligence Requirements or that the FCC will determine that EchoStar has complied with such Due Diligence Requirements.



    EchoStar has FCC permits to operate 11 frequencies at 119 DEG. WL and has constructed a 16 transponder satellite, EchoStar I, to operate these frequencies. EchoStar had an STA to provide 30 channels (i.e. five of the frequencies) on EchoStar I. However, the FCC recently declined to renew that STA. EchoStar is filing for reconsideration but there can be no assurance EchoStar will be successful in that appeal.


   Directsat has FCC permits to operate 10 frequencies at 119 DEG. WL, 10 frequencies at 175 DEG. WL and one frequency at 110 DEG. WL. It has launched a 16 transponder satellite, EchoStar II, to operate its frequencies at 119 DEG. WL. The FCC has declined to grant to Directsat an STA to operate the remaining six transponders on the satellite.



   In addition, pursuant to an agreement (the "Dominion Agreement") between certain of EchoStar's subsidiaries, DBSC and Dominion Video Satellite, Inc. ("Dominion"), Dominion has agreed to allow ESC to use three Dominion frequencies transponders at 61.5 DEG. WL. There can be no assurance that the FCC will approve the Dominion Agreement.


   OPPOSITION TO, AND RISK OF LOSS OF, DIRECTSAT AUTHORIZATIONS. In connection with the merger of Directsat with a subsidiary of EchoStar (which was approved by the FCC in November 1994), Directsat's authorization to utilize ten frequencies at 119 DEG. WL, the same orbital location for which EchoStar has received authorization, became integral to the EchoStar DBS System.
Directsat's first satellite, EchoStar II, has been positioned at that location. By order released

January 11, 1996, the FCC's International Bureau extended the DBS permit of Directsat to 1999, subject to the condition that the FCC may reconsider the extension and modify or cancel it, in whole or in part, if Directsat fails to make progress toward construction and operation of its DBS system substantially in compliance with its promised timetable, or with any more expedited timetable the Company might adopt. In the same order the FCC denied reconsideration of its earlier decision to assign channels and orbital locations to Directsat at 119 DEG. WL and 175 DEG. WL for its DBS system. PrimeStar has applied for full FCC review of this order. In addition, in the event that EchoStar loses the Directsat frequencies at 119 DEG. WL, EchoStar would be required to offer to repurchase one-half of the 1994 Notes. In the event that a substantial number of holders of the 1994 Notes or the 1996 Notes accepted that offer, EchoStar's plan of operations, including its liquidity, would be adversely affected and it might not be possible to implement EchoStar's current business plan without obtaining additional financing.


      OPPOSITION TO, AND RISK OF LOSS OF, DBSC AUTHORIZATIONS. DBSC's authorization to construct and operate two DBS satellites initially expired on August 15, 1995. Prior to that date, DBSC applied for an extension of time, based upon a variety of factors, including its initiation of the construction period for its first satellites in May 1995. DBSC indicated that it had signed an amendment to the DBSC Satellite Contract, by which DBSC ordered a 32 transponder satellite in lieu of the previously contracted for 16 transponder satellite. DBSC filed an application for FCC approval of this minor modification in design. In December 1995, the FCC staff approved DBSC's request for an extension of time, giving it until 1998 to complete construction of its satellites subject to continued compliance with the FCC's Due Diligence Requirements. PrimeStar has sought full FCC review of this decision. The FCC has not yet ruled on PrimeStar's petition and no assurances can be given that the FCC will sustain the staff's determination. The FCC's staff has declined to rule on DBSC's request for minor modification of its authorization pending the submission to the FCC of interference data
based on the proposed new satellites design.   By letter of November 4, 1996,
the FCC staff sought submission of this data. DBSC intends to submit the revised data, however, there can be no assurance that upon the submission of such data the FCC will grant the modification application.


   POTENTIAL FOR DELAY AND COST OVERRUNS. Significant expenditures are required to complete construction and deployment of the EchoStar DBS System. Funds, in addition to existing cash balances, will be required in the event of delays, cost overruns, increased costs associated with certain potential change orders under the Satellite Contracts or the Launch Contracts, a change in launch provider, material increases in estimated levels of operating cash requirements, if increases in subscriber acquisition costs occur above current and anticipated levels, or to meet other unanticipated expenses. There can be no assurance that such financing will be available or that, if available, it will be available on terms favorable to EchoStar. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   A significant delay in the delivery or launch of any EchoStar satellite would adversely affect EchoStar's operations and may result in the cancellation of any of the permits of ESC, Directsat, EchoStar DBS and DBSC by the FCC. See "Risk of Satellite Defect, Loss or Reduced Performance." In addition, any material delay in the delivery of EchoStar's DBS receivers or related components would negatively affect EchoStar's financial condition and results of operations. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   SUBSTANTIAL LEVERAGE. A subsidiary of EchoStar, Dish, Ltd., is highly leveraged, and EchoStar Satellite Broadcasting Corporation, a wholly owned subsidiary of EchoStar ("ESBC"), as a result of the issuance of the 1996 Notes, is also highly leveraged. This degree of leverage could make EchoStar vulnerable to changes in general economic conditions. Substantially all of the assets of Dish, Ltd. and its subsidiaries are pledged as collateral for the 1994 Notes, and a substantial portion of the assets of EchoStar's direct subsidiaries are pledged as collateral for the 1996 Notes. Thus it is, and will continue to be, difficult to obtain additional debt if required or desired in order to implement EchoStar's business strategy. Dish, Ltd. and certain of its subsidiaries are also parties to several agreements (in addition to the 1994 Indenture) that severely restrict their ability to obtain additional debt financing for working capital, capital expenditures, and general corporate purposes. As security for the performance of its obligations under these agreements, certain subsidiaries of Dish, Ltd. have pledged substantial assets as collateral. ESBC, including Dish, Ltd., had outstanding approximately $860.5 million of long-term debt (including both the current and long-term portion) (including the 1996 Notes, the 1994 Notes, deferred satellite contract payments on EchoStar I and mortgage debt) as of September 30, 1996. In addition, because interest on the 1994 Notes currently is not payable in cash but accrues through June 1, 1999, liability with respect to the 1994 Notes will increase by approximately $201.2 million through that date to $624.0 million. Similarly, interest on the 1996 Notes currently is not payable in cash but accrues through March 15, 2000, at which time liability with respect to those notes will increase by approximately $207.4 million to $580.0 million. Additional debt may be incurred by Dish, Ltd. or ESBC (subject to limitations contained in the 1994 Indenture and 1996 Indenture, respectively) if unanticipated costs or delays are experienced in the construction and completion of the EchoStar DBS System. The ability of Dish, Ltd. and ESBC to meet their respective debt obligations will depend on the success of EchoStar's business strategy, the success of which is subject to uncertainties and contingencies beyond EchoStar's control.

   HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION. As of September 30, 1996, the liabilities of EchoStar and its subsidiaries aggregated approximately $975.5 million. Since all of ESBC's and Dish, Ltd.'s operations are conducted through subsidiaries, the cash flow of ESBC and Dish, Ltd. and their ability to service debt, including the 1994 Notes and the 1996 Notes, are dependent upon the earnings of their subsidiaries and the payment of funds by those subsidiaries to Dish, Ltd. and ESBC in the form of loans, dividends or other payments. The 1994 Indenture contains restrictions on the ability of Dish, Ltd. to pay dividends to ESBC. See "EchoStar Communications Corporation -- Description of Certain Indebtedness -- 1994 Notes." Dish, Ltd. and its subsidiaries have no current obligations, contingent or otherwise, to pay any amounts due pursuant to the 1996 Notes or to make any funds available therefor, whether by dividends, loans or other payments, other than the possible guarantee of the 1996 Notes by Dish, Ltd. which will become effective when and if permitted by the 1994 Indenture. The cash flow generated by Dish, Ltd.'s subsidiaries will only be available to satisfy ESBC's obligations on the 1996 Notes after payment of all amounts then due and payable under the 1994 Notes and then only if and to the extent that the 1994 Indenture permits Dish, Ltd. to make such cash available to ESBC in the form of dividends, loans or other payments. In addition, Dish, Ltd. generally may pay dividends on its equity securities only if: (i) no default exists under the 1994 Indenture; and
(ii) after giving effect to such dividends, Dish, Ltd.'s ratio of total indebtedness to cash flow would not exceed 4.0 to 1. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish, Ltd.'s consolidated net income from the date of the 1994 Indenture, plus 100% of the aggregate net proceeds to Dish, Ltd. from the sale and issuance of certain equity interests of Dish, Ltd. If available cash flows of Dish Ltd.'s subsidiaries are not sufficient to service the 1996 Notes, ESBC would be required to obtain cash from other sources, such as sales of assets or equity or debt securities by EchoStar or capital contributions or loans made by EchoStar from proceeds thereof or cash otherwise available to EchoStar or its other direct subsidiaries. There can be no assurance that those alternative sources would be sufficient to service the 1996 Notes.

   UNCERTAINTY OF SPRINGING GUARANTEES. Initially, ESBC's payment obligations under the 1996 Notes are only guaranteed (on a subordinated basis) by EchoStar. On and after the earliest to occur of: (i) the date upon which Dish, Ltd. is permitted, pursuant to the terms of the 1994 Indenture to guarantee ESBC's total payment obligations made on all of the then outstanding 1996 Notes; or
(ii) the first date upon which the 1994 Notes are no longer outstanding or have been defeased (the "Dish Guarantee Date"), ESBC's payment obligations under the 1996 Notes will be guaranteed (on a PARI PASSU basis with all senior unsecured debt of Dish, Ltd.) by Dish, Ltd. (the "Dish Guarantee"). Dish, Ltd. may not incur or guarantee debt, subject to certain limited exceptions, unless, giving effect to such debt or guarantee, its Indebtedness to Cash Flow Ratio would be less than 5.0 to 1 (if prior to June 1, 1998) or 4.0 to 1 (if on or after June 1, 1998). For the year ended December 31, 1995, Dish, Ltd. had negative cash flow. Therefore, there can be no assurance that the Dish Guarantee will be effected at any time. In addition, upon consummation of the Merger, ESBC's payment obligations under the 1996 Notes will be guaranteed (on a PARI PASSU basis with all senior unsecured debt of DBSC) by DBSC. If the Merger is not consummated, DBSC will not guarantee the 1996 Notes. Although FCC Approval of the Merger has been obtained, there can be no assurance that the Merger will be consummated.

   CONTINGENT COLLATERAL. The 1996 Notes are secured by certain collateral relating to DBSC and EchoStar III. Following consummation of the Merger, the 1996 Notes will be secured by: (i) a first priority security interest, when launched, in EchoStar III; (ii) a collateral assignment of all contracts relating to construction, launch, insurance and TT&C of EchoStar III; and
(iii) a pledge of all of the issued and outstanding capital stock of MergerCo. In the event that the Merger is not consummated but the Substitute DBSC Transaction is consummated, the 1996 Notes will be secured by a collateral assignment of all contracts and agreements relating to the Substitute DBSC Transaction. In the event neither the Merger nor the Substitute DBSC Transaction is consummated, no additional collateral will be provided to secure the 1996 Notes, and ESBC will be required to make an offer to each holder of 1996 Notes to repurchase a portion of the holder's 1996 Notes. Although FCC Approval of the Merger has been obtained, there can be no assurance that the Merger or the Substitute DBSC Transaction will be consummated.


   NEED FOR ADDITIONAL CAPITAL. EchoStar will require additional funds to complete and launch a third, fourth and fifth DBS satellite. Further, EchoStar has an application pending with the FCC for a two satellite Ku-band system, a two satellite extended Ku-band system and a six satellite low earth orbit ("LEO") satellite system, and has been granted a conditional license for a two-satellite fixed satellite service ("FSS") Ka-band system. EchoStar will need to raise additional funds for the foregoing purposes. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   RESTRICTIVE COVENANTS. The 1996 Indenture contains restrictive covenants that, among other things, limit the ability of ESBC and its subsidiaries to:
(i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other repayment restrictions with respect to ESBC's subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt;
(viii) enter into transactions with affiliates; and (ix) pay dividends. The 1994 Indenture contains restrictive covenants that, among other things, limit the ability of Dish, Ltd. and its subsidiaries to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other repayment restrictions with respect to Dish, Ltd.'s subsidiaries; (vi) merge, consolidate or sell assets;
(vii) incur subordinated or junior debt; (viii) enter into transactions with affiliates; and (ix) pay dividends. These restrictions may inhibit EchoStar's ability to manage its business and to react to changing market conditions. EchoStar does not intend to pay any dividends in the near future. See "EchoStar Communications Corporation -- Description of Certain Indebtedness -- 1994 Notes" and "-- 1996 Notes."


   DECLINE IN DOMESTIC C-BAND DTH PRODUCT SALES. Historically, EchoStar has sold C-band direct-to-home ("DTH") products in the United States. The recent growth of DBS service and equipment sales has and will continue to have a material negative impact on EchoStar's domestic sales of C-band DTH products. The significant growth of DBS is at least partially attributable to the lower cost to the consumer of DBS systems compared to that for C-band DTH systems and the smaller size of the DBS dish compared to the C-band dish. There can be no assurance that EchoStar will not have to sell C-band DTH inventory at prices below cost.

   LIMITED LIFE OF SATELLITES. Each EchoStar satellite will have a limited useful life. A number of factors will affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the longevity of their orbits and the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III and EchoStar IV is twelve years. There can be no assurance, however, as to the useful life of the satellites. EchoStar's operating results would be adversely affected in the event the useful life of any of these satellites were significantly shorter than twelve years. The Satellite Contracts contain no warranties in the event of a failure of EchoStar I, EchoStar II, EchoStar III or EchoStar IV following launch. See "EchoStar Communications Corporation -- Business -- Operation of the EchoStar DBS System -- The Satellites."

   DEPENDENCE ON SATELLITES AND SINGLE DIGITAL BROADCAST CENTER. Prior to the end of the anticipated useful lives of EchoStar satellites, EchoStar will need to obtain replacement satellites. There can be no assurance that those replacements will be available when required or, if available, that they will be available on terms acceptable to EchoStar. Various FCC approvals would be required with respect to replacement satellites, including but not limited to, renewal of EchoStar's ten year license. There is no assurance that the FCC will grant the approvals.

   EchoStar also relies upon a single digital broadcast center, in Cheyenne, Wyoming (the "Digital Broadcast Center"), for key operations such as reception of programming signals, encryption and compression. If a natural or other disaster damaged the Digital Broadcast Center, there can be no assurance that EchoStar would be able to continue to provide programming services to its customers.

   RISKS OF FAILURE OF COMPLEX TECHNOLOGY. The EchoStar DBS System is highly complex. New applications and adaptations of existing and new technology (including high-speed Internet access), and significant software development, are integral to the EchoStar DBS System. As a result, the continued development of the EchoStar DBS System may not continue to develop as expected.

   Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. Although the digital compression technology utilized in connection with the EchoStar DBS System is the world standard, the integration and implementation of that technology is also undergoing rapid change. There can be no assurance that EchoStar and its suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in the EchoStar DBS System may occur that could adversely affect performance, cost or timely deployment and operation of the EchoStar DBS System and could have an adverse effect on EchoStar. Further, in the event that a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, EchoStar would be at a significant technological disadvantage. See "EchoStar Communications Corporation -- Business -- Operation of the EchoStar DBS System."

   EFFECT OF LOSS OF KEY PERSONNEL. EchoStar believes that its future success will depend to a significant extent upon the performance of certain individuals, particularly Charles W. Ergen, Chairman and Chief Executive Officer of EchoStar, R. Scott Zimmer, Vice Chairman of EchoStar and President of EchoStar International Corporation ("EIC"), James DeFranco, President of Houston Tracker Systems, Inc. ("HTS") and Dish Network Credit Corporation ("DNCC"), and Carl E. Vogel, EchoStar's President and the President of ESC. The loss of any of these four individuals could have an adverse effect on EchoStar's business. EchoStar does not maintain "key man" insurance with respect to any such individuals and, other than Mr. Vogel, it has not negotiated employment agreements with such individuals.


   CONTROL OF ECHOSTAR BY PRINCIPAL STOCKHOLDER.  Although Charles W.
Ergen, the Chairman and Chief Executive Officer of EchoStar, currently owns approximately 72% of the total equity securities of EchoStar (assuming exercise of employee stock options), he currently possesses approximately 96% of the total voting power. Thus, Mr. Ergen has, and after the Merger will continue to have, the ability to elect a majority of the directors of EchoStar and to control all other matters requiring the approval of EchoStar's stockholders. See "EchoStar Communications Corporation -- Security Ownership of Certain Beneficial Owners and Management." For Mr. Ergen's total voting power in EchoStar to be reduced to below 51%, his percentage ownership of the equity securities of EchoStar would have to be reduced to below 10%.


   DEPENDENCE ON THIRD PARTY PROGRAMMERS. EchoStar is dependent on third parties to provide EchoStar with programming. EchoStar's programming agreements have remaining terms ranging from one to ten years and contain various renewal and cancellation provisions. There can be no assurance that any of these agreements will be renewed or will not be cancelled prior to expiration of their original term. In the event that any such agreements are not renewed or are cancelled, there is no assurance that EchoStar would be able to obtain or develop substitute programming, or that such substitute programming would be comparable in quality or cost to EchoStar's existing programming. EchoStar's competitors currently offer substantially the same programming as EchoStar. The ability of EchoStar to compete successfully will depend on EchoStar's ability to continue to obtain desirable programming and attractively package it to its customers at competitive prices. See "EchoStar Communications Corporation -- Business -- Products and Services -- DBS and Related Services -- Programming."

   Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), programming developed by vertically integrated cable-affiliated programmers generally must be offered to all potential buyers on fair and reasonable terms. EchoStar purchases a substantial percentage of its programming from cable-affiliated programmers. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends them. As a result, any expiration of, amendment to, or interpretation of, the Cable Act that permits the cable industry to discriminate in the sale of programming against competing businesses, such as that of EchoStar, could adversely affect EchoStar's ability to acquire programming or acquire programming on a cost-effective basis.

   RISK OF INABILITY TO MANAGE RAPIDLY EXPANDING OPERATIONS. EchoStar must expand its operations rapidly to achieve its business objectives. Several of EchoStar's key activities, including satellite in-orbit control, satellite receiver manufacturing, billing and subscriber management are out-sourced to third party vendors. To manage its growth effectively, EchoStar must continue to develop, install and improve its operating and information systems and coordinate efforts with its third party vendors. EchoStar will also need to continue to expand, train and manage its employee base, and its management personnel will be required to assume even greater levels of responsibility. If EchoStar is unable to manage its growth effectively, EchoStar's business and results of operations could be materially adversely affected.

   At September 30, 1996, EchoStar had approximately 85 employees dedicated to installing and servicing EchoStar DTH and DBS receivers. EchoStar plans to hire additional installation and service personnel as the demand for its receivers, especially the EchoStar Receiver System, continues to grow.
EchoStar is attempting to effectively train, organize and manage its existing installation force and consequently, its installation and service personnel recruitment, training and management practices may, from time to time, reduce EchoStar's subscribers' access to EchoStar's programming and may cause subscribers to be added at a slower rate and potential subscribers to choose other services.

   RISKS OF INFRINGEMENT OF PATENTS AND PROPRIETARY RIGHTS. EchoStar does not believe that patents and other intellectual property rights are material to its business, although many of EchoStar's competitors and others have obtained, and may be expected to obtain in the future, patents that cover or affect products or services directly or indirectly related to those offered by EchoStar. There can be no assurance that EchoStar is aware of all patents that may potentially be infringed by its products. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, EchoStar cannot evaluate the extent to which its products may infringe claims contained in pending patent applications. EchoStar has been notified that certain features of the EchoStar Receiver System allegedly infringe on patents held by others, and that royalties are therefore required to be paid. If it were determined that the features at issue or any other of EchoStar's products infringe on patents held by others, EchoStar would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the patents or to redesign those products in such a way as to avoid infringing the patent claims. The extent to which EchoStar may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses is currently unknown. There can be no assurance that EchoStar would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that it would be able to redesign its products to avoid infringement. In the event EchoStar was not able to obtain such licenses on commercially reasonable terms, or if it was unable to obtain such licenses and it could not otherwise redesign its products to avoid infringement, EchoStar's business and results of operations could be materially adversely affected.


   RISK OF SATELLITE DAMAGE OR LOSS FROM ACTS OF WAR, ELECTROSTATIC STORM AND SPACE DEBRIS. The loss, damage or destruction of any EchoStar satellites as a result of military actions or acts of war, anti-satellite devices, electrostatic storm or collision with space debris would have a material adverse effect on EchoStar. EchoStar's insurance policies include customary exclusions including: (i) military or similar actions; (ii) laser, directed energy or nuclear anti-satellite devices; and (iii) insurrection and similar acts or governmental action.

     RISK THAT INITIAL EQUIPMENT COSTS WILL LIMIT CONSUMER DEMAND FOR DISH NETWORK-SM- PROGRAMMING. The suggested retail price of a standard EchoStar Receiver System is currently $199 plus approximately $300 for one year of DISH Network's America's Top 50 CDSM programming. EchoStar is currently offering the EchoStar Promotion nationwide. DISH Network's America's Top 50 CDSM programming package, which is purchased as part of the EchoStar Promotion, is priced at $24.99 per month, as compared to, on a national average over $42 per month for a similar package of cable programming (the EchoStar Receiver System does not presently provide local programming via satellite into the local market it is serving, but allows the subscriber to receive local programming from an off-air antenna without the payment of an additional fee). The initial equipment cost required to receive DISH NetworkSM programming may reduce the demand for EchoStar Receiver Systems, since EchoStar Receiver Systems must be purchased, while cable and certain of EchoStar's satellite competitors lease their equipment to the consumer with little if any initial hardware payment required.

   RISK THAT FAILURE TO FINANCE CONSUMERS WILL LIMIT DEMAND FOR ECHOSTAR RECEIVER SYSTEMS. Certain of EchoStar's subsidiaries have filed a civil action against Associates Investment Corporation ("Associates") seeking injunctive relief together with other remedies (the "Associates Lawsuit"). EchoStar alleges that the Associates, among other things, breached its contract with EchoStar pursuant to which Associates agreed to finance the purchase of EchoStar Receiver Systems by consumers. EchoStar alleges that the Associates' refusal to finance certain prospective consumers has resulted in the loss of approximately 700 to 1,000 prospective customers per day to EchoStar's competitors. In addition, EchoStar alleges that the loss of sales due to the Associates action has forced EchoStar to lower the price on its products. As a result of the actions alleged by EchoStar to have been taken by the Associates, EchoStar may be forced to seek a new finance company to finance the purchase of EchoStar Receiver Systems. There can be no assurance that such financing will be available or that, if available, it will be available on terms favorable to EchoStar. In addition, any material delay in the ability of EchoStar to obtain subscribers to DISH Network-SM-programming would negatively affect EchoStar's financial condition and results of operations. See "-- Possible Delisting of EchoStar Common Stock from NASDAQ."


   CORPORATE GUARANTEE UNDER SATELLITE CONSTRUCTION CONTRACTS. On July 18, 1996, the satellite construction contracts for construction of EchoStar I, EchoStar II and EchoStar III were amended by the parties thereto (the "Satellite Amendments"). Prior to July 18, 1996, certain post-launch payments to Lockheed Martin by ESC for construction of EchoStar I, by Directsat for construction of EchoStar II and by DBSC for construction of EchoStar III were to be secured by letters of credit from reputable financial institutions, and, with respect to EchoStar I and EchoStar II, by shares of EchoStar's 8% Series A Cumulative Preferred Stock held of record by Charles W. Ergen. Subject to the Satellite Amendments, the post-launch payments due from ESC, Directsat and DBSC are now secured by a written corporate guarantee by EchoStar and not by letters of credit. In addition, effective December 31, 1996 and on each subsequent June 30 and December 31, certain of the shares of EchoStar's 8% Series A Cumulative Preferred Stock owned by Mr. Ergen and held in escrow will be released based upon the total outstanding post-launch payments due and the price of the EchoStar Common Stock as quoted on NASDAQ. As a result of these changes, EchoStar would be liable for the obligations of its subsidiaries under these satellite construction contracts if ESC, Directsat or DBSC could not make the post-launch payments.

FACTORS CONCERNING THE MERGER

   ABSENCE OF FAIRNESS OPINION. In approving the Merger Agreement and the transactions contemplated thereby, DBSC's Board of Directors (the "DBSC Board") did not obtain, and did not seek, an opinion regarding the fairness of the Merger from an independent financial advisor. See "The Merger -- Reasons for the Merger."


   INTERESTS OF CERTAIN PERSONS IN THE MERGER. Harley W. Radin, the Chairman of the Board and Chief Executive Officer of DBSC, owns approximately 18% of the issued and outstanding shares of DBSC Common Stock and has previously voted his DBSC Common Shares to approve the Merger. Mr. Radin may continue in some capacity, to be determined, with MergerCo after consummation of the Merger. In addition, DBSI owns approximately 25% of the DBSC Common Stock. The $4.64 million and accrued interest, as of December 20, 1996, owed to EchoStar is secured by approximately 200,000 shares of DBSC Common Stock, together with other collateral. Fred W. Thompson, a director of DBSC, is the President and Chief Executive Officer of DBSI, as well as a significant shareholder of DBSI. Daniel E. Moore, Executive Vice President and Chief Financial Officer of SSET, owns 2,000 shares of DBSC Common Stock and SSET owns 912,717 shares of EchoStar Class A Common Stock. In addition, SSET currently owes EchoStar approximately $4.8 million including accrued interest related to its convertible nonrecourse debentures. These debentures are secured by the EchoStar Class A Common Stock owned by SSET. Charles W. Ergen, Chairman of EchoStar, also serves on the Board of Directors of SSET.

   OPPOSITION TO, AND RISK OF RECONSIDERATION OF, MERGER APPLICATION. In February 1996, DBSC, EchoStar and MergerCo filed an application with the FCC for approval of the Merger. A timely objection to the Merger was filed by the Consumer Project on Technology ("CPT"). CPT contended in its objection that the Merger would permit EchoStar to acquire a dominant and anticompetitive position in the DBS marketplace by aggregating an excessive number of DBS channels. A series of letters objecting to the Merger were also filed subsequently by the CPT and another public interest group. These letters raised the same issues as the CPT's earlier objection. FCC Approval of the Merger was obtained on August 30, 1996.

   RISK OF ANTITRUST CHALLENGES TO MERGER. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of DBSC Common Stock by EchoStar in connection with the Merger is subject to such requirements. On June 7, 1996 EchoStar and DBSC each filed a Notification and Report Form with the Antitrust Division and the FTC. On June 28, 1996, EchoStar and DBSC received early termination of the waiting period requirements under the HSR Act.

   Although both EchoStar and DBSC have received early termination of the waiting period requirements under the HSR Act, the FTC and the Antitrust Division may still scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after EchoStar's acquisition of DBSC Common Stock either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of DBSC Common Stock or otherwise seeking divestiture of DBSC Common Stock acquired by EchoStar or divestiture of substantial assets of EchoStar or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger or other acquisition of DBSC Common Stock by EchoStar on antitrust grounds will not be made, or, if such a challenge is made, of the result.

               RIGHTS OF DISSENTING SHAREHOLDERS

   Section 262 of the DGCL, which is reprinted as Annex III to this Information Statement -- Prospectus, entitles any DBSC Shareholder who dissents from the Merger and who follows the procedures set forth therein to receive in cash the "fair value" of their DBSC Common Stock, which fair value shall be determined exclusive of any appreciation or depreciation in anticipation of the Merger, in lieu of the Merger Consideration.

   The following discussion is a summary of the procedures that a DBSC Shareholder must follow to exercise dissenters' rights under the DGCL. This summary sets forth all material elements of Section 262, but does not purport to be a complete statement of Section 262, and it is qualified in its entirety by reference to such Section of the DGCL (see Annex III) and to any amendments to such Section adopted after the date of this Information Statement -- Prospectus.

   A DBSC Shareholder who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time and who otherwise complies with the statutory requirements of
Section 262 will be entitled to an appraisal by the Delaware Court of Chancery (the "Court") of the fair value of his DBSC Common Stock.

   MergerCo (Direct Broadcasting Satellite Corporation, a Colorado corporation) must, within 10 days after the Merger is effected, send by certified or registered mail to any such dissenting DBSC Shareholder written notice of the Effective Date and that appraisal rights are available (the "Notice"). To properly exercise dissenters' rights, a written demand for appraisal setting forth information which reasonably informs MergerCo of the identity of the stockholder (such as the DBSC Shareholder's name and address and the number of shares of DBSC Common Stock owned) and a statement that he intends to demand the appraisal of his shares, must be delivered by the dissenting DBSC Shareholder to MergerCo at its principal executive offices at 90 Inverness Circle East, Englewood, Colorado 80112 within 20 days after the date of mailing of the Notice.

   A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such DBSC Shareholder's name appears on the certificate or certificates representing DBSC Common Stock. A person having a beneficial interest in DBSC Common Stock that is of record in the name of another person such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever Appraisal Rights are available. If DBSC Common Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If DBSC Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

   A record owner, such as a broker, fiduciary or other nominee, who holds DBSC Common Stock as a nominee for others, may exercise Appraisal Rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all DBSC Common Stock outstanding in the name of such record owner.

   Within 120 days after the Effective Time of the Merger, MergerCo or a dissenting DBSC Shareholder who has complied with the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the fair value of the DBSC Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time of the Merger, any DBSC Shareholder shall have the right to withdraw his demand for appraisal and to accept the Merger Consideration. Within 120 days after the Effective Time of the Merger, any DBSC Shareholder who has complied with DGCL shall, upon written request, be entitled to receive from MergerCo a statement setting forth that aggregate number of shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be mailed to such DBSC Shareholder within 10 days after his

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

written request for the statement is received by MergerCo or within 10 days after the expiration of the period for delivery of demands for appraisal.

   Upon the filing of the petition with the Court, service of a copy shall be made upon MergerCo which shall within 20 days after such service file in the office of the Register of Chancery a duly verified list of the names and addresses of the DBSC Shareholders demanding appraisal and with whom agreements as to the value of their shares have not been reached. The Register of Chancery shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the DBSC Shareholders demanding appraisal and to MergerCo. Notice shall also be given by at least one publication at least one week before the day of the hearing. At the hearing, the Court will determine the DBSC Shareholders who have complied with the DGCL and who have become entitled to appraisal rights. After determining the DBSC Shareholders entitled to an appraisal, the Court will appraise the DBSC Common Stock, determining its fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court will take into consideration all relevant factors. The Court will direct the payment of the fair value of the shares together with any interest to the DBSC Shareholders entitled thereto. The costs of any appraisal proceeding may be determined by the Court and assessed to the parties as the Court deems equitable in the circumstances.

   A DBSC Shareholder who has exercised his appraisal rights will not be entitled to vote, to receive dividends or to exercise any other rights of a DBSC Shareholder, other than the right to receive payment for his DBSC Common Stock under the DGCL, and his DBSC Common Stock shall not be considered issued and outstanding for the purposes of any subsequent vote of DBSC Shareholders. If the surviving corporation complies with the requirements of the DGCL, any DBSC Shareholder who fails to comply with the requirements of the DGCL will not be entitled to bring suit for the recovery of the value of his shares or money damages.

   The right of any dissenting DBSC Shareholder to be paid the fair value of his DBSC Common Stock will cease and his status as a DBSC Shareholder will be restored if: (i) a written withdrawal by the dissenting DBSC Shareholder is sent to MergerCo at any time within 60 days after the Effective Time of the Merger; or (ii) a court of competent jurisdiction determines that the DBSC Shareholder is not entitled to exercise dissenters' rights. After the consummation of the Merger, if the right of the DBSC Shareholder to be paid the fair value of his shares of DBSC Common Stock has ceased and his rights as a DBSC Shareholder have been restored, such rights will consist solely of the right to receive the Cash Value of the Merger Consideration or the cash payments in lieu of fractional shares to be paid the DBSC Shareholders pursuant to the terms of the Merger Agreement.

                           THE MERGER

   THE PLAN AND AGREEMENT OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE SUMMARIZED BELOW. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF THE PLAN AND AGREEMENT OF MERGER AND SUCH TRANSACTIONS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, REPRINTED WITH SELECTED EXHIBITS AS ANNEX I TO THIS INFORMATION STATEMENT -- PROSPECTUS. ALL CAPITALIZED TERMS USED HEREIN, UNLESS OTHERWISE DEFINED HEREIN, SHALL HAVE THE DEFINITIONS ASCRIBED TO THEM IN THE MERGER AGREEMENT.

BACKGROUND AND REASONS FOR THE MERGER

   The cost to develop, construct and launch a commercial DBS business requires a substantial capital commitment. DBSC Management's principal goal since DBSC's incorporation in 1981 has been to attract one or more suitable investors or partners to provide such working capital. However, DBSC's attempts to raise capital have been extremely difficult, principally because of widespread skepticism about the viability of DBS as an industry and uncertainty about how many participants, if any, could reasonably anticipate profitable operations from DBS. Management of DBSC has sought investment from industry participants, various cable companies, programmers, high-tech companies, investment banks, private citizens, international media firms, venture capitalists and others. Management's search for strategic or other investors has been time-consuming, expensive and only moderately successful. In part these difficulties are attributable to FCC delays in processing DBSC's filings. Prior to DBSC's agreements with EchoStar, DBSC had been successful in obtaining financing, or commitments to provide financing, for only approximately $2.5 million, substantially below DBSC's long-term capital requirements of $500 to $600 million.

   In April 1990, DBSC entered into the DBSC Satellite Contract with Lockheed Martin and began making periodic progress payments under the Contract. As of October 1994 these payments totalled approximately $314,000. In order for DBSC to maintain its DBS authorizations, the FCC required that the first DBSC satellite be launched no later than August 1995, and the DBSC Satellite Contract required delivery of a completed satellite for launch prior to that date. DBSC's liabilities during this period continued to increase, representing long overdue notes, bills for legal and accounting services and other expenses. As of March 31, 1994, DBSC had total liabilities of approximately $2.9 million and available cash of approximately $34,000.

   EchoStar and DBSC initially explored common business interests in early 1994. However, EchoStar did not pursue the contact at that time. Thereafter, EchoStar entered into an agreement to acquire Directsat through a merger (the "Directsat Merger"), and successfully completed the 1994 Notes offering.
During late 1994, DirecTv and USSB launched their DBS service and public interest in DBS accelerated sharply. At the same time, DBSC's financial position was further deteriorating. In connection with the transaction with Directsat, EchoStar had purchased many of DBSC's liabilities from SSE Telecom, Inc. ("SSET"), the parent of Directsat, and was demanding immediate payment from DBSC of in excess of $3.0 million. When early negotiations to settle this claim were unsuccessful, EchoStar filed suit against DBSC. While DBSC believed it had substantial defenses to the suit, it had no cash or other resources to pay its existing or future legal expenses. In addition, DBSC was unable to pay even minor administrative expenses.

   The DBSC Board was therefore faced with a major lawsuit involving potential damages in excess of $3.0 million, plus significant capital expenditures representing other immediate obligations, including a scheduled progress payment to Lockheed Martin under the DBSC Satellite Contract. However, DBSC did not have existing cash or other resources adequate to satisfy these obligations. In addition, due to delays at the FCC, and resulting delays in entering the construction phase of the DBSC Satellite Contract, DBSC was no longer in a position to launch its first satellite by August 1995, and was facing the necessity of seeking FCC permission to extend the launch deadline, a request that would have required the renegotiation of the DBSC Satellite Contract to substantially extend the delivery date. As a result, DBSC believed it would be desirable to have sufficient cash resources to assure that the renegotiated contract would provide for acceleration of the construction phase of the DBSC Satellite Contract so that the delay in completion could be coupled with an immediate and significant boost in DBSC's financial commitment to the construction of the satellite.

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

   During the late summer of 1994, EchoStar renewed its interest in DBSC, discussing with DBSC's Management the strategic synergies that might exist between the two companies. EchoStar expressed its willingness to consider a wide variety of potential arrangements with DBSC, including a merger. At the time of EchoStar's discussions with DBSC, DBSC had no immediate prospects for obtaining necessary short-term financing other than a proposed private equity offering. However, DBSC was unable to obtain a commitment to attempt to raise more than approximately $1.0 million and there were no assurances regarding when the offering would be commenced, and if commenced, whether the offering could be successfully consummated. At the DBSC Board's direction, Management pursued certain earlier preliminary discussions with potential investors to determine whether there were any other serious and imminent prospects for obtaining necessary working capital and, as in prior instances, found that the level of interest in entering into a transaction with DBSC was low.


   The DBSC Board and EchoStar therefore explored a range of options that contemplated an investment by EchoStar in DBSC. The DBSC Board considered that a relatively modest infusion of working capital from EchoStar, while it might solve certain short-term capital requirements, was not an attractive long-term solution for DBSC because the necessity for a meaningful commitment to construct its satellites could not be postponed and such construction typically requires substantial cash payments. Moreover, the DBSC Board felt that EchoStar was a highly desirable investor because of its demonstrated commitment to the DBS industry and prior record of success in the DTH business. After considering its alternatives, and taking into consideration the factors set forth above, the DBSC Board concluded that a merger with EchoStar was in the best interests of DBSC Shareholders, by allowing such Shareholders to participate in the potential substantial opportunities presented by EchoStar resulting from the Merger.

   The Merger Consideration was determined by taking into consideration a number of factors. With respect to EchoStar, such factors included the August 1994 public offering of EchoStar Common Stock to employees of Donaldson, Lufkin & Jenrette Securities Corporation for approximately $11.82 (as adjusted as a result of a reorganization of EchoStar in June 1995) a share. With respect to DBSC, such factors included: (i) the fact that the most recent sales of DBSC Common Stock were at prices ranging from $2.00 to $4.00 per share; (ii) the valuation of Directsat in connection with the Directsat Merger was approximately $10.0 million before deducting liabilities, and while Directsat and DBSC were substantially comparable in terms of the development of their respective DBS businesses, the 10 channels assigned to Directsat at 119 DEG. WL were substantially more valuable than the 11 channels assigned to DBSC at 61.5 DEG. WL; and (iii) the substantial amount of DBSC's liabilities. DBSC did not retain an investment banker to render a fairness opinion or otherwise advise the DBSC Board as to the fairness of the Merger Consideration to the DBSC Shareholders. The failure to obtain such an opinion was based principally on the fact that DBSC lacked the financial resources to retain an investment banker. Nonetheless, in the view of the DBSC Board and based on the factors listed above, the Merger Consideration was fair to DBSC Shareholders.

   After extensive negotiation, DBSC and EchoStar entered into a Stock Purchase Agreement in November 1994 whereby EchoStar purchased 500,000 shares of DBSC Common Stock for $2.96 million. The purpose of this purchase was to provide DBSC with sufficient funds to pay its current liabilities, to make substantial payments under the DBSC Satellite Contract and to provide necessary funds for future operations. The Stock Purchase Agreement also provided for the settlement of EchoStar's lawsuit against DBSC by the issuance to EchoStar of 83,250 shares of DBSC Common Stock. As a result of these issuances, EchoStar currently owns 644,990 shares of DBSC Common Stock, representing approximately 40% of the issued and outstanding shares of DBSC Common Stock.

   Pursuant to the Stock Purchase Agreement, EchoStar was also granted an option, exercisable under certain circumstances and subject to certain conditions, to purchase additional shares of DBSC Common Stock, thereby providing EchoStar with certain rights even if the Merger had not occurred.

   The Stock Purchase Agreement also included as an exhibit the form of Merger Agreement. Upon the occurrence of certain events set forth in the Stock Purchase Agreement, either EchoStar or DBSC could have required execution of the Merger Agreement. EchoStar agreed to the initial investment in DBSC only if it could be assured, if it so desired, that it could cause DBSC to execute the Merger Agreement, thereby affecting the consummation of the Merger (subject to FCC Approval and approval of the Merger by the holders of a majority of the DBSC Shareholders). DBSC determined that it also needed the right to require the execution of the Merger Agreement, and the Stock Purchase Agreement provided DBSC with such right, exercisable by DBSC following FCC approval of the Directsat Merger.


   Since the date that DBSC executed the Merger Agreement, the price of each share of EchoStar Common Stock has increased from $19.12 per share to $24.25 per share, which represents the closing price of a share of EchoStar Common Stock as reported on the Nasdaq National Market System on December 4, 1996.


DESCRIPTION OF THE MERGER AGREEMENT

   The Merger Agreement provides that, at the Effective Time of the Merger DBSC will be merged with MergerCo in accordance with the DGCL. At that time:
(i) the separate corporate existence of DBSC will cease; (ii) each share of the issued and outstanding DBSC Common Stock, other than shares held by EchoStar and those to which Appraisal Rights have been perfected, will be converted into, at the election of each DBSC Shareholder, either the Share Value or the Cash Value ("Cash Elections"); and (iii) MergerCo, as the surviving corporation, will remain in existence as a wholly owned subsidiary of EchoStar. In the event that the number of shares of DBSC Common Stock to be exchanged for cash, together with the number of shares of DBSC Common Stock with respect to which appraisal rights have been reserved and any cash required to be paid in settlement of any fractional shares, exceed 50% of the total number of shares of DBSC Common Stock issued and outstanding (other than those owned by EchoStar), then each Cash Election shall be reduced pro rata so that the total cash paid in connection with the Merger will not exceed 50% of the aggregate Merger Consideration, and the stock portion of the Merger Consideration payable to each affected DBSC Shareholder will be correspondingly increased.

   ADJUSTMENTS TO MERGER CONSIDERATION. In the event that, on a date mutually acceptable to EchoStar and DBSC for closing the Merger (the "Closing Date"):
(i) DBSC's liabilities exceed Permitted Liabilities, as defined in the Merger Agreement, and EchoStar elects to proceed with the Merger notwithstanding such excess; (ii) any liabilities are asserted against DBSC which are alleged to have arisen on or before March 31, 1995, but which are not shown in DBSC's financial statements for the fiscal year ended March 31, 1994 (the "Financial Statements"); or (iii) any rights are asserted pursuant to which the holder thereof is entitled to acquire shares of DBSC Common Stock ("Existing Equity Rights"), which rights are not disclosed in a schedule to the Stock Purchase Agreement ("Additional Equity Rights"), the Cash Value or the Share Value, as applicable, shall be reduced (in the event an adjustment is necessary as a result of clauses (i) or (ii) above) by the percentage obtained from the quotient of "x" divided by $7,785,184, where "x" is equal to the amount by which DBSC's liabilities exceed Permitted Liabilities, plus the amount (not to exceed $5.0 million) of any liabilities set forth in clause (ii) above. In the event the liabilities set forth in clause (ii) above exceed $7.0 million, EchoStar may, at its option, either consummate the Merger and assume such liabilities, or terminate the Merger Agreement. In the event an adjustment is necessary as the result of clause (iii) above, the Share Value or the Cash Value, as applicable, shall be reduced by the percentage obtained from the quotient of "x"/"y" where "x" is the total number of shares of DBSC Common Stock which would be issued pursuant to all Additional Equity Rights in the aggregate and "y" is the total number of shares of DBSC Common Stock issued and outstanding, excluding shares of DBSC Common Stock held by EchoStar.


   Based upon the best information available, the final per share Merger Consideration offered for each share of DBSC Common Stock exchanged in the Merger will be either $7.99 in cash or .67417 shares of EchoStar Common Stock, subject to certain limitations and adjustments as set forth in the Plan and Agreement of Merger, valued at approximately $16.35 based on the market closing price of the EchoStar Common Stock of $24.25 on December 4, 1996.
If the final per share Merger Consideration materially differs from this estimate, this Information Statement -- Prospectus will be recirculated and DBSC Shareholders will be provided with an adequate period to consider alternatives, including Appraisal Rights.

   RESTRICTIONS ON RESALE. Shares of EchoStar Common Stock received by DBSC Shareholders in connection with the Merger will not be eligible for resale, transfer or disposal until 90 days after the effective date of the Merger. Certificates representing such shares will bear a restrictive legend setting forth the restrictions prohibiting such sale, transfer or disposal during the 90 day period. In the event the Merger is determined to be a taxable transaction to DBSC Shareholders, the 90 day resale restrictions will lapse with respect to 50% of the shares of EchoStar's Common Stock received by DBSC shareholders. In addition, in order to preserve the intended tax-free treatment of the Merger to DBSC shareholders, Harley W. Radin, the President and Chief Executive Officer of DBSC, DBSI and Kingswood, Inc., all significant DBSC Shareholders, have represented that they have no present intention to sell, transfer or otherwise dispose of more than approximately 44% of their shares of EchoStar Common Stock received in connection with the Merger.

   TREATMENT OF FRACTIONAL SHARES. No fractional shares of EchoStar Common Stock will be issued in connection with the Merger. If as a result of a DBSC Shareholder's election to receive the Share Value in lieu of the Cash Value, a fractional share would otherwise be issued, cash shall be paid to the holder of such interest in lieu of a fractional share. The cash paid in lieu of such fractional share shall be equal to such fractional interest multiplied by the value of a share of EchoStar Common Stock as of the Effective Time. Any cash required to be paid to a DBSC Shareholder in lieu of fractional shares shall be paid promptly following the Effective Time of the Merger upon surrender of the certificate or certificates representing the shares of DBSC Common Stock held by the DBSC Shareholder.


   REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties made by DBSC to EchoStar and MergerCo (the "EchoStar Companies"), and representations and warranties made by the EchoStar Companies to DBSC, which are typical of agreements of this type. Such representations and warranties are made as of December 21, 1995, when the Merger Agreement was signed, and will be deemed to have been made as of the Effective Time of the Merger.

   DBSC represents and warrants the number of shares of each class of its capital stock which are authorized and which are issued and outstanding, the due organization, good standing and corporate power of DBSC, the due authorization and execution of the Merger Agreement and the fact that the execution, delivery and performance of that agreement will not violate any of the charter documents, contracts or other types of obligations of DBSC. DBSC further represents and warrants that its execution of the Merger Agreement and consummation of the Merger will not violate any law, require any consent or approval, except FCC Approval, which approval has now been received, and approval of the DBSC Shareholders, which approval has been received, or result in the acceleration of any of its obligations or the creation of any lien on its assets, except as disclosed in the schedules to the Merger Agreement. It also represents and warrants that its Financial Statements are a fair representation of its financial position as of the date thereof and were prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods, and that, other than approximately $300,000 in liabilities, since the date of the Financial Statements, DBSC has incurred no liabilities other than Permitted Liabilities.

   DBSC also represents and warrants that it has paid all taxes which are payable by it, has properly reserved on its Financial Statements for taxes expected to be payable by it, has filed all required tax returns and has received no notices of any tax deficiencies. DBSC further represents and warrants that, since the date of the Financial Statements, DBSC has not suffered any adverse change in working capital, financial condition, assets, liabilities or in the business or prospects of DBSC other than approximately $300,000 of liabilities in the aggregate and Permitted Liabilities. DBSC also represents that it has been awarded by the FCC a conditional construction permit and specific orbital slot assignments with respect to 11 DBS frequencies located at 61.5 DEG. WL, and 11 DBS frequencies located at 175 DEG. WL (the "DBS Rights"). DBSC also makes other representations and warranties which are typical of transactions such as that contemplated by the Merger Agreement.

   The Merger Agreement provides for the EchoStar Companies to make similar representations and warranties to DBSC with respect to the due organization and existence of such corporations, their capitalization, their power and authority to conduct their business, the authorization and valid and binding nature, with respect to each of them, of the Merger Agreement. The EchoStar Companies also represent to DBSC that no defaults have occurred under the 1994 Indenture which entitle the holders thereof to accelerate the 1994 Notes. The EchoStar Companies also make other representations and warranties which are typical of transactions such as that contemplated by the Merger Agreement.

   COVENANTS. The Merger Agreement contains certain covenants of DBSC and the EchoStar Companies which are typical of agreements of this type. DBSC covenants that, through the Effective Time of the Merger, it will carry on its business diligently and in the ordinary course. It also covenants that it will maintain its DBS Rights free and clear of all liens, charges or encumbrances. DBSC further covenants to satisfy (provided it has available funds) each and every liability which accrued subsequent to August 3, 1987 (other than Permitted Liabilities so that at the Effective Time of the Merger there shall exist absolutely no liabilities of DBSC other than Permitted Liabilities). In the event that DBSC liabilities exceed Permitted Liabilities at the Effective Time of the Merger, EchoStar may elect to satisfy such liabilities by adjusting the Merger Consideration. See "The Merger -- Description of the Merger." Prior to the Effective Time of the Merger, DBSC is also prohibited from: (i) issuing any shares of DBSC Common Stock, or any securities convertible into such shares, other than pursuant to Existing Equity Rights; (ii) selling or otherwise transferring or encumbering any of its material assets, including the DBS Rights; (iii) incurring any obligation or liability, other than Permitted Liabilities; (iv) entering into any agreements with third parties relating to certain transactions; (v) paying any dividends; or (vi) conducting any business other than as required pursuant to certain contracts and as is otherwise necessary in the ordinary course of business. DBSC is further required to use its best efforts to comply with all FCC Due Diligence Requirements, and to take certain actions, and to refrain from taking certain actions, which are typical of transactions such as that contemplated by the Merger Agreement.

   EchoStar is prohibited in the Merger Agreement from negotiating with any DBSC Shareholders to purchase their DBSC Common Stock; provided, however, that, under certain circumstances, EchoStar is not prohibited from accepting a pledge of DBSC Common Stock from any DBSC Shareholder as security for the repayment of obligations of such DBSC Shareholder to EchoStar. EchoStar is also required to take certain actions, and to refrain from taking certain actions, which are typical of transactions such as that contemplated by the Merger Agreement.

   CONDITIONS OF THE MERGER. The Merger Agreement specifies that the obligations of each of the parties to consummate the Merger are contingent upon the occurrence of certain conditions precedent. However, the Merger Trigger Agreement, which was executed by DBSC, EchoStar and MergerCo contemporaneously with the execution of the Merger Agreement, specifies that the only remaining conditions to the consummation of the Merger are that FCC Approval must be received and the Merger must be approved by DBSC Shareholders. DBSC Shareholders owning in excess of 82% of the issued and outstanding DBSC Common Stock approved the Merger by written consent on December 21, 1995, therefore satisfying the shareholder approval requirement. FCC Approval of the Merger was obtained on August 30, 1996. Pursuant to the Merger Trigger Agreement, however, any party may refuse to consummate the Merger if any other party willfully and in bad faith acts, or fails to act, in a manner that materially impedes the consummation of the Merger in material compliance with the terms agreed to by the parties.

   TERMINATION. Subject to the Merger Trigger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger upon the mutual consent of DBSC and the EchoStar Companies. The Closing of the Merger is to occur as soon as is practicable when all requisite clearances, approvals, authorizations and consents have been obtained and the conditions to the obligation of each of the parties to close have been met, but is to occur in no event later than December 31, 1997, unless extended by mutual agreement of the parties.

   EFFECTIVE TIME. On the Closing Date, the parties will file a Certificate of Merger with the Secretary of State of the States of Colorado and Delaware to consummate the Merger. Upon the filing and acceptance of such Certificates of Merger, the Merger shall become effective.

THE MERGER TRIGGER AGREEMENT

   Contemporaneous with execution of the Merger Agreement, the parties executed the Merger Trigger Agreement. Pursuant to the Merger Trigger Agreement, the parties agreed, among other things: (i) to execute the Merger Agreement;
(ii) to consummate the Merger without preconditions other than FCC Approval, which approval was obtained on August 30, 1996, and approval by DBSC Shareholders, which approval was obtained on December 21, 1995 by written consent of DBSC Shareholders owning in excess of 82% of DBSC Common Stock issued and outstanding; (iii) to enter into the Loan Agreements; and (iv) that, in the event the Merger is not completed for any reason, the parties would enter into the Substitute DBSC Transaction, as more particularly described below. Under the terms of the Loan Agreements, EchoStar agreed to purchase $16.0 million in principal amount of promissory notes of DBSC and, in EchoStar's sole and absolute discretion, up to an additional $134.0 million principal amount of promissory notes, the proceeds from which are to be used by DBSC to make required payments to Lockheed Martin under the DBSC Satellite Contract and to make deposits for launch reservations. As security for repayment of all obligations of DBSC to EchoStar under the Loan Agreements, DBSC granted EchoStar a first priority security interest in all assets of DBSC, whether then existing or thereafter acquired, including by way of example, and not by limitation, the DBS Rights and DBSC's satellites under construction by Lockheed Martin. EchoStar purchased $16.0 million principal amount of promissory notes on December 21, 1995, and an additional $2.5 million on each of February 20, 1996, March 11, 1996, March 27, 1996, May 1, 1996, June 3,
1996, July 8, 1996, August 5, 1996, September 3, 1996  , October 7, 1996,
November 4, 1996 and December 5, 1996. Each of the promissory notes accrues interest at a rate, per annum, equal to the prime rate of interest charged by Chase Manhattan Bank on the date the applicable promissory note was executed, plus three percent.


   For purposes of the Merger Trigger Agreement, a "Substitute DBSC Transaction" is a transaction or series of transactions that will have the effect of providing to DBSC Shareholders, as nearly as is possible, the cash amount or number of shares of EchoStar Common Stock they would have received if the Merger had been consummated, and which provides EchoStar, as nearly as is possible, the benefits that would have accrued to EchoStar had the Merger been completed, for as nearly as is possible, the total Cash Value or Share Value that EchoStar would have provided to the DBSC Shareholders had the Merger been completed. EchoStar intends to seek FCC approval of any Substitute DBSC Transaction, if FCC approval is required. However, there are no assurances that EchoStar could obtain FCC approval of a Substitute DBSC Transaction.

   In order to carry out the intent of the parties in the event the Merger is not consummated, the Merger Trigger Agreement further provides that:
(i) EchoStar shall have the right to convert any amounts owed it by DBSC pursuant to the Loan Agreements to the right to receive from DBSC, in perpetuity, profits of DBSC in accordance with formula "x/(x + $12,945,104)", where "x" is equal to the aggregate amount, including accrued but unpaid interest, due to EchoStar under the Loan Agreements at the time of conversion; and (ii) the parties will enter into a Capacity Lease Agreement to provide EchoStar with, subject to certain limitations, including compliance with FCC rules and regulations and, if required, FCC Approval, the full and unfettered use of DBSC's satellites, including its communications capacity, TT&C, uplink arrangements and auxiliary or related functions or activities.

FEDERAL COMMUNICATIONS COMMISSION APPROVAL

   DBSC filed an application for assignment of authorization with the FCC on February 6, 1996. On March 15, 1996, one opposition to the Merger was filed at the FCC by The Consumer Project on Technology ("CPT"), a public interest advocacy group. CPT contended in its objection that the Merger would permit EchoStar to acquire a dominant and anticompetitive position in the DBS marketplace by aggregating an excessive number of DBS channels. A series of letters objecting to the Merger were also filed subsequently by the CPT and another public interest group. These letters raised the same issues as the CPT's earlier objection. FCC Approval of the Merger was obtained on August 30, 1996.

MECHANICS OF EXCHANGE OF CERTIFICATES


   Each DBSC Shareholder shall make an election whether to receive the Cash Value or the Share Value on the Election Form delivered herewith. The Election Form must be returned to the Exchange Agent at its principal offices at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, by 5:00 p.m. on
, 1997. As soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail to DBSC Shareholders instructions for surrendering their stock certificates in exchange for the Merger Consideration. Except for cash payments in lieu of fractional shares and to the extent DBSC Shareholders make Cash Elections, the Merger Consideration will be paid in EchoStar Common Stock.


   Upon the surrender of certificates, EchoStar will promptly cause to be paid to the persons entitled thereto the Merger Consideration. No interest will be paid or will accrue on any amount payable upon the surrender of any certificate. After the Effective Time of the Merger, certificates which previously represented issued and outstanding shares of DBSC Common Stock will represent solely the right to receive the Merger Consideration multiplied by the number of shares previously represented thereby. Prior to the surrender of certificates, EchoStar may, at its option, refuse to pay any dividends or other distributions with respect to EchoStar Common Stock; provided, however, that upon surrender of such certificate, there shall be paid to the DBSC Shareholders electing to receive the Share Value the amount, without interest, of dividends and other distributions payable with respect to EchoStar Common Stock, if any, which have become payable with respect to the EchoStar Common Stock and which have not previously been paid.

   To be eligible to qualify as a tax-free reorganization for federal income tax purposes, no more than 50% of the aggregate Merger Consideration may be paid in cash. Accordingly, if the amount of cash payable in order to give full effect to all Cash Elections, to satisfy the exercise of any dissenters' rights and in settlement of fractional shares, would exceed 50% of the aggregate Merger Consideration, then each Cash Election will be reduced pro rata so that the total cash paid will not exceed 50% of the aggregate Merger Consideration, and the stock portion of the Merger Consideration payable to each affected DBSC Shareholder will be correspondingly increased.

ACCOUNTING TREATMENT

   The Merger will be accounted for by EchoStar under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by EchoStar in connection with the Merger will be allocated to DBSC's assets based on their fair values, and the results of operations of DBSC will be included in the results of operations of EchoStar only for periods subsequent to the Effective Time of the Merger.

FEDERAL INCOME TAX CONSEQUENCES

   THE MERGER. The following discussion describes the principal federal income tax consequences that are expected to result from the Merger and certain transactions associated therewith.

   DBSC and EchoStar expect the Merger to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by DBSC Shareholders upon the exchange of DBSC Common Stock for EchoStar Common Stock in the Merger, except with respect to cash received in lieu of fractional shares of EchoStar Common Stock. Sullivan & Worcester LLP, counsel to DBSC, has advised DBSC as follows:

   (i) the Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; and

   (ii) the exchange in the Merger of DBSC Common Stock for EchoStar Common Stock will not result in the recognition of gain or loss to the DBSC Shareholders with respect to such exchange.

   Revenue Procedure 86-42 sets forth the representations required by the Internal Revenue Service in connection with a request for a ruling that a transaction will constitute a "reorganization" within the meaning of
Section 368 of the Code. It is assumed that DBSC, EchoStar and MergerCo can make the representations required by the Internal Revenue Service in connection with a request for a ruling that the Merger would constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Some of the more significant of such assumptions include:

   (i) There is no plan or intention by the DBSC Shareholders to sell, exchange, or otherwise dispose of a number of shares of EchoStar Common Stock received in the Merger that would reduce the DBSC Shareholders' ownership of EchoStar Common Stock to a number of shares having a value as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding DBSC Common Stock as of the same date (including, for this purpose, shares of DBSC Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of EchoStar Common Stock);

   (ii) The Merger will be effected pursuant to the Colorado Business Corporation Act;

   (iii) MergerCo will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by DBSC immediately prior to the transaction. For purposes of this assumption, amounts paid by DBSC to dissenters, amounts paid by DBSC to shareholders who receive cash or other property, DBSC's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by DBSC immediately preceding the transfer, will be included as assets of DBSC held immediately prior to the transaction;

   (iv) EchoStar has no present plan or intention to liquidate MergerCo; to merge MergerCo into another corporation; to sell or otherwise dispose of the stock of MergerCo; or to cause MergerCo to sell or otherwise dispose of any of the assets of DBSC, except for dispositions in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) of the Code, and except for transfers not now contemplated which are caused by material changes in EchoStar's business; and

   (v) Following the Merger, MergerCo will continue the historic business of DBSC or use a significant portion of DBSC's assets in a business, unless DBSC loses its direct broadcast satellite authorization.

   If any of the factual assumptions to be made become inaccurate, EchoStar will take such steps as it deems reasonable and appropriate to notify recipients of this Information Statement -- Prospectus of such inaccuracy. In addition, the risk that the Merger would be held taxable increases and Sullivan & Worcester LLP may have to modify or withdraw its opinion as to the federal tax consequences of the Merger.

   No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested. If the Merger is consummated, but does not qualify as a tax-free reorganization under the Code, each DBSC Shareholder would recognize taxable gain or loss in the Merger equal to the difference between the Merger Consideration, including the fair market value of the EchoStar Common Stock, that he received and his tax basis in his DBSC Common Stock. If the Internal Revenue Service determines that the Merger does not qualify as a tax-free reorganization, presumably the Internal Revenue Service will notify DBSC Shareholders of such determination. However, when and if EchoStar is apprised of a successful challenge by the Internal Revenue Service of the treatment by a DBSC Shareholder of the Merger as a "reorganization," EchoStar will take such steps as it deems reasonable and appropriate to notify all of the recipients of EchoStar Common Stock pursuant to the Merger of such determination.

   If the Merger qualifies as a tax-free reorganization, the tax basis of the EchoStar Common Stock received in the Merger by a DBSC Shareholder who receives solely EchoStar Common Stock (including any fractional share of EchoStar Common Stock that any such DBSC Shareholder may be deemed to receive) in the Merger will be the same as the tax basis of such DBSC Shareholder in the DBSC Common Stock exchanged for such EchoStar Common Stock. The tax basis of the EchoStar Common Stock received by a DBSC Shareholder who receives both EchoStar Common Stock and cash (other than cash in lieu of a fractional share of EchoStar Common Stock) will equal the tax basis of such DBSC Shareholder in the DBSC Common Stock exchanged, decreased by the amount of cash received and increased by the amount of gain recognized in the exchange. Cash received in the Merger by a DBSC
Shareholder in lieu of a fractional share of EchoStar Common Stock will be treated under Section 302 of the Code as having been received in exchange for such fractional share, and the DBSC Shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the DBSC Shareholder's tax basis allocable to the fractional share exchanged for cash.

   The federal income tax treatment of a DBSC Shareholder who elects under the Merger Agreement and receives cash for his DBSC Common Stock will depend upon such DBSC Shareholder's particular circumstances. Under the position taken by the Internal Revenue Service in published rulings, cash received by a DBSC Shareholder who receives solely cash in the Merger will be treated as having been received by such DBSC Shareholder in a redemption of his DBSC Common Stock subject to Section 302 of the Code. It is likely that such DBSC Shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and such DBSC Shareholder's tax basis in his DBSC Common Stock.

   In connection with the intended tax-free treatment of the Merger, DBSC Shareholders who own approximately 90% of DBSC Common Stock (excluding DBSC Common Stock owned by EchoStar) have represented that they have no present intention to sell, transfer or otherwise dispose of more than approximately 44% of the EchoStar Shares received in connection with the Merger by those DBSC Shareholders.

   A DBSC Shareholder who exchanges his DBSC Common Stock for a combination of EchoStar Common Stock and cash (other than cash received in lieu of a fractional share of EchoStar Common Stock) will realize gain equal to the excess, if any, of the fair market value of the EchoStar Common Stock and cash received over such DBSC Shareholder's tax basis in his DBSC Common Stock. This realized gain will be recognized, however, only in an amount that does not exceed the amount of cash received. It is likely that this recognized gain will be taxable to such DBSC Shareholder as capital gain, although it is possible that this recognized gain will be taxable as dividend income if such DBSC Shareholder's Cash Election does not result in a "meaningful reduction" in the percentage ownership of EchoStar Common Stock that such DBSC Shareholder otherwise would have received (taking into account both his actual ownership and constructive ownership under the constructive ownership rules of
Section 318 of the Code). No loss realized by a DBSC Shareholder who receives both EchoStar Common Stock and cash in the Merger will be recognized.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. DBSC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING INCOME TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

                COMPARISON OF SHAREHOLDER RIGHTS

   If the Merger is consummated, DBSC Shareholders will become stockholders of EchoStar, which is a Nevada corporation, and their rights as such stockholders will be governed by applicable Nevada corporation law ("NCL"), and by the Articles of Incorporation and the By-Laws of EchoStar (the "EchoStar Articles " and the "EchoStar By-Laws", respectively). Although it is not practical to compare all of the differences between DGCL and the NCL, and between the EchoStar Articles and the EchoStar By-Laws and the Certificate of Incorporation and By-Laws of DBSC (the "DBSC Certificate" and the DBSC By-Laws", respectively), the following is a summary of the material differences between the rights of DBSC Shareholders and the rights of holders of EchoStar Common Stock.

   BUSINESS COMBINATION LEGISLATION

   Under the DGCL, except under certain circumstances, a Delaware corporation is prohibited from entering into specified business combinations with an "Interested Stockholder" for the period of three years after such person becomes an "Interested Stockholder." The DGCL defines an Interested Stockholder to be a person or entity who has beneficial ownership of 15% or more of the outstanding voting stock of a Delaware corporation.

This provision encourages a potential acquiror to negotiate with a company's board of directors, and makes more difficult an acquisition of a Delaware corporation that is not approved by its board of directors.

   The NCL contains provisions relating to business combinations with an "Interested Stockholder" similar to the DGCL except that under the NCL, an "Interested Stockholder" is defined as a person or entity who has beneficial ownership of 10% or more of the outstanding voting stock of the corporation. See "Description of Capital Stock -- Nevada Law and Limitations on Changes in Control."

   APPRAISAL/DISSENTERS' RIGHTS

   Stockholders of a Delaware corporation generally have appraisal rights with respect to a merger or consolidation. Such appraisal rights are not available
(i) when a corporation is to be the surviving corporation and no vote of its stockholders is required for the Merger or (ii) for shares of stock which, on the record date fixed to determine the stockholders entitled to receive notice of and vote on the agreement of merger, are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless, in case of clauses (i) or (ii) above, such stockholders are required by the terms of the merger to accept consideration other than shares of stock of the surviving corporation, shares of stock of another corporation that are so listed, designated or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. A Delaware corporation may provide in its certificate of incorporation for appraisal rights in connection with transactions other than mergers and consolidations.

   The NCL provides appraisal rights with respect to mergers under circumstances similar to those provided for in the DGCL, except that the NCL specifies that the merger be one for which stockholder approval is required by NCL Section 92A.120 to 92A.160 or by the articles of incorporation, and that the dissenting stockholder is entitled to vote on the merger or if the corporation is a subsidiary and is merged with its parent under NCL
Section 92A.180.

   In addition, the NCL provides that shareholders may exercise their right to dissent from and obtain payment for shares in the event of: a share exchange, if the corporation is the party whose shares will be acquired, and if the dissenting shareholder is entitled to vote on the exchange; any corporate action taken pursuant to a shareholder vote, where appraisal rights are provided to voting or nonvoting shareholders in the articles of incorporation, the bylaws, or a resolution of the board of directors; and a proposal to increase or decrease the number of authorized shares of stock, if certain shareholders otherwise entitled to receive a fraction of a share must instead accept money or scrip.

   For a description of the procedures for asserting appraisal rights of dissenting DBSC Shareholders under the DGCL, see "Rights of Dissenting Shareholders."

   SPECIAL MEETINGS OF STOCKHOLDERS; NOTICE PROVISIONS

   The EchoStar By-Laws provide that special meetings of stockholders of EchoStar may be called by the Board of Directors, the President, or the holders of at least one-third of all shares entitled to vote at the meeting. Notice of the special meeting and the business to be conducted thereat is to be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the meeting.

   The DBSC By-Laws provide that special meetings of DBSC Shareholders may be called by the Board of Directors or the Chairman, and must be called by the Chairman or the Secretary on the written request of the holders of at least ten percent of the outstanding stock entitled to vote at the meeting. Notice of DBSC's special meetings and the business to be conducted thereat is to be given to each DBSC Shareholder entitled to vote at such meeting not less than ten days before the meeting. The DBSC By-Laws could be amended under the DGCL to provide for not less than ten nor more than sixty days notice comparable to the DGCL and the NCL. Under the EchoStar By-Laws, at least thirty days notice must be given for a meeting to increase authorized capital stock. The DBSC By-Laws have no comparable provision.

   ACTION BY WRITTEN CONSENT

   Under the DGCL, stockholders may take action without a meeting, provided a written consent setting forth the action so taken is signed by the holders of the minimum number of shares required to take such action at a meeting.

   The EchoStar Bylaws provide that Shareholders may take action without a meeting if such action is set forth in a written consent. However, such consent must be signed by all of EchoStar's shareholders entitled to vote with respect to the subject matter.

   DIRECTORS:  NUMBER, FILLING VACANCIES, REMOVAL

   The EchoStar By-Laws provide that the number of directors constituting the Board of Directors shall be not less than three nor more than nine, which number shall be fixed by resolution of the Board or stockholders. Any director or the entire Board may be removed from office at a meeting called for the express purpose of removing directors, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. Any vacancy occurring in the EchoStar's Board of Directors may be filled by vote of a majority of the remaining directors, except that a directorship to be filled due to an increase in the number of directors is to be filled by the vote of a majority of the directors then in office or by election at an annual meeting, or a special shareholders' meeting.

   The DBSC By-Laws provide that the number of directors constituting the Board shall be five. Under the DBSC By-Laws, any director may be removed, with or without cause, at a meeting specifically called for that purpose by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors. Any vacancy occurring in DBSC's Board may be filled by the affirmative vote of a majority of the remaining directors.

   LOANS TO AND GUARANTEES OF OBLIGATIONS OF OFFICERS AND EMPLOYEES

   Under the DGCL, a loan to, guarantee of an obligation of, or other assistance to an officer or employee of the corporation, including any officer or employee who is a director, requires the determination of the Board of Directors of the corporation that the loan, guarantee or assistance may reasonably be expected to benefit the corporation. The NCL contains no comparable provision, although it provides that directors exercising their powers may consider, INTER ALIA, the interests of the employees and the long-term as well as the short-term interests of the corporation and its stockholders. Under the EchoStar By-Laws, a loan to, guarantee of an obligation of, or other assistance to a director, officer or employee of the corporation must comply with the NCL and be authorized by resolution of the Board of Directors.

   Under the DGCL, any contract or transaction (including a loan or guarantee) between the corporation and any of its officers or directors, or between the corporation and any other organization in which the corporation's directors or officers are also directors or officers, or have a financial interest, is voidable unless approved by a majority of the disinterested directors or the shareholders after full disclosure of the material facts or if the transaction is fair to the corporation at the time it is approved. The NCL has a similar requirement except that such transactions may be approved by the majority vote of stockholders holding a majority of the voting power, and such transactions are also permissible if the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer when the transaction is brought before the board for action.

   AUTHORIZED CAPITAL STOCK

   The authorized capital stock of EchoStar is substantially different from that of DBSC. The Common Stock of EchoStar is divided into Class A Common Stock, Class B Common Stock and Class C Common Stock. Each holder of Class A Common Stock is entitled to one vote per share and votes together with Class B and Class C Common Stock, as well as with the Preferred Stock. Each holder of Class B Common Stock is entitled to ten votes per share. Each holder of Class C Common Stock is entitled to one vote per share. Upon a Change in

Control (as defined herein), each holder of Class C Common Stock is entitled to ten votes per share. Each share of Class B and Class C Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Currently, there are no shares of Class C Common Stock outstanding. All shares of DBSC Common Stock are identical and have one vote. Neither EchoStar nor DBSC has granted any preemptive rights to its shareholders. In addition, the number of EchoStar's authorized but unissued shares of Class A, Class B and Class C Common Stock and Preferred Stock is substantially greater than the number of shares already issued. EchoStar could issue shares of its capital stock in an amount which would substantially dilute the voting power of EchoStar's shareholders without obtaining shareholder approval of such issuances. See "Description of Capital Stock."

   DIVIDENDS

   The DGCL permits corporations to pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, or out of the net profits for the preceding fiscal year. Under the NCL distributions are conditioned on a two-tier test: the equity solvency test and the net value test. These tests prohibit a distribution if, after making the distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

          PRICE RANGE OF ECHOSTAR CLASS A COMMON STOCK

   The EchoStar Class A Common Stock has been quoted on the NASDAQ/National Market System under the symbol "DISH" since June 20, 1995. The following table sets forth, for the indicated fiscal periods, the high and low bid information for the EchoStar Class A Common Stock as reported by NASDAQ.

                                                   HIGH          LOW
                                                   ----          ---
Fiscal Year Ended December 31, 1995
  First quarter............................         N/A           N/A
  Second quarter...........................         $18         $14 1/4
  Third quarter............................          17          12
  Fourth quarter...........................          25 3/4      12 1/4
Fiscal Year Ended December 31, 1996
  First quarter............................          40 1/2      20
  Second quarter...........................          36 1/2      27 3/4
  Third quarter............................          30          23 3/4


   On December 4, 1996, the high and low bid information for the EchoStar Class A Common Stock as reported by NASDAQ/National Market System was $24 7/8 and $24, respectively. As of that date, there were approximately 1,356 holders of record of the EchoStar Class A Common Stock.


                        DIVIDEND POLICY

   Since the December 31, 1993 corporate reorganization, EchoStar has not paid any dividends on common stock. EchoStar presently intends to retain future earnings to support the growth of its business and therefore does not intend to pay any dividends in the near future. The payment of any dividends will be determined by the Board of Directors in light of conditions then existing, including EchoStar's earnings, financial requirements and other factors. EchoStar's ability to pay dividends is dependent upon results of operations.
In addition, the 1994 Indenture restricts the amount available for dividends on the capital stock of Dish, Ltd. as well as the ability of Dish, Ltd. to loan or otherwise distribute funds to EchoStar. In addition, the 1996 Indenture restricts the ability of EchoStar to pay dividends. See "Description of Certain Indebtedness -- 1994 Notes" and "-- 1996 Notes."

   Since its inception, DBSC has had no earnings and has paid no dividends.

                         CAPITALIZATION


   The following table sets forth as of September 30, 1996: (i) the unaudited and restated consolidated capitalization of EchoStar on a historical basis; (ii) the unaudited consolidated capitalization of DBSC on a historical basis; and
(iii) the unaudited and restated pro-forma consolidated capitalization of EchoStar after giving effect to the proposed merger of EchoStar and DBSC. The historical EchoStar information in this table is derived from the supplemental unaudited and restated Consolidated Financial Statements of EchoStar for the nine months ended September 30, 1996, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and EchoStar's Consolidated Financial Statements and the Notes thereto included elsewhere in this Information Statement -- Prospectus. The historical DBSC information in this table is derived from the supplemental unaudited Financial Statements of DBSC for the nine months ended
September 30, 1996, and should be read in conjunction with DBSC's Financial Statements and the Notes thereto included elsewhere in this Information Statement -- Prospectus (in thousands).




                                                                          AT  SEPTEMBER 30, 1996 (UNAUDITED)
                                                                   -----------------------------------------------
                                                                                                         AS
                                                                      (RESTATED)          DBSC        ADJUSTED
                                                                    ECHOSTAR ACTUAL      ACTUAL      FOR MERGER
Cash, cash equivalents and marketable investment
   securities..............................................            $250,111(1)    $       4      $  250,115
                                                                      ------------    ------------   ------------
                                                                      ------------    ------------   ------------
 Long-term obligations (excluding current portion):

   Long-term deferred signal carriage revenue .............           $   6,690       $      --       $   6,690

   Mortgages and note payable..............................              53,842          36,000(2)       53,842

   1994 Notes, net.........................................             422,777              --         422,777

   1996 Notes, net.........................................             372,570              --         372,570
   Other Long-Term obligations.............................                 478              --             478
   Accrued interest........................................                  --           2,196(3)           --
                                                                      ------------    ------------   ------------

     Total long-term obligations...........................             856,357          38,196         856,357
                                                                      ------------    ------------   ------------
                                                                      ------------    ------------   ------------

Stockholders' equity:
   Preferred Stock, 20,000,000 shares authorized,
     1,616,681 shares of Series A Cumulative
     Preferred Stock issued and outstanding,
     including accrued dividends of $3,046,000.............              18,098              --          18,098
   Common Stock, $0.01 par value, 3,000,000 shares
     authorized, 1,620,138 shares issued and
     outstanding...........................................                  --              16              --
   Class A Common Stock, $0.01 par value,
     200,000,000 shares authorized,
     10,996,621 shares issued and outstanding..............                 110              --             117(5)
   Class B Common Stock, $0.01 par value,
     100,000,000 shares authorized, 29,804,401 shares
     issued and outstanding................................                 298              --             298
   Common Stock Purchase Warrants (4)......................                  16              --              16
   Class C Common Stock, 100,000,000 shares
     authorized, none outstanding..........................                  --              --              --

                                      51


   Additional paid-in capital..............................             154,142           5,849         166,334(5)
   Unrealized holding gains on available-for-sale
     securities, net of deferred taxes.....................                  35              --              35

   Retained earnings (deficit).............................             (70,735)         (4,466)        (70,735)
                                                                      ------------    ------------   ------------

     Total stockholders' equity............................             101,964           1,399         114,163
                                                                      ------------    ------------   ------------

     Total capitalization..................................            $958,321        $  39,595     $  970,520
                                                                      ------------    ------------   ------------
                                                                      ------------    ------------   ------------


------------------------------------------------

(1)  Includes  $135.4 million of cash restricted under the  1996 Indenture.
     Also included is $35.0 million and $750,000 of restricted cash in escrow accounts related to the manufacture of EchoStar Receiver Systems and for the purpose of cash collateralizing certain standby letters of credit, respectively. In addition, the total includes $5.7 million of cash restricted to satisfy certain covenants regarding launch insurance required by the 1994 Indenture related to the launch of EchoStar II.

(2) Represents DBSC's $36.0 million note payable to EchoStar at September 30, 1996.

(3) Represents accrued interest on DBSC's $36.0 million note payable to EchoStar at September 30, 1996.

(4)  Represents the value assigned to the Warrants issued on June 7, 1994 for
     those Warrants outstanding at   September 30, 1996.

(5)  Reflects the fair value of the approximate 658,000 shares of EchoStar
     Class A Common Stock to be issued in connection with the Merger, based on the 10-day average closing price of EchoStar Class A Common Stock as of December 28, 1995 of $18.54. The average share price used in this calculation represents the average price of EchoStar's Class A Common Stock for the five days immediately preceding and immediately following December 21, 1995, the date which EchoStar and DBSC entered into a Plan and Agreement of Merger.

                          ECHOSTAR COMMUNICATIONS CORPORATION

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis relates to the consolidated financial condition and results of operations of EchoStar Communications Corporation, and should be read in conjunction with the financial statements and notes thereto included elsewhere in this Information
Statement--Prospectus.

     THIS INFORMATION STATEMENT--PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS INFORMATION STATEMENT--PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF ECHOSTAR WITH RESPECT TO, AMONG OTHER THINGS: (I) ECHOSTAR'S FINANCING AND STRATEGIC TRANSACTION PLANS; (II) TRENDS AFFECTING ECHOSTAR'S FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS; (III) ECHOSTAR'S GROWTH STRATEGY; (IV) ECHOSTAR'S ANTICIPATED RESULTS OF FUTURE OPERATIONS; AND (V) REGULATORY MATTERS AFFECTING ECHOSTAR. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

OVERVIEW

     EchoStar currently operates four related businesses: (i) operation of the DISH Network-SM- and the EchoStar DBS System; (ii) design, manufacture, marketing, installation and distribution of DTH products worldwide; (iii) domestic distribution of DTH programming; and (iv) consumer financing of EchoStar's domestic products and services. During March 1996 EchoStar began broadcasting and selling programming packages available from the DISH Network-SM-. EchoStar expects to derive its future revenue principally from periodic subscription fees for DISH Network-SM- Programming and, to a lesser extent, from the sale of equipment. The growth of DBS service and equipment sales has had and will continue to have a material negative impact on EchoStar's domestic sales of C-band DTH products; however this negative impact has been more than offset for the nine months ended September 30, 1996 by sales of EchoStar Receiver Systems. As sales of EchoStar DBS programming and receivers increase, EchoStar expects the decline in its sales of domestic C-band DTH products to continue at an accelerated rate.

     EchoStar generally bills for DISH Network-SM- programming periodically in advance and recognizes revenue as service is provided. DISH Network-SM-revenue is a function of: (i) the number of subscribers; (ii) the mix of programming packages selected by subscribers; (iii) the rates charged subscribers; (iv) revenue from ancillary programming activities (such as Pay-Per-View) ; and (v) revenue from satellite usage time agreements. DBS programming costs are generally based upon the number of subscribers to each programming offering.

ECHOSTAR PROMOTIONS AND REVISION OF ACCOUNTING POLICY

     Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is the EchoStar Promotion which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM-programming package for approximately $300. Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) are less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM- service. The excess cost represents a subsidy provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. For the three and nine months ended September 30, 1996, subscriber promotion subsidies for the EchoStar Promotion and other smaller EchoStar promotions totalled approximately $6.0 million. See "Notes 1 and 2 of EchoStar's Notes to Condensed Consolidated Financial Statements as of September 30, 1996."



     Subsequent to September 30, 1996, EchoStar entered into a strategic marketing relationship with Gateway 2000 ("Gateway"). Purchasers of certain computer models from Gateway receive a coupon which the consumer may present to EchoStar for a free EchoStar DBS Receiver System, conditioned upon the consumer's prepaid purchase from EchoStar of one year of America's Top CD-SM-programming package for approximately $300 (the "Gateway Promotion"). Accounting followed for the Gateway Promotion is identical to that described above for the EchoStar Promotion, except the amount of the per subscriber subsidy charged to expense upon shipment of the equipment is approximately $50 greater. EchoStar has conducted other promotions which are similar to the EchoStar Promotion, on a limited basis.



     The primary purposes of the EchoStar Promotion are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products and to build consumer awareness of the DISH Network-SM- brand. This promotion is consistent with and emphasizes EchoStar's long-term business strategy which focuses on generating the majority of its future revenue through sales of DISH Network-SM- programming to a substantial subscriber base. The EchoStar

Promotion, the Gateway Promotion, and other promotions offered by EchoStar result in EchoStar incurring significant costs to acquire subscribers. EchoStar believes these aggregate costs will be fully recouped from DBS programming profits expected to be generated from subscriber renewals and incremental service offerings, primarily because, unlike the cellular phone industry, the reception equipment cannot be utilized with competitors' systems and, therefore, the subscribers cannot seamlessly migrate to alternative DBS providers after the initial prepaid year of DISH Network-SM-service. EchoStar Receiver Systems process only DISH Network-SM- signals because of the proprietary encryption technology employed.



     Based on high DBS industry consumer satisfaction ratings, initial feedback from consumers and dealers and low EchoStar subscriber turnover rates, EchoStar anticipates high service renewal rates leading to an expected average minimum subscriber life of at least three years. In addition, a majority of DISH Network-SM- subscribers have purchased premium and Pay-Per-View programming for incremental amounts above the prepaid minimum required by the EchoStar Promotion, which reduces the time necessary to recoup the average costs incurred per subscriber.



     Total transaction proceeds to EchoStar from DISH Network-SM- programming and equipment sold as a package under the EchoStar promotions are initially deferred and recognized in revenue over the service period (normally one year), commencing with authorization of each new subscriber. The excess of EchoStar's cost of the equipment and programming for the initial prepaid period of DISH Network-SM- service over proceeds received by EchoStar represents subscriber promotional subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. The cost to EchoStar of the related equipment, less the amount of the subscriber promotional subsidies charged to expense upon shipment, is deferred as subscriber acquisition costs and reflected as amortization over the same period of service. Programming costs are accrued and expensed as the service is provided. Excluding expected incremental revenues from premium and Pay-Per-View programming, the accounting followed results in revenue recognition over the initial period of service equal to the sum of programming costs and amortization of subscriber acquisition costs.



     The accompanying financial statements as of and for the nine months ended September 30, 1996, have been restated. The original accounting followed by EchoStar for promotional package sales of service and equipment did not recognize an immediate charge for the subscriber subsidy, as described above, and transaction proceeds were allocated between service revenues and equipment sales revenues. The revised accounting eliminates the need to allocate transaction proceeds between programming service and equipment revenues and places no reliance on incremental revenues from add-on services or subscription renewals to realize deferred subscriber acquisition costs.
The restatement had no material effect on any prior periods through June 30, 1996. Approximate effects on results of operations for the nine month period ended September 30, 1996 were: revenues decreased from $172.0 million to $157.4 million, or $14.6 million, which amount was principally offset by a corresponding reduction in expenses; operating (loss) increased by a net amount of $6.0 million, from $(43.6) million to $(49.6) million, principally due to the immediate expensing of subscriber promotion subsidies; net loss increased by $4.0 million from $(53.2) million to $(57.2) million; and loss per share increased from $(1.31) to $(1.41).



     EchoStar's present marketing strategy is based on current competitive conditions which may change, and such changes could be adverse to EchoStar. Future changes in marketing strategy may include additional promotions, including promotions geared toward further increasing the affordability of EchoStar Receiver Systems and related accessories which, among other things, could increase EchoStar's cost of acquiring new subscribers.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain revenue and expense items in EchoStar's Statements of Income.


                                                                           NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                              -----------------------   ------------------------
                                                                                     (RESTATED)
                                               1993     1994     1995      1995         1996
                                               ----     ----     ----      ----         ----
                                                                              (UNAUDITED)
Statement of Income Data:
  Revenue:
    DTH products and technical services:

      Domestic................................  69%       58%       54%       54%           57%
      International...........................  24        32        36        36            19
  DISH Network-SM- programming and
       promotional products - subscriber
       promotions.............................   -        -         -         -              3
  DISH Network-SM- programming................   -        -         -         -             11

    C-band programming........................   5         8         9         9             6
    Loan origination and participation
      income..................................   2         2         1         1             4
                                               ---       ---       ---       ---           ---
        Total revenue......................... 100       100       100       100           100
                                               ---       ---       ---       ---           ---

  Expenses:
    DTH products and technical services.......  73        70         73       72            70
    DISH Network-SM- programming..............   -         -          -        -             5
    Subscriber promotional subsidies..........   -         -          -        -             4
    C-band programming........................   4         6          8        8             5
    Selling, general and administrative.......  14        16         22       19            34
    Amoritzation of subscriber acquisition
     costs....................................   -         -          -        -             3
    Depreciation and amortization of property
     and equipment............................   1         1          2        1            11
                                               ---       ---       ---       ---           ---

        Total expenses........................  92        93        105      100           132
                                               ---       ---       ---       ---           ---

  Operating income (loss).....................   8%        7%       (5)%       0%          (32)%
                                               ---       ---       ---       ---           ---
                                               ---       ---       ---       ---           ---
  Net income (loss)...........................   9%        0%       (7)%      (4)%         (36)%
                                               ---       ---       ---       ---           ---
                                               ---       ---       ---       ---           ---


THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995


     REVENUE. Total revenue for the three and nine months ended September 30, 1996 was $42.4 million and $157.4 million, respectively, a decrease of $1.2 million, or 3%, and an increase of $34.1 million, or 28%, respectively, as compared to total revenue for the three and nine months ended September 30, 1995 of $43.6 million and $123.3 million, respectively. Revenue from domestic sales of DTH products for the three and nine months ended September 30, 1996 was $13.5 million and $88.4 million, respectively, a decrease of $12.3 million, or 48%, and an increase of $22.7 million, or 34%, respectively, as compared to the same periods in 1995. There was $6.7 million and $58.4 million in domestic revenue from the sale of EchoStar Receiver

Systems included in revenue from domestic sales of DTH products during the three and nine months ended September 30, 1996, respectively. There were no EchoStar Receiver System sales during the comparable periods in 1995. During both of the three months and nine months ended September 30, 1996 "DISH Network-SM- programming and product revenues--subscriber promotions" were $4.4 million compared to no revenues in 1995. Virtually the entire amounts of these revenues are revenue recognition of deferred transaction proceeds from the EchoStar Promotion. These proceeds are recognized ratably over a one year period from commencement of service to the subscriber. In addition to the decrease in domestic revenues for the three months ended September 30, 1996, sales of C-band satellite receivers also decreased by $5.7 million or 48% as compared to the same period in 1995. The increase in domestic revenues for the nine months ended September 30, 1996 was partially offset by a decrease in sales of C-band satellite receivers of $14.5 million or 32% as compared to the same period in 1995. Domestic revenue generated from satellite receivers sold for a competitor's DBS system ("Competitor DBS Receivers") decreased approximately $10.2 million, or 100%, and $15.0 million, or 65%, for the three and nine months ended September 30, 1996, respectively, compared to the same periods in 1995. There was no revenue and $8.0 million of revenue from Competitor DBS Receiver sales for the three and nine months ended September 30, 1996, respectively, as compared to $10.2 million and $23.0 million for the same periods in 1995. Domestic revenue also decreased by $3.0 million, or 82%, and $6.6 million, or 63%, from sales of non-proprietary descrambler modules, during the three and nine months ended September 30, 1996, as compared to the same periods in 1995. The domestic market for C-band DTH products continued to decline during the three and nine months ended September 30, 1996, and this decline will continue to accelerate with the growth of DBS service and equipment sales. Consistent with the increases in revenue noted above, EchoStar has experienced a corresponding increase in trade accounts receivable at September 30, 1996, and expects this trend to continue as EchoStar develops additional channels of equipment distribution.



     Domestically, EchoStar sold approximately 160,000 and 315,000 satellite receivers in the three and nine months ended September 30, 1996, respectively, an increase of 321% and 246%, respectively, as compared to approximately 38,000 and 91,000 satellite receivers, respectively, for the same periods in 1995. Of the total number of satellite receivers sold for the three and nine months ended September 30, 1996, approximately 154,000 and 274,000, respectively, were EchoStar Receiver Systems. EchoStar Receiver System revenue represented approximately 52% and 47%, respectively, of total revenue for the three and nine months ended September 30, 1996. Although there was a significant increase in the number of satellite receivers sold in 1996 as compared to 1995, overall revenue did not increase proportionately as a result of the revenue recognition policy being applied to satellite receivers sold under the EchoStar Promotion combined with an approximate 26% reduction in the average selling price of C-band satellite receivers. Currently, EchoStar has chosen to reduce the retail price of EchoStar's proprietary DBS reception equipment when consumers subscribe to and prepay for DISH Network-SM- programming service for a minimum of one year. Total transaction proceeds to EchoStar from DISH Network-SM- programming service and equipment sold as a package under EchoStar promotions are initially deferred and recognized in revenue over the initial year of service, commencing with authorization of each new subscriber. The excess of EchoStar's equipment and programming costs for the initial prepaid period of DISH Network-SM- service over proceeds received by EchoStar represents subscriber promotional subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. The cost to EchoStar of the related equipment, less the amount of the subscriber promotional subsidies charged to expense upon shipment, is deferred as subscriber acquisition costs and reflected as amortization over the same period of service.


     Also included in the number of satellite receivers sold for the nine months ended September 30, 1996 are approximately 19,000 Competitor DBS Receivers as compared to 40,000, for the same period in 1995. During the nine months ended September 30, 1996, the Competitor DBS Receivers were sold at an approximate 25% reduction in the average selling price as compared to the nine months ended September 30, 1995. Competitor DBS

Receiver revenue represented approximately 5% of total revenue for the nine months ended September 30, 1996. EchoStar's agreement to distribute Competitor DBS Receiver systems terminated on December 31, 1995 and during the first half of 1996, EchoStar sold all of its remaining inventory of Competitor DBS Receivers. The elimination of Competitor DBS Receiver inventory has been more than offset by a substantial increase in inventory of EchoStar Receiver Systems and related components, the sale of which has more than offset the elimination of revenue derived from the sale of Competitor DBS Receivers.


     DISH Network-SM- programming and promotional products revenue was $16.3 million and $22.3 million for the three and nine months ended September 30, 1996, respectively. Since EchoStar did not begin broadcasting and selling programming packages available on the DISH Network-SM- service until March 1996, there was no DISH Network-SM- programming revenue generated during the comparable periods in 1995. DISH Network-SM- programming and promotional products revenue represented 38% and 14% of total revenue for the three and nine months ended September 30, 1996, respectively. In future periods, EchoStar expects these percentages to continue to increase as EchoStar expands its DISH Network-SM- subscriber base. EchoStar had approximately 190,000 and 315,000 subscribers to DISH Network-SM-programming as of September 30, 1996 and December 20, 1996, respectively.


     C-band programming revenue was $2.9 million and $9.5 million for the three and nine months ended September 30, 1996, respectively, a decrease of $906,000, or 24%, and $2.0 million, or 17%, compared to the same periods in 1995. The decrease is attributable to the industry-wide decline in domestic C-band equipment sales and the related decline in domestic C-band programming revenue. This decline in C-band equipment sales and the related programming revenue is expected to continue and accelerate for the foreseeable future. The decline in C-band programming revenue in 1996 has been more than offset by sales of DISH Network-SM- programming.

     Loan origination and participation income for the three and nine months ended September 30, 1996 was $1.7 million and $6.8 million, respectively, an increase of $1.3 million, or 288%, and $5.5 million, or 434%, respectively, compared to the same periods in 1995. The increase in loan origination and participation income for the three and nine months ended September 30, 1996 was primarily due to increased financed volume, including the financing of EchoStar Receiver Systems.

     Revenue from international sales of DTH products for the three and nine months ended September 30, 1996 was $8.0 million and $30.3 million, respectively, a decrease of $5.5 million, or 41%, and $14.5 million, or 32%, respectively, as compared to the same periods in 1995. The decrease is directly attributable to a decrease in the number of analog satellite receivers sold combined with decreasing margins on products sold. Internationally, EchoStar sold approximately 53,000 and 180,000 analog satellite receivers during the three and nine months ended September 30, 1996, a decrease of 34% and 31%, respectively, compared to approximately 80,000 and 261,000 units sold during the same periods in 1995. Overall, EchoStar's international markets for analog DTH products declined during the three and nine months ended September 30, 1996 as anticipation for new international digital services continued to increase. This international decline in demand for analog satellite receivers is similar to the decline which has occurred in the United States and was expected by EchoStar. To offset this anticipated decline in demand for analog satellite receivers, EchoStar has been negotiating with digital service providers to distribute their proprietary receivers in EchoStar's international markets. While EchoStar is actively pursuing these distribution opportunities, no assurance can be given that such negotiations will be successful.

     OPERATING EXPENSES. Costs of DTH products sold were $19.7 million and $109.9 million for the three and nine months ended September 30, 1996, respectively, a decrease of $11.2 million, or 36%, and an increase of $22.3 million, or 25%, respectively, as compared to the same periods in 1995. The decrease for the three months ended September 30, 1996 resulted primarily from the accounting treatment of the EchoStar promotion discussed above. The increase in DTH operating expenses for the nine months ended September 30, 1996 resulted primarily from the increase in sales of EchoStar Receiver Systems. Operating expenses for DTH products as a percentage of DTH product revenue were 91% and 93% for the three and nine months ended September 30, 1996, respectively, compared to 78% and 79% for the same periods in 1995, respectively. This increase is principally attributable to an approximate 26% reduction in the average worldwide selling price of C-band satellite receivers and a 25% reduction in the average selling price of Competitor DBS Receivers, as described above.

     The costs of DISH Network-SM- programming were $6.1 million and $7.9 million for the three and nine months ended September 30, 1996, respectively. Since EchoStar did not begin broadcasting and selling DISH Network-SM-programming packages until March 4, 1996, there were no DISH Network-SM-programming expenses incurred during the comparable periods in 1995.

     The costs of C-band programming were $2.6 million and $8.6 million for the three and nine months ended September 30, 1996, respectively, a decrease of $900,000, or 26%, and $1.7 million, or 16%, respectively, as compared to the same periods in 1995. This decrease is mainly attributable to the decrease in C-band programming revenue. Although there was a decrease in C-band programming revenue, gross profit margins earned on C-band programming remained relatively consistent. As previously discussed, the domestic market for C-band DTH products has continued to decline with the growth of DBS service and equipment sales.


     SUBSCRIBER PROMOTIONAL SUBSIDIES. Subcriber promotional subsidies, determined as previously described, were approximately $6.0 million for the three and nine months ended September 30, 1996. EchoStar introduced these promotions in 1996.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $23.7 million and $53.6 million for the three and nine months ended September 30, 1996, respectively, an increase of $15.5 million, or 187%, and $30.1 million, or 128%, respectively, as compared to the same periods in 1995. This increase was principally due to: (i) increased personnel in all areas of the organization to support the DISH Network-SM-; (ii) marketing and advertising prior to and in conjunction with the introduction of DISH Network-SM- service; (iii) costs related to the Digital Broadcast Center, which commenced operations in the third quarter of 1995; and (iv) costs associated with operation of the DISH Network-SM- Call Centers and subscription management related services. In future periods, EchoStar believes that although total selling, general and administrative expenses will continue to increase, the increase as a percentage of future revenue will decrease as subscribers are added and additional revenue from sales of DISH Network-SM-programming is recognized.

     Research and development costs totaled $1.6 million and $4.2 million for the three and nine months ended September 30, 1996, respectively, as compared to $1.5 million and $4.0 million for the same periods in 1995. The increase was principally due to research and development costs related to digital DBS receivers for domestic and international markets, principally offset by a reduction in research related to C-band receivers for domestic and international markets. EchoStar expenses research and development costs as incurred and includes these costs in selling, general and administrative expenses.





     DEPRECIATION AND AMORTIZATION. Total depreciation and amortization for the three and nine months ended September 30, 1996 was $11.3 million and $21.0 million, respectively, an increase of $10.5 million and $19.5 million, respectively, as compared to the same periods in 1995. The overall increase primarily resulted from depreciation on EchoStar I and the Digital Broadcast Center which were placed in service during the first quarter of 1996 and the fourth quarter of 1995, respectively, and the amortization of subscriber acquisition costs. Depreciation of fixed assets for the three and nine months ended September 30, 1996 was approximately $7.9 million and $17.6 million, respectively. Amortization of subscriber acquisition costs were approximately $4.4 million for the three and nine months ended September 30, 1996. As a result of the EchoStar Promotion, in future periods, amortization expense will be of a magnitude which significantly exceeds historical levels.


     OTHER INCOME AND EXPENSE. Other expense, net for the three and nine months ended September 30, 1996 was $14.6 million and $38.5 million, respectively, an increase of $13.4 million and $31.0 million, respectively, as compared to the same periods in 1995. The increase in other expense for the three and nine month periods ending September 30, 1996 resulted primarily from an increase in interest expense resulting from the issuance of the 1996 Notes. The increase has been partially offset by an increase in interest income attributable to increases in the balances of the 1996 Escrow Account, cash and marketable investment securities accounts as a result of proceeds received from the issuance of the 1996 Notes.

      INCOME TAX BENEFIT. Income tax benefit for the three and nine months ended September 30, 1996 was $15.0 million and $31.8 million, respectively, compared to income tax benefit of $515,000 and $2.7 million during the same periods in 1995. This increase is principally the result of changes in components of income and expenses discussed above during the three and nine months ended September 30, 1996. EchoStar's deferred tax assets (approximately $41.5 million at September 30, 1996) relate principally to temporary differences for amortization of original issue discount on the 1994 and 1996 Notes, net operating loss carryforwards and various accrued expenses which are not deductible until paid. No valuation allowance has been provided because EchoStar currently believes it is more likely than not that these deferred tax assets will ultimately be realized. If future operating results differ materially and adversely from EchoStar's current expectations, its judgment regarding the need for a valuation allowance may change.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUE. Total revenue for 1995 was $163.9 million, a decrease of $27.1 million, or 14%, as compared to total revenue for 1994 of $191.0 million. Revenue from domestic sales of DTH products for 1995 was $87.3 million, a decrease of $24.5 million, or 22%, as compared to 1994. This decrease in domestic revenues was primarily due to an expected decline of $26.9 million, or 24%, in revenue from sales of satellite receivers and related accessories, during 1995, as compared to 1994. The decrease in domestic revenues for 1995 was partially offset by $12.5 million in sales of non-proprietary descrambler modules compared to $11.0 million in 1994. The domestic market for C-band DTH products continued to decline during 1995 and this decline continued into 1996. The decline had been expected by EchoStar as described below. EchoStar also decreased its emphasis on relatively high cost, low margin descrambler modules beginning in the second quarter of 1994.

     Domestically, EchoStar sold approximately 131,000 satellite receivers in 1995, an increase of 15% as compared to approximately 114,000 receivers sold in 1994. Although there was an increase in the number of satellite receivers sold in 1995 as compared to 1994, overall revenues declined as a result of a change in product mix resulting from the introduction of lower priced DBS receivers and related accessories, and an approximate 23% reduction in the average selling price of C-band receivers. Included in the number of satellite receivers sold are Competitor DBS Receivers manufactured and supplied by the Competing DBS Manufacturer which totaled approximately 67,000 for 1995, as compared to 21,000 for 1994. Competitor DBS Receiver revenues were $34.0 million for 1995, as compared to $12.0 million for 1994. Competitor DBS Receiver revenues were 21% of total revenues for 1995.

     In the second half of 1994 and throughout 1995, an increasing percentage of domestic DTH satellite retailers relied on attractive financing packages to generate sales. During most of 1994, certain of EchoStar's competitors offered consumer financing that retailers considered more attractive than financing offered by EchoStar. This competitive financing advantage resulted in retailers selling competing products rather than EchoStar products and was partially responsible for the decline in C-band DTH unit sales and revenue. EchoStar has entered into an agreement with a national consumer finance group permitting EchoStar to offer what it currently believes to be competitive financing terms. However, once a retailer chooses an alternative financing source, it is difficult to recapture that business. While volume and participation payments increased throughout 1995, loan origination and participation payments are not expected to reach historic levels in the short term.

     Commencing in 1995, EchoStar stopped receiving monthly participation payments from Household Retail Services, Inc. ("HRSI") on its loan portfolio, contributing to a decrease in loan origination and participation income from 1994. Loan origination and participation income for 1995 was $1.9 million, a decrease of $1.7 million, or 47%, compared to 1994. EchoStar has filed suit against HRSI for nonpayment of participation revenue, among other things.

     EchoStar markets its current offering of C-band DTH products by offering competitive pricing and financing in order to minimize the decline in domestic C-band DTH sales resulting from the increased popularity of "small dish" equipment. Additionally, EchoStar sold Competitor DBS Receivers for reception of programming offered by other service providers. Competitor DBS Receiver sales partially offset the decline in domestic C-band sales in 1995 and more than offset these sales in 1996, as discussed above. EchoStar's agreement to distribute Competitor DBS Receivers terminated on December 31, 1995.

     Programming revenue for 1995 was $15.1 million, an increase of $556,000, or 4%, as compared to 1994. The increase was primarily due to additional sales of programming packages through retailers and, to a lesser extent, the renewal and retention of existing customers as a result of more attractive pricing and more effective marketing. While EchoStar began to more aggressively market its services in the second quarter of 1995, the industry-wide decline in domestic C-band equipment sales has resulted in a decline in C-band DTH programming revenues as well which has been fully offset by sales of EchoStar DBS programming in 1996.

     Revenue from international sales of DTH products for 1995 was $59.6 million, a decrease of $1.4 million, or 2%, as compared to 1994. The decrease for 1995 resulted principally from reduced sales to the Middle East where EchoStar's largest international DTH customer is based. This decline was partially offset by increased sales in Africa. Revenue from sales of DTH products in the Middle East suffered beginning in August 1995 as a result of recently implemented restrictions against imports, and may not return to historic levels even after import regulations are lifted, the timing of which cannot be predicted. Historic sales levels may not be reached because of new digital service planned for the Middle East beginning in 1996. Internationally, EchoStar sold approximately 331,000 satellite receivers in 1995, an increase of 15%, compared to approximately 289,000 units sold during 1994. The increase was primarily due to a continued emphasis by EchoStar on lower priced products in 1995 to meet marketplace demands. For 1995, the effects of volume increases were offset by a 17% decrease in the average selling price as compared to 1994.

     OPERATING EXPENSES. Costs of DTH products sold were $120.2 million for 1995, a decrease of $13.5 million, or 10%, as compared to 1994. The decrease in DTH operating expenses for 1995 resulted primarily from the decrease in sales of DTH products. Operating expenses for DTH products as a percentage of DTH product revenue were 82% for 1995, as compared to 77% for 1994. The increase was principally the result of declining sales prices of C-band DTH products as described above, during 1995 as compared to 1994 and the cost of promotional campaigns.

     Operating expenses for programming were $13.6 million for 1995, an increase of $1.9 million, or 17%, as compared to 1994. Operating expenses for programming as a percentage of programming revenue were 90% for 1995 as compared to 80% for 1994. Programming expenses increased at a greater rate than revenues from programming principally because the prior periods included the flow through of certain volume discounts. Additionally, the C-band program packaging business is extremely competitive, which restricts the ability to pass on contracted affiliation agreement cost increases to consumers.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $35.0 million for 1995, an increase of $4.8 million, or 16%, as compared to 1994. Selling, general and administrative expenses as a percentage of total revenue increased to 22% for 1995 as compared to 16% for 1994. The change was principally the result of the reduction of revenues from domestic sales of DTH products and increased costs to support, among other things, expansion of the EchoStar DTH product installation network and administrative costs associated with development of the DISH Network-SM-. In addition, $1.1 million of compensation expense was recorded with regard to 55,000 shares of Class A Common Stock contributed by EchoStar to EchoStar's 401(k) plan.

     Research and development costs totaled $5.0 million for 1995 as compared to $5.9 million for 1994. The decrease was principally due to the reduction in research necessary to provide C-band receivers to domestic and international markets, partially offset by increased research and development costs related to digital DBS satellite receivers.





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     DEPRECIATION.  Depreciation for 1995 was $3.1 million, an increase of
$815,000, or 36%, as compared to 1994. The overall increase primarily resulted from depreciation on assets placed in service during the third and fourth quarters of 1995.

     OTHER INCOME AND EXPENSE. Other expense for 1995 was $9.3 million, a decrease of $3.5 million, or 27%, as compared to 1994. The difference in other income and expense for 1995 compared to 1994 resulted primarily from the amortization of original issue discount and deferred debt issuance costs of $23.5 million, in 1995, and $20.7 million, in 1994, net of capitalized interest, on the 1994 Notes, which were issued on June 7, 1994. Other expense has been reduced by investment income on monies deposited in the 1994 Escrow Account of $8.8 million for 1995, and $6.5 million for 1994. Interest capitalized relating to development of the EchoStar DBS System for 1995 was $25.8 million as compared to $5.7 million for 1994.

     PROVISION FOR INCOME TAXES. Income tax benefit for 1995 was $5.7 million as compared to the income tax provision for 1994 of $399,000. This change is principally the result of changes in components of income and expenses discussed above during 1995 and 1994, respectively. EchoStar's deferred tax assets (approximately $13.9 million at December 31, 1995) relate principally to temporary differences for amortization of original issue discount on the 1994 Notes and various accrued expenses which are not deductible until paid. No valuation allowance has been provided because EchoStar currently believes it is more likely than not that these assets will be realized. If future operating results differ materially and adversely from EchoStar's current expectations, its judgment regarding the need for a valuation allowance may change.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUE. Total revenue in 1994 was $191.0 million, a decrease of $30.0 million, or 14%, as compared to total revenue in 1993 of $221.0 million. Revenue from domestic sales of DTH products in 1994 was $111.8 million, a decrease of $41.0 million, or 27%, as compared to 1993. Approximately $22.8 million, or 56%, of the decrease was due to a decline in the number of satellite receivers sold, reduced sales of equipment and accessories typically sold in conjunction with receivers and lower selling prices for that equipment. EchoStar also experienced a decrease of $18.2 million in non-proprietary descrambler module sales during 1994, as compared to 1993. This decrease in 1994 reflects the impact of higher than normal bulk sales of modules to customers during 1993. EchoStar decreased its emphasis on sales of these high cost, low margin products during 1994.

     Domestically, EchoStar sold 114,000 receivers in 1994, a decline of 14%, as compared to 1993. Two of the most important factors responsible for the decline in EchoStar's satellite receiver sales were the unavailability of competitive financing and a reduction in inventory as a result of EchoStar's expectation of a decrease in DTH product sales resulting from the introduction of DBS.

     In 1994, an increasing percentage of domestic DTH satellite retailers relied on attractive financing packages to generate sales. During most of 1994, certain of EchoStar's competitors offered consumer financing that satellite retailers considered more attractive than financing offered by EchoStar. This competitive financing advantage resulted in satellite retailers selling competing products to their customers rather than EchoStar products. EchoStar has entered into an agreement with a national bank permitting EchoStar to offer what it presently believes to be competitive financing terms.

     Loan origination and participation income for 1994 was $3.7 million, a decrease of $170,000, or 4%, as compared to 1993. The decrease resulted from a decline in loan originations due to EchoStar's competitors offering retailers financing considered more attractive than financing offered through EchoStar prior to the new financing agreements entered into by EchoStar. The decline was partially offset by revenue received from participation in outstanding balances of EchoStar's financing portfolio during all of 1994. Commencing in 1995, EchoStar stopped receiving monthly participation payments on the loan portfolio.

     Programming revenue for 1994 was $14.5 million, an increase of $3.7 million, or 34%, as compared to 1993. The increase was primarily due to increased sales of programming packages through satellite retailers and, to


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a lesser extent, the renewal and retention of existing customers as a result of more attractive pricing and more effective marketing.

     Revenue from international DTH products for 1994 was $60.9 million, an increase of $7.4 million, or 14%, as compared to 1993. Such increases were primarily the result of an increase in international consumer demand for DTH products, especially in the Middle East and the Pacific Rim, in response to growth in available satellite television programming. EchoStar sold 289,000 satellite receivers internationally during 1994, an increase of 43%, as compared to 1993. The effects of volume increases were partially offset by a 17% decrease in the average selling price, as compared to 1993, due to an emphasis by EchoStar on lower priced products in 1994 to meet marketplace demands.

     Although comparative revenues from domestic sales of DTH products declined in 1994, fourth quarter 1994 total DTH revenues increased approximately $3.3 million, or 7%, over third quarter 1994 revenues, which were $6.0 million, or 16% higher than second quarter revenues. As a result of sales of Competitor DBS Receivers and increased international sales, fourth quarter DTH revenues of $47.6 million were higher than any other quarter during 1994. This increase is primarily due to an increase in domestic receiver sales to 66,000 in the second half of 1994 compared to 48,000 in the first half of 1994, which reflects the typically higher sales volumes during the fall season and increased sales of Competitor DBS Receivers.

     OPERATING EXPENSES. Costs of DTH products sold were $133.6 million for 1994, a decrease of $27.8 million, or 17%, as compared to 1993. Operating expenses for DTH products as a percentage of DTH product revenue were 77% and 78% for 1994 and 1993, respectively. The decrease in DTH operating expenses in 1994 resulted primarily from the 42% decrease in non-proprietary descrambler module sales, which sell at relatively low gross margins.

     Operating expenses for programming were $11.7 million for 1994, an increase of $2.3 million, or 25%, as compared to 1993. Operating expenses for programming as a percentage of programming revenue in 1994 were 80% as compared to 87% in 1993. Programming revenue increased at a greater rate than operating expenses for programming principally because of discounts available on wholesale programming prices as a result of the increased number of subscribers and better pricing as a result of more favorable programming contracts entered into during 1994.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $30.2 million in 1994 and 1993. Selling, general and administrative expenses as a percentage of total revenue increased to 16% for 1994 compared to 14% for 1993. The increase as a percent of total revenue is principally the result of the reduction of domestic sales of DTH products.

     Research and development costs totaled $5.9 million for 1994, as compared to $5.1 million in 1993. The increase is principally due to additional research necessary to provide receivers to more international markets and the initial development of EchoStar DBS receivers.




     DEPRECIATION. Depreciation in 1994 was $2.2 million, an increase of $566,000, or 34%, as compared to 1993. The increase primarily resulted from purchases of manufacturing equipment and tooling during 1994 and a full year's depreciation on equipment and tooling purchased throughout 1993.

     OTHER INCOME AND EXPENSE. Other expense in 1994 was $12.7 million, an increase of $13.3 million, as compared to 1993. The difference in other income and expense compared to 1993 resulted primarily from the amortization of original issue discount and deferred debt issuance costs which totaled $26.4 million on the 1994 Notes. This amount was partially offset by $6.5 million of investment income in the Escrow Account and capitalized interest of $5.7 million relating to the development of the EchoStar DBS System.


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     PROVISION FOR INCOME TAXES.  Provision for income taxes for 1994 was
$399,000, an increase of $1.8 million, as compared to 1993. This increase is principally the result of EchoStar's subsidiaries (other than ESC) terminating their Subchapter S corporation status effective December 31, 1993. This change in tax status was recognized by establishing a net deferred tax asset of $1.9 million on that date for temporary differences between tax basis and amounts reported in EchoStar's Financial Statements. The 1994 increase in the current and long term deferred tax asset was $7.3 million, which relates principally to the deferred deductibility of interest related to the 1994 Notes. ESC terminated its Subchapter S corporation status effective January 1, 1994. This change in tax status resulted in EchoStar recognizing federal and state corporate income taxes for all of 1994.

LIQUIDITY AND CAPITAL RESOURCES


     Cash flows used by operations totaled approximately $8.4 million for the nine months ended September 30, 1996, as compared to $10.3 million used by operations for the same period in 1995. The cash used by operations for the nine months ended September 30, 1996 was mainly a result of increases in subscriber acquisition costs, accounts receivable, inventory and other current assets offset by an increase in deferred programming and promotional product revenue related to the EchoStar Promotion.


     Cash flows used by operations were $20.3 million for 1995. Cash flows were used primarily for purchases of inventory and a $10.0 million DBS inventory deposit. The increase of approximately $19.7 million in inventory during 1995 principally represents: (i) purchase of integral components for EchoStar Receiver Systems; (ii) a planned increase in inventory of Competitor DBS Receivers; and (iii) an increase in international inventory to support expected international demand. Funds necessary to increase these inventories came from cash reserves.

     Cash flows provided by operations were $24.2 million and $30.2 million for 1994 and 1993, respectively. Cash flows were mainly expended for purchases of property and equipment in 1994 and 1993, principally in connection with development of the EchoStar DBS System and for distributions to stockholders of EchoStar's subsidiaries in 1993. Distributions to stockholders of EchoStar's subsidiaries were made to pay taxes on S corporation taxable income in 1993. EchoStar is prohibited from making further dividend payments by the terms of its debt agreements, except in certain limited circumstances. Cash flows provided by operations in 1994 were invested in short-term interest-bearing marketable securities or segregated as restricted cash and marketable securities.

     From May 1994 to May 1996, the principal subsidiaries of Dish, Ltd., other than EchoStar Satellite Corporation (the "Borrowers"), were parties to an agreement with Bank of America Illinois, which provided a revolving credit facility (the "Credit Facility") for working capital advances and for letters of credit necessary for inventory purchases and satellite construction payments. The Credit Facility expired in May 1996 and EchoStar does not currently intend to arrange a replacement credit facility.

     During June 1994, EchoStar issued 624,000 units consisting of $624.0 million principal amount of the 1994 Notes and 3,744,000 Warrants (representing 2,808,000 shares of EchoStar Class A Common Stock) for aggregate net proceeds of approximately $323.3 million, which were placed in the 1994 Notes Escrow Account. As of September 30, 1996, substantially all of the Warrants issued in connection with the 1994 Notes Offering had been exercised. Through September 30, 1996, $353.6 million had been withdrawn from the 1994 Notes


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Escrow Account. At September 30, 1996, approximately $328.7 million of these proceeds had been applied to development and construction of the EchoStar DBS System and approximately $24.9 million had been applied to other permitted uses.

     In March 1996, ESBC consummated a private placement of the 1996 Notes which were subsequently registered with the Securities and Exchange Commission. ESBC was formed in January 1996 for the purpose of the 1996 Notes Offering. In connection with the 1996 Notes Offering, EchoStar has contributed all of the outstanding capital stock of its wholly owned subsidiary, Dish, Ltd., to ESBC. ESBC issued $580.0 million principal amount of the 1996 Notes for aggregate net proceeds of approximately $337.0 million of which $177.3 million was placed in the 1996 Notes Escrow Account and the remaining $159.7 million was placed in cash and cash equivalents or marketable investment securities. Through September 30, 1996, $46.3 million had been withdrawn from the 1996 Notes Escrow Account for development and construction of EchoStar III and EchoStar IV. As of September 30, 1996, approximately $135.4 million remained in the 1996 Escrow Account, which included investment earnings. Subsequent to September 30, 1996, an additional $25.5 million has been withdrawn from the 1996 Notes Escrow Account. Total cash on hand and marketable investment securities at September 30, 1996 were approximately $73.2 million. EchoStar guarantees the 1996 Notes on a subordinated basis.

     EchoStar's Equity Offering in June 1995 resulted in net proceeds of approximately $63.0 million. EchoStar's assets at September 30, 1996 included assets purchased with those proceeds. Substantially all of the proceeds from the Equity Offering were used: (i) to secure launches for EchoStar III and EchoStar IV; (ii) to support, through loans to DBSC, construction of EchoStar III; (iii) to purchase, for $4.0 million, convertible subordinated secured debentures from DBS Industries, Inc.; and
(iv) for general corporate purposes, including the down payment for the frequencies at 148DEG. WL purchased at the FCC Auction in January 1996, which will be reimbursed with the proceeds of the 1996 Notes Offering at the time the final payment for the frequencies is made to the FCC.

     EchoStar anticipates expending an additional $35 million in working capital during the fourth quarter of 1996, including investment in subscriber acquisition costs. This cash requirement could increase if any of the following occur, among other things: (i) subscriptions to DISH Network-SM-programming differ from anticipated levels; (ii) actual expenses exceed present estimates; or (iii) investment in subscriber acquisition costs continue to increase beyond planned levels. In addition to the working capital requirements discussed above, during the fourth quarter of 1996, EchoStar expects to expend: (i) approximately $3.9 million for contractor financing on EchoStar I and EchoStar II; (ii) approximately $19.0 million in connection with the launch of EchoStar III; (iii) approximately $37.0 million for construction of EchoStar III and EchoStar IV; and (iv) approximately $41.8 million for the purchase of the frequencies at 148DEG. WL. Funds for these expenditures are expected to come from the 1996 Notes Escrow Account and available cash and marketable investment securities. Beyond 1996, EchoStar will expend approximately $68.7 million to repay contractor financing debt related to EchoStar I and EchoStar II. Additionally, EchoStar has committed to expend approximately an additional $260 million to build, launch and support EchoStar III and EchoStar IV in 1997 and beyond. In order to continue to build, launch and support EchoStar III and EchoStar IV beyond the first quarter of 1997, EchoStar will need additional capital. Even if EchoStar terminates the construction contracts with Lockheed Martin for the construction of



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EchoStar III and EchoStar IV, EchoStar will still need additional capital as a result of termination penalties contained in the contracts. There can be no assurances that additional capital will be available, or, if available, that it will be available on terms favorable to EchoStar.

     As a result of the factors discussed above, EchoStar will need to raise additional capital to complete the construction and launch of EchoStar III and EchoStar IV. There can be no assurance that necessary funds will be available or, if available, that they will be available on terms favorable to EchoStar. In anticipation of its future capital requirements and in order to fully implement its business strategy, EchoStar regularly examines, and is currently examining, opportunities to expand its DBS business, technology base and product lines through means such as licenses, joint ventures, strategic alliances, strategic investments and acquisitions of assets or ongoing businesses. Currently, EchoStar has not made a commitment to any new strategic transaction. At any time, however, EchoStar may agree to enter into a new strategic transaction. Should EchoStar agree to enter into a new strategic transaction, there can be no assurance as to the terms or timing of the transaction, whether the transaction will be consummated or whether the transaction would improve EchoStar's financial condition, results of operations, business or prospects in any material manner. Further increases in the investment in subscriber acquisition costs, inadequate supplies of DBS receivers or significant delays or launch failures would significantly and adversely affect EchoStar's operating results and financial condition.


     EchoStar expects net losses to continue as it builds its subscription television business, and therefore, absent additional capital, negative stockholders' equity will result before June 30, 1997. EchoStar's expected net losses will result primarily from: (i) the amortization of the original issue discount on the 1994 Notes and 1996 Notes; (ii) increases in depreciation expense on the satellites and other fixed assets; (iii) increases in subscriber promotional subsidies and amortization of subscriber acquisition costs; and (iv) increases in selling, general and administrative expenses to support the DISH Network-SM-. Although a negative equity position has significant implications, including, but not limited to, non-compliance with NASDAQ National Market listing criteria, EchoStar believes this event will not materially affect the implementation and execution of its business strategy. When EchoStar ceases to satisfy NASDAQ's National Market listing criteria, EchoStar's Common Stock will be subject to being delisted unless an exception is granted by the National Association of Securities Dealers. If an exception were not granted, trading in EchoStar Common Stock would thereafter be conducted in the over-the-counter market. Consequently, it would be more difficult to dispose of, or to obtain accurate quotations as to the price of, the EchoStar Common Stock. Delisting would result in a decline in EchoStar's Common Stock trading market which could potentially depress stock and bond prices, among other things.


     EchoStar has entered into a contract with Lockheed Martin to begin the construction phase of EchoStar IV. This contract also allows EchoStar to begin the construction phase of EchoStar V. Concurrent with execution of this contract, EchoStar waived all penalties due from Lockheed Martin for the late delivery of EchoStar I and EchoStar II.

      In July 1996, EchoStar and Lockheed Martin amended the contracts for the construction of EchoStar I and EchoStar II. As collateral security for contractor financing of EchoStar I and EchoStar II, EchoStar was required to provide a letter of credit prior to the launch of EchoStar II in the amount of $10 million (increasing to more than $40 million by 1999) and the principal stockholder of EchoStar pledged all of his Preferred Stock to Lockheed Martin ("Preferred Stock Guarantee"). Under the amended agreements, EchoStar issued a corporate guarantee covering all obligations to Lockheed Martin with respect to the contractor financing for EchoStar I and EchoStar
II. In consideration for the receipt of the corporate guarantee by EchoStar, Lockheed Martin has agreed to eliminate the letter of credit requirements, and to release the Preferred Stock Guarantee in accordance with a specified formula based on the then outstanding contractor financing debt and the market value of EchoStar's Class A Common Stock. This transaction has been approved by EchoStar's board of directors with EchoStar's principal stockholder


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abstaining from the vote. Additionally, EchoStar will issue a corporate guarantee covering all obligations to Lockheed Martin with respect to the contractor financing for EchoStar III and EchoStar IV.

     In addition to the commitments described above, EchoStar has entered into agreements with various manufacturers to purchase DBS receivers and related components manufactured based on EchoStar's supplied specifications. As of September 30, 1996 the remaining commitments total approximately $148.7 million. As described previously, EchoStar has agreements with two manufacturers to supply DBS receivers for EchoStar. Only one of the manufacturers has produced a receiver acceptable to EchoStar. Since EchoStar has given the non-performing manufacturer notice of its intent to terminate the contract, EchoStar has not included amounts due under the contract in EchoStar's purchase commitments. At September 30, 1996, the total of all outstanding purchase order commitments with domestic and foreign suppliers was approximately $150.0 million. All but approximately $19.2 million of the purchases related to these commitments are expected to be made during 1996 and the remainder is expected to be made during 1997. EchoStar expects to finance these purchases from available cash, marketable investment securities and sales of its DISH Network-SM- programming.

     EchoStar had outstanding $415.7 million and $849.2 million of long-term debt (including the 1994 Notes and 1996 Notes, deferred satellite contract payments on EchoStar I and EchoStar II and mortgage indebtedness) as of December 31, 1995 and September 30, 1996, respectively. In addition, because interest on the 1994 Notes is not payable currently in cash but accrues through June 1, 1999, the 1994 Notes will accrete by $201.2 million through that date. Similarly, because interest on the 1996 Notes is not payable in cash but accrues through March 15, 2000, the 1996 Notes will accrete by $207.4 million through that date. EchoStar is utilizing $28.0 million of contractor financing for EchoStar II. The financing bears interest at 8.25% and is payable in equal monthly principal and interest installments over five years following launch. Contractor financing of $15.0 million and $12.0 million will be used for EchoStar III and EchoStar IV, respectively.
Interest on the contractor financing for EchoStar III and EchoStar IV will range between 7.75% and 8.25%, with equal monthly installments due over five years following the launch of the respective satellite.

AVAILABILITY OF OPERATING CASH FLOW TO ECHOSTAR

     The 1994 Indenture and 1996 Notes Indenture impose various restrictions on the transfer of funds among EchoStar and its subsidiaries. Although the 1996 Notes are collateralized by the stock of Dish, Ltd., various assets expected to form an integral part of the EchoStar DBS System (and not otherwise encumbered by the 1994 Notes Indenture), and guarantees of EchoStar and certain of its other subsidiaries, ESBC's ability to fund interest and principal payments on the 1996 Notes will depend on successful operation and the acquisition of an adequate number of subscribers to the DISH Network-SM-and ESBC having access to available cash flows generated by the DISH Network-SM-, which in turn will depend on EchoStar's success in attracting subscribers to the DISH Network-SM-. If cash available to ESBC is not sufficient to service the 1996 Notes, EchoStar would be required to obtain cash from other sources such as issuance of equity securities, new borrowings or asset sales. There can be no assurance that those alternative sources would be available, or available on favorable terms, or sufficient to meet debt service requirements on the 1996 Notes.

OTHER

1994 AND 1996 NOTES

      Three DBS orbital locations licensed by the FCC are generally recognized as capable of providing satellite service to CONUS. EchoStar has the right to utilize at least 21 DBS frequencies at one of those CONUS slots. In the event the number of frequencies EchoStar has the right to use at a CONUS orbital location is reduced to less than 21, then ESBC will be required to make an offer to repurchase all of the outstanding 1996 Notes, and Dish, Ltd. will be required to make an offer to repurchase one half of the outstanding 1994 Notes. In the event the number of frequencies


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EchoStar has the right to use at a full CONUS orbital location falls below
11, then Dish, Ltd. will be required to make an offer to repurchase all of the outstanding 1994 Notes, rather than only half. Additionally, in the event that EchoStar DBS, a wholly owned subsidiary of EchoStar, fails to obtain authorization from the FCC for frequencies purchased at the FCC Auction in January 1996, or in the event that such authorization is revoked or rescinded, ESBC will be required under the 1996 Notes Indenture to repurchase up to $52.3 million of principal amount of the 1996 Notes.

     If the DBSC Merger or similar transaction does not occur on or before March 1, 1997, ESBC will be required to repurchase at least $83.0 million principal amount of the 1996 Notes. Further, in the event that EchoStar incurs more than $7.8 million in expenses (as defined in the 1996 Notes Indenture) in connection with the DBSC Merger, ESBC will be required to apply an amount equal to such expenses minus $7.8 million to an offer to repurchase the maximum principal amount of the 1996 Notes that may be purchased out of such proceeds.

     If any of the above described events were to occur, EchoStar's plan of operations, including its liquidity, would be adversely affected and its current business plan may not be fully implemented. Further, EchoStar's short-term liquidity would be adversely affected in the event of: (i) significant delay in the delivery of certain products and equipment necessary for operation of the EchoStar DBS System; (ii) shortfalls in estimated levels of operating cash flows; or (iii) unanticipated expenses in connection with development of the EchoStar DBS System.

RECEIVER MANUFACTURERS

     EchoStar has agreements with two manufacturers to supply DBS receivers for EchoStar. Only one of the manufacturers has produced a receiver acceptable to EchoStar. EchoStar previously deposited $10.0 million with the non-performing manufacturer and has an additional $15.0 million in an escrow account as security for EchoStar's payment obligations under that contract. EchoStar has given this non-performing manufacturer notice of its intent to terminate the contract and has filed suit against that manufacturer. Consequently, EchoStar is currently dependent on one manufacturing source for its receivers. Since EchoStar has given the non-performing manufacturer notice of its intent to terminate the contract, EchoStar has not included amounts due under the contract in EchoStar's future purchase commitments.
The performing manufacturer is presently manufacturing receivers in sufficient quantities to meet currently expected demand. If EchoStar's sole manufacturer is unable for any reason to produce receivers in a quantity sufficient to meet demand, EchoStar's liquidity and results of operations would be adversely affected. There can be no assurance EchoStar will be able to recover any amounts deposited with the non-performing manufacturer or held in escrow.


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EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). EchoStar has adopted SFAS No. 121 in the first quarter of 1996 and its adoption has not had a material impact on EchoStar's financial position, results of operations or cash flows.

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), issued by FASB in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. EchoStar intends to continue to measure compensation cost under APB No. 25 and to comply with the pro forma disclosure requirements. Therefore, this statement has had no impact on EchoStar's results of operations.

IMPACT OF INFLATION; BACKLOG

     Inflation has not materially affected EchoStar's operations during the past three years. EchoStar believes that its ability to increase charges for products and services in future periods will depend primarily on competitive pressures. EchoStar does not have any material backlog of its products.


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                          ECHOSTAR COMMUNICATIONS CORPORATION

                                      BUSINESS

GENERAL

     EchoStar is one of only two DBS companies in the United States with the capacity to provide comprehensive nationwide DBS programming service in 1996. EchoStar's DISH Network-SM- commenced operations in March 1996 after the successful launch of EchoStar I in December 1995. EchoStar launched EchoStar II on September 10, 1996. EchoStar significantly increased the channel capacity and programming offerings of the DISH Network-SM- when EchoStar II became fully operational in November 1996. EchoStar now provides approximately 120 channels of near laser disc-quality digital video programming and over 30 channels of near CD-quality audio programming to the entire CONUS.

     The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. As of October 1, 1996, approximately 3.8 million U.S. households subscribed to digital DTH service.


     EchoStar has rights to more U.S. licensed DBS frequencies than any of its competitors. EchoStar controls, or will control (subject to certain FCC approvals and findings), as many as 90 frequencies, including 21 frequencies at one of the three orbital slots currently capable of providing nationwide DBS service. See "Business--Industry Overview--DBS Industry." Each frequency can be utilized by one transponder on a multiple transponder DBS satellite. With digital compression, each transponder typically provides approximately 6 digital video channels to subscribers. EchoStar believes that its rights to substantial amount of DBS spectrum will enable the Company to achieve higher subscriber penetration and revenue per subscriber than it would otherwise attain with its current service. However, even though EchoStar has rights to more frequencies than its competitors, two DTH providers, DirecTv and PrimeStar, currently dominate the DTH market, due to their early entry. DirecTv and PrimeStar currently have approximately 1.9 million and 1.4 million subscribers, respectively, while EchoStar currently has approximately 315,000 subscribers.

     EchoStar III, expected to be launched in the fall of 1997 to serve the eastern half of the United States from 61.5DEG. WL, and EchoStar IV, expected to be launched in the first quarter of 1998 to serve the western half of the United States from 148DEG. WL, may provide local programming for the largest U.S. television markets, niche and foreign language programming, professional and college sporting events, HDTV, business and educational programming and high-speed transmission of Internet data. In addition, the Company has been granted 11 frequencies at 175DEG. WL and has been conditionally granted FSS orbital locations at 121DEG. WL and 83DEG. WL and has applications for two extended Ku-band satellites and two Ka-band satellites pending at the FCC. While firm business plans for these spectrum applications have not yet been determined and development is not expected to commence in the near term, the Company believes this spectrum will be important to the Company's success and intends to use these frequencies to provide complimentary services. However, absent significant additional capital, EchoStar will be unable to retain all of its assigned frequencies and orbital slots.

     EchoStar currently provides approximately 120 channels of digital video programming, and over 30 channels of near CD-quality audio programming.

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

     Assuming the successful launch and deployment of EchoStar III and EchoStar IV, EchoStar will have the satellite capacity to provide over 500 channels of programming to the United States. However, EchoStar does not currently have authorization from the FCC to operate all of the frequencies on these satellites. Thus, without advances in digital compression, special STA's or other FCC authorizations, EchoStar could only deliver approximately 350 channels from those four satellites. EchoStar intends to apply for FCC authorization but there can be no assurance the FCC will authorize operation from frequencies sufficient to provide 500 channels.

     EchoStar's target market includes approximately 110 million potential subscribers in the continental United States, including approximately 96 million television households. DISH Network-SM- subscribers can choose from a variety of programming packages that EchoStar believes have a better price-to-value relationship than packages currently offered by most pay television providers. For example, DISH Network's-SM- America's Top 50 CD-SM-programming package is priced at $24.99 per month, as compared to, on a national average, over $42 per month for a similar package of cable programming. Although the EchoStar Receiver System does not presently provide local programming via satellite into the local markets it is serving, the EchoStar Receiver System allows subscribers to receive local programming from an off-air antenna without the payment of an additional fee. America's Top 50 CD-SM- includes approximately 50 of the top "expanded basic cable" channels, including The Disney Channel-Registered Trademark-, which historically has been a premium service, and over 30 channels of near CD-quality audio programming. EchoStar also offers various premium services, pay-per-view programming and, as of November 1996, offers various regional sports networks, additional premium services and expanded pay-per-view offerings. EchoStar has negotiated the right to broadcast substantially all of the most popular programming, including A&E-SM-, CNBC-Registered Trademark- CNN-Registered Trademark-, CNN International-SM-, C-Span-Registered Trademark-, Cinemax-Registered Trademark-, The Discovery Channel-Registered Trademark-, The Disney Channel-Registered Trademark-, ESPN-Registered Trademark-, The Family Channel-Registered Trademark-, HBO-Registered Trademark-, Headline News-Registered Trademark-, Lifetime Television-SM-, MTV-Registered Trademark-, Nickelodeon-Registered Trademark-, Showtime Network-Registered Trademark-, TNT-SM-, Turner Classic Movies-Registered Trademark-, USA Network-Registered Trademark-, VH-1-Registered Trademark- and many other programming services.

     EchoStar has approximately 315,000 subscribers and is adding new subscribers at a pace of nearly 60,000 per month. Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is the EchoStar Promotion which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM-programming package for approximately $300. Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) are less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM- service. The excess cost represents subscriber promotional subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment.
For the three and nine months ended September 30, 1996, subscriber promotional subsidies for the EchoStar Promotion and other smaller EchoStar promotions totalled approximately $6.0 million. See "Notes 1 and 2 of EchoStar's Notes to Condensed Consolidated Financial Statements as of September 30, 1996.

     The primary purposes of the Echostar Promotion are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products and to build consumer awareness of the DISH Network-SM- brand. The EchoStar Promotion has significantly increased the affordability of EchoStar Receiver Systems for consumers. This promotion is consistent with and emphasizes EchoStar's long-term business strategy which focuses on generating the majority of its future revenue through sales of DISH Network-SM- programming to a substantial subscriber base. The EchoStar Promotion requires EchoStar to incur significant costs to acquire subscribers. However, EchoStar believes these aggregate costs will be fully recouped from the DBS programming profits expected to be generated, primarily because, unlike the cellular phone industry, reception equipment cannot be utilized with competitors systems and, therefore, subscribers cannot seamlessly migrate to alternative DBS providers after the initial prepaid year of DISH Network-SM-service. Further, based on high DBS industry consumer satisfaction ratings, initial feedback from consumers and dealers and low EchoStar subscriber turnover rates, EchoStar anticipates high service renewal rates leading to an expected average minimum subscriber life of at least three years.


     Of the approximately 96 million television households in the United States, it is estimated that over 60 million households pay an average of $42 per month for the average cable subscription. EchoStar believes that there is significant unsatisfied demand for high quality, reasonably priced television programming. Although primary target markets for the EchoStar Receiver System include the approximately 11.0 million households not passed by cable television systems and the approximately 20 million households currently passed by cable television systems with relatively limited channel capacity, EchoStar also targets cable subscribers in urban and suburban areas who are dissatisfied with the quality or price of their cable programming. In addition to the 96

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

million television households, EchoStar's target market includes approximately 8 million businesses, 4.8 million commercial trucks, 3 million recreational vehicles and 200,000 schools, libraries and other institutions.

     DISH Network-SM- programming is available to any subscriber who purchases or leases a low-cost EchoStar Receiver System, which consists of an 18-inch satellite dish, a digital satellite receiver, a user-friendly remote control and related components. The EchoStar Receiver System is fully compatible with MPEG-2, the world digital standard for computers and consumer electronics products, and provides image and sound quality superior to current analog cable or MMDS television services. EchoStar markets EchoStar Receiver Systems through a nationwide network of independent distribution and retail outlets and through consumer electronics retailers. EchoStar is also working with additional mass merchandisers, direct sales organizations and consumer electronics retailers to establish expanded distribution channels for EchoStar Receiver Systems.


     DBS is presently the most efficient, least capital intensive means of reaching the largest number of U.S. television households. If the launches of EchoStar's third and fourth satellites during late 1997 and early 1998 are successful, EchoStar's expanded service from its four DBS satellites will transmit to the continental United States near laser disc-quality, digital television, potentially including local programming and high speed Internet access, for an aggregate capital cost to EchoStar of less than $1 billion, or approximately $10 per U.S. television household. Management believes that after taking into account subscriber promotional subsidies from the EchoStar Promotion and other similar promotions, compared to similar costs incurred by its competitors, EchoStar's costs of delivery are lower than those of its DBS and cable competitors. EchoStar's management believes that this attractive capital cost to provide state-of-the-art programming service will permit EchoStar to become profitable at relatively low levels of market penetration.
 EchoStar believes that the strategy outlined above, together with its ability to exploit the more favorable cost structure of DBS relative to other means of providing pay television programming, will enable EchoStar to achieve its primary objective.


     In addition to the Company's DBS business, EchoStar also designs, manufactures, distributes and installs DTH products, distributes DTH programming domestically and finances its domestic DTH products and services. During the six years ended December 31, 1995, EchoStar sold over 1.7 million DTH receivers worldwide.

     EchoStar's primary objective is to become one of the leading providers of pay television services in the United States. EchoStar's strategy to achieve this objective is to:

     - EXPAND THE MARKET FOR ITS SERVICES BY:

       - USING AGGRESSIVE SALES PROMOTIONS, SUCH AS THE ECHOSTAR PROMOTION.

       - PROVIDING SUBSCRIBERS WITH MORE QUALITY PROGRAMMING AT LOWER PRICES.


       - EXPANDING THE DISTRIBUTION CHANNELS FOR ECHOSTAR RECEIVER SYSTEMS.


     - DEPLOY SATELLITES AT ADDITIONAL DBS ORBITAL SLOTS TO EXPAND ECHOSTAR'S OFFERINGS WITH ADDITIONAL VIDEO, DATA, INTERACTIVE AND INTERNET PRODUCTS.

     - PROVIDE SUPERIOR, ONE-STOP CUSTOMER SERVICE FOR PURCHASING DISH NETWORK-SM- HARDWARE AND PROGRAMMING AND OBTAINING FINANCING, INSTALLATION AND CUSTOMER CARE.

     - EMPLOY WORLD STANDARD MPEG-2 DIGITAL TECHNOLOGY TO ACHIEVE LOWER MANUFACTURING COSTS AND ASSURE SUPERIOR PRODUCT CAPABILITY, INCLUDING COMPATIBILITY WITH OTHER CONSUMER ELECTRONICS PRODUCTS.

EXPAND MARKET FOR ECHOSTAR RECEIVER SYSTEM

AGGRESSIVE PROMOTIONS


     Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is the EchoStar Promotion which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM-


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


programing package for approximately $300. Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) are less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM- service. The excess cost represents subscriber promotional subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. See "Notes 1 and 2 of EchoStar's Notes to Condensed Consolidated Financial Statements as of September 30, 1996." The EchoStar Promotion has increased the affordability of EchoStar Receiver Systems. The Company believes that programming revenues generated by the increased subscriber base resulting from the EchoStar Promotion will more than offset the cost to EchoStar of subsidizing the EchoStar Promotion.

     The Company has entered into a strategic marketing relationship with Gateway 2000. Gateway intends to include with certain computer systems it ships, a certificate enabling the consumer to receive a free EchoStar Receiver System by purchasing the same annual programming package included in the EchoStar Promotion directly from EchoStar for approximately $300. See "EchoStar Communications Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The Company intends to continue to expand its target market through value-oriented promotions such as the EchoStar Promotion. As a result of the generally lower invested capital per potential subscriber (even when considering subscriber promotional subsidies and subscriber acquisition costs) required of digital DBS operators relative to cable television operators, EchoStar believes it is currently one of the lowest cost providers of nationwide pay television programming. Unlike cable television, DBS does not require access to public rights-of-way, multiple origination facilities (commonly known as head-ends) or ground construction to install, maintain or upgrade services, thus eliminating a major portion of the significant capital required to operate a technologically advanced cable television system. Cable industry trade groups and research associations report that significant capital expenditures would be necessary to upgrade existing analog coaxial cable television systems to digital fiber optic technology. These expenditures are estimated to exceed $500 per subscriber. As a result, EchoStar believes that DISH Network-SM- services are generally less expensive than cable television subscriptions, while providing better video quality, access to more channels and greater choice in programming packages. EchoStar believes that cable companies generally will be unable or unwilling to lower their prices to subscribers given the higher implicit cost of the infrastructure necessary to deliver programming to their customers as compared to DBS programming.

     The EchoStar Promotion, the Gateway Promotion, and other promotions offered by EchoStar result in EchoStar incurring significant costs to acquire subscribers. EchoStar believes these aggregate costs will be fully recouped from DBS programming profits expected to be generated from subscriber renewals and incremental service offerings.

LOWER PRICED PROGRAMMING PACKAGES

     EchoStar's low cost infrastructure and high channel capacity due to digital compression enables the DISH Network-SM- to offer a wide variety of programming packages at attractive price points. Management believes that after taking into account subscriber promotional subsidies from the EchoStar Production and other similar promotions, compared to similar costs incurred by its competitors, EchoStar's costs of delivery are lower than those of its DBS and cable competitors. In addition to the annual programming package included in the nationwide promotion, the DISH Network-SM- offers a variety of programming packages including popular cable television networks. The America's Top 50 CD-SM- programming package, which includes The Disney Channel-Registered Trademark-, a premium service, priced at $24.99 per month. This package includes a diverse range of programming including news, sports, general entertainment, movies, and family programming. The America's Top 50 CD Premium Plus-SM- package, priced at an additional $10 per month, and the America's Top 50 CD Deluxe Plus-SM-package, priced at an additional $20 per month, includes the America's Top 50 CD-SM- package combined with one and two multiplexed premium services, respectively, including HBO-Registered Trademark-, Cinemax-Registered Trademark- or Showtime-Registered Trademark-. HBO-Registered Trademark- and Cinemax-Registered Trademark- may also be combined for an additional $15 per month. According to industry reports and trade press, multiplexed premium services, which include three to five channels per service for the same retail price as one service, have proven to be popular with consumers. Additional packages and combinations are expected, including superstations, network programming and regional sports offerings. The DISH Network-SM-offers pay-per-view movies and niche services on an "a la carte" basis. EchoStar's pay-per-view strategy focuses on the premier movie titles which generate substantial viewer interest and, consequently, higher revenues and gross profit.


EXPANDED DISTRIBUTION CHANNELS

     EchoStar is currently in discussions with certain large brand name consumer electronics companies to manufacture and provide greater retail distribution of EchoStar Receiver Systems. EchoStar believes that these companies are interested in manufacturing EchoStar DBS compatible equipment because of the opportunity to package the receiver with an array of new digital consumer electronics products, including audio and video playback equipment, HDTV and personal computers. These manufacturers would augment EchoStar's distribution through channels such as consumer electronics outlets and mass merchandisers.

     EchoStar currently markets EchoStar Receiver Systems through a nationwide network of independent distribution and retail outlets that have been developed over the past 15 years and through a limited number of consumer electronics retailers. EchoStar offers a commission program based on sales of hardware and programming that it believes is competitive with commissions programs offered by other DTH operators. EchoStar is working with additional mass merchandisers, direct sales organizations and consumer electronics retailers to establish expanded distribution channels for EchoStar Receiver Systems. EchoStar believes that these distributors have an interest in retailing EchoStar Receiver Systems due to its differentiated program offerings and lower wholesale costs.

DEPLOY SATELLITES TO EXPAND PRODUCT OFFERINGS

     EchoStar has the exclusive rights to 90 DBS frequencies, 36 more frequencies than the Company's current closest competitor, DirecTv. EchoStar believes that its access to this number of frequencies, and especially those 21 frequencies at one of the three orbital slots currently capable of providing full CONUS DBS service, will allow EchoStar, after the full deployment of its satellites, to sign up more subscribers per geographic area and generate greater revenue from each subscriber than the Company's current service. EchoStar believes that it will achieve this higher subscriber penetration and higher revenue per subscriber as a result of the comprehensive, high-quality programming signal coverage that its 90 frequencies will allow and the extensive programming alternatives that 90 frequencies will allow.

     EchoStar intends to make use of its significant DBS capacity to offer expanded product offerings to its customers, including video, data, interactive and Internet products. EchoStar plans to launch two additional satellites, EchoStar III, in the fall of 1997 to serve the eastern half of the United States, and EchoStar IV, in the first quarter of 1998, to serve the western half of the United States. EchoStar may use the capacity that four satellites will create to provide local programming for the largest U.S. television markets, niche and foreign language programming, extensive professional and college sports events, HDTV, business and educational programming and high-speed transmission of Internet data.

SUPERIOR, ONE-STOP CUSTOMER SERVICE

     EchoStar provides integrated customer care through a single point of contact. By calling 1-800-333-DISH, customers can purchase hardware and programming, schedule installation, obtain technical support, make inquiries regarding their accounts and receive information about the DISH Network-SM-. In order to maximize its customer service, EchoStar maintains its own call center in Thornton, Colorado and has also contracted with industry leader Electronic Data Systems Inc. ("EDS") to provide call center services. In contrast, DirecTv and USSB subscribers must make three separate telephone calls to subscribe to typical popular programming combinations: one for DirecTv programming, one for USSB programming and one for hardware customer service.

EMPLOY WORLD STANDARD MPEG-2 TECHNOLOGY

     The EchoStar DBS System is fully compatible with MPEG-2 digital compression technology, the world standard for computers and digital consumer electronics and products. MPEG-2 compatibility gives EchoStar the advantage of seamlessly interfacing with future digital consumer electronics and computer products. This compatibility will generally result in lower costs to consumers as more manufacturers use common components to design their products.

INDUSTRY OVERVIEW

DBS INDUSTRY

     DBS, as used in this Information Statement--Prospectus, describes a high power satellite broadcast service in the Ku frequency band which, by international agreement, has been allocated to national administrations in the Western Hemisphere with a unique nine degree orbital spacing (DBS orbital spacing is six degrees in certain areas of the world) permitting higher powered transmissions which can be received on an 18-inch satellite dish. Other DTH services include FSS, which describes low power (C-band) and medium power (Ku-band) satellite services. EchoStar believes that the smaller, 18 inch dish size generally increases consumer acceptance and provides a substantial competitive advantage over other DTH services.

     Although the concept of DBS was introduced in 1982, it did not become commercially viable until recently because available satellite technology did not allow for the power required to transmit to small dishes and digital compression technology had not been adequately developed. Today, DBS provides the most cost efficient national point to multi-point transport of video, audio and data services. The advent of high powered satellites allows for 18-inch dishes and digital compression technology permits the broadcast of up to ten channels of programming per frequency.

     Eight DBS orbital slots, each with 32 frequencies, have been or will be assigned by the FCC for use by U.S. DBS providers. The FCC has indicated its belief that only the 101DEG. WL, 110DEG. WL and 119DEG. WL slots provide full CONUS coverage and, therefore, these three slots are considered the most strategic.

     The FCC has issued or is expected to issue licenses or construction permits for DBS orbital locations as follows.

                                            FREQUENCY ALLOCATIONS FOR U.S. DBS ORBITAL SLOTS
                 TOTAL      -------------------------------------------------------------------------------
              FREQUENCIES   61.5DEG.   101DEG.   110DEG.   119DEG.    148DEG.   157DEG.   166DEG.   175DEG.
              -----------   --------   -------   -------   -------    -------   -------   -------   -------
ECHOSTAR (1)...    90          11                   1        21         24                   1         32
DirecTv........    54                     27                                       27
MCI............    28                              28
 Continental...    22          11                                                           11
Tempo..........    22                                        11                             11
Dominion (2)...    16           8                                                            8
USSB...........    16                      5        3                    8
Unassigned.....     8           2                                                   5        1
                  ---          --         --       --        --         --         --       --         --
  Totals.......   256          32         32       32        32         32         32       32         32
                  ---          --         --       --        --         --         --       --         --
                  ---          --         --       --        --         --         --       --         --

---------------

 (1) Includes one frequency at 110DEG. WL, 10 frequencies at 119DEG. WL and 11 frequencies at 175DEG. WL as a result of EchoStar's December 1994 merger with Directsat. Also includes 11 frequencies at 61.5DEG. WL and 11 frequencies at 175DEG. WL controlled by DBSC. In January 1996, EchoStar entered the winning bid in the FCC Auction for 24 frequencies at 148DEG. WL. Also includes the additional 10 of the frequencies at 175DEG. WL and the one frequency at 166DEG. WL, which EchoStar believes it will be assigned if the FCC finds that EchoStar has a firm satellite construction contract, but there is no such assurance.

(2) The Company has entered into the Dominion Agreement which, among other things, would provide the Company beneficial use of three of Dominion's frequencies at 61.5DEG. WL. The Dominion Agreement is subject to FCC approval, of which there can be no assurance.

     In the event that EchoStar is unable to raise substantial additional capital, EchoStar may not be able to retain all of the licenses or construction permits granted to it by the FCC. There can be no assurances that additional capital will be available, or, if available, that it will be available on terms favorable to EchoStar. In order to exploit all of its frequencies, other than the one frequency at each of the 110DEG. WL and 166DEG., EchoStar will need to build a fifth satellite. EchoStar's business plan to exploit these frequencies at the 110DEG. WL and 166DEG. WL orbital slots has not been developed.

     Currently, only EchoStar and DirecTv have authorizations for more than 11 frequencies in the strategic U.S. licensed orbital slots which provide for full CONUS coverage. In the FCC Auction, MCI entered the winning bid to acquire the permit for 28 of 32 frequencies at the 110DEG. WL orbital slot. Issuance of the permit is subject to FCC approval. EchoStar presently expects that MCI will be able to offer DBS services from this slot within approximately 18 months or possibly sooner. See "Risk Factors--Competitive Nature of the Industry" and "--Competition--DBS Industry--Other DBS Operators."

     Programming for DBS is generally available from the majority of programmers on the same terms as are offered to cable operators. The Cable Act, subject to certain exceptions, requires programmers controlled by vertically integrated cable companies to offer programming to all potential buyers on fair and reasonable terms. Additionally, although not required by law, in EchoStar's experience, substantially all unaffiliated programmers have made their programming available on fair and reasonable terms. Pay-per-view programming has also generally been made available to DBS providers on substantially the same terms and conditions as are available to cable operators. See "Risk Factors--Risks of Adverse Effects of Government Regulation."


     Pursuant to an agreement (the "Dominion Agreement"), dated July 19, 1996, by and among ESC, Directsat, MergerCo, DBSC (collectively, the "Providers") and Dominion, the Providers agreed to permit Dominion to broadcast from or to use transponders on EchoStar I, EchoStar II and EchoStar
III. Under the Dominion Agreement, DBSC will allow Dominion to use eight transponders on EchoStar III to broadcast programming for a term commencing upon the successful launch of EchoStar III and (subject to certain exceptions) ending at the end of the useful operating life of EchoStar III. Prior to that, Directsat granted Dominion the right to broadcast programming on one full frequency from EchoStar II for the useful operating life of EchoStar II subject to earlier termination upon certain events. In the event that Dominion exercises its right to broadcast programming on one frequency from EchoStar II, it retains a right to broadcast from one channel on EchoStar I in certain circumstances. Dominion will make monthly satellite usage time payments in exchange for its use rights under the Dominion Agreement. Upon the commencement of the satellite usage time agreement for the transponders on EchoStar III, Dominion has agreed to allow EchoStar Satellite Corporation to use three of the original eight Dominion frequencies. In addition, pursuant to the Dominion Agreement, Dominion has the right, for a fee, to make use of EchoStar's Digital Broadcast Center in Cheyenne, Wyoming and EchoStar's telephone marketing system. The eight transponders on EchoStar III, which EchoStar will allow Dominion to use, would not otherwise be revenue-producing because EchoStar has not been authorized to use those transponders for its own DBS services. The satellite usage time arrangements, however, would require FCC approval and no assurance can be given that the FCC will grant this approval.


C-BAND/DTH INDUSTRY

     The C-band industry provides satellite television products and services, including hardware and software for the reception and decryption of satellite television programming. Satellite programming at the C-band radio frequency typically requires dish sizes ranging from six to 12 feet in diameter, depending upon geographic location. This large dish compensates for a relatively low (under 20 Watts per transponder) power signal. As of December 31, 1995, approximately 4.2 million C-band systems had been sold in the United States at an average price of over $2,000.

THE MARKET

GENERAL

     EchoStar believes that there is a significant unsatisfied demand for high quality, reasonably priced television programming and that the domestic and international markets for satellite products and services are growing as a result of the following continuing fundamental characteristics: (i) cable infrastructure is either weak or non-existent in many domestic and international areas; (ii) a high percentage of current pay television subscribers are dissatisfied with their current programming choices, service or pricing;
(iii) distribution of television
programming to national, regional and international audiences is increasing;
and (iv) technological advancements, such as higher powered satellites and digital compression, have continued.

     Although many cable operators are expected to commit significant capital to upgrade their systems to a competitive digital configuration, EchoStar believes that cable operators will focus upgrades on the nation's top twenty to fifty television markets and will largely ignore the rural areas that are among EchoStar's primary target markets. Although EchoStar believes major upgrade programs will occur in the top cable television markets, many of those markets have a divergent group of cable operators with varying strategic initiatives. EchoStar believes this fragmentation will work in EchoStar's favor as it attempts to gain market share in these areas.
EchoStar also believes that it is very unlikely that cable providers will ever be able to provide the same quality and quantity of programming that EchoStar will be able to provide with just two of its four satellites. In order to provide consistent, competitive digital service over more than the smallest of cable coverage areas, cable providers will need to coordinate their businesses and activities in an intricate manner on a nationwide basis. Given the fractionalized nature of the cable programming business in the United States today, EchoStar does not believe that the required level of coordination is likely to come about. Also, it is estimated that to upgrade all the United States' existing cable systems to allow them to provide competitive digital service would cost in excess of $30 billion. The Company does not believe the cable industry is prepared to make such a substantial investment in its systems, especially in light of the fact that DBS can provide better nationwide coverage, more programming and a better quality picture than upgraded cable, at a fraction of the cost to contract the required delivery system.

     Finally, wireless cable operators have capacity constraints and, like wireline cable operators, comprise a group without a coordinated strategy. Newer technologies, such as LMDS and open video systems ("OVS") using telephone wires, have not yet begun to provide service.

     EchoStar believes that the demand for satellite television services in the U.S. has grown and will continue to grow and that the DISH Network-SM-provides the most attractive alternative to cable. While the high-power DBS share of the U.S. television market is currently small compared to cable, it has been steadily increasing. Industry studies indicate that a substantial number of consumers are dissatisfied with cable television and that former cable subscribers who subscribe to a DBS system are generally more satisfied with it than cable. This research also indicates that the most likely DBS customers are homeowners with families who currently have or have had cable, subscribed to the premium cable channels and consider television a significant component of their entertainment activities. EchoStar believes, based on this research, that the following factors will contribute to the market growth of the DISH Network-SM-.

     DEMAND FOR MORE CHOICE IN TELEVISION PROGRAMMING AND BETTER QUALITY PICTURE AND SOUND. Prior to the growth of cable television services, television viewers were offered a relatively limited number of channels. As the number of channels increased, consumer demand for more programming choices also increased. EchoStar expects that this trend will continue and that consumers will desire even more programming choices than are available through cable. EchoStar believes consumers are also increasingly demanding improved picture quality compared to what has historically been offered by over-the-air VHF and UHF broadcasters and by cable. EchoStar believes that the EchoStar DBS System is well-positioned to benefit from these growing demands.

     WEAK CABLE INFRASTRUCTURE. There are many rural areas of the United States with either limited capacity of less than 39 channels or no cable television availability. Of the approximately 11,000 cable systems in the United States, many are located in rural areas outside significant population centers. The cost to upgrade these systems would be significant and, in many cases, economically infeasible in a competitive environment absent a strategic partner. Since DBS is the most economical way to deliver programming over a large area, EchoStar believes that rural areas provide a prime market for its satellite television products and services.

     DISSATISFIED CABLE SUBSCRIBERS. EchoStar believes that a substantial number of current cable subscribers are dissatisfied with the quality of picture and sound, limited channel capability, complicated multi-tier packaging, cost of service, and level of customer service provided by their cable systems. Industry research has indicated

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that the number of cable subscribers dissatisfied with cable television is significant. EchoStar believes that those cable subscribers represent a substantial market opportunity and will potentially be attracted to its DBS service.

     INCREASED DISTRIBUTION OF TELEVISION PROGRAMMING. The global television market is experiencing significant growth, both in terms of the number of broadcasters creating programming and the number of channels available to viewers. Within the United States, the number of television programming providers grew from three in 1970 to in excess of 200 currently. Similarly, deregulation in other countries has fostered the entry into the market of additional television broadcasters. The number of television channels and viewing alternatives available to United States and international audiences is expected to continue to grow dramatically.

     EchoStar believes that national broadcasters and other service providers will expand their use of satellites to distribute programming to national, regional and international audiences. Major United States programmers are undertaking efforts to transition from their current limited international roles to global entertainment providers. In addition, EchoStar believes that international broadcasters will expand their use of satellites to distribute programming to domestic audiences of similar ethnic, linguistic or cultural heritage, a cornerstone of EchoStar's niche programming strategy. This programming is provided more economically by utilizing satellite television systems rather than local cable and other programming delivery systems.

     Likewise, consumer demand for additional programming choices has increased as the availability of channels has increased. EchoStar believes that this trend will continue and consumers will demand more programming choices than those offered by their cable systems.

     CONTINUING TECHNOLOGICAL ADVANCEMENTS. Recent technological advancements, such as the advent of high powered satellites (which made possible the reduction in the size of satellite dishes) and the development of digital compression technology, have increased signal transmission capacity and lowered costs.

THE MARKET FOR DBS

     EchoStar believes that the potential United States DBS market includes the approximately 96 million households with television sets, together with approximately 8 million businesses, 4.8 million commercial trucks, 3 million recreational vehicles and 200,000 schools, libraries and other institutions that desire access to high quality video, audio and data programming. Based upon recent statistics, over 60% of the 96 million United States households with television sets currently pay for programming. Given the anticipated relative low cost and greater programming choices of EchoStar's DBS service compared to cable, EchoStar believes that it will be able to successfully penetrate its target markets.

     EchoStar also believes that, as a result of the large base of potential customers, the EchoStar DBS System will be commercially viable even if only low market penetration levels are achieved in any particular target market. EchoStar has identified the following specific market segments as primary targets for DBS:

     NON-PASSED HOUSEHOLDS. One of the primary targets for EchoStar's DBS services will be United States households with television sets that are not presently passed by cable, a total of approximately 11 million homes. Of these, in excess of 2 million are former cable subscribers who have relocated and do not currently subscribe because cable is unavailable to them at their new residences. The subscribers who are unserved by cable are generally located in sparsely populated rural and remote areas beyond the economic reach of cable systems. These households also include second homes. This market presents an opportunity for DBS providers because, unlike cable service, the economics of delivering DBS service are not affected by population density or remoteness, and the same service can be provided to subscribers in such areas on the same basis as provided in densely populated urban areas. Although C-band satellite television services are available throughout the country, EchoStar believes that many non-passed households settle for local broadcasting due to the size and cost of C-band satellite dishes. EchoStar believes that non-passed households will respond favorably to the availability of programming services, especially to economically priced DBS services and reception equipment.

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

     HOUSEHOLDS PASSED BY CABLE. EchoStar also intends to target the 85 million households that are passed by cable television, including approximately 20 million households that are passed by cable systems offering limited channel capacity (less than 39 channels). Although programming offerings of cable systems in major metropolitan areas are significant, most cable systems have a typical analog capacity of 30 to 80 channels. In order to expand their capacity to that to be offered by the DISH Network-SM-, EchoStar believes that cable systems would have to upgrade their analog networks to fiber-based digital service. Fiber upgrade implementation is in progress in a few cable systems in select metropolitan markets, with a resultant increase of channel capacity anticipated to be available in five to ten years. Due to the substantial capital investment required for widescale deployment of fiber-based services, several cable companies have pushed back originally-announced deployment schedules. EchoStar believes that consumers will continue to demand the improved audio and video quality, and expanded programming offerings, that are currently available with DBS technology, but not available from over-the-air VHF and UHF broadcasters or from cable.

     INTERNATIONAL AND CULTURAL MARKETS. There are approximately 8 million households headed by persons of foreign nationality living in the United States, encompassing 22.6 million foreign born persons living in the United States. Generally, it is not cost effective for traditional broadcasters or cable companies to provide targeted programming to these households due to the generally low number of such niche customers in any particular local market. These customers, along with other customers interested in receiving international and other cultural programming, will be an important target market for EchoStar. EchoStar's incremental cost to provide multicultural programming is relatively insignificant given the ability of digital DBS service to utilize a national delivery system for all mainstream and multicultural programming. EchoStar believes that, by directly marketing international programming to these customers, it will also sell more of its most popular programming.

     MOBILE, COMMERCIAL AND INSTITUTIONAL MARKETS. Other target markets for DBS services include mobile, commercial and institutional markets. Already, many recreational vehicle owners have purchased C-band satellite dishes. Management believes that lower equipment prices and the smaller dish size will attract many more recreational vehicle owners to DBS service, similar to the current experience in Europe. EchoStar also believes that businesses, hotels, restaurants, schools, libraries, apartment buildings and other commercial and institutional organizations will purchase EchoStar's DBS programming and equipment in order to receive educational, foreign language and niche video and audio programming. EchoStar also intends to market its DBS service to the marine and other mobile markets requiring actuated systems.

     BUSINESS COMMUNICATION NETWORKS. EchoStar also intends to target professional and related business groups as potential markets for its programming services. Such groups include multi-level marketing organizations and legal, medical, accounting and real estate professionals, among others.

CURRENT EXPERIENCE OF DIGITAL DTH OPERATORS

     The digital DTH satellite business in the United States has experienced tremendous consumer acceptance. The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the roll out of color televisions, VCRs and compact disc players. As of October 1, 1996, approximately 3.8 million U.S. households had subscribed to digital DTH satellite service (including that of PrimeStar, a medium-power DTH service with larger dishes than those for use with DBS service). DBS providers have been successful penetrating households both passed and not passed by traditional cable operators.


     EchoStar has also been encouraged by the willingness of early DBS subscribers to pay relatively high monthly programming fees. Subscribers are currently paying an average of approximately $34 per month for DISH Network-SM-programming, which is similar to, on a national average over $42 per month for a similar package of cable programming. In addition, subscribers of DirecTv's DBS programming are currently paying an average of approximately $50 per month. EchoStar expects its average monthly programming fee to increase substantially with the introduction of more video and audio programming, including additional higher priced programming (such as premium and Pay-per-View options) with the commencement of operation of EchoStar II and future satellites.

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

DBS AND RELATED SERVICES

PROGRAMMING

     EchoStar now provides the entire continental United States approximately 120 channels of near laser disc-quality digital video programming and over 30 channels of CD-quality audio programming. These channels include, but are not limited to, the following:



























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-----------------------------
EXPANDED BASIC CABLE CHANNELS
-----------------------------


A&E.............................  Cultural and entertainment programming.
CARTOON NETWORK.................  Programming from the Hanna Barbera cartoon library.
CNBC............................  Late breaking market news and personal finance information.
CNN.............................  In-depth news and commentary.
CNN FN..........................  Comprehensive business and financial news.
CNN INTERNATIONAL...............  International news, sports and weather.
COUNTRY MUSIC TELEVISION........  Contemporary country music hits.
COURT TV........................  News from courtrooms around the world.
C-SPAN..........................  Coverage of U.S. congressional events and public affairs.
THE DISCOVERY CHANNEL...........  Non-fiction entertainment and documentaries.
ESPN............................  Wide variety of sports programming including the NFL, NHL and MLB.
ESPN2...........................  Differentiated sports programming targeting younger viewers, including the NHL.
E! .............................  Programming from the world of celebrities and entertainment.
EWTN ...........................  Continuous family-oriented and religious programming.
THE FAMILY CHANNEL..............  Family-oriented entertainment.
HEADLINE NEWS..................   Concise, fast-paced 30 minute news updates.
THE LEARNING CHANNEL............  Diverse mix of how-to, cooking, science, history and educational shows.
LIFETIME........................  Movies, specials and feature films targeted to women.
MTV.............................  Music video and entertainment network.
NICKELODEON.....................  Top rated children's programming.
REGIONAL SPORTS NETWORKS........  Subscribers receive one network that is of greatest local interest, each which consists of professional, college and other sporting events.
SCI-FI CHANNEL..................  Science fiction, fantasy, classic horror and factual science programming.
TBS.............................  Movies, documentaries, comedies, children's shows and sports, including the NBA and Atlanta Braves baseball.
TNT.............................  Classic and original movies, NFL and comprehensive NBA schedule.
THE TRAVEL CHANNEL..............  Video visits and travel information and advice.
TURNER CLASSIC MOVIES...........  Movies, special features and entertainment.
USA.............................  Original series, movies, sports and animated children's programming.
VH-1............................  Music videos for adults and cultural programming.
THE WEATHER CHANNEL.............  Local, national and international weather.

----------------
PREMIUM CHANNELS
----------------

CINEMAX.........................  Three channels of popular movies.
THE DISNEY CHANNEL*.............  Animated Disney classics, original series, entertainment specials and movies.
HBO.............................  Five channels of first run and original movies, sports and special events and concerts.
THE MOVIE CHANNEL...............  Two channels of first run movies.
SHOWTIME........................  Three channels of first run and original movies.

-------------------
* Included in all DISH Network-SM- programming packages which include America's Top 50-SM- and is also included in the EchoStar Promotion.

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     The DISH Network's-SM- America's Top 50 CD-SM- programming package is priced at $24.99 per month, as compared to, on a national average, over $42 per month for a similar package of cable programming. Although the EchoStar Receiver System does not presently provide local programming via satellite into the local market it is serving, the EchoStar Receiver System allows its subscribers to receive local programming from any off-air antenna without the payment of an additional fee. America's Top 50 CD-SM- includes approximately 50 of the top "expanded basic cable" channels, including The Disney Channel-Registered Trademark-, which historically has been a premium service, and over 30 channels of near-CD quality audio programming. For an additional $10 or $20 per month, EchoStar offers its America's Top 50 CD-SM- package with one or two multiplexed premium services such as HBO-Registered Trademark-, Cinemax-Registered Trademark-, The Movie Channel-Registered Trademark- and Showtime-Registered Trademark-. HBO-Registered Trademark- and Cinemax-Registered Trademark- may also be combined for an additional $15 per month. Additional packages and combinations include superstations, network programming and regional sports offerings.


     To subscribe to the full complement of services offered by DirecTv and USSB, a consumer would be required to pay approximately $66 per month. EchoStar offers comparable programming for less than $50 per month. DirecTv predominately markets a package of services available at a price point of $29.95 per month, although other packages are available, including a more limited selection of "basic cable" channels for $19.95. USSB predominately markets a tier of popular basic services for $7.95 per month and premium service packages ranging from $10.95 to $34.95 per month. EchoStar's America's Top 50 CD-SM- programming package includes the best of DirecTv's and USSB's basic programming, plus The Disney Channel-Registered Trademark-, for less than $25 per month. The EchoStar Promotion requires prepayment of one year of the America's Top 50 CD-SM- package for approximately $300 ($24.99 per month). DirecTv's promotion requires prepayment of one year of their Total Choice package for $360. The DirecTv package does not include any USSB basic programming, which would cost an additional $96 per year and also requires a mail rebate to match EchoStar's $199 price for a receiver system. In addition, DISH Network-SM- subscribers receive a single bill for all programming services while subscribers to DirecTv and USSB receive two bills. Currently, DirecTv offers subscribers the NFL Sunday Ticket-TM- which is available to DirecTv on an exclusive basis. The suggested retail price to the consumer of satellite receiver systems offered by EchoStar and DirecTv generally are comparable. See "--EchoStar Receiver Systems."

     EchoStar's program offerings also include additional channels with regional sports, niche programming, educational and cultural programming, shopping services, pay-per-view options and certain subscriber selected programming. In addition to these offerings, The DISH Network-SM- service includes: (i) "Superstations," KTLA, WGN , WPIX and WSBK; and (ii) network feeds of ABC, NBC and CBS from various time zones plus Fox and PBS.
Effective November 1, EchoStar further expanded its DISH Network-SM- program offerings to include: (i) additional premium services; (ii) additional regional sports services; (iii) expanded pay-per-view options; and (iv) niche programming, including business programming. EchoStar is finalizing agreements with major production studios, including Disney, Paramount, Warner Brothers, Columbia TriStar, Sony and Universal Studios, to provide pay-per-view movies and events. EchoStar has dedicated ten channels for pay-per-view movies and may further expand pay-per-view channels in the future. Pay-per-view options may include first run movies, live sporting and entertainment events. These video offerings are complemented with near compact disc quality audio programming provided by Muzak as well as library and other data services, such as financial and weather information.

ECHOSTAR RECEIVER SYSTEMS

     DISH Network-SM- programming is available to any subscriber who purchases or leases an EchoStar Receiver System. A typical EchoStar Receiver System includes an 18-inch satellite receiver dish, a receiver, which processes and descrambles signals for television viewing, a remote control and related components. The EchoStar Receiver System is also fully compatible with local broadcast signals. The EchoStar Receiver System is generally available in a standard and premium model. The premium model includes a universal UHF remote,

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



an expanded favorite channel list and a high speed data port, all features not available on the standard model. Households can receive local broadcast signals, either through a standard television antenna (a traditional rooftop or set-top antenna) or by subscribing to basic cable and can also switch between DBS signals and local programming signals using the remote control. According to the industry research, approximately 76% of DBS households currently receive local programming signals from standard television antennas. The initial equipment cost required to receive DISH Network-SM-programming may reduce the demand for EchoStar Receiver Systems, since EchoStar Receiver Systems must be purchased, while cable and certain of EchoStar's satellite competitors lease their equipment to the consumer with little or any initial hardware payment required. As part of the EchoStar Promotion, the Company allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail cost in March 1996 of approximately $499) conditioned upon the consumer's purchase of one year of America's Top 50 CD-SM- for approximately $300 ($24.99 per month). This programming package compares to, on a national average $42 per month for a similar package of cable programming. Although the EchoStar Receiver System does not presently provide local programming via satellite into the local market it is serving, the EchoStar Receiver System allows its subscribers to receive local programming from an off-air antenna without the payment of an additional fee. EchoStar believes the suggested retail price of a DSS-TM-satellite receiver system for DirecTv programming is currently between approximately $399 and $799, although special dealer incentives and promotions, commenced in August 1995, have decreased the cost to the customer.


     In response to the EchoStar Promotion, virtually every DBS satellite provider is now offering satellite systems at a price comparable to EchoStar Receiver Systems offered in the EchoStar Promotion, or about $200. For example, in late August 1996, DirecTv announced a promotion, whereby a consumer is able to purchase an entry level DirecTv compatible satellite system with the prepayment of an annual basic programming package. DirecTv's promotion requires prepayment of one year of its Total Choice package for $360. The net cost of the satellite system, including the annual programming package, is approximately $559 after the consumer receives a $200 mail-in rebate from DirecTv. The DirecTv package does not include any USSB basic programming, which would cost an additional $96 per year and also requires the mail rebate to match EchoStar's $199 price for a receiver system. PrimeStar also announced a promotion in early October 1996 offering a satellite receiver for $199 when the consumer purchasers one year of programming. The Company believes that the EchoStar Promotion is and will be preferred by consumers, because the EchoStar Promotion requires the consumer to pay less money up front and, over the time period that programming is provided pursuant to the EchoStar Promotion, provides more high-quality programming at a lower price.

     Authorization information for subscription programming is stored on microchips placed on a credit card-sized access, or smart card. The smart card, which can easily be updated or replaced periodically at low cost, provides a simple and effective method to authorize and deauthorize subscription programming. If the receiver's smart card is authorized for a particular channel, the data is decrypted and passed on for audio and video decompression.

     The EchoStar DBS System integrates a number of technological advances, including digital audio and video compression. The combination of these elements in the EchoStar DBS System is intended to provide the consumer with affordable access to a broad spectrum of entertainment and informational products, home shopping and similar services, educational services and databases.

     EchoStar does not manufacture EchoStar Receiver Systems directly. Instead EchoStar has contracted for the manufacture of EchoStar Receiver Systems with high-volume contract electronics manufacturers. SCI is currently manufacturing MPEG-2 DBS receivers in quantities which EchoStar believes will be adequate to meet currently expected demand. EchoStar has given Sagem, its other manufacturer, notice of its intent to terminate their contract, and therefore, EchoStar is currently dependent on one manufacturing source for its receivers. EchoStar is also in negotiations with several brand name consumer electronics manufacturers to produce receivers for use with the DISH Network-SM-.

FINANCING

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

     EchoStar currently offers consumers the opportunity to lease or finance their HTS branded EchoStar Receiver Systems, including installation costs and certain programming packages, on competitive terms. EchoStar has agreements with major consumer finance groups to make consumer credit available to EchoStar customers. All EchoStar financing is currently provided by third parties and is generally non-recourse to EchoStar. Under EchoStar's revolving charge plan, customers are issued a DISH-TM- private label credit card allowing them to increase service levels at any time.


     At present, certain of EchoStar's subsidiaries have initiated a civil action against the Associates, one of EchoStar's financing sources, alleging a breach of contract. EchoStar alleges that the Associates, among other things, breached its contract with EchoStar pursuant to which Associates agreed to finance the purchase of EchoStar Receiver Systems by consumers. EchoStar alleges that the Associates' refusal to finance certain prospective consumers has resulted in the loss of approximately 700 to 1,000 prospective customers per day to EchoStar's competitors. In addition, EchoStar alleges that the loss of sales due to the Associates action has forced EchoStar to lower the price on its products. As a result of the actions alleged by EchoStar to have been taken by the Associates, EchoStar may be forced to seek a new finance company to finance the purchase of EchoStar Receiver Systems. There can be no assurance that such financing will be available or that, if available, it will be available on terms favorable to EchoStar. In addition, any material delay in the ability of EchoStar to obtain subscribers to DISH Network-SM- programming would negatively affect EchoStar's financial condition and results of operations. See "Risk Factors--Risk that Failure to Finance Consumers Will Limit Demand of EchoStar Receiver Systems."

INSTALLATION

     At September 30, 1996, EchoStar had approximately 85 employees dedicated to installing and servicing EchoStar DTH and DBS receivers. EchoStar plans to hire additional installation and service personnel as the demand for its receivers, especially the EchoStar Receiver System, continues to grow. EchoStar is attempting to effectively train, organize and manage its existing installation force. EchoStar is determined to recruit, train and manage effectively its installation and service force, as the Company believes that quality installation and service will give EchoStar a distinct advantage over its competitors, particularly cable providers. EchoStar has attempted to retain a high level of quality and customer service and consequently, its installation and service personnel recruitment, training and management practices may, from time to time, reduce EchoStar's subscribers' access to EchoStar's programming and may cause subscribers to be added at a slower rate and potential subscribers to choose other services.

OTHER COMPONENTS

     SUBSCRIBER MANAGEMENT. EchoStar has entered into an agreement with Cable Services Group, Inc. ("CSG") to provide subscriber management, billing and remittance services for Dish Network-SM- subscribers. Under the terms of the agreement, EchoStar is also provided with access to a subscriber management system maintained by CSG which facilitates the authorization of particular programming and the issuance of updated access cards, and coordinates billing and renewal functions.

     CUSTOMER CARE CALL CENTER. EchoStar has entered into an agreement with EDS to provide customer call center operations. These operations complement those currently managed by EchoStar, while greatly expanding service capacity. Potential and existing subscribers can call a single phone number to receive assistance for hardware, programming, installation or service.

     DIGITAL BROADCAST CENTER. The first step in the delivery of satellite programming to the customer is the uplink of that programming to the satellite. Uplink is the process by which signals are received from either the programming originator or distributor and transmitted to a satellite. EchoStar's Digital Broadcast Center is located in Cheyenne, Wyoming. The Digital Broadcast Center contains fiber optic lines and downlink antennas to receive programming and other data at the center, as well as a number of large uplink antennas and other equipment necessary to modulate and demodulate the programming and data signals. The compression and encryption of the programming signals will also be done at this center.

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

     CONDITIONAL ACCESS SYSTEM. EchoStar has contracted with Nagra Plus, SA to provide access control systems, as well as smart cards used with each EchoStar Receiver System necessary to receive the authorization code. The access control system is central to the security network that prevents unauthorized viewing of programming. In the event the equipment or access control systems fail to perform as intended, EchoStar's plan of operations would be adversely affected. EchoStar believes the vendor it has chosen is highly qualified, and has confidence that the access control system will adequately prevent unauthorized access to programming. Further, the receiver has been designed with the flexibility to completely change the access control system in the event of a security breach. However, the technology is still relatively new and success is not an absolute certainty. In the event that such systems or products fail to operate as intended, EchoStar's business would be adversely affected if the vendors could not rapidly implement corrective measures.

     COMPRESSION SYSTEM. EchoStar has entered into an agreement with DiviCom, Inc. to provide the necessary equipment to digitize, compress and encrypt the analog signals transmitted by programmers to EchoStar's digital broadcast center. Digitized signals are then multiplexed and modulated into an MPEG-2 transport stream for transmission to EchoStar's satellites. Once a customer has ordered programming from EchoStar, an authorization code is transmitted to the customer's satellite receiver, allowing the customer to receive the programming within seconds after placing the order.

     TRACKING, TELEMETRY AND CONTROL OF SATELLITES AFTER LAUNCH. Once a satellite is placed at its orbital location, ground stations control it until the end of its in-orbit lifetime. EchoStar has entered into an agreement with AT&T to provide TT&C services with respect to EchoStar I and EchoStar II, including orbital analysis and satellite engineering. The agreement terminates upon the later to occur of December 31, 2005 or the end of the useful life of EchoStar II. The agreement limits the liability of AT&T in the event it negligently performs its services under the agreement or otherwise terminates the agreement prior to the expiration of its term. It is expected that such risks will be covered by in-orbit insurance; however, no assurances can be given that such insurance can be obtained on commercially reasonable terms.

     The FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C for EchoStar I, stating that the required coordination process with Canada and Mexico had been completed. However, the FCC subsequently received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites.
There can be no assurance that such objections will not subsequently require EchoStar to relinquish the use of such C-band frequencies for TT&C purposes. The inability to control the satellite would result in a total loss of the satellite. Further, the FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C function for EchoStar II, but only until January 1, 1999, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use C-band frequencies for TT&C purposes. The inability to control EchoStar II would result in a total loss of the satellite.

     While TT&C services have not yet been procured for EchoStar III or EchoStar IV, EchoStar believes that these services can be timely obtained from a number of vendors.

DBS AND OTHER PERMITS


     EchoStar's subsidiaries have been assigned 21 DBS frequencies at 119DEG. WL, one of the three U.S. licensed orbital slots that provide full CONUS coverage. Of these frequencies, eleven are held by ESC. Eleven of the 16 transponders on EchoStar I will be utilized to operate those frequencies. Although EchoStar has not used the remaining five transponders on EchoStar I, EchoStar had an STA to provide 30 channels (i.e., five of the frequencies) on EchoStar I. However, the FCC recently declined to renew that STA. EchoStar is filing for reconsideration but there can be no assurance EchoStar will be successful in that appeal. The decision by the FCC will not affect EchoStar's current offering of 120 channels of near laser disc-quality video programming and over 30 channels of near CD-quality audio programming because EchoStar was not using the STA to provide any channels of programming to its subscribers.


     Ten frequencies were acquired as a result of a merger between Directsat and a subsidiary of EchoStar, which was consummated in December 1994. Ten of the sixteen transponders on EchoStar II will be utilized to operate these frequencies.


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     On October 10, 1996, the FCC granted Directsat a five-week temporary permit to operate the remaining six frequencies on EchoStar II in order to conduct preliminary testing. The FCC declined to grant Directsat an STA to operate these transponders on the satellites.

     Pursuant to the Dominion Agreement, the Providers agreed to permit Dominion to broadcast from or to use transponders on EchoStar I, EchoStar II and EchoStar III. Upon the commencement of the satellite usage time agreement for the transponders on EchoStar III, Dominion has agreed to allow ESC to use three of the original eight Dominion transponders. The eight transponders on EchoStar III which EchoStar will allow Dominion to use would not otherwise be revenue-producing for EchoStar because it has not been authorized to use those transponders for its own DBS services. The satellite usage time arrangements, however, would require FCC approval and no assurance can be given that the FCC will grant such approval.

     In addition to its frequencies at 119DEG. WL, Directsat has been assigned 11 frequencies at 175DEG. WL, and EchoStar expects to be assigned an additional ten frequencies at 175DEG. WL and one frequency at 166DEG. WL provided the FCC finds that ESC has a firm contract for the construction of a satellite at this orbital slot, but there can be no assurance in this regard. These frequencies could be used to provide a high power DBS service to the Western continental U.S., Hawaii and Alaska, and could also be potentially valuable as a link for the provision of programming between the United States and the Pacific Rim, if FCC and ITU coordination can be arranged.


     EchoStar currently owns approximately 40% of the outstanding common stock of DBSC, which holds a conditional satellite construction permit and specific orbital slot assignments for eleven DBS frequencies at each of 61.5DEG. WL and 175DEG. WL. EchoStar expects to acquire 100% of DBSC pursuant to the Merger. The Merger has been approved by DBSC's shareholders and the FCC. A timely objection to the Merger was filed by the Consumer Project on Technology ("CPT"). CPT contended in its objection that the Merger would permit EchoStar to acquire a dominant and anticompetitive position in the DBS marketplace by aggregating an excessive number of DBS channels. A series of letters objecting to the Merger were also filed subsequently by the CPT and another public interest group. These letters raised the same issues as the CPT's earlier objection. FCC approval of the Merger was obtained on August 30, 1996.


     Assuming consummation of the Merger, EchoStar will hold, through its DBSC subsidiary, the construction permit and slot assignments for these frequencies. In connection with the Merger, EchoStar expects to issue approximately 658,000 shares of its Class A Common Stock to DBSC shareholders in exchange for all of the DBSC stock that it does not already own.

     ESC's, Directsat's and DBSC's permits are subject to continuing due diligence requirements imposed by the FCC. See "--Governmental Regulation-- FCC Permits and Licenses." Each company's applications to extend their DBS permits have been conditionally approved by the FCC and are subject to further FCC and appellate review, but there can be no assurance that the FCC will determine in the future that ESC, Directsat or DBSC have complied with the due diligence requirements. Failure to comply with due diligence requirements could result in the revocation of DBS permits.


     During January 1996, the FCC held an auction for 28 frequencies at the 110DEG. WL orbital slot and 24 frequencies at the 148DEG. WL orbital slot. At the FCC Auction, EchoStar entered the high bid of $52.3 million to acquire a DBS construction permit for the use of 24 frequencies at the 148DEG. WL orbital slot. To participate in the FCC Auction, EchoStar deposited $12 million with FCC. EchoStar paid the remainder of the purchase price for the 148DEG. WL orbital slot on December 12, 1996. EchoStar will be

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required to complete construction of that satellite within four years of the permit grant, and the satellite must be in operation within six years of the grant. See "Risk Factors--FCC Auction Risks."

     EchoStar has an application pending before the FCC for a two satellite FSS Ka-band system and a two satellite extended Ku-band satellite system. EchoStar has been granted a license for a two satellite FSS Ku-band system, which is conditioned on EchoStar making an additional financial showing. There can be no assurance the FCC will consider EchoStar's additional showing to be adequate. If the pending applications are granted, and EchoStar successfully constructs and launches Ku-band, extended Ku-band and Ka-band satellites, those satellites might be used to complement EchoStar DBS System programming, or for a variety of other uses. It is possible that the unique FSS Ku-band and Ka-band orbital locations requested by EchoStar and others could permit construction of satellites with sufficient power to allow dish sizes comparable to DBS. All of these projects are in an early stage of development and there is no assurance that EchoStar's applications will be granted by the FCC or that, if granted, EchoStar will successfully exploit the resulting business opportunities. All of these applications are currently being challenged by several companies with interests adverse to EchoStar's.

     An 80% owned subsidiary of EchoStar has applied for construction permits and authorizations to operate a six satellite low earth orbit satellite system ("Little LEO"). While primary applications for that system are unrelated to DBS, it is possible that the system could serve as a path for wireless communication with EchoStar DBS customers, particularly for periodic polling of units for pay-per-view purchases and relative rapid feedback on viewer pay-per-view buy rates and preferences. This project is in an early stage of development and there is no assurance that EchoStar's application will be granted by the FCC or that, if granted, EchoStar will successfully exploit the resulting business opportunity.

THE SATELLITES

     EchoStar I and EchoStar II are Lockheed Martin Series 7000 satellites equipped with 16 Ku-band transponders, each transponder with 130 Watts of power, approximately eight times the power of typical C-band transponders. EchoStar III will be a Lockheed Martin Series 2100AX satellite equipped with 3,840 Watts of power which can be divided among 16 to 32 Ku-band transponders. EchoStar IV will be a Lockheed Martin Series 2100AX Satellite equipped with 32 Ku-band transponders. Each transponder will be capable of handling analog video channels or multiple digital video, audio and data channels. The satellites have a minimum design life of 12 years and an estimated orbital life of 15 years or more if optimally deployed. The Satellite Contracts provide for the construction and delivery of multiple high powered DBS satellites and related services.

     All pre-launch payments due to Lockheed Martin with respect to EchoStar I and EchoStar II have been made. The remainder of the aggregate purchase price for each satellite is required to be paid, with interest ranging between 7.75% and 8.25%, over a period of five years after the delivery and launch of each satellite (the "Deferred Payments"). The majority of the purchase price for EchoStar III and EchoStar IV will be required to be paid in monthly payments during construction. EchoStar and Lockheed Martin have agreed to Deferred Payments of $15.0 million and $12.0 million for EchoStar III and EchoStar IV, respectively.

     Except under limited circumstances, Lockheed Martin generally owns each satellite it constructs for EchoStar, and the components thereof, until the launch of each satellite. As security for the portion of the Deferred Payments due to Lockheed Martin with respect to EchoStar I and EchoStar II, Dish, Ltd. has: (i) granted to Lockheed Martin a security interest in substantially all assets of Dish, Ltd. and its subsidiaries, other than the stock of the subsidiaries and proceeds derived from the sale of the 1994 Notes, subordinate to the first security interest in the assets of ESC granted to the Trustee under the 1994 Indenture, and to the liens granted to any commercial bank which provides a revolving credit facility to Dish, Ltd., except that such security interest ranks PARI PASSU with the security interest in the assets of ESC granted for the benefit of the holders of the 1994 Notes with respect to $30.0 million of the Deferred Payments; and (ii) caused Dish, Ltd. and its subsidiaries to guarantee payment in full of the Deferred Payments. Following any default on the Deferred Payments, Lockheed Martin is prohibited from realizing on any of the collateral for a period of at least five years following consummation of the 1994 Notes Offering, and in any event for 180 days following such default.

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Lockheed Martin also has a security interest in certain assets of EchoStar's subsidiaries other than ESC, which lien ranks senior to the lien on such assets granted for the benefit of the holders of the 1994 Notes.

     Subsequent to June 30, 1996, EchoStar and Lockheed Martin amended the contracts for the construction of EchoStar I and EchoStar II. As collateral security for contractor financing of EchoStar I and EchoStar II, EchoStar was required to provide a letter of credit prior to the launch of EchoStar II in the amount of $10.0 million (increasing to more than $40.0 million by 1999) and the principal stockholder of EchoStar pledged all of his Preferred Stock to Lockheed Martin pursuant to the Preferred Stock Guarantee. Under the amended agreements, EchoStar will issue a corporate guarantee covering all obligations to Lockheed Martin with respect to the contractor financing for EchoStar I and EchoStar II. In consideration for the receipt of the corporate guarantee by EchoStar, Lockheed Martin has agreed to eliminate the letter of credit requirements, and to release the Preferred Stock Guarantee in accordance with a specified formula based on the then outstanding contractor financing debts and the market value of EchoStar's Class A Common Stock.
This transaction has been approved by EchoStar's board of directors with EchoStar's principal stockholder abstaining from the vote. Additionally, EchoStar will issue a corporate guarantee covering all obligations to Lockheed Martin with respect to the contractor financing for Echostar III and EchoStar IV.

     EchoStar will require additional funds for the construction and launch of its third, fourth and fifth DBS Satellites. See "Risk Factors--Need for Additional Capital."

SATELLITE LAUNCHES

     EchoStar has entered into a contract for launch services with Lockheed Martin Commercial Launch Services, Inc. ("Lockheed Services") for the launch of EchoStar III from Cape Canaveral Air Station, Florida during the fall of 1997, subject to delay or acceleration in certain circumstances (the "Lockheed Contract"). The Lockheed Contract provides for launch of the satellite utilizing an Atlas IIAS launch vehicle. As of September 30, 1996, EchoStar has made payments totalling $24.0 million and the remaining price is payable in installments in accordance with the payment schedule set forth in the Lockheed Contract. Under that schedule, substantially all of the price is required to be paid before the launch.

     EchoStar has the right, in its sole discretion, to terminate the Lockheed Contract at any time subject to forfeiture of certain amounts paid to Lockheed Services. In addition, EchoStar has a right to terminate the Lockheed Contract and receive a full refund for all amounts paid to Lockheed Services if the total launch delays (except certain excusable delays) caused by Lockheed Services exceed 12 months.

     EchoStar has contracted with LKE for the launch of an additional satellite during 1998 from the Kazakh Republic, a territory of the former Soviet Union, utilizing a Proton launch vehicle (the "LKE Contract"). Either party may request a delay in the relevant launch period, subject to the payment of penalties based on the length of the delay and the proximity of the request to the launch date.

     EchoStar has the right, in its sole discretion, to terminate the LKE Contract at any time, subject to the forfeiture of certain amounts paid to LKE. In addition, EchoStar has the right to terminate the LKE Contract and receive a full refund of all amounts paid to LKE in certain circumstances, including: (i) a launch delay caused by LKE which exceeds nine months from the last day of the original launch period; (ii) an increase in the price or change in payment or other terms necessitated by compliance with, or implementation of, the trade agreement between the United States and Russia;
(iii) EchoStar's inability to obtain necessary export licenses; (iv) the failure of Proton launch vehicles; and (v) EchoStar's inability to procure launch insurance on commercially reasonable terms. In the event termination of the LKE Contract is caused by the failure of Proton launch vehicles, however, LKE would be entitled to retain up to $15.0 million, depending on the number and proximity of Proton failures to EchoStar's scheduled launch.

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     EchoStar expects to launch on a Proton D-le four stage launch vehicle.
Astra 1F, the first commercial launch on a Proton D-le, was successfully launched on March 27, 1996. LKE currently has contracts providing for the launch of at least five non-EchoStar western satellites through 1997.

INSURANCE

     Under the terms of the Satellite Contracts, Lockheed Martin bears the risk of loss of the EchoStar satellites during the construction phase up to launch. At launch, title and risk of loss pass to EchoStar, at which time the launch insurance becomes operative. EchoStar contracted for launch insurance coverage for EchoStar II in the amount of $219.3 million and, together with the cash segregated and reserved on its balance sheet, satisfied its current insurance obligations under the 1994 Indenture.

     The launch insurance policy for EchoStar II covers the period between launch through completion of testing and commencement of commercial operations and includes in-orbit insurance until 365 days after the launch of EchoStar II. The policy protects against losses resulting from the failure of a satellite to achieve its proper orbit parameters or to perform in accordance with the satellite's operational performance parameters. The 1994 Indenture also requires in-orbit insurance to be kept in force for EchoStar I and EchoStar II in specified amounts. EchoStar has procured the required in-orbit insurance for EchoStar I and will procure the required in-orbit insurance for EchoStar II for the period not already covered by the launch insurance policy.

     The launch insurance policy for EchoStar II contains, and the insurance policy for EchoStar I with respect to in-orbit operation contains, standard commercial satellite insurance provisions, including a material change condition, that would result in the cancellation of insurance or alter the effective rate, depending upon customary exclusions, including for: (i) military or similar actions; (ii) laser, directed energy, or nuclear anti-satellite devices; (iii) insurrection and similar acts; (iv) governmental confiscation; (v) nuclear reaction or radiation contamination;
(vi) willful or intentional acts of EchoStar or its contractors; (vii) loss of market, loss of revenue, extra expenses, incidental and consequential damages; and (viii) third-party claims against EchoStar.

     EchoStar has bound insurance for the launch of EchoStar III and EchoStar IV and such policies include in-orbit insurance until 365 days after the launch of EchoStar III and EchoStar IV, respectively. The 1996 Indenture requires EchoStar to obtain in-orbit insurance for EchoStar III, in an amount equal to the cost to construct, launch and insure EchoStar III (in the case of in-orbit insurance with a deductible no greater than 20%). The Senior Secured Indenture requires EchoStar to obtain in-orbit insurance for EchoStar IV, in an amount equal to the cost to construct, launch and insure EchoStar IV (in the case of in-orbit insurance with a deductible no greater than 20%).

OTHER PRODUCTS AND RELATED SERVICES

     EchoStar currently offers a broad range of products, from approximately $250 DTH systems in Europe that can receive signals from only one or two co-located satellites, to approximately $3,000 systems at retail that are capable of receiving signals from 20 or more satellites. Principal product lines include EchoStar-Registered Trademark-, HTS Premier-TM- and HTS Tracker-TM- name brands, with good, better and best options typically available for each line and each geographic reception area. EchoStar sold approximately 462,000 satellite receivers worldwide in 1995. EchoStar's sales of DTH products are somewhat seasonal, with higher domestic sales normally occurring in the late summer and fall months in advance of increased consumer programming demand during the fall and winter months.

DOMESTIC

     Satellite retailers have historically sold large C-band satellite receiver systems to consumers in rural areas through store fronts or small home-based businesses. The decline in the number of conventional satellite retailers in the United States, which form the core of EchoStar's distribution system, was significant during 1995 and has continued in 1996 as a result of competition from the sale of DBS systems through consumer electronic outlets. Those satellite retailers which are not marketing DBS systems may be

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particularly vulnerable.  However, new satellite retailers continue to enter the market, which partially offsets the decline.

INTERNATIONAL

     EchoStar's international product line includes a broad range of DTH and commercial satellite equipment and accessories, including satellite receivers, integrated receiver decoders, antennas, actuators, feeds and LNBs. During 1995, the equipment was distributed, primarily with the EchoStar-Registered Trademark-brand name, through EchoStar's distribution centers. EchoStar's products are tailored to each country's standard television formats. In addition, on-screen instructions and pre-programmed channels are available in a variety of languages. EchoStar's international receivers can process C-band and Ku-band signals with both 110-and 240-volt power sources and have been designed to withstand the fluctuating power sources often found in developing countries.

PROGRAMMING

     Since 1986, EchoStar has acquired programming directly from top programmers, and packaged and distributed that programming throughout the United States to C-band system users through EchoStar's independent retailer network. EchoStar has non-exclusive affiliation agreements for the distribution of most top programming available from domestic satellites, including A&E-Registered Trademark-, CNN-Registered Trademark-, The Discovery Channel-Registered Trademark-, The Disney Channel-Registered Trademark-, ESPN-Registered Trademark-, HBO-Registered Trademark-, MTV-Registered Trademark-, Showtime-Registered Trademark-, TBS-TM-, TNT-TM-, USA-Registered Trademark-, national networks, "Superstations" and other "best of cable" programming.

FINANCING

     Through financing arranged by EchoStar, consumers are able to finance their DTH-related product and service home entertainment purchases in a single package. Credit approval is often granted while customers are still in a dealer's showroom, and funds are customarily forwarded to dealers within 24 hours of receiving the original completed loan documents. EchoStar's consumer financing arrangement allows "one-stop shopping" for equipment, programming and installation services, while avoiding many of the risks inherent in financing consumer receivables.

     At present certain of EchoStar's subsidiaries have initiated a civil action against the Associates, one of its financing sources, alleging a breach of contract. EchoStar alleges that the Associates, among other things, breached its contract with EchoStar pursuant to which Associates agreed to finance the purchase of EchoStar Receiver Systems by consumers. EchoStar alleges that the Associates' refusal to finance certain prospective consumers has resulted in the loss of approximately 700 to 1,000 prospective customers per day to EchoStar's competitors. In addition, EchoStar alleges that the loss of sales due to the Associates action has forced EchoStar to lower the price on its products. As a result of the actions alleged by EchoStar to have been taken by the Associates, EchoStar may be forced to seek a new finance company to finance the purchase of EchoStar Receiver Systems. There can be no assurance that such financing will be available or that, if available, it will be available on terms favorable to EchoStar. In addition, any material delay in the ability of EchoStar to obtain subscribers to DISH Network-SM- programming would negatively affect EchoStar's financial condition and results of operations. See "Risk Factors--Risk that Failure to Finance Consumers Will Limit Demand of EchoStar Receiver Systems."

     EchoStar also offers an option to lease DTH-related equipment for up to a seventy-two month period, and to obtain programming during the lease term, for one fixed monthly payment. The leases contain an annual purchase option allowing the customer to purchase the equipment for a predetermined amount. The lease program helps EchoStar compete more effectively and thereby increase sales and customer loyalty.

SALES AND MARKETING

DBS

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     EchoStar has a comprehensive marketing strategy designed to promote the
EchoStar DBS System under the DISH Network-SM- brand name and distinguish itself from cable and other DBS providers. The first phase of the strategy is designed to build market awareness of the DISH Network-SM-, reinforce EchoStar's historical presence in the satellite industry and focus the market's attention on EchoStar's motto of "A Dish in Every Home."

     EchoStar's marketing strategy includes national and regional broadcast and print advertising, promoting the benefits of the DISH Network-SM-, to support the initial nationwide product rollout. EchoStar has comprehensive dealer guides describing all aspects of the DISH Network-SM- and its integrated product lines (programming, hardware, financing and installation) were delivered to distributors during nationwide educational seminars.
EchoStar will continue offering a high level of retail support, and will provide comprehensive point of sale literature, product displays, demonstration kiosks and signage for retail outlets. EchoStar also provides a promotional channel as well as a programming subscription for in-store viewing. EchoStar's mobile sales and marketing team will visit retail outlets on a regular basis to reinforce training and ensure point-of-sale needs are quickly fulfilled. A DISH Network-SM- merchandise catalogue is also available for distributors to add to their promotional materials.

     EchoStar offers a commission program that it believes is competitive with that offered by other DTH digital operators. The program pays qualified distributors and retailers a percentage of programming revenues generated by subscribers to whom they sell EchoStar Receiver Systems. Commissions will be earned by distributors and retailers over an extended period and will be paid regularly.

     Following the nationwide launch of service, EchoStar has continued to place national and regional broadcast and print advertisements, provide retail support and offer co-operative marketing campaigns with distributors on an ongoing basis. One channel of programming is provided on the DISH Network-SM- to educate subscribers on additional services and promotions.

     EchoStar is utilizing its existing nationwide network of independent distribution and retail stores and outlets to market and distribute EchoStar Receiver Systems and programming services to its target markets. EchoStar is also distributing EchoStar Receiver Systems through consumer electronics outlets under its own brand name. EchoStar also intends to expand into other, less traditional distribution channels. Based on its knowledge of these distribution channels from its marketing of C-band DTH products and services domestically over the last 15 years and its marketing of DBS products in Europe and the United States, EchoStar believes it will be able to optimize the marketing of its DBS products and services to distinguish itself from other DBS suppliers.

     Considerable consumer education was required to develop the market for DBS service. The initial entrants into the DBS market have incurred the greatest educational burden because they introduced DBS to consumers.

OTHER PRODUCTS AND SERVICES

     EchoStar's DTH sales and marketing efforts are concentrated in three geographic regions: the Americas, Europe and Asia. The corporate marketing department, located at EchoStar's corporate headquarters in Englewood, Colorado, supports regional efforts by coordinating research, strategy, promotion, pricing, advertising and new product development. EchoStar focuses on marketing and distributing its DTH products and services, programming services and consumer financing services through its independent retailer network. EchoStar also provides its independent retailer network with marketing support ranging from cooperative advertising funds to customized advertising campaigns.

RESEARCH AND DEVELOPMENT AND MANUFACTURING

     Satellite receivers designed by EchoStar's research and development group have won numerous awards from dealers, retailers and industry trade publications. EchoStar's research and development personnel focus on shaping the EchoStar-Registered Trademark- and HTS-TM- product lines to meet specific consumer needs and to compete effectively against products designed and manufactured by larger consumer electronics companies. In addition to overseeing the manufacture of its own products, EchoStar has also acted as the original equipment manufacturer of satellite

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receivers for other large retailers and manufacturers.  EchoStar's quality assurance standards require all EchoStar-Registered Trademark- product models to undergo extensive testing. EchoStar also sets and enforces product design and quality assurance requirements at non-EchoStar manufacturing facilities in the United States, France, Hong Kong, Korea, China, Malaysia, India and the Philippines.

COMPETITION

     Each of the businesses in which EchoStar operates is highly competitive. EchoStar's existing and potential competitors comprise a broad range of companies offering video, audio, data, programming and entertainment services. EchoStar also faces competition from companies offering products and services that perform similar functions, including companies that offer hardwire cable television products and services, wireless cable products and services, DTH products and services, as well as DBS programming and other satellite programming, and companies developing new technologies. Many of EchoStar's competitors have substantially greater financial and marketing resources than EchoStar. EchoStar expects that quality and variety of programming, quality of picture and service and cost will be the key bases of competition. See "Risk Factors--Competitive Nature of the Industry."

SUBSCRIPTION TELEVISION

     CABLE TELEVISION. Cable television service is currently available to approximately 90% of the approximately 96 million U.S. television households. The cable television industry in the United States currently serves approximately 61 million subscribers, representing over 60% of U.S. television households. As an established provider of programming, cable television is a formidable competitor for many programming services, offering 30 to 80 channels at a national average monthly subscription price of approximately $42. While cable companies service a majority of the United States television households today, EchoStar believes the cost to cable companies to upgrade their coaxial systems to offer expanded digital video and audio programming similar to that to be offered by DBS operators will be at least $500 per subscriber, or approximately $30 billion nationwide. Upgrading those systems to fiber optic technology would require a substantially greater investment. Such upgrades, if undertaken, are expected to take five to ten years to complete industry-wide. As a result, EchoStar believes that there will be a substantial delay before cable systems can offer programming services equivalent to satellite television providers on a national basis and that many cable systems may never be upgraded. EchoStar intends to specifically target markets served by such systems.


     The DISH Network-SM- may encounter a number of difficulties competing with cable television technology and substantial competition is expected in the overall market for television households. Cable television has an entrenched position in the domestic consumer marketplace. EchoStar believes that anticipated advances of cable television, such as interactivity and expanded channel capacity, may not be widely available in the near term at a reasonable cost to the consumer. If the substantial capital costs of those advances, when available, are passed on to the consumer, it will ultimately enhance the attractiveness of low cost DBS programming.



     Up-front costs are also a potential disadvantage of a DBS system. The initial cost required to receive DISH Network-SM- programming may reduce the demand for EchoStar Receiver Systems, since EchoStar Receiver Systems must be purchased, while cable and certain of EchoStar's satellite competitors lease their equipment to the consumer with little if any initial hardware payment required. Although the initial retail price of an EchoStar Receiver System before the EchoStar Promotion was between approximately $499 and $599, depending on the features selected by the customer, among other factors, EchoStar believes that technological advances and market growth of DBS will eventually reduce the retail cost of DBS receiving equipment. EchoStar intends to mitigate this disadvantage by offering lease and finance options structured to produce minimum monthly payments competitive with cable rates. In addition, EchoStar introduced the nationwide EchoStar Promotion in August 1996, which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM- programming package for approximately $300. This programming package compares to, on a national average $42 per month for a similar package of cable programming. Although the EchoStar Receiver System does not presently provide local programming via satellite into the local

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market it is serving, the EchoStar Receiver System allows its subscribers to receive local programming from an off-air antenna without the payment of an additional fee. It is expected that in the near term, the EchoStar Promotion will have a negative impact on the Company's net income and cash flow as compared to its pricing of EchoStar Receiver Systems prior to the EchoStar Promotion. See "Risk Factors--Possible Delisting of EchoStar Common Stock from NASDAQ."


     Since reception of DBS signals requires line of sight to the satellite, it may not be possible for some households served by cable to receive DBS signals. In addition, the DISH Network-SM- will not be available to households in apartment complexes, or other multiple dwelling units that do not facilitate or allow the installation of the EchoStar Receiver System.

     Many of the largest cable systems in the United States have announced plans to offer access to telephony services through their existing cable equipment, and have entered into agreements with major telephony providers to further these efforts. In some cases, certain cable systems have actually commenced trials. If these trials are successful, many consumers may find cable service to be more attractive than DBS for the reception of programming.

     In addition, TCI has announced that, if it should successfully launch a DBS satellite into the 119DEG. WL orbital slot, it may provide digital programming from its DBS satellite to TCI and other cable subscribers who elect to subscribe to this digital service for an additional fee. TCI's DBS satellite would allow TCI to provide at least 65 digital video channels to cable subscribers. These subscribers could maintain current cable programming service, including local programming. Through the use of a digital set top receiver system, a household subscribing to cable programming and TCI's DBS digital programming could simultaneously view digital video programming on one television and different cable programming on any number of other televisions. DISH Network-SM- subscribers would have to purchase multiple EchoStar Receiver Systems in order to view different programming on different televisions simultaneously. TCI's complementary DBS service could make cable a stronger competitor to the DISH Network-SM-.

     OTHER DBS OPERATORS. In addition to EchoStar, several other companies have DBS authorizations and are positioned to compete with EchoStar for home satellite subscribers. DirecTv has channel assignments at what is recognized as a strategic orbital slot due to its position over the central United States. DirecTv successfully launched its first DBS satellite in December 1993, its second satellite in August 1994 and a third satellite in June 1995 as an in-orbit spare. That satellite might also be operated by DirecTv to provide additional capacity, thereby making DirecTv more attractive to potential consumers. USSB owns five transponders on DirecTv's first satellite and offers a programming service separate from DirecTv's service, with programming not available from DirecTv. Affiliates of the National Rural Telecommunications Cooperative have acquired territories in rural areas of the United States as distributors of DirecTv programming.

     AT&T and DirecTv have an exclusive agreement for AT&T to market and distribute DirecTv's DBS service. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTv with an option to increase its investment to up to 30% over five years. This agreement provides a significant base of potential customers for the DirecTv DBS system and allows AT&T and DirecTv to offer customers a package of digital entertainment and communications services. As a result, EchoStar is at a competitive disadvantage marketing to these customers. AT&T and DirecTv also announced plans to jointly develop new multi-media services for DirecTv under the agreement. The AT&T and DirecTv agreement will increase the competition EchoStar encounters in the overall market for pay television customers.

     In the FCC auction, MCI entered the winning bid of $682.5 million to acquire the permit for 28 of 32 frequencies at the 110DEG. WL orbital slot. MCI and News announced that they have formed a joint venture to build and operate a DBS system at 110DEG. WL. The permit will give MCI and News the capacity to offer over 200 channels of digital video programming. MCI is expected to take responsibility for developing business communication services and News is expected to be responsible for consumer services. MCI and News expect that building and launching the satellites for their system will cost an additional $1 billion and that DBS services will be offered to consumers and businesses in approximately two years. However, if MCI and News acquire

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satellites which have already been constructed, service could begin sooner.
MCI and News have substantially greater resources than EchoStar and their joint venture will increase the competition EchoStar encounters in the overall market for pay television customers. Appeals are currently pending of the FCC's decision to revoke the construction permit of a former DBS permittee which resulted in frequencies becoming available for auction, and of the FCC's decision to auction the reclaimed frequencies. If the FCC's actions are overturned, MCI's purchase of the 28 frequencies at 110DEG. WL could be voided in its entirety or the auction could be reopened and require a higher winning bid.


     PrimeStar currently offers medium power Ku-band programming service to customers using dishes approximately three feet in diameter. In addition, PrimeStar is believed to be the programming operator that will utilize existing DBS authorizations of Tempo. TCI, which is the largest cable television company in the United States, is currently constructing two satellites that will be ready for launch in 1996 and either of which could be utilized to offer DBS service from Tempo's channels at the 119DEG. WL orbital slot. PrimeStar may have the right to offer DBS programming services from these satellites. Alternatively, PrimeStar may offer FSS service via its satellites provided by GE Americom or others. In mid-1994, TCI and Tempo entered into an agreement with Advanced Communications Corporation ("Advanced") whereby Tempo would purchase Advanced's FCC permit at 110DEG. WL and lease the capacity available under the permit to PrimeStar. In October 1995, however, the FCC revoked Advanced's permit and announced its intention to auction Advanced's DBS channels in January 1996. The D.C. Circuit affirmed the revocation of the Advanced permit on May 6, 1996. Appeals have been filed with the U.S. Supreme Court. EchoStar is unable to predict the outcome of such litigation. It is possible Advanced or other parties may prevail in their appeals challenging the FCC's decision to reclaim Advanced's frequencies at 110DEG. WL and 148DEG. WL and, if they do, any award of a construction permit by virtue of the FCC Auction may be rescinded. If PrimeStar successfully launches a high-power DBS satellite, it will become a more significant competitor, as it would have the ability to offer its programming through a high-power DBS system similar to that offered by EchoStar. Regardless of whether PrimeStar exercises its right, it is expected that Tempo will use these satellites to directly enter the DBS programming business, and may launch satellites capable of providing service to the continental United States during 1996. EchoStar is at a competitive disadvantage to PrimeStar with regard to market entry, programming and, possibly, volume discounts for programming offerings, particularly if programming vendors aggregate PrimeStar's DBS customers and cable customers of the PrimeStar partners to obtain volume discounts from programming vendors.


     DirecTv, USSB and PrimeStar have instituted aggressive promotional campaigns marketing their respective DBS and Ku-band service. Their marketing efforts have focused on the breadth of popular programming and cost of service. In the case of DirecTv and USSB, their marketing efforts have been joined by AT&T, RCA, Sony Electronics, Inc. and other manufacturers which market DBS receivers and related components. Several other manufacturers have begun manufacturing such equipment, including Uniden America Corp., Toshiba America Consumer Products, Inc. and Hughes Network Systems, Inc. PrimeStar currently offers a lease program whereby consumers can lease a PrimeStar system for as little as approximately $1.00 per day (including approximately 30 channels of programming). PrimeStar's lease program is widely credited for the recent success of PrimeStar's Ku-band service. EchoStar currently offers a comparable program to finance or lease an EchoStar Receiver System.

     DirecTv and USSB together offer approximately 200 channels of digital video programming. EchoStar currently offers approximately 120 channels of near laser disc-quality digital video programming. Due to their substantially greater resources, earlier market entry, greater number of channels, manufacturing alliances with low cost, high volume manufacturers with established retail distribution, possible volume discounts for programming offerings, and, in the case of PrimeStar, relationship with cable programmers, EchoStar is at a competitive disadvantage to DirecTv, USSB and PrimeStar. EchoStar believes that it can successfully compete with these companies given, among other things, EchoStar's: (i) lower cost structure; (ii) programming strategy; (iii) established dealer network; (iv) second generation digital technology, which incorporates world standard full MPEG-2 technology; and (v) intent to license EchoStar Receiver System technology to multiple manufacturers. In addition, in response to the EchoStar Promotion, several of EchoStar's competitors have begun to offer their own

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promotional sales of receiver equipment and programming.  However, the
Company believes that the EchoStar Promotion is and will be preferred by consumers, because the EchoStar Promotion requires the consumer to pay less money up front and, over the time period that programming is provided pursuant to the EchoStar Promotion, provides more high-quality programming at a lower price.


     DirecTv currently has over 2.0 million subscribers, approximately one-half of whom subscribed to USSB programming, and PrimeStar has approximately 1.4 million subscribers. As a result of the success achieved by each of these programming providers, EchoStar may find it difficult to successfully compete and attract sufficient subscribers to achieve profitability.

     During March 1996, AlphaStar which is owned by Tee-Comm, began offering DTH programming in the United States on a limited basis, and intends to expand to 200 channels by the end of 1997. The service uses MPEG-2/DVB digital compression technology to receive medium power Ku-band signals via 24 to 36 inch dishes. Although compliance with certain regulatory requirements is necessary for the commencement of service by a Canadian company, the entry of an additional programming provider will result in additional competition for subscribers.


     The FCC indicated that it may to apply to the ITU for additional orbital locations for use to provide DBS service to the United States. Canada, Mexico and other countries hold the rights to DBS orbital slots which are capable of providing service to the United States. If the FCC moves forward with this initiative or if other countries authorize DBS providers to utilize their orbital slots to serve the United States, additional competition could be created, and EchoStar's spectrum could become less valuable. At this time, EchoStar cannot predict whether the FCC will move forward with this initiative, whether other countries will authorize DBS providers to utilize their orbital slots to serve the United States or whether the FCC initiative or authorizations by other countries will ultimately result in any additional service to the United States.

     The FCC on January 22, 1996, announced its decision to authorize U.S. licensed FSS operators which currently operate internationally to provide wholly domestic service in the United States and U.S. DBS and FSS operators to provide international service if they obtain the requisite authorization from foreign countries. The FCC has also begun a proceeding to address issues relating to the provision of services to, from, or within the U.S. via non-U.S. licensed satellites. In the event U.S. licensed FSS operators which currently operate internationally decide to provide programming wholly in the United States or that non-U.S. licensed operators are permitted to provide programming to the United States, the number of competitors offering DTH service in the United States may increase.

     WIRELESS CABLE AND OTHER TERRESTRIAL SYSTEMS. There are approximately 180 wireless cable systems presently operating in the United States.
Wireless cable served approximately 710,000 subscribers at the end of 1995. Typically, these systems offer 20 to 40 channels of programming, which may include local programming. Wireless cable operators currently provide an analog signal, with limited capacity and inferior image and sound quality compared to DBS. In order to upgrade their systems to implement digital transmission of high quality audio and video wireless, operators will be required to install digital decoders in each customer's home at a cost comparable to the cost of an EchoStar Receiver System and make certain modifications to their transmission facilities. The cost of this digital upgrade will be significant and will have to be amortized over a smaller base or potential customers. Wireless cable also requires direct line of sight from the receiver to the transmitter tower, which creates the potential for substantial interference from terrain, buildings and foliage in the line of sight.

     SMATV systems provide multiple channels of analog video programming to residential, multiple dwelling units and various other buildings and complexes that are commonly owned, controlled or managed. A typical SMATV system is an unfranchised, stand alone system that services a single building or complex, or a small number of buildings or complexes in relatively close proximity to each other, and are sometimes referred to as "private cable" systems. There were approximately 950,000 SMATV subscribers in 1995. The FCC in 1995 amended its rules to permit cable operators to acquire SMATV systems within their existing service territories, removing a significant barrier to entry and making available a significant new source of capital. Because of their

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more limited scope of operations, SMATV operators would require a somewhat smaller capital investment in order to upgrade their systems to enable digital transmission of higher quality audio and video comparable to that provided by DBS, but will also have a far smaller base of potential customers over which to amortize that investment.

     Certain wireless cable companies may become more competitive as a result of recently announced affiliations with telephone companies. Two local exchange carriers ("LECs"), Bell Atlantic and NYNEX, have invested, in the aggregate, $100 million in CAI Wireless Systems, Inc., which operates wireless cable systems in large urban markets which are primarily located in Bell Atlantic's and NYNEX's areas of operations. In April 1995, Pacific Telesis Group ("PacTel"), a LEC based in California, acquired Cross Country Wireless, Inc., which operates a wireless cable system and holds channel rights in southern California, for approximately $175 million. In November 1995, PacTel announced it would acquire Wireless Holdings, Inc., which operates wireless cable systems and holds channel rights in California, Washington, Florida and South Carolina, for approximately $170 million. Bell Atlantic and NYNEX own a 10% interest in CS Wireless Systems, Inc., which operates and is developing wireless cable systems primarily in the midwestern United States. In May 1996, BellSouth Corp. announced it had secured rights to serve the New Orleans, Louisiana market by successfully bidding $12 million for the wireless cable system there. On September 18, 1996, BellSouth announced that it had entered into a non-binding letter of intent for the purchase of wireless cable assets in Miami, Florida from National Wireless Holdings, Inc. for $48 million in stock.

     In 1993, the FCC proposed to redesignate the 28 GHz band to create a new video programming delivery service referred to as LMDS. The FCC proposed to allow at least two new wireless video program distributors with access to more than 49 channels each. The FCC recently allocated 1,000 MHz of spectrum in the 28 GHz band to LMDS despite opposition from both fixed and mobile satellite operators who also will share portions of the band. In addition, the FCC issued a further notice of proposed rulemaking to allocate additional spectrum in the 31 GHz band to permit LMDS operators to offer two-way services, and to consider competitive issues raised by the Telecommunications Act of 1996 (the "1996 Act"), including the eligibility of LECs and cable operators for LMDS licenses. Service rules are expected soon and the FCC has announced its intention to begin auctioning LMDS spectrum in late 1996 or early 1997.

     TELEPHONE COMPANIES. Certain regional telephone operating companies and long distance telephone companies could become significant competitors in the future, as they have expressed an interest in becoming subscription television and information providers. The legislation recently passed by Congress permits these local telephone companies to own cable systems and provide high-power DBS service, although any telephone company desiring to become a high-power DBS broadcaster would still need to obtain an FCC license for an available orbital location. The legislation recently passed by Congress removes barriers to entry which previously inhibited, or made it more difficult, for telephone companies to compete in the provision of video programming and information services. That legislation permits LECs to provide video programming directly to customers in their respective telephone service areas. Under recently adopted FCC rules, an LEC may operate as an open video system subject to streamlined regulations as long as the LEC permits carriage of unaffiliated video programming providers on a just, reasonable and nondiscriminatory basis which will permit end users to access video programming services provided by others. Several large telephone companies have announced plans to acquire or merge with existing wireline cable systems. As more telephone companies begin to provide cable programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial economic resources, and an existing infrastructure and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

     VHF/UHF BROADCASTERS. Most areas of the United States are covered by traditional terrestrial VHF/UHF broadcasts that typically offer three to ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically

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free of charge.  Congress is expected to consider the release of additional digital spectrum for use by these broadcasters later this year.

DTH INDUSTRY

     DTH PRODUCTS. EchoStar faces competition in the sale of satellite receivers in North America from other manufacturers and from other distributors. The North American market is dominated by EchoStar, General Instrument Corporation and Uniden America Corp.

     Most major manufacturers of satellite receivers in North America offer a variety of models, from relatively low priced units to more expensive receivers with a greater number of features. There are few patented components in DTH systems. Competition in the sale of DTH products occurs primarily on quality, price, service, marketing and features. EchoStar believes that it generally competes effectively in all of these areas. In recent years, EchoStar has consistently been highly rated in most of these categories by polls conducted by industry trade publications.

     EchoStar also faces competition in the distribution of DTH systems from approximately 30 distributors in North America. The large number of distributors creates intense competition, primarily on price, marketing and service. EchoStar responds to that competition by offering 24-hour turnaround time on repairs, same day order fulfillment and what it believes to be one of the top satellite retailer incentive programs in the industry.

     In addition, EchoStar competes against DBS technology and medium power Ku-band DTH systems. DBS and medium power Ku-band satellites use Ku-band frequencies that can be received by significantly smaller dishes and less expensive systems than C-band satellite systems. As a result of the smaller dish size, DBS and medium power Ku-band systems are more widely accepted than C-band systems, particularly in urban areas. DBS and medium power Ku-band competition have negatively affected, and will continue to negatively affect, C-band sales. However, EchoStar believes that many consumers may continue to choose to purchase C-band systems for the next several years because of the remaining orbital life of existing C-band satellites, the amount and quality of programming available and the continuing marketing efforts by programmers and others designed to attract and retain C-band subscribers, among other factors. The decline in C-band sales by EchoStar was partially offset in 1994 and 1995 by the sale of Competitor DBS Receivers, which EchoStar distributed in 18 states. During the first nine months of 1996, the decline in C-band sales has been more than offset by sales of EchoStar Receiver Systems and, to a lesser extent, sales of Competitor DBS Receivers.

     Internationally, EchoStar competes against a variety of manufacturers and distributors in different countries. In certain regions, EchoStar has a small market share, while in others, such as Africa, EchoStar believes that it has a larger market share than any of its competitors. In some markets, EchoStar cannot effectively compete due to local restrictions on foreign companies and due to the necessity of using proprietary products for which EchoStar does not hold licenses.

     DTH PROGRAMMING. EchoStar competes with many large DTH program packages, some of whom are affiliated with well known, large program originators, and some of whom are affiliated with cable operators. EchoStar competes by offering promotional programming packages in conjunction with its sales of DTH systems. Since a significant portion of EchoStar's programming sales are generated through DTH retailers, EchoStar also competes for retailer relationships on the basis of commission rates and quality of service offered to the retailer and its customers. In addition, the programming market faces competition from cable television as well as emerging technologies such as DBS services, multichannel, multipoint distribution systems and others. The largest competitors of EchoStar in programming distribution include NetLink Satellite USA, owned by TCI, SuperStar Satellite Entertainment, National Programming Service, Turner Home Satellite, Inc., HBO Direct, Inc. and Showtime Satellite Networks. These competitors have substantially greater financial resources than EchoStar, have substantially more subscribers, and are therefore able to obtain more favorable pricing from programmers compared to EchoStar.

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     DTH FINANCING AND LEASING.  EchoStar currently offers financing and leasing options in conjunction with its DTH products and services. Other equipment manufacturers and distributors also offer financing to consumers who purchase their products and services. Historically, certain of EchoStar's competitors have offered consumers longer amortizations of their loans than EchoStar has offered. Long amortizations are popular with DTH retailers, who can then offer the consumer a lower monthly payment, or a more expensive system for the same payment. With its financing arrangements with national banks and a leasing organization, EchoStar is currently able to make available financing which it believes is competitive with that available from its competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

GENERAL

     Authorizations and permits issued by the FCC and foreign regulatory agencies performing similar functions are required for the operation of satellites and other components of the EchoStar DBS System, and the sale of satellite receivers and other EchoStar-Registered Trademark- products in the United States and certain foreign countries. In addition, as the prospective operator of a privately owned United States satellite system, EchoStar is subject to the regulatory authority of the FCC and the International Radio Regulations promulgated by the ITU. As a distributor of television programming, EchoStar is also affected by numerous laws and regulations, including the Communications Act. EchoStar believes that it remains free to set prices and serve customers according to its business judgment, without rate regulation or the statutory obligation under Title II of the Communications Act to avoid undue discrimination among customers, but pursuant to the recently passed telecommunications legislation, EchoStar may be classified as a telecommunications carrier subject to Title II. While EchoStar believes that it is unlikely that such reclassification would increase substantially the regulatory burdens imposed on EchoStar or have an adverse impact on EchoStar's DBS operations, there can be no assurance in this regard. EchoStar also requires import and general destination export licenses issued by the United States Department of Commerce for the delivery of its manufactured products to overseas destinations. Finally, because EchoStar has engaged a Russian launch provider for EchoStar IV, United States export regulations apply to the delivery of the satellite and to providing related technical information to the launch provider.

     While EchoStar has generally been successful to date in connection with regulatory compliance matters, there can be no assurance that EchoStar will succeed in obtaining or maintaining all requisite regulatory approvals for its operations, or that it will do so without the imposition of conditions or restrictions on EchoStar.

FCC PERMITS AND LICENSES

     As the operator of a DBS system, EchoStar is subject to FCC jurisdiction and review primarily for: (i) authorization of individual satellites (i.e., meeting minimum financial, legal and technical standards) and earth stations;
(ii) avoiding interference with other radio frequency emitters; (iii) complying with rules the FCC has established specifically for holders of U.S. DBS satellite authorizations and receivers; and (iv) complying with applicable provisions of the Communications Act. The FCC has granted a conditional satellite construction permit to EchoStar for two satellites. It has assigned eleven specified frequencies for EchoStar I at an orbital slot at 119DEG. WL. EchoStar's subsidiary Directsat, has a conditional permit for ten additional frequencies at the same orbital location, one frequency at 110DEG. WL and eleven frequencies at 175DEG. WL.

     EchoStar has an application pending before the FCC for a two satellite U.S. FSS Ka-band system and a two satellite extended Ku-band satellite system. EchoStar has been granted a license for a two satellite FSS Ku-band system, which is conditioned on EchoStar making an additional financial showing. There can be no assurance the FCC will consider EchoStar's additional showing to be adequate. If the pending applications are granted, and EchoStar successfully constructs and launches Ku-band, extended Ku-band and Ka-band satellites, those satellites might be used to complement EchoStar DBS System programming, or for a variety of other uses. It is possible that the unique FSS Ku-band and Ka-band orbital locations requested by EchoStar and others could permit construction of satellites with sufficient power to allow dish sizes comparable to DBS. All of these projects are in an early stage of development and there is no assurance that EchoStar's applications will be

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granted by the FCC or that, if granted, EchoStar will successfully exploit the resulting business opportunities. All of these applications are currently being challenged by several companies with interests adverse to EchoStar's.

     These permits are conditioned on satisfaction of ongoing construction and related obligations. There can be no assurance that EchoStar and Directsat will be able to comply with the FCC's due diligence obligations or that the FCC will determine that they have complied with such due diligence obligations. Directsat's and EchoStar's permits and extension requests have been and may continue to be contested in FCC proceedings and in court by Dominion, PrimeStar, Advanced, Tempo, MCI, DirecTv and others.

     In November 1994, the FCC approved a merger of Directsat with a wholly owned subsidiary of EchoStar. While Dominion filed what it styled as comments objecting to the merger, the FCC issued an order approving the merger and EchoStar believes that the likelihood of unfavorable reconsideration of the order approving the merger is unlikely. The FCC's DBS rules require, among other diligence obligations, that a DBS permittee place its satellite system in operation within six years following the initial grant of a construction permit.

     By an Order released January 11, 1996 in File No. 129 -SAT-EXT-95, the International Bureau of the FCC granted an extension of EchoStar's permit to August 15, 1996 with respect to the 119DEG. WL orbital location. It deferred decision on EchoStar's request for an extension of time with respect to the 175DEG. WL orbital location pending the FCC's analysis of EchoStar's 1992 due diligence showing for that location. By separate Order released January 11, 1996, File No. DBS-88-1, the FCC's International Bureau conditionally granted EchoStar launch and positioning authority for EchoStar I. On February 12, 1996, EchoStar filed an application for a license to operate EchoStar I. EchoStar certified that the in-orbit operations of the satellite fully conform to the specifications set forth in its application as modified and in the FCC launch authorization, with only one exception: the satellite is currently located at 119.0DEG. WL instead of 119.2DEG. WL. By order of the International Bureau released March 4, 1996, EchoStar was granted special temporary authority to operate at that location until the launch of EchoStar II or until August 31, 1996, whichever is earlier, subject to the condition that it cause no harmful interference to other satellites. EchoStar and Directsat have filed a joint request for an STA to enable them to operate EchoStar I at 118.95DEG. WL and EchoStar II at 119.05DEG. WL. That application has not been opposed. EchoStar expects that the requested STA should be issued in the very near future.

     By order of the International Bureau released on March 4, 1996, EchoStar was initially granted an STA to operate all 16 transponders on EchoStar I, until August 31, 1996 (and later extended to December 1996), subject to the same non-interference condition. However, the FCC has required EchoStar to cease all use of any STA channel capacity promptly. The decision by the FCC will not affect EchoStar's current offering of 120 channels of near laser disc-quality video programming and over 30 channels of near CD-quality audio programming because EchoStar was not using the STA to provide any channels of programming to its subscribers.

     While the FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C functions for EchoStar I, stating that the required coordination process with Canada and Mexico has been completed, the FCC subsequently received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites.
While EchoStar believes that it is unlikely that the FCC will subsequently require EchoStar to relinquish use of such C-band frequencies for TT&C purposes, the inability to control the satellite would result in a total loss of the satellite.

     Among other regulatory requirements, the DBS systems of EchoStar and Directsat are required to conform to the ITU Region 2 Plan for the Broadcast Satellite Service ("BSS Plan"). Any operations that are not consistent with the BSS Plan (including, among other things, digital transmission) can only be authorized on a non-interference basis pending successful modification of the BSS Plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the BSS Plan is modified to include the technical parameters of a DBS applicant's operations, non-standard satellites must not cause harmful

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electrical interference to, and are not entitled to any protection from, interference caused by other assignments that are in conformance with the BSS Plan.

     By a separate Order released January 11, 1996 in File No. 131 -SAT-EXT-95, the International Bureau extended the construction permit of Directsat to August 15, 1999. This grant was subject to the condition that Directsat make significant progress toward construction and operation of its DBS system substantially in compliance with the timetable submitted pursuant to Amendment No. 7 of its satellite construction contract, dated June 17, 1995, or with a more expedited timetable. The International Bureau also urged Directsat to expedite construction and launch of additional satellites for its DBS system. PrimeStar has filed an application for review requesting that the FCC reverse the International Bureau's decision to extend Directsat's construction permit. See "--Operation of the EchoStar DBS System--DBS and Other Permits" and "--Legal Proceedings." By Order released on September 9, 1996, in File No. DBS-88-02/94-01M, the International Bureau granted Directsat's request for authority to launch the EchoStar II satellite to 118.8DEG. WL and for approval of certain modifications made to the design of that satellite. In a separate order issued on the same date in File No. 53-SAT-ML-95, the International Bureau granted Directsat conditional authority to use C-band frequencies to perform TT&C functions for the EchoStar II satellite until January 1, 1999, subject to the condition that it cause no harmful interference to other satellites, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use these C-band frequencies for TT&C purposes. The inability to control EchoStar II would result in a total loss of the satellite. Directsat also intends to file an application for a license to operate EchoStar II in orbit once the satellite has successfully completed the testing phase.

     The FCC has also declared that it will carefully monitor the semi-annual reports required to be filed by DBS permittees. Failure of EchoStar or Directsat to file adequate semi-annual reports or to demonstrate progress in the construction of their DBS systems may result in cancellation of their permits.

     EchoStar currently owns approximately 40% of the outstanding common stock of DBSC, which holds a conditional satellite construction permit and specific orbital slot assignments for eleven DBS frequencies at each of 61.5DEG. WL and 175DEG. WL. EchoStar expects to acquire 100% of DBSC pursuant to the Merger. The Merger has been approved by DBSC's shareholders and the FCC. Assuming consummation of the Merger, EchoStar will hold, through its DBSC subsidiary, the construction permit and slot assignments for these frequencies. See "--DBS and Related Services--DBS and Other Permits."

     The non-broadcast licenses which the FCC issues for an operational DBS system to use frequencies at a specified orbital location are for a term of ten years. At the expiration of the initial license term, the FCC may renew the satellite operator's license or authorize the operator to operate for a period of time on special authority, but there is no assurance that the FCC will take such actions. EchoStar also requires FCC authority to operate earth stations, including the earth stations necessary to uplink programming to its satellites.

     In addition, EchoStar has been granted conditional authorization for two Ku-band FSS satellites to be located at 83DEG. WL and 121DEG. WL, respectively, subject to an additional financial showing. EchoStar also has applications pending with the FCC for two Ka-band FSS satellites to be located at 85DEG. WL and 119DEG. WL, respectively, and for two extended Ku-band FSS satellites to be located at 82DEG. WL and 121DEG. WL, respectively.

FCC AUCTION RULES

     EchoStar submitted the winning bid for the 24 frequencies at the 148DEG. WL orbital location and has paid the required approximate $10.5 million down payment. EchoStar has also filed the "long-form" application for a construction permit required of the winning bidder. EchoStar's application was placed on public notice on

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March 6, 1996, triggering a filing window of 30 days for members of the public, including EchoStar's competitors, to file petitions to dismiss or deny the application. No parties have objected to the application, but to date the FCC has not granted the application, which is expected during the fourth quarter of 1996. EchoStar paid the balance of its $52.3 million bid on December 12. If the FCC grants EchoStar's application, parties may seek FCC review or reconsideration and/or judicial review of the FCC's action. See "Risk Factors--FCC Auction Risks."


     The FCC has imposed stringent disclosure obligations on a winning bidder that seeks to transfer a DBS license acquired through competitive bidding within six years of the initial permit grant. Together with its application seeking approval of such a transfer, the winning bidder must submit all contracts and related documents and full information on all agreed-upon consideration negotiated with the purchase.

DBS RULES

     The FCC has promulgated new rules which define the rights and obligations of holders of DBS permits and licenses. Pursuant to the rules, the FCC has extended the term of DBS non-broadcast licenses from five to ten years. In addition to all pre-existing construction and operation requirements, holders of new DBS permits must complete construction of the first satellite in their DBS system within four years of authorization and their entire systems within six years. The holders of new DBS authorizations issued on or after January 19, 1996 must also provide DBS service to Alaska and Hawaii where the service is technically feasible from the acquired orbital locations, which includes 148DEG. WL. Those holding DBS permits as of January 16, 1996 must either provide DBS service to Hawaii or Alaska from at least one of their orbital locations or relinquish their western assignments. Finally, a DBS licensee must begin DBS operations within five years of receipt of its license, but may make unrestricted use of the spectrum for non-DBS purposes during that time. After the first five years, the licensee may continue to provide non-DBS service so long as at least half of its total capacity at a given orbital location is used each day for DBS service.

PENDING APPEALS

     Several parties, including EchoStar, DBSC and Directsat, have petitioned the U.S. Court of Appeals for the D.C. Circuit to review on a variety of grounds the FCC's Report & Order which determined to auction frequencies at 110DEG. WL and 148DEG. WL. Several other parties have also appealed a related Order where the FCC reclaimed the channels that were auctioned from another DBS permittee, Advanced, for failing to construct its satellites in a timely manner. The Court has affirmed the FCC Order reclaiming channels at 110DEG. WL and 148DEG. WL and an appeal has been filed in the U.S. Supreme Court. Review of the Report & Order requiring the auction of the frequencies at the 110DEG. WL and 148DEG. WL orbital locations may result in invalidation of the FCC Auction in whole or in part. In such a case, the FCC may be compelled to conduct a new auction, rescind the construction permits for the channels which were auctioned or consider alternative means of assigning available DBS channels.

THE CABLE ACT

     In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Act was intended to establish and support existing and new multi-channel video services, such as "wireless" cable and DBS, to provide television programming.

     Although EchoStar can provide no assurance as to the impact of the Cable Act and amendments thereto on its businesses, EchoStar believes that the overall effects on its present operations and its proposed DBS operation will be positive. EchoStar expects to benefit from the programming access provision of the Cable Act in that it will be able to gain access to previously unavailable programming services and may obtain reduced costs for certain programming services. Any amendment to, or interpretation of, the Cable Act that permits the cable companies or entities affiliated with cable companies to discriminate against competitors such as EchoStar in making available programming could adversely affect EchoStar's ability to acquire programming on a cost-effective basis. Certain of the restrictions on cable affiliated programmers will expire in 2002 unless the FCC extends them.

SATELLITE HOME VIEWER ACT

     The Satellite Home Viewer Act establishes a "compulsory" copyright license that allows a DBS operator, for a statutorily-established fee, to retransmit network programming to subscribers for private home viewing so long as that retransmission is limited to those persons in unserved households who cannot receive through the use of a conventional outdoor rooftop antenna a sufficient over-the-air signal of a primary affiliate of that network and have not, within 90 days before subscribing to the DBS service, subscribed to a cable service that provides the signal of a primary network affiliate of that network. This compulsory license therefore enables EchoStar to import distant network programming to those otherwise unable to receive such programming through normal broadcast.

     EchoStar's ability to transmit locally produced programming via satellite into the local markets from which the programming is generated is important to EchoStar's success. In order to retransmit local programming into a local market, EchoStar must obtain the retransmission consent of the local carrier and copyright licenses from the holders of the copyrights of the programming. EchoStar intends to offer local programming in the 40 largest U.S. television markets and may find negotiating the necessary consent and licenses in all those markets impractical. EchoStar accordingly believes that it needs to prepare, lobby for and see enacted national legislation amending the Satellite Home Viewer Act that would clarify or extend the application of the "compulsory" copyright license to satellite operators transmitting local programming into local markets. There can be no assurance that EchoStar will be successful in having such copyright legislation enacted.

ZONING

     The 1996 Act offers DBS operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, DBS operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the erection of antennae on or near homes. The FCC recently promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use, or building regulation, or any private covenant, homeowners' association rule, or similar restriction on property within the exclusive use or control of the antenna user where the user has a direct or indirect ownership interest in the property, to the extent it impairs the installation, maintenance or use of a DBS receiving antenna that is one meter or less in diameter or diagonal measurement, except where such restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. The FCC also issued a further notice of proposed rulemaking seeking comment on whether the 1996 Act applies to restrictions on property not within the exclusive use or control of the viewer and in which the viewer has a direct or indirect property interest. While EchoStar can provide no assurance as to the impact of this regulatory development on its business, EchoStar believes that the overall effect on its operations will be positive.

EXPORT REGULATION

     From time to time, EchoStar requires import licenses and general destination export licenses to receive and deliver components of DTH systems. EchoStar has contracted with LKE for the launch of EchoStar IV from the Kazakh Republic, a territory of the former Soviet Union. Export licenses will be required to be obtained from the Department of Commerce for the transport of any satellites to the Kazakh Republic. Lockheed Martin will be required to obtain technical data exchange licenses from the Department of Commerce permitting the exchange between Lockheed Martin and LKE of certain information necessary to prepare the satellites for launch. No assurances can be given that the data exchange or export licenses will be granted, or that implementation of the Trade Agreement will not negatively affect EchoStar's ability to launch EchoStar IV on a Proton launch vehicle. LKE has advised EchoStar, however, that, while no assurances can be given, it believes the necessary technical data and hardware export licenses can be obtained in time for the first scheduled launch of an EchoStar satellite. There can be no assurance those licenses can be obtained in a timely manner to avoid a launch delay.

PATENTS AND TRADEMARKS

     EchoStar uses a number of trademarks for its products and services, including "EchoStar-Registered Trademark-," "DISH Network-Registered Trademark-," "DISH Network-SM-," "America's Top 50 CD-SM-," and others. Many of these trademarks are registered by EchoStar, and those trademarks that are not registered are generally protected by common law and state unfair competition laws. Although EchoStar believes that these trademarks are not essential to EchoStar's business, EchoStar has taken affirmative legal steps to protect its trademarks in the past and intends to actively protect these trademarks in the future.

     EchoStar is the assignee of certain patents for products and product components manufactured and sold by EchoStar, none of which EchoStar considers to be significant to its continuing operations. In addition, EchoStar has obtained and, although no assurances can be given, expects to obtain, licenses for certain patents necessary to the manufacture and sale by EchoStar and others of DBS receivers and related components. EchoStar has been notified that certain features of the EchoStar Receiver System allegedly infringe on patents held by others, and that royalties are therefore required to be paid. EchoStar has rejected the allegations of infringement and intends to vigorously defend against any suit filed by the parties.

EMPLOYEES

     EchoStar had approximately 1,090 employees at September 30, 1996, approximately 1,015 of whom worked in EchoStar's domestic operations and approximately 75 of whom worked in EchoStar's international operations. EchoStar is not a party to any collective bargaining agreement and considers its relations with its employees to be good. Additional personnel will be hired to manage and operate the EchoStar DBS System.

PROPERTIES

     EchoStar owns its corporate headquarters, its Digital Broadcast Center in Cheyenne, Wyoming and four additional locations. The following table sets forth certain information concerning EchoStar's principal properties.

                                                                       APPROXIMATE     OWNED OR
DESCRIPTION                                     LOCATION              SQUARE FOOTAGE    LEASED
-----------                                     --------              --------------   --------
Corporate Headquarters and Warehouse
Distribution Center.....................  Englewood, Colorado            155,000         Owned
Office and Distribution Center .........  Sacramento, California          78,500         Owned
Digital Broadcast Center ...............  Cheyenne, Wyoming               55,000         Owned
Call Center.............................  Thornton, Colorado              55,000         Owned
European Headquarters and Warehouse.....  Almelo, The Netherlands         53,800         Owned
Warehouse Facility .....................  Denver, Colorado                40,000         Owned
Office and Distribution Center .........  Bensenville, Illinois           19,000         Leased
Office and Distribution Center .........  Miami, Florida                  16,500         Leased
 Office and Distribution Center.........  Norcross, Georgia               16,000         Leased
Office and Distribution Center .........  Dallas, Texas                   11,200         Leased
Office and Distribution Center .........  Columbia, Maryland              13,400         Leased
Office and Distribution Center .........  Phoenix, Arizona                10,000         Leased
Asian Distribution Center...............  Singapore                        7,000         Leased
Office and Distribution Center .........  Anaheim, California              4,300         Leased
Office .................................  Madrid, Spain                    2,100         Leased
Asian Headquarters .....................  Singapore                        1,900         Leased
Office .................................  Bangalore, India                 1,200         Leased
 Office.................................  Beijing, China                   1,000         Leased

LEGAL PROCEEDINGS

     EchoStar is a party to certain legal proceedings arising in the ordinary course of its business. EchoStar does not believe that any of these other proceedings will have a material adverse effect on EchoStar's financial position, results of operations or liquidity.

                                  MANAGEMENT

     The following sets forth the name, age and offices with EchoStar of each present executive officer of EchoStar, the period during which each executive officer has served as such and each executive officer's business experience during the past five years:

NAME                    AGE                      POSITION
----                    ---                      --------
Charles W. Ergen        43          Chairman and Chief Executive Officer
R. Scott Zimmer         40          Vice Chairman, Vice President and Director
Alan M. Angelich        53          Director
Raymond L. Friedlob     51          Director
Carl E. Vogel           39          President
Steven B. Schaver       42          Chief Operating Officer and Chief Financial
                                    Officer
James DeFranco          43          Executive Vice President and Director
David K. Moskowitz      38          Senior Vice President, General Counsel and
                                    Secretary
J. Allen Fears          40          Vice President, Treasurer and Controller

     CHARLES W. ERGEN. Mr. Ergen has been Chairman of the Board of Directors and Chief Executive Officer since its formation and, during the past five years, has held various positions with EchoStar's subsidiaries, including President of EchoStar Communications Corporation, President and Chief Executive Officer of EchoSphere, Echonet Business Network, Inc. ("EBN") and ESC, and Director of EchoSphere, Houston Tracker Systems, Inc. ("HTS"), EchoStar International Corporation ("EIC"), ESC and EBN. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of EchoStar in 1980. Commencing in March 1995, Mr. Ergen also became a director of SSE Telecom, Inc. ("SSET"), a company principally engaged in the manufacture and sale of satellite telecommunications equipment.

     R. SCOTT ZIMMER. Mr. Zimmer has been Vice Chairman of EchoStar since November 1996 and has been a Vice President and a Director of EchoStar since its formation. For more than the past five years, Mr. Zimmer has managed the international operations of EchoStar and its subsidiaries.



     ALAN M. ANGELICH. Mr. Angelich has been a director of EchoStar and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Angelich is presently a principal with Janco Partners, Inc., an investment banking firm specializing in the telecommunications industry.
From May 1982 to October 1993, Mr. Angelich served in various executive capacities with Jones Intercable, Inc., including Vice Chairman of its Board of Directors from December 1988 to October 1993. From August 1990 to October 1993, Mr. Angelich was also the Chief Executive Officer of Jones Capital Markets, Inc.

     RAYMOND L. FRIEDLOB. Mr. Friedlob has been a director of EchoStar and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob is presently a member of the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillot, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, leveraged acquisitions, mergers and taxation.

     CARL E. VOGEL. Mr. Vogel was named President of EchoStar Communications Corporation in November of 1996, President of EchoStar Satellite in November 1995 and has been the President of SSI, since April 1994. Mr. Vogel was Chief Operating Officer and Executive Vice President of EchoStar from April 1994 until November 1996. Prior to joining EchoStar, Mr. Vogel served as the Chief Executive Officer of Jones Programming Services, Inc., a company engaged principally in the acquisition and packaging of cable programming services for distribution via cable television systems, from January 1990 to April 1994, and the

Group Vice President of Finance of Jones International, Ltd. and certain of its subsidiaries, companies engaged principally in the cable television industry, from February 1983 to April 1994.

     STEVEN B. SCHAVER. Mr. Schaver was named the Chief Operating Officer of EchoStar Communications Corporation in November 1996 and has been its Chief Financial Officer since February 1996. From November 1993 to February 1996, Mr. Schaver was the Vice President of EchoStar's European and African operations. From July 1992 to November 1993, Mr. Schaver was the Director of Sales and Marketing for EchoStar's largest Spanish customer, Internacional de Telecomunicaciones, S.A. in Madrid, Spain. Prior to July 1992 and since joining EchoStar in 1984, he has held various positions with subsidiaries of EchoStar, including Vice President of European operations. Prior to joining EchoStar Mr. Schaver was a Banking Officer with Continental Illinois National Bank.

     JAMES DEFRANCO. Mr. DeFranco is an Executive Vice President of EchoStar and has been a Vice President and a Director of EchoStar since its formation and, during the past five years, has held various positions with EchoStar's subsidiaries, including President of HTS, EAC and HT Ventures, Inc. ("HTV"), Executive Vice President of ESC, Senior Vice President of EchoSphere and EBN, and Director of Satellite Source, Inc. ("SSI"), EchoSphere, HTS, EAC, EBN and HTV. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of EchoStar in 1980.

     DAVID K. MOSKOWITZ. Mr. Moskowitz has been the Senior Vice President of EchoStar since January 1996, and Secretary and General Counsel since March 1994. Between March 1994 and January 1996 Mr. Moskowitz was Vice President of EchoStar. Mr. Moskowitz joined EchoStar in March 1990. Mr. Moskowitz is responsible for all legal affairs of EchoStar and its subsidiaries.

     J. ALLEN FEARS. Mr. Fears has been the Vice President, Treasurer and Controller of EchoStar since December 1992. Prior thereto Mr. Fears served as Controller of all of EchoStar's subsidiaries from January 1988 to December 1992, and as Assistant Controller of a subsidiary of EchoStar from October 1985 to January 1988. Mr. Fears is responsible for the finance, accounting, tax and budgeting systems of EchoStar and its subsidiaries.

     There are no family relationships among the executive officers and directors of EchoStar or arrangements or understandings between any executive officer and any other person pursuant to which any executive officer was selected as such. Pursuant to the Bylaws of EchoStar, executive officers serve at the pleasure of the Board of Directors. Executive officers of EchoStar are elected annually to serve until their respective successors are elected and qualified.

EXECUTIVE COMPENSATION

     Executive officers are compensated by certain subsidiaries of EchoStar. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1995, 1994 and 1993 of the Chief Executive Officer of EchoStar and the next four most highly compensated executive officers of EchoStar (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                                           OTHER ANNUAL         NUMBER OF          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION (1)   OPTIONS GRANTED   COMPENSATION (2)
---------------------------   ----   --------   -------   ----------------   ---------------   ----------------
Charles W. Ergen ..........   1995   $190,000   $    --       $    --             14,705            $15,158
Chairman and Chief            1994    177,578        --            --             53,568                888
Executive Officer             1993    156,000        --            --                 --             10,557

R. Scott Zimmer............   1995    160,000        --        88,229             14,705             32,390
Vice Chairman and             1994    148,006        --        74,396             42,855             18,990
Vice President                1993    132,000    95,452        71,458                 --             19,195

James DeFranco.............   1995    156,923        --            --             11,764             15,158
Vice President                1994    154,461        --            --             42,855              1,000
                              1993    144,000    55,778            --                 --             10,117

Carl E. Vogel..............   1995    150,000        --            --             21,641             11,346
President                     1994    107,308        --            --            375,776                500
                              1993         --        --            --                 --                 --

David K. Moskowitz ........   1995    130,000    10,000            --             28,048            13,270
Senior Vice President,        1994    125,384        --            --             53,568             1,000
Secretary and General         1993    115,000    41,833            --                 --             6,497
Counsel

-------------------
(1) With respect to Mr. Zimmer, "Other Annual Compensation" includes housing and car allowances related to Mr. Zimmer's overseas assignment. While each Named Executive Officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) "All Other Compensation" includes amounts contributed to EchoStar's 401(k) plan and premiums paid on health insurance on behalf of the Named Executive Officers. With respect to Mr. Zimmer "All Other Compensation" also includes home leave and education allowances related to his overseas assignment.


     The following table provides information concerning grants of options to purchase Class A Common Stock of EchoStar made in 1995 to the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED RATES
                                                                                                               OF STOCK PRICE
                                 NUMBER OF           PERCENT OF                                               APPRECIATION FOR
                                 SECURITIES         TOTAL OPTIONS                                              OPTION TERM
                                 UNDERLYING          GRANTED TO       EXERCISE PRICE                       ----------------------
NAME                           OPTIONS GRANTED   EXECUTIVE IN 1995      PER SHARE       EXPIRATION DATE         5%        10%
----                           ---------------   -----------------    --------------    ---------------      --------   --------
Charles W. Ergen..............     14,705(1)            3.2%              $17.00            06-20-05         $407,199   $648,397
R. Scott Zimmer...............     14,705(1)            3.2%               17.00            06-20-05          407,199    648,397
James DeFranco................     11,764(1)            2.6%               17.00            06-20-05          325,759    518,717
Carl E. Vogel.................     11,764(1)            2.6%               17.00            06-20-05          325,759    518,717
Carl E. Vogel.................      9,877(2)            2.2%               20.25            12-22-05          325,794    518,772
David K. Moskowitz............     13,234(1)            2.9%               17.00            06-20-05          366,466    583,535
David K. Moskowitz............     14,814(2)            3.3%               20.25            12-22-05          488,642    778,079

-------------------
(1) In June 1995, Echostar granted options to the Named Executive Officers, among other key employees, to purchase shares of Class A Common Stock. The options vest 20% on June 20, 1996, and 20% thereafter on June 20, 1997, 1998, 1999 and 2000. See "--Executive Compensation--Stock Incentive Plan." The options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

(2) In December 1995, Echostar granted options to the Named Executive Officers, among other key employees, to purchase shares of Class A Common Stock. The options vest 20% on December 22, 1996, and 20% thereafter on December 22, 1997, 1998, 1999 and 2000. See "--Stock Incentive Plan." The options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

     The following table provides information as of December 31, 1995, concerning unexercised options to purchase Class A Common Stock. None of the Named Executive Officers Exercised any stock options during 1995.

                         FISCAL YEAR END OPTION VALUES

                               NUMBER OF
                        SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                         AT DECEMBER 31, 1995        AT DECEMBER 31, 1995 (1)
                      --------------------------    --------------------------
NAME                  EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                  -----------  -------------    -----------  -------------
Charles W. Ergen.....    10,714        57,559        $  159,821     $745,864
R. Scott Zimmer......     8,571        48,989           127,854      618,025
James DeFranco.......     8,571        46,048           127,854      596,703
Carl E. Vogel........   332,922        64,495         6,973,231      764,050
David K. Moskowitz...    10,714        70,902           159,821      794,455

-------------------
(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of shares of Class A Common Stock underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the NASDAQ National Market) of a share of Class A Common Stock on December 31, 1995.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to October 1995, EchoStar did not have a Compensation Committee, and its Board of Directors determined all matters concerning executive compensation.

     DIRECTOR COMPENSATION. Directors of EchoStar who are not also executive officers of EchoStar receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of EchoStar are elected annually by the stockholders of EchoStar. Directors of ESBC are not compensated for their services as directors. Directors of ESBC are elected annually by EchoStar.

     The Board of Directors of EchoStar has approved the Non-Employee Stock Option Incentive Plan (the "Director Plan") pursuant to which directors who are not also employees of EchoStar are granted options to acquire 1,000 shares of Class A Common Stock of EchoStar upon election to the Board. The Director Plan is being submitted to shareholders of EchoStar for approval at the 1996 Annual Meeting of Shareholders. Subject to such approval, the Board approved issuance of options to Messrs. Angelich and Friedlob as of December 22, 1995. These options are 100% vested upon issuance with an exercise price of $20.25 and a term of five years.

     EMPLOYMENT AGREEMENT. In March 1994, EchoStar entered into an employment agreement with Carl E. Vogel, pursuant to which Mr. Vogel acts as President of EchoStar and currently receives an annual salary of $170,000. EchoStar has no employment agreements with any of its executive officers other than Mr. Vogel.

     EchoStar may terminate Mr. Vogel's employment at any time, with or without cause, but will be required to compensate Mr. Vogel a specified amount if EchoStar terminates his employment prior to January 1, 1997. Such compensation will depend on the duration of Mr. Vogel's employment with EchoStar. Similarly, Mr. Vogel may voluntarily terminate his employment with EchoStar at any time and receive severance compensation in an amount based on the duration of his employment with EchoStar at the time of such termination. On or after January 1, 1997, Mr. Vogel will have no right to receive any compensation from EchoStar upon termination. For a period of one year following termination of Mr. Vogel's employment with EchoStar, Mr. Vogel may not compete against EchoStar by working, or acting in any other capacity, for a company in the DBS industry. Mr. Vogel may, however, work for an affiliate of a company in the DBS industry, in a role unrelated to that industry. Mr. Vogel also had an option to purchase 322,208 shares of Class A Common Stock of EchoStar for $3.10 per share (the "Vogel Option"). Subsequent to December 31, 1995, Mr. Vogel has exercised the Vogel Option.

     STOCK INCENTIVE PLAN. EchoStar has adopted a stock incentive plan (the "Incentive Plan") to provide incentives to attract and retain officers and other key employees. EchoStar's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan, in the Committee's discretion.

     Awards available under the Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. EchoStar has reserved up to ten million shares of Class A Common Stock for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     EchoStar has granted to officers and other key employees options under the Incentive Plan for a total of 1,303,147 shares of Class A Common Stock. The options generally vest at the rate of 20% per year commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options range between $9.33 and $26.69 per share.

     LAUNCH BONUS PLANS. Effective December 16, 1995, EchoStar granted a performance award of 10 shares of Class A Common Stock to all full time employees with more than 90 days service. The total number of shares granted was approximately 4,870 shares. Effective September 9, 1996, EchoStar granted a performance award of 10 shares of Class A Common Stock to all full-time employees with more than 90 days of service. The total number of shares granted was approximately 7,390 shares.

     401(K) PLAN. In 1983, EchoStar adopted a defined-contribution tax-qualified 401(k) plan. EchoStar employees become eligible for participation in the 401(k) plan upon completing one-half year of service with EchoStar and reaching age 21. The 401(k) plan participants may contribute an amount equal to not less than 1% and not more than 15% of their compensation in each contribution period. EchoStar may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. EchoStar may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of the Board of Directors.

     The 401(k) plan participants are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in the 401(k) plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service and 100% vested after seven years of service.

     Effective December 22, 1995, EchoStar contributed 55,000 shares of Class A Common Stock to the 401(k) plan as a discretionary employer stock contribution. EchoStar recognized expense, and an addition to its paid-in capital, for the fair value (approximately $1.1 million) of the EchoStar shares contributed to the Plan. No employee has voting or any other interest in the Class A Common Stock unless still employed by EchoStar on December 31, 1996. Shares of the Class A Common Stock have been allocated to the 401(k) accounts of the following executive officers of EchoStar in accordance with the Plan: (i) Charles W. Ergen, 699 shares; (ii) R. Scott Zimmer, 699 shares; (iii) James DeFranco, 699 shares; (iv) Carl E. Vogel, 511 shares; (v) David K. Moskowitz, 605 shares; and (vi) all officers and directors as a group, 5,272 shares.











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                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain subsidiaries of EchoStar have agreed to indemnify Charles W. Ergen, Chairman and Chief Executive Officer of EchoStar, James DeFranco, a Vice President of EchoStar, R. Scott Zimmer, the Vice Chairman of EchoStar, and Cantey M. Ergen, a former Director of HTS and the spouse of Charles W. Ergen, for any adjustments to such individuals' federal, state or local income taxes resulting from adjustments to EchoStar's subsidiaries' taxable income or loss, tax credits or tax credit recapture for years during which such individuals were stockholders of such subsidiaries and such subsidiaries elected to be taxed as Subchapter S corporations. This indemnity agreement also covers interest, penalties and additions to tax, as well as fees and expenses, including attorneys' and accountants' fees, if any.

     Charles W. Ergen beneficially owns 10% of the stock of Wright Travel Corporation ("Wright Travel"), a privately held travel agency which EchoStar uses for its travel arrangements and which leases office space from EchoStar. For the year ended December 31, 1995, EchoStar paid approximately $769,000 to Wright Travel. These payments were primarily related to travel expenses, large events and seminars that were contracted with Wright Travel at rates comparable to those obtainable from independent third parties. In 1995, EchoStar earned approximately $27,000 from the lease by Wright Travel of office space from EchoStar, which amount was offset by approximately $10,000 required to be credited by EchoStar to Wright Travel for the exclusive services of an employee of Wright Travel.

     EchoStar issued a long-term promissory note (the "Ergen Note") payable to Charles W. Ergen in the principal amount of $14.7 million as of December 31, 1993. The proceeds of the Ergen Note were used to make payments toward the construction and launch of EchoStar I. (see Note 6 of Notes to EchoStar's Financial Statements). In connection with the 1994 Notes Offering, Dish, Ltd. exchanged shares of its Series A Preferred Stock for the Ergen Note and accrued interest thereon at the rate of 10% per annum. Subsequent to the exchange, Mr. Ergen sold five percent of his Series A Preferred Stock of Dish, Ltd. to James DeFranco for $753,000. In 1995, Series A Preferred Stock of EchoStar was issued in exchange for Series A Preferred Stock of Dish, Ltd. Pursuant to the 1994 Indenture, dividends may be paid on the Series A Preferred Stock of EchoStar only if certain conditions are satisfied. See "Description of Certain Indebtedness--1994 Notes." As of December 31, 1995, dividends accrued but unpaid on the Dish, Ltd. Series A Preferred Stock and the Series A Preferred Stock of EchoStar to Mr. Ergen and Mr. DeFranco, respectively, aggregated $2.0 million and $107,000.

     Since March 1995, Mr. Ergen has served on the Board of Directors of SSET. In 1994, EchoStar provided SSET with $8.75 million of financing through the issuance by SSET to EchoStar of its seven-year, 6.5% subordinated convertible non-recourse debentures, which are convertible into approximately 12% of SSET's outstanding common stock, based on the number of shares of SSET common stock outstanding at December 31, 1995. On September 6, 1996, SSET repurchased $3.5 million of the outstanding convertible debentures and paid all outstanding accrued interest through that date. EchoStar also purchased all of SSET's minority interest in DBSC and certain notes and accounts payable by DBSC to SSET for $1.25 million. In connection with these transactions, Mr. Ergen advanced $4.0 million to EchoStar, all of which was used to purchase convertible debentures and certain assets of SSET. These advances were represented by a promissory note bearing interest at 8% per annum and were repaid in June 1994 from the proceeds of the 1994 Notes Offering.

     In December 1994, Directsat, a subsidiary of SSET, was merged with a wholly owned subsidiary of EchoStar. As a result of this merger, SSET acquired 800,780 shares of EchoStar's Class A Common Stock. Daniel E. Moore, Secretary and a Director of DBSC, is Vice President, Chief Financial Officer and a Director of SSET. Mr. Moore became Secretary and a Director of DBSC in September 1995.

     On July 18, 1996, the satellite construction contracts for construction of EchoStar I, EchoStar II and EchoStar III were amended by the parties thereto (the "Satellite Amendments"). Prior to July 18, 1996, certain post-launch payments to Lockheed Martin by ESC for construction of EchoStar I, Directsat for construction of EchoStar II and DBSC for construction of EchoStar III were to be secured by letters of credit from reputable financial institutions, and, with respect to EchoStar I and EchoStar II, by shares of EchoStar's 8% Series A Cumulative Preferred Stock held of record by Charles
W. Ergen.  Subject to the Satellite Amendments, the post-


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launch payments due from ESC, Directsat and DBSC are now secured by a written corporate guarantee by EchoStar and not by letters of credit. In addition, effective December 31, 1996 and on each subsequent June 30 and December 31, certain of the shares of EchoStar's 8% Series A Cumulative Preferred Stock owned by Mr. Ergen and held in escrow will be released based upon a formula which takes into account the total outstanding post-launch payments due and the then current price of the EchoStar Common Stock as quoted on NASDAQ.

     In 1995 and 1996 EchoStar purchased an aggregate of $4.0 million of DBSI's convertible subordinated debentures, of which $1.0 million are due July 1, 1998, and $3.0 million are due January 12, 1999. The debentures are secured by 125,000 shares of DBSC Common Stock and 2,000 shares of common stock of E-SAT Corporation which is currently owned 80% by EchoStar. Fred W. Thompson, a director of DBSC, is President, a Director and a significant shareholder of DBSI.


     Pursuant to the Loan Agreements, EchoStar agreed to purchase from DBSC $16.0 million in principal amount of promissory notes of DBSC and, in EchoStar's sole and absolute discretion, up to an additional $134.0 million principal amount of promissory notes, the proceeds from which are to be used by DBSC to make certain payments to Lockheed Martin under the DBSC Satellite Contract and to make deposits towards launch reservations. As of the date of this Information Statement--Prospectus, EchoStar has loaned DBSC $43.5 million pursuant to the Loan Agreements.


     EchoStar believes that each of the transactions described above between EchoStar and its affiliates were on terms comparable to those which would have been obtainable from unaffiliated third parties.











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

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the accompanying notes set forth information concerning the beneficial ownership of EchoStar's equity securities as of December 19, 1996. The information is presented for: (i) each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar's capital stock; (ii) each director of EchoStar; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person listed in the following table has informed EchoStar that such person has sole voting and investment power with respect to such person's shares of capital stock.

                                                                  PERCENTAGE
NAME (1)                                       NUMBER OF SHARES   OF CLASS(2)
--------                                       ----------------   -----------

8% SERIES A CUMULATIVE PREFERRED STOCK
  Charles W. Ergen. . . . . . . . . . . . . .    1,535,847(3)        95.0%
  James DeFranco. . . . . . . . . . . . . . .       80,834            5.0%
  All Directors and Executive Officers as
    a Group (twelve persons). . . . . . . . .    1,616,681          100.0%
CLASS A COMMON STOCK
  Charles W. Ergen. . . . . . . . . . . . . .   31,425,559(4)        72.4%(5)(6)
  Fidelity. . . . . . . . . . . . . . . . . .    1,707,559(7)         3.9%(5)
  James DeFranco. . . . . . . . . . . . . . .    1,514,397(8)         3.5%(5)
  T. Rowe Price . . . . . . . . . . . . . . .      822,200(9)         1.9%(5)
  R. Scott Zimmer . . . . . . . . . . . . . .      809,326(10)        1.9%(5)
  SSE Telecom, Inc. . . . . . . . . . . . . .      709,780(11)        1.6%(5)
  Carl E. Vogel . . . . . . . . . . . . . . .      318,230(12)
  David K. Moskowitz. . . . . . . . . . . . .       34,665(13)
  All Directors and Executive Officers as
    a Group (twelve persons). . . . . . . . .   34,152,936(14)       78.7%(5)
CLASS B COMMON STOCK
  Charles W. Ergen. . . . . . . . . . . . . .   29,804,401          100.0%
  All Directors and Executive Officers as
    a Group (twelve persons) . . . . .  . . .   29,804,401          100.0%

------------------------
*    Less than 1%

(1) Except as otherwise noted, the address of each such person is 90 Inverness Circle East, Englewood, Colorado 80112.


(2) For purposes of calculating the number of shares outstanding and percentage ownership, it was assumed that all 657,415 shares of EchoStar Class A Common Stock issuable pursuant to the Merger were in fact issued.

(3) Includes 1,125,000 shares of Series A Preferred Stock held in trust for the benefit of Mr. Ergen's minor children and other members of his family.
     Mr. Ergen's spouse is the trustee for that trust. All of the Series A Preferred Stock is currently pledged to Lockheed Martin as security for the performance of certain of ESC's obligations under the Satellite Contracts.


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(4)  Includes:  (i) 24,368 shares of Class A Common Stock issuable to Mr. Ergen upon exercise of employee stock options; (ii) 29,804,401 shares of Class A Common Stock issuable upon conversion of Mr. Ergen's Class B Common Stock;
     (iii) 410,847 shares of Class A Common Stock issuable upon conversion of Mr. Ergen's Series A Preferred Stock; (iv) 1,125,000 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock held in trust for the benefit of Mr. Ergen's minor children and other members of his family; and (v) 55,000 shares of Class A Common Stock held by the EchoStar Communications Corporation 401(k) Plan, of which Mr. Ergen is a trustee.


(5) The beneficial ownership percentage was calculated assuming exercise or conversion of all Class B Common Stock, Preferred Stock, Warrants and employee stock options ("Derivative Securities") into Class A Common Stock by all holders of such Derivative Securities. Assuming exercise or conversion of Derivative Securities by such person, and only by such person, the beneficial ownership of Class A Common Stock would be as follows: Mr. Ergen, 73.0%; Mr. DeFranco, 13.1%; Mr. Zimmer, 7.2%;
     Mr. Vogel, 3.1%; and all officers and directors as a group, 79.1%. Fidelity, SSE Telecom, Inc. and T. Rowe Price do not own any Derivative Securities. If none of the holders of Derivative Securities exercise or convert such securities, Fidelity, SSE Telecom, Inc. and T. Rowe Price would beneficially own 14.6%, 6.1% and 7.0%, respectively, of the outstanding Class A Common Stock.

(6) The percentage of total voting power held by Mr. Ergen is 95.9%, after giving effect to the exercise of the Warrants and the employee stock options.

(7) These securities are owned by various individual and institutional investors (including the Fidelity Capital and Income Fund, which owns 1,429,522 shares, representing 12.2% of the shares outstanding), for which Fidelity Management and Research Company ("Fidelity") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity is deemed to be a beneficial owner of these securities, however, Fidelity expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Fidelity Research and Management Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)  Includes:  (i) 19,494 shares of Class A Common Stock issuable to
     Mr. DeFranco upon exercise of employee stock options; (ii) 80,834 shares of Class A Common Stock issuable upon conversion of Mr. DeFranco's Series A Preferred Stock; (iii) 751 shares of Class A Common Stock held as custodian for his minor children; and (iv) 375,000 shares of Class A Common Stock controlled by Mr. DeFranco as general partner of a partnership.

(9) These securities are owned by various individual and institutional investors (including T. Rowe Price Science & Technology Fund, Inc.
     (which owns 450,000 shares, representing 3.9% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these securities, however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21289.

(10) Includes: (i) 3,083 shares of Class A Common Stock issuable to Mr. Zimmer upon exercise of employee stock options; (ii) 700 shares of Class A
     Common Stock owned jointly with members of his family; and (iii) 100,000 shares of Class A Common Stock held in trust for the benefit of Mr. Zimmer's children and other members of his family. Mr. Zimmer's spouse is the trustee for that trust.

(11) Includes 111,937 shares of Class A Common Stock owned by EchoSat Corporation, a wholly owned subsidiary of SSE Telecom, Inc. The address of SSE Telecom, Inc. is 8230 Leesburg Pike, Suite 710, Vienna, Virginia 22182.

(12) Includes: (i) 25,755 shares of Class A Common Stock issuable to Mr. Vogel upon exercise of employee stock options; and (ii) 247 shares of Class A Common Stock owned jointly with Mr. Vogel's spouse.

(13) Includes:  (i) 27,037 shares of Class A Common Stock issuable to
     Mr. Moskowitz upon exercise of employee stock options; (ii) 3,000 shares of Class A Common Stock owned by Mr. Moskowitz's spouse; (iii) 166 shares of Class A Common Stock held as custodian for his



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     minor children; and (iv) 1,023 shares of Class A Common Stock held as trustee for Mr. Ergen's children.

(14) Includes: (i) 142,265 shares of Class A Common Stock issuable upon exercise of employee stock options; (ii) 55,000 shares held by the 401(k) plan; (iii) 375,000 shares of Class A Common Stock held in a partnership;
     (iv) 1,616,681 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock; (v) 29,804,401 shares of Class A Common Stock issuable upon conversion of Class B Common Stock; (vi) 102,041 shares of Class A Common Stock held in the name of, or in trust for, minor children and other family members; and (vii) 4,153 shares of Class A Common Stock owned by or jointly with family members.






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                            DESCRIPTION OF CAPITAL STOCK

GENERAL

     Pursuant to EchoStar's Amended and Restated Articles of Incorporation, as in effect on the date hereof, EchoStar's authorized capital stock consists of: (i) 400,000,000 shares of Common Stock, of which 200,000,000 shares are designated "Class A Common Stock," 100,000,000 shares are designated "Class B Common Stock," and 100,000,000 shares are designated "Class C Common Stock;" and (ii) 20,000,000 shares of Preferred Stock, par value $.01 per share. As of November 11, 1996, 11,022,147 shares of Class A Common Stock were issued and outstanding and held of record by 1,367 stockholders, 29,804,401 shares of Class B Common Stock were issued and outstanding and held of record by Charles W. Ergen, EchoStar's President and Chief Executive Officer, and no shares of Class C Common Stock were issued and outstanding. See "Security Ownership of Certain Beneficial Owners and Management." All outstanding shares of the Class A Common Stock and Class B Common Stock are fully paid and nonassessable. The designation and the powers, preferences and rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof are as set forth below.

     The transfer agent for EchoStar's capital stock, including the Class A Common Stock, is American Securities Transfer, Inc. ("AST"). AST's address is 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

CLASS A COMMON STOCK

     Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law, the Class A Common Stock votes together with the Class B Common Stock, the Class C Common Stock and the Preferred Stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of Preferred Stock and to the restrictions on payment of dividends imposed by the 1994 Notes and the 1996 Notes (see "Description of Certain Indebtedness--1994 Notes" and "--1996 Notes") and any other indebtedness of EchoStar, the holders of Class A Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and, together with the holders of the Class B Common Stock, are entitled, after payment of all prior claims, to receive pro rata all assets of EchoStar upon the liquidation, dissolution or winding up of EchoStar. Holders of Class A Common Stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

     Each holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the Class B Common Stock votes together with the Class A Common Stock, the Class C Common Stock and the Preferred Stock on all matters submitted to a vote of the stockholders. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuances of Class A Common Stock or rights, warrants or options to purchase Class A Common Stock at a price per share less than the fair market value of the Class A Common Stock. Each share of Class B Common Stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A Common Stock.

CLASS C COMMON STOCK

     Each holder of Class C Common Stock is entitled to one vote for each share of Class C Common Stock on all matters submitted to a vote of stockholders. Except with respect to transactions involving the issuance of capital stock which negatively affect the rights of holders of Series A Preferred Stock, or as otherwise required by law, the Class C Common Stock votes together with Class A Common Stock, the Class B Common Stock and the Series A Preferred Stock on all matters submitted to a vote of the stockholders. Each share of Class C


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

Common Stock is convertible into Class A Common Stock on the same terms as the Class B Common Stock. Each share of Class C Common Stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A Common Stock. Upon a Change in Control of EchoStar, each holder of outstanding shares of Class C Common Stock is entitled to cast ten votes for each share of Class C Common Stock held by such holder. "Change in Control" has the same meaning as set forth in the 1994 Indenture and the 1996 Indenture. See "Description of Certain Indebtedness--1994 Notes" and "--1996 Notes." EchoStar has no present intention to issue any shares of Class C Common Stock and, under current NASD rules, will not be able to issue any so long as the Class A Common Stock is quoted on the NASDAQ National Market.

PREFERRED STOCK

     EchoStar's Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations, or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects.

     EchoStar has issued 1,616,681 shares of its 8% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"). Each share of Series A Preferred Stock issued is convertible, at the option of the holder, into one share of Class A Common Stock, subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuances of Class A Common Stock or rights, warrants or options to purchase Class A Common Stock at a price per share less than the liquidation preference per share. The aggregate liquidation preference for all outstanding shares of Series A Preferred Stock is limited to approximately $15.1 million plus cumulative unpaid dividends. At September 30, 1996, accrued and unpaid dividends of the Series A
Preferred Stock totalled approximately $3.0 million.

     Each share of Series A Preferred Stock is entitled to receive dividends equal to eight percent per annum of the liquidation preference for such share. EchoStar currently has no intention to begin paying dividends on the Series A Preferred Stock.

     Shares of Series A Preferred Stock automatically convert into shares of Class A Common Stock in the event they are transferred to any person other than permitted transferees. Each share of Series A Preferred Stock is entitled to the equivalent of ten votes for each share of Class A Common Stock into which it is convertible and, except with respect to transactions involving the issuance of capital stock which negatively affects the rights of holders of Series A Preferred Stock (as more particularly described in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock) or as otherwise required by law, votes together with the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class on all matters submitted to a vote of stockholders.

WARRANTS

     On June 7, 1994, Dish, Ltd. consummated the 1994 Notes Offering, selling 624,000 Units, consisting of $624.0 million aggregate principal amount of 1994 Notes and warrants to purchase 2,807,998 shares of Class A Common Stock (the "Warrants"). Each Unit consists of $1,000 principal amount of 1994 Notes and Warrants to purchase 4.5 shares of Class A Common Stock. The 1994 Notes and Warrants are separately transferable. The Warrants were issued under a Warrant Agreement (the "Warrant Agreement") between Dish, Ltd. and First Trust National Association, as Warrant Agent (the "Warrant Agent"), a copy of which is filed as an exhibit to the Registration Statement.

     Each Warrant entitles the registered holder thereof (the "Holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such Holder's option, prior to 5:00 p.m., Eastern time,


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on June 1, 2004, to purchase from Dish, Ltd. 0.75 shares (or such other number as may result from adjustments as provided in the Warrant Agreement) of Class A Common Stock at a purchase price of $0.01 per share (the "Exercise Price"). If Dish, Ltd. is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Class A Common Stock will represent a right to receive the same securities, cash or other assets of EchoStar or another person that a holder of Class A Common Stock is entitled to receive upon such consolidation, merger, share exchange or transfer (which securities, cash or other assets may not necessarily be of equal value to the Class A Common Stock). The Warrants are obligations of Dish, Ltd., but, in connection with the merger of Dish, Ltd. and a wholly-owned subsidiary of EchoStar, the Warrants currently entitle the Holders to acquire an aggregate of 2,807,998 shares of EchoStar Class A Common Stock. The exercise price with respect to all of the Warrants has been paid. No additional amounts are required to be paid upon exercise of the Warrants. As of September 30, 1996, substantially all of the Warrants issued in connection with the 1994 Notes Offering had been exercised.

     The number of shares of Class A Common Stock issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on common stock payable in common stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of common stock;
(iii) distributions to all holders of common stock of rights, warrants or options to purchase common stock at a price per share less than the current market value at the time; and (iv) distributions to stockholders of assets, debt securities or common stock of Dish, Ltd. or certain rights, warrants or options to purchase securities of Dish, Ltd. (excluding cash dividends or other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). The Warrant Agreement permits Dish, Ltd. voluntarily to increase the Exercise Rate, as defined therein, from time to time for a period of time not less than 20 business days.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Amended and Restated Articles of Incorporation provide that a director of EchoStar will not be personally liable to EchoStar or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the NCL. The provision has no effect on any non-monetary remedies that may be available to EchoStar or its stockholders, nor does it relieve EchoStar or its directors from compliance with federal or state securities laws. The Amended and Restated Articles of Incorporation and the By-Laws of EchoStar provide for indemnification, to the fullest extent permitted by the NCL, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of EchoStar, or is or was serving at the request of EchoStar as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding.

NEVADA LAW AND LIMITATIONS ON CHANGES IN CONTROL

     The NCL prevents an "interested stockholder" (defined in Section 78.423 of the NCL, generally, as a person owning 10% or more of a corporation's outstanding voting stock) from engaging in a "combination" (as defined in
Section 78.416) with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

     The provisions authorizing the Board of Directors to issue Preferred Stock without stockholder approval and the provisions of the NCL relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in control of EchoStar or the removal of existing management. The 1994 Indenture and the 1996 Indenture also contain provisions with respect to a change of control of EchoStar. See "Description of Certain Indebtedness--1994 Notes" and "--1996 Notes."


     Charles W. Ergen, Chairman and Chief Executive Officer of EchoStar, owns 29,804,401 shares of Class B Common Stock, which constitute all of the outstanding shares of such stock. These shares are transferable to other persons subject to securities laws limitations. In the event Mr. Ergen transferred


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approximately 50% or more of his shares of Class B Common Stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of EchoStar. In addition, any such change in control would result in an obligation on the part of Dish, Ltd. to offer to purchase at a premium all 1994 Notes and ESBC to offer to purchase at a premium all 1996 Notes. See "Description of Certain Indebtedness--1994 Notes" and "--1996 Notes."

                    DESCRIPTION OF CERTAIN INDEBTEDNESS

     Set forth below is a summary of certain indebtedness to which EchoStar is subject. This summary describes all material elements of such indebtedness, but does not purport to be complete, and it is qualified in its entirety by reference to the applicable agreements filed as exhibits to the Registration Statement of which this Information Statement--Prospectus is a part.

1994 NOTES

     In June 1994, Dish, Ltd. issued the 1994 Notes, which generated gross proceeds of approximately $335.1 million. Interest on the 1994 Notes accrues at the rate of 127 8% per annum, but is not payable in cash prior to June 1, 1999. Thereafter, interest will accrue at the same rate and will be payable in cash semi-annually on June 1 and December 1 of each year. Principal of the 1994 Notes accretes to $624 million in 1999, and matures on June 1, 2004. The 1994 Notes are secured by, among other things: (i) a pledge of all of the issued and outstanding capital stock of certain of EchoStar's subsidiaries; (ii) a first priority security interest in the assets of ESC (subject to the terms of an intercreditor agreement with, among others, Lockheed Martin and the Bank) including a first priority security interest in EchoStar I and, when launched, EchoStar II; (iii) a first priority security interest in the 1994 Escrow Account and Dish, Ltd.'s customer lists and related rights with respect to EchoStar I and EchoStar II; (iv) a collateral assignment, insofar as they relate to EchoStar I and EchoStar II, of the Satellite Contracts, the Launch Contracts, all programming contracts, all TT&C contracts and each other contract necessary for the operation of EchoStar I and EchoStar II; and (v) a subordinate lien on the assets of the Credit Agreement Borrowers.

     Except as set forth below, the 1994 Notes are not redeemable at Dish, Ltd.'s option prior to June 1, 1999. Thereafter, the 1994 Notes are subject to redemption at the option of Dish, Ltd., in whole or in part, at the redemption prices set forth in the 1994 Indenture. In addition, at any time prior to June 1, 1997, Dish, Ltd. may redeem the 1994 Notes at a redemption price equal to 111.5% of the accreted value thereof on the repurchase date with the net proceeds of one public or private sale of certain equity interests of Dish, Ltd., provided that: (i) at least two-thirds of the 1994 Notes remain outstanding immediately after the occurrence of such redemption; and (ii) such redemption occurs within 120 days of the date of the closing of any such sale. On each of June 1, 2002 and June 1, 2003, Dish, Ltd. is required to redeem 25% of the original aggregate principal amount of the 1994 Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the redemption date.

     The 1994 Indenture provides that in the event of a "Change of Control," Dish, Ltd. is required to make an offer to purchase all 1994 Notes at 101% of the accreted value thereof (if prior to June 1, 1999) or 101% of the principal amount thereof (if on or after June 1, 1999), plus accrued and unpaid interest to the date of payment. For purposes of the 1994 Indenture and the 1996 Indenture, certain terms are defined as follows: "Change of Control" means: (i) any transaction or series of transactions, the result of which is that the Principals and their Related Parties (as such terms are hereinafter defined), or an entity controlled by the Principals and their Related Parties, cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of at least 30% of the total equity interests of Dish, Ltd. and to have the voting power to elect at least a majority of the Board of Directors of Dish, Ltd.; or (ii) the first day on which a majority of the members of the Board of Directors of Dish, Ltd. are not Continuing Directors. "Principals" means Messrs. Ergen, DeFranco, Zimmer, Vogel, Fears and Moskowitz. "Related Parties" means, with respect to any
Principal: (y) the spouse and each immediate family member of such Principal; and (z) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest. "Continuing Director" means, with respect to the 1994 Notes, as of any date of determination, any member of the Board of Directors of Dish, Ltd. who:
(a) was a member of such Board of Directors on the date of the 1994 Indenture; or (b) was nominated for


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

election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, and with respect to the 1996 Notes, "Continuing Director" means, as of any date of determination, any member of the Board of Directors of EchoStar and ESBC, as the case may be, who: (a) was a member of such Board of Directors on the date of the 1996 Indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     The 1994 Indenture contains restrictive covenants that, among other things, impose limitations on Dish, Ltd. and its subsidiaries with respect to their ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) apply the proceeds of certain asset sales; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to Dish, Ltd.'s subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt; and (viii) enter into transactions with affiliates. In addition, Dish, Ltd., may pay dividends on its equity securities only if: (y) no default is continuing under the 1994 Indenture; and (z) after giving effect to such dividend, Dish, Ltd.'s ratio of total indebtedness to cash flow (calculated in accordance with the 1994 Indenture) would not exceed 4.0 to 1. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish, Ltd.'s consolidated net income (calculated in accordance with the 1994 Indenture) from the date of issuance of the 1994 Notes, plus 100% of the aggregate net proceeds to Dish, Ltd. from the issuance and sale of certain equity interests of Dish, Ltd. (including common stock).

1996 NOTES

     In March 1996, ESBC issued $580 million aggregate principal amount of the 1996 Notes, which generated gross proceeds of approximately $350.0 million. Interest on the 1996 Notes accrues at the rate of 131 8% per annum, but is not payable in cash prior to September 15, 2000. Thereafter, interest will accrue at the same rate and will be payable in cash semi-annually on March 15 and September 15 of each year. The 1996 Notes mature March 15, 2004. Initially, the Notes are secured by: (i) a pledge of all of the issued and outstanding capital stock of EchoStar DBS Corporation (which pledge will be released following consummation of the Merger or the Substitute DBSC Transaction) and Dish, Ltd.; (ii) a pledge of all of the stock of MergerCo held by EchoStar; (iii) a pledge of certain notes of DBSC held by EchoStar; and (iv) a first priority security interest in the 1996 Escrow Account. In addition, upon consummation of the Merger, the 1996 Notes will be secured by: (i) a first priority security interest, when launched, in EchoStar III; (ii) a collateral assignment of all contracts relating to the construction, launch (other than with Great Wall), insurance and TT&C of EchoStar III; and (iii) a pledge of all of the issued and outstanding capital stock of MergerCo. If the Merger is not consummated but the Substitute DBSC Transaction is consummated, the 1996 Notes will be secured by a collateral assignment of all contracts and agreements relating to the Substitute DBSC Transaction.

     Except as set forth below, the 1996 Notes are not redeemable at ESBC's option prior to March 15, 2000. Thereafter, the 1996 Notes are subject to redemption at the option of ESBC, in whole or in part, at the redemption prices set forth in the 1996 Indenture. In addition, at any time prior to March 15, 1999, ESBC may redeem the 1996 Notes at a redemption price equal to 112.125% of the accreted value thereof on the repurchase date with the net proceeds of one public or private sale of certain equity interests of EchoStar, provided that: (i) at least two-thirds of the 1996 Notes remain outstanding immediately after the occurrence of such redemption; and (ii) such redemption occurs within 120 days of the date of the closing of any such sale.

     The 1996 Indenture provides that in the event of a "Change of Control," ESBC is required to make an offer to purchase all 1996 Notes at 101% of the accreted value thereof (if prior to March 15, 2000) or 101% of the principal amount thereof (if on or after March 15, 2000), plus accrued and unpaid interest to the date of payment.

     The 1996 Indenture restricts, among other things, the payment of dividends, the repurchase of stock and subordinated indebtedness of ESBC and the making of certain other restricted payments, the incurrence of indebtedness and the issuance of preferred stock, certain asset sales, the creation of certain liens, certain mergers and consolidations, and transactions with affiliates.


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

             DIRECT BROADCASTING SATELLITE CORPORATION

                              BUSINESS

     DBSC was formed as a Delaware corporation in 1981, making it one of the earliest entities to focus on DBS technology. DBSC filed its initial FCC application in the same year in which it was founded and was first granted a construction permit by the FCC in 1982. As a result of financing difficulties, DBSC was not able to satisfy FCC Due Diligence Requirements and its initial authorization therefore expired in 1985. A second construction permit was granted to DBSC by the FCC in 1986. The present authorizations were granted in 1989.

     By late summer of 1994, the construction of DBSC's satellite by Lockheed Martin was not sufficiently advanced to permit DBSC to begin operation of its first satellite by August 1995, and substantial working capital was needed to accelerate the construction phase of the DBSC Satellite Contract. However, by order released December 8, 1995, the FCC found that DBSC had successfully maintained its due diligence status as required by FCC rule and precedent and extended DBSC's authorizations through November 1998. In the same order, the FCC's staff denied reconsideration of its earlier grant of orbit/spectrum resources to DBSC but declined to rule on DBSC's June 1995 application for minor modification of authority to permit DBSC to shift from the Lockheed Martin Series 7000 16 transponder spacecraft to the more modern A2100 Series, featuring 32 transponders and other enhancements. On December 21, 1995, EchoStar and DBSC entered into the Merger Trigger Agreement pursuant to which the parties agreed to, among other things, execute and consummate the transactions contemplated by the Merger Agreement and to enter into the Loan Agreements. See "The Merger--The Merger Trigger Agreement."

     Pursuant to the DBSC Satellite Contract with Lockheed Martin, DBSC has been making scheduled progress payments according to the Contract (as amended from time to time) since April 1990. Effective May 31, 1995, DBSC and Lockheed Martin again amended the DBSC Satellite Contract. As amended, the DBSC Satellite Contract calls for the construction of two spacecraft based on Lockheed Martin's A2100 bus, using the AX variant. These spacecraft, containing 32 transponders each, are state-of-the-art. Lockheed Martin is obligated to deliver the first satellite, referred to as EchoStar III in this Information Statement--Prospectus, by July 31, 1997. The delivery date for the second satellite, DBSC II, is subject to adjustment depending on the payment schedule for the satellite. The delivery date for EchoStar III constitutes an acceleration of delivery and launch dates from such dates as set forth in the DBSC Satellite Contract prior to the amendment. DBSC made a payment to Lockheed Martin in May 1995 of $500,000 and an additional payment of $1.0 million on June 30, 1995. The next payment of $16.0 million was made on December 29, 1995. Thereafter the balance for EchoStar III is due in monthly payments, most of which are $2.5 million. As of the date of this Information Statement--Prospectus, each monthly payment has been made. The DBSC Satellite Contract imposes substantial termination liabilities on DBSC if it is not able to continue to fund the DBSC Satellite Contract.

     DBSC has entered into a Note Purchase Agreement (together with related agreements) with EchoStar pursuant to which EchoStar agreed to purchase $16.0 million aggregate principal amount of promissory notes of DBSC and up to an additional $134.0 million aggregate principal amount of promissory notes, the proceeds from which are to be used by DBSC to make certain payments to Lockheed Martin and to make deposits toward the launch reservations. See "The Exchange and Merger--Reasons for the Merger." The Note Purchase Agreement provides that EchoStar may, in its sole discretion, advance DBSC funds to make the further progress payments to Lockheed Martin, but EchoStar is not obligated to do so. However, EchoStar presently intends to continue to advance DBSC funds to make such future progress payments or for other stated purposes.

     DBSC believes that it is entitled to a proportionate share of the 28 channels at 110DEG. WL recently forfeited by Advanced and auctioned by the FCC in January 1996 because DBSC was awarded only 11 DBS channels as compared to the 16 it initially sought. DBSC, as well as EchoStar and Directsat, have filed suit against the FCC in the U.S. Court of Appeals for the D.C. Circuit contesting the FCC's decision to auction the cancelled Advanced channels. While DBSC believes that its case is meritorious there can be no assurance that the court will reverse or remand the FCC's decision, or that if it does, the FCC or the court would ultimately rule in DBSC's favor.


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

     DBSC does not presently have a launch contract or option for launch of its proposed DBS satellites. However, EchoStar has entered into a launch services contract for the launch of EchoStar III, one of DBSC's satellites. See "EchoStar Communications Corporation--Business--Satellite Launches."

     As part of its contractual agreements with EchoStar, DBSC has committed to utilize EchoStar's TT&C and uplink facility.

     A DBS provider must have a customer service facility adequate to take service orders and inquiries, process programming requests and provide for the necessary implementation. DBSC expects that it will be able to contract with one or more customer service organizations for the provision of such services at costs considered to be competitive.

     DBSC's current cash resources, which as of September 30, 1996 were approximately $4,000, are not sufficient to pay DBSC's ordinary operating expenses. It is anticipated that the Effective Time of the Merger will be in December 1996. Therefore, DBSC will have to defer paying a portion of its expenses or will have to seek additional funds for ordinary operating expenses (which pursuant to the terms of the Merger Agreement can only be in the form of debt financing) from its existing DBSC shareholders or outside sources. No assurances can be given that such funds would be available to DBSC.

     In the event the Merger is not consummated, DBSC and EchoStar have agreed on alternative arrangements designed to assure comparable economic benefits to both parties. However, as of the date of this Information Statement--Prospectus, unless the Merger is consummated, DBSC may not have sufficient funds to meet its obligations under the DBSC Satellite Contract or to conduct its business operations. Therefore, DBSC may be required to immediately seek additional investors or strategic partners in order to continue its operations. In any event, DBSC Shareholders would receive the Merger Consideration.






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

                                 MANAGEMENT

     The following table sets forth information concerning DBSC's Executive Officers and Directors:

          NAME             AGE                  POSITION
          ----             ---                  --------
    Harley W. Radin         59       Chairman, Chief Executive Officer,
                                     Treasurer and Director
    Daniel E. Moore         42       Secretary and Director
    Fred W. Thompson        53       Director

     HARLEY W. RADIN. Mr. Radin has been Chairman and Chief Executive Officer of DBSC since 1987. Mr. Radin has general management responsibility for the day-to-day business of DBSC. He is responsible for developing DBSC's business plan and seeking business partners and financing. Mr. Radin spends a substantial majority of his time on DBSC's business. Mr. Radin graduated from Rensselaer Polytechnic Institute in 1959 with a Bachelor of Science degree in Electrical Engineering and received a Masters degree in Electrical Engineering from New York University in 1961.

     DANIEL E. MOORE. Mr. Moore has been a Director of DBSC since September 1995, and served as a Director of SSE Telecom, Inc. since April 1989. Mr. Moore joined SSE Telecom, Inc. in 1994 as Executive Vice President and Chief Financial Officer. Mr. Moore is a founder and principal of Venture America, a private venture capital and entrepreneurial services firm. Previously, Mr. Moore was a Senior Manager with Arthur Andersen & Co. Mr. Moore received his Master's Degree in Business Administration from the University of Pittsburgh and his Bachelor's degree from Lafayette College.

     FRED W. THOMPSON. Mr. Thompson has been a Director of DBSC since July 1993. Mr. Thompson is Chairman of the Board, President, Chief Executive Officer, and Chief Financial Officer of DBS Industries, Inc. In early 1990 Mr. Thompson founded and served as Chairman and President of DBS Network, Inc., a wholly owned subsidiary of DBS Industries, Inc., until its dissolution in July 1995. He has over thirty years' experience in the telecommunications industry. From 1986 to 1990, Mr. Thompson devoted his time to consulting on various telecommunication matters as an independent contractor. Mr. Thompson received a B.S. degree in Electrical Engineering from California Polytechnic in 1962.

EXECUTIVE COMPENSATION

     Harley W. Radin, DBSC's Chairman of the Board of Directors and Chief Executive Officer, performs services for DBSC as an independent contractor. Mr. Radin entered into a consulting agreement with DBSC as of November 16, 1993. Under the terms of the consulting agreement, Mr. Radin was paid $8,000 per month by DBSC for consulting services from November 16, 1993 through March 31, 1994, and $10,000 per month for such services beginning on April 1, 1994. Commencing January 1, 1995, pursuant to the terms of a new consulting agreement, Mr. Radin receives $12,000 per month for such services. Mr. Radin is also entitled to reimbursement for certain reasonable out of pocket expenses related to DBSC's business. The consulting agreement currently has a month-to-month term. As of the date of this Information Statement--Prospectus, Mr. Radin has received an aggregate of $372,000 since November, 1993. No payments have been made since September 1996.


     Directors of DBSC do not receive remuneration for their services as directors. Charles A. Kase, a member of the DBSC Board until October, 1995, has agreed to perform certain technical services for DBSC as requested from time to time by DBSC. Under a consulting agreement dated April 28, 1994 and which expired on December 31, 1994, Mr. Kase was paid at an hourly rate of $125 with aggregate compensation not to exceed $36,000.

     A new consulting agreement was entered into effective January 1, 1995 whereby Mr. Kase was to be paid an hourly rate of $125 with payments not to exceed $8,000 per month. This consulting agreement expired on December 31, 1995. Under both agreements, Mr. Kase received $34,125 for his services to DBSC.


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

     In connection with the election of Daniel E. Moore to the DBSC Board, Mr. Moore received 2,000 shares of DBSC Common Stock as compensation for services.

     DBSC does not currently have any stock option plan or any officer or director incentive arrangement.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the last two years, in addition to matters described in "Management--Executive Compensation" and "Certain Relationships and Related Transactions" and in "Business" (regarding the loans to DBSC by EchoStar to fund the satellite construction contract), the following transactions occurred between DBSC and certain of its officers, directors, and five percent (5%) or greater stockholders:

     Fred W. Thompson, a DBSC director since July 1993, is the President and Chief Executive Officer of DBSI. Effective January 29, 1993, DBSC entered into a Stockholder Line of Credit and Investment Agreement with DBS Network, Inc., a wholly-owned subsidiary of DBSI ("DBSN") pursuant to which DBSN agreed to loan DBSC up to a total of $200,000 in exchange for the issuance by DBSC of interest bearing notes (the "DBSN Notes") convertible into DBSC Common Stock at a conversion price of $1.00 per share. The DBSN Notes carried a five year term. The terms of the DBSN Notes specified that DBSC may pay off the outstanding balance at any time including interest accrued to the date of payment. The DBSN Notes were convertible into DBSC Common Stock after approval was received from the FCC for DBSN to take control of DBSC. Until the DBSN Notes were paid in full, DBSC also had the right to elect to convert the principal amount of the DBSN Notes into shares of DBSC Common Stock at the conversion price of $1.00 per share. As of November 15, 1994, DBSC had borrowed a total of $152,500 in principal and had accrued interest of approximately $20,710. The DBSN Notes plus accrued interest thereon have been fully paid by DBSC.

     In 1995 and 1996 EchoStar purchased an aggregate of $4.0 million of DBSI's convertible subordinated debentures of which $1.0 million are due July 1, 1998 and $3.0 million are due January 12, 1999. The debentures are secured by 125,000 shares of DBSC Common Stock and 2,000 shares of common stock of E-SAT Corporation which is currently owned 80% by EchoStar. Fred W. Thompson, a director of DBSC, is President, a director and a significant shareholder of DBSI.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and accompanying notes set forth information concerning the beneficial ownership of DBSC Common Stock as of the date of this Information Statement--Prospectus. Such information is presented for:
(i) each Director of DBSC who owns any such securities; (ii) each Executive Officer of DBSC who owns any such securities; (iii) all Directors and Executive Officers as a group; and (iv) any person beneficially owning more than 5% of the DBSC Common Stock. The number of shares beneficially owned by each Director or Executive Officer is determined according to the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each person listed in the following table has informed DBSC that such person has sole voting power and investment power with respect to such person's shares of DBSC Common Stock.

                                                                   PERCENTAGE
NAME                                           NUMBER OF SHARES     OF CLASS
----                                           ----------------    ----------
Harley W. Radin (1). . . . . . . . . . . . . .      297,306            18.35%
Daniel E. Moore (2). . . . . . . . . . . . . .        2,000             0.12%
Fred W. Thompson (3) . . . . . . . . . . . . .      401,107(4)         24.76%
 DBS Industries, Inc. (5). . . . . . . . . . .      401,107            24.76%
Kingswood, Inc. (6). . . . . . . . . . . . . .      175,000            10.80%


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

EchoStar Communications Corporation (7). . . .      644,990(8)         39.81%
All Directors and Executive Officers as a
   group (three persons) . . . . . . . . . . .      700,413            43.23%

------------------------

(1) Includes 10,384 shares of DBSC Common Stock owned by Mr. Radin's spouse. Mr. Radin expressly disclaims that he is, in fact, the beneficial owner of such securities. Mr. Radin's address is 4401-A Connecticut Avenue, N.W., Suite 400, Washington, D.C. 20008.

(2)  Mr. Moore's address is 8230 Leesburg Pike, Suite 710, Vienna, VA 22182.

(3)  Mr. Thompson's address is 495 Miller Avenue, Mill Valley, CA 94941.

(4) Consists of 401,107 shares of DBSC Common Stock owned by DBS Industries, Inc. of which Mr. Thompson is President, a Director and a significant shareholder.

(5)  DBS Industries, Inc.'s address is 495 Miller Avenue, Mill Valley, CA 94941

(6) Kingswood, Inc.'s address is 5726 Corsa Avenue, Suite 202, Westlake Village, CA 91362.

(7) EchoStar Communications Corporation's address is 90 Inverness Circle East, Englewood, CO 80112.

(8) Excludes 333,333 shares of DBSC Common Stock issuable upon the option granted to EchoStar pursuant to the Stock Purchase Agreement. See "Background and Reasons for the Merger."

                            DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     DBSC is authorized to issue up to 3,000,000 shares of DBSC Common Stock, $.01 par value. Each holder of DBSC Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of DBSC Shareholders. Each holder of DBSC Common Stock is entitled to receive ratably such dividends as may be declared by the DBSC Board out of funds legally available therefor as well as any distributions to the DBSC Shareholders and, in the event of the liquidation, dissolution or winding up of DBSC, is entitled to share ratably in all assets of DBSC remaining after payment of liabilities. Holders of DBSC Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares. As of November 7, 1996, 1,620,138 shares of DBSC Common Stock were issued and outstanding and held of record by 57 stockholders.
The outstanding shares of DBSC Common Stock are validly issued, fully paid and nonassessable.

                                  LEGAL MATTERS

     The validity of the EchoStar Common Stock will be passed upon for EchoStar by David K. Moskowitz, Senior Vice President, General Counsel and Secretary of EchoStar.

                                     EXPERTS

     The audited financial statements and schedules of EchoStar included in this Information Statement--Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

     The audited financial statements and schedules of DBSC included in this Information Statement--Prospectus and elsewhere in the Registration Statement have been audited by Regardie, Brooks & Lewis, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such report.

                        INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ECHOSTAR COMMUNICATIONS CORPORATION
Report of Independent Public Accountants................................... F-2
Consolidated Balance Sheets at December 31, 1994 and 1995.................. F-3
Combined and Consolidated Statements of Income for the Years Ended
  December 31, 1993, 1994 and 1995......................................... F-4
Combined and Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 1993, 1994 and 1995................................... F-5
Combined and Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1993, 1994 and 1995......................................... F-6
Notes to Combined and Consolidated Financial Statements.................... F-8

DIRECT BROADCASTING SATELLITE CORPORATION

Report of Independent Public Accountants................................... F-35
Balance Sheets at March 31, 1995 and December 31, 1995..................... F-36
Statements of Income for the Years Ended March 31, 1994 and 1995, and the
  nine months ended December 31, 1995...................................... F-37
Statements of Stockholders' Equity for the Years Ended March 31, 1994 and
  1995, and for the Nine Month Period Ended December 31, 1995.............. F-38
Statements of Cash Flows for the Years Ended March 31, 1994 and 1995, and
  the nine months ended December 31, 1995.................................. F-39
Notes to Financial Statements.............................................. F-40

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

ECHOSTAR COMMUNICATIONS CORPORATION

Consolidated Balance Sheet at December 31, 1995 and September 30, 1996
  (Unaudited and Restated)................................................. F-45
Consolidated Statements of income for the three months and nine months ended September 30, 1995 and 1996 (Unaudited and Restated)............... F-46
Consolidated Statement of Stockholders' Equity for the nine months ended
  September 30, 1996 (Unaudited and Restated).............................. F-47
Consolidated Statements of Cash Flow for the nine months ended
  September 30, 1995 and 1996 (Unaudited and Restated)..................... F-48
Condensed Notes to Consolidated Financial Statements
  (Unaudited and Restated)................................................. F-50

DIRECT BROADCASTING SATELLITE CORPORATION

Balance Sheets at December 31, 1995 and September 30, 1996 (Unaudited)..... F-62
Statements of Income for the three months and nine months ended
  September 30, 1995 and 1996 (Unaudited).................................. F-63
Statement of Stockholders' Equity for the nine months ended September 30,
  1996 (Unaudited)......................................................... F-64
Statements of Cash Flow for the nine months ended September 30, 1995 and
  1996 (Unaudited)......................................................... F-65
Notes to Financial Statements.............................................. F-66

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EchoStar Communications Corporation:

    We have audited the accompanying consolidated balance sheets of EchoStar Communications Corporation (a Nevada corporation) and affiliates and subsidiaries, as described in Note 1, as of December 31, 1994 and 1995, and the related combined and consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Companies as of December 31, 1994 and 1995, and the combined and consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
February 23, 1996.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                                1994       1995
                                                                                              ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................................................  $  17,506  $  21,754
  Marketable investment securities..........................................................     31,038     15,670
  Trade accounts receivable, net............................................................      8,097      9,179
  Inventories...............................................................................     20,327     38,769
  Income tax receivable.....................................................................         --      3,554
  Deferred tax assets.......................................................................      1,840      1,779
  Other current assets......................................................................      2,573     13,037
                                                                                              ---------  ---------
      Total current assets..................................................................     81,381    103,742
RESTRICTED CASH AND MARKETABLE SECURITIES:
  Escrow....................................................................................    185,431     73,291
  Other.....................................................................................     11,400     26,400
PROPERTY AND EQUIPMENT, net.................................................................    151,240    354,000
OTHER NONCURRENT ASSETS.....................................................................     43,040     65,658
                                                                                              ---------  ---------
      Total assets..........................................................................  $ 472,492  $ 623,091
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable....................................................................  $  14,895  $  19,063
  Deferred programming revenue..............................................................      6,572      5,563
  Accrued expenses and other current liabilities............................................      6,965     21,335
  Notes payable and current portion of long-term debt.......................................        238      4,782
                                                                                              ---------  ---------
      Total current liabilities.............................................................     28,670     50,743
1994 NOTES, net.............................................................................    334,206    382,218
LONG-TERM MORTGAGE DEBT AND NOTE PAYABLE, excluding current portion.........................      5,393     33,444
OTHER LONG-TERM LIABILITIES.................................................................        415         --
                                                                                              ---------  ---------
      Total liabilities.....................................................................    368,684    466,405
                                                                                              ---------  ---------

COMMITMENTS AND CONTINGENCIES (Notes 1 and 11)

STOCKHOLDERS' EQUITY:
  Preferred Stock, 20,000,000 shares authorized, 1,616,681 shares of Series A Cumulative
   Preferred Stock issued and outstanding, including accrued dividends of $938,000 and
   $2,143,000, respectively.................................................................     15,990     17,195
  Class A Common Stock, $.01 par value, 200,000,000 shares authorized, 3,739,400 and
   10,535,003 shares issued and outstanding, respectively...................................         38        105
  Class B Common Stock, $.01 par value, 100,000,000 shares authorized, 29,804,401 shares
   issued and outstanding...................................................................        298        298
  Common Stock Purchase Warrants............................................................     26,133        714
  Class C Common Stock, 100,000,000 shares authorized, none outstanding.....................         --         --
  Additional paid-in capital................................................................     62,197    151,674
  Unrealized holding gains on available-for-sale securities, net of deferred taxes..........         --        239
  Retained earnings (deficit)...............................................................       (848)   (13,539)
                                                                                              ---------  ---------
      Total stockholders' equity............................................................    103,808    156,686
                                                                                              ---------  ---------
      Total liabilities and stockholders' equity............................................  $ 472,492  $ 623,091
                                                                                              ---------  ---------
                                                                                              ---------  ---------

         The accompanying notes to combined and consolidated financial statements are an integral part of these balance sheets.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
                 COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
REVENUE:
  DTH products and technical services............................................  $ 206,311  $ 172,753  $ 146,852
  Programming....................................................................     10,770     14,540     15,096
  Loan origination and participation income......................................      3,860      3,690      1,942
                                                                                   ---------  ---------  ---------
      Total revenue..............................................................    220,941    190,983    163,890
                                                                                   ---------  ---------  ---------
EXPENSES:
  DTH products and technical services............................................    161,447    133,635    120,178
  Programming....................................................................      9,378     11,670     13,610
  Selling, general and administrative............................................     30,235     30,219     35,015
  Depreciation...................................................................      1,677      2,243      3,058
                                                                                   ---------  ---------  ---------
      Total expenses.............................................................    202,737    177,767    171,861
                                                                                   ---------  ---------  ---------

OPERATING INCOME (LOSS)..........................................................     18,204     13,216     (7,971)
                                                                                   ---------  ---------  ---------

OTHER INCOME (EXPENSE):
  Interest income................................................................      1,173      8,420     14,059
  Interest expense, net of amounts capitalized...................................       (632)   (21,408)   (23,985)
  Losses on investments in joint ventures........................................        (50)      (492)        --
  Minority interest in loss of consolidated joint venture and other..............         39        753        666
                                                                                   ---------  ---------  ---------
      Total other income (expense)...............................................        530    (12,727)    (9,260)
                                                                                   ---------  ---------  ---------
NET INCOME (LOSS) BEFORE INCOME TAXES............................................     18,734        489    (17,231)
BENEFIT (PROVISION) FOR INCOME TAXES.............................................      1,384       (399)     5,745
                                                                                   ---------  ---------  ---------
NET INCOME (LOSS)................................................................  $  20,118  $      90  $ (11,486)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
NET LOSS ATTRIBUTABLE TO COMMON SHARES...........................................             $    (848) $ (12,691)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.......................................                32,442     35,562
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LOSS PER COMMON AND COMMON EQUIVALENT SHARE......................................             $   (0.03) $   (0.36)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
PRO FORMA (UNAUDITED) NET INCOME (Note 7)
  Historical net income before income taxes......................................  $  18,734
  Historical (provision) benefit for income taxes................................      1,384
  Pro forma income tax effects...................................................     (7,846)
                                                                                   ---------
  Pro forma net income...........................................................  $  12,272
                                                                                   ---------
                                                                                   ---------
  Pro forma common shares outstanding............................................     32,221
                                                                                   ---------
                                                                                   ---------
  Pro forma earnings per common share............................................  $    0.38
                                                                                   ---------
                                                                                   ---------

              The accompanying notes to combined and consolidated financial statements are an integral part of these statements.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
          COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                       COMMON      RETAINED
                                                                                      STOCK OF     EARNINGS
                                                                                    SUBSIDIARIES   (DEFICIT)
                                      SHARES OF                            COMMON       AND          AND
                                       COMMON                              STOCK     ADDITIONAL    UNREALIZED          TOTAL
                                        STOCK        PREFERRED   COMMON   PURCHASE    PAID-IN      HOLDING         STOCKHOLDERS'
                                     OUTSTANDING       STOCK     STOCK    WARRANTS    CAPITAL       GAINS             EQUITY
                                   ---------------   ---------   ------   --------  ------------   -------         -------------
                                   (NOTES 1 AND 9)
BALANCES, at December 31, 1992...                                                     $  6,881        $45,447        $ 52,328
  Cash contributions to capital..                                                        2,497                          2,497
  Dividends declared.............                                                                     (25,243)        (25,243)
  Net income.....................                                                                      20,118          20,118
  Reorganization effective
   December 31, 1993 -
    Class A Common Stock.........       2,417                     $ 24                     (24)                            --
    Class B Common Stock.........      29,804                      298                    (298)                            --
  Termination of Subchapter S
   Status of subsidiaries........                                                       40,322        (40,322)             --
                                      -------        ---------   ------   --------  ------------   -------         -------------
BALANCES, at December 31, 1993...      32,221              --      322         --       49,378             --          49,700
  Issuance of Class A Common
   Stock:
    For acquisition of DirectSat,
     Inc.........................         999                       11                   8,989                          9,000
    For cash.....................         324                        3                   3,830                          3,833
  Issuance of 1,616,681 shares of
   8% Series A Cumulative
   Preferred Stock...............                     $15,052                                                          15,052
  Issuance of Common Stock
   Purchase Warrants.............                                         $26,133                                      26,133
  Series A Cumulative Preferred
   Stock dividends...............                         938                                            (938)             --
  Net income.....................                                                                          90              90
                                      -------        ---------   ------   --------  ------------   -------         -------------
BALANCES, at December 31, 1994...      33,544          15,990      336     26,133       62,197           (848)        103,808
  Series A Cumulative Preferred
   Stock dividends...............                       1,205                                          (1,205)             --
  Issuance of Class A Common
   Stock.........................       4,004                       40                  62,893                         62,933
  Common Stock Purchase Warrants
   exercised.....................       2,731                       26    (25,419 )     25,393                             --
  Employee Savings Plan
   Contribution and Launch
   Bonuses Funded by Issuance of
   Class A Common Stock..........          60                        1                   1,191                          1,192
  Unrealized holding gains on
   available-for-sale securities,
   net...........................                                                                         239             239
  Net loss.......................                                                                     (11,486)        (11,486)
                                      -------        ---------   ------   --------  ------------   -------         -------------
BALANCES, at December 31, 1995...      40,339         $17,195     $403    $   714     $151,674        $(13,300)      $156,686
                                      -------        ---------   ------   --------  ------------   -------         -------------
                                      -------        ---------   ------   --------  ------------   -------         -------------

              The accompanying notes to combined and consolidated financial statements are an integral part of these statements.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................................  $  20,118  $      90  $ (11,486)
  Adjustments to reconcile net income (loss) to net cash flows from operating activities--
    Depreciation.................................................................      1,677      2,243      3,058
    Provision for doubtful accounts..............................................        254       (160)       920
    Benefit for deferred taxes...................................................     (1,941)    (7,330)    (4,763)
    Amortization of deferred debt issuance costs.................................         --        719      1,279
    Amortization of discount on 1994 Notes, net of amounts capitalized...........         --     19,943     22,249
    Equity in losses in joint ventures...........................................         --        492         99
    Employee benefits funded with Class A Common Stock...........................         --         --      1,192
    Loss on dispositions of fixed assets.........................................         --        133         --
    Change in reserve for excess and obsolete inventory..........................        (22)       502      1,212
    Other, net...................................................................        (30)      (941)      (528)
    Changes in working capital items--
      Trade accounts receivable..................................................     (3,439)       532     (2,002)
      Inventories................................................................     14,919      3,049    (19,654)
      Income tax receivable......................................................         --         --     (3,554)
      Other current assets.......................................................     (1,659)      (183)   (10,464)
      Liability under cash management program....................................     (4,018)    (2,310)       (57)
      Trade accounts payable.....................................................      1,156      4,958      4,168
      Deferred programming revenue...............................................      1,795        564     (1,009)
      Accrued expenses...........................................................      1,637        611     (1,232)
      Reserve for warranty costs.................................................       (250)        50       (387)
      Other current liabilities..................................................         18      1,009        631
      Other, net.................................................................         --        234         --
                                                                                   ---------  ---------  ---------
        Net cash flows from operating activities.................................     30,215     24,205    (20,328)
                                                                                   ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable investment securities..................................    (18,227)   (15,100)   (25,230)
  Sales of marketable investment securities......................................     16,132      4,439     40,563
  Purchases of restricted marketable investment securities.......................         --    (11,400)   (15,000)
  Purchases of property and equipment............................................    (19,225)    (4,030)    (4,077)
  Proceeds from sale of property and equipment...................................        383        523         29
  Offering proceeds and investment earnings placed in escrow.....................         --   (329,831)    (9,589)
  Funds released from escrow account.............................................         --    144,400    122,149
  Accrued satellite contract costs...............................................         --     (3,700)        --
  Investment in SSET.............................................................         --     (8,750)        --
  Investment in DBSC.............................................................         --     (4,210)        --
  Investment in DBSI.............................................................         --         --     (1,000)
  Long-term note receivable from DBSC............................................         --         --    (16,000)
  Investments in joint ventures..................................................        (65)     1,614         --
  Expenditures for satellite system under construction...........................         --   (112,052)  (129,506)
  Expenditures from escrow for FCC authorization.................................         --       (159)        --
  Expenditures for FCC authorizations............................................         --         --       (458)
  Other..........................................................................         92       (309)        --
                                                                                   ---------  ---------  ---------
        Net cash flows from investing activities.................................    (20,910)  (338,565)   (38,119)
                                                                                   ---------  ---------  ---------

         The accompanying notes to combined and consolidated financial statements are an integral part of these statements.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                  1993        1994        1995
                                                                               ----------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term loans from banks................................................  $    6,000  $        --  $      --
  Repayments of short-term loans from banks..................................      (7,256)          --         --
  Minority investor investment in and loan to consolidated joint venture.....       2,504        1,000         --
  Net proceeds from issuance of 1994 Notes and Common Stock Purchase
   Warrants..................................................................          --      323,325         --
  Expenditures from escrow for offering costs................................          --         (837)        --
  Proceeds from refinancing of mortgage indebtedness.........................          --        4,200         --
  Repayments of mortgage indebtedness........................................        (152)      (3,435)      (238)
  Loans from stockholder, net................................................      12,451        4,000         --
  Repayment of loans from stockholders.......................................          --       (4,075)        --
  Net proceeds from issuance of Class A Common Stock.........................          --        3,833     62,933
  Capital contributions......................................................       2,497           --         --
  Dividends paid.............................................................     (22,243)      (3,000)        --
                                                                               ----------  -----------  ---------
    Net cash flows from financing activities.................................      (6,199)     325,011     62,695
                                                                               ----------  -----------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................................       3,106       10,651      4,248
CASH AND CASH EQUIVALENTS, beginning of period...............................       3,749        6,855     17,506
                                                                               ----------  -----------  ---------
CASH AND CASH EQUIVALENTS, end of period.....................................  $    6,855  $    17,506  $  21,754
                                                                               ----------  -----------  ---------
                                                                               ----------  -----------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest, net of amounts capitalized.......................  $      633  $       436  $     461
    Cash paid for income taxes...............................................         251        7,140      3,203
    Cumulative Series A Preferred Stock dividends............................          --          938      1,205
    Dividends declared but not paid until 1994...............................       3,000           --         --
    Accrued satellite contract costs.........................................       3,700           --     15,000
    Exchange of note payable to stockholder, and interest thereon, for Series
     A Preferred Stock.......................................................          --       15,052         --
    Issuance of Class A Common Stock to acquire investment in DirectSat
     Corporation.............................................................          --        9,000         --
    Property and equipment acquired under capital leases.....................          --          934         --
    Note payable issued for deferred satellite construction payments.........          --           --     32,833
    Employee Savings Plan Contribution and launch bonuses funded by issuance
     of Class A Common Stock.................................................          --           --      1,192

         The accompanying notes to combined and consolidated financial statements are an integral part of these statements.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

(1) ORGANIZATION AND BUSINESS ACTIVITIES
    Certain companies principally owned and controlled by Mr. Charles Ergen were reorganized in 1993 into Dish, Ltd., formerly known as EchoStar Communications Corporation (together with its subsidiaries, "Dish, Ltd.").

    The principal reorganized entities, Echosphere Corporation (formed in 1980) and Houston Tracker Systems, Inc. (acquired in 1986), are primarily engaged in the design, assembly, marketing and worldwide distribution of direct to home ("DTH") satellite television products. Satellite Source, Inc. contracts for rights to purchase satellite delivered television programming for resale to consumers and other DTH retailers. Echo Acceptance Corporation ("EAC") arranges nationwide consumer financing for purchasers of DTH systems and programming. The FCC has granted EchoStar Satellite Corporation ("ESC") a conditional satellite construction permit and frequency assignments for eleven odd-numbered frequencies at 119 DEG. West Longitude ("WL"). The reorganized group also includes other less significant domestic enterprises and several foreign entities involved in related activities outside the United States.

    In January 1994, Dish, Ltd. announced its intention to merge a subsidiary of Dish, Ltd. with DirectSat Corporation ("DirectSat"), an approximately 80% owned subsidiary of SSE Telecom, Inc. ("SSET") at that time. The merger was approved by the FCC and consummated in December 1994. DirectSat stockholders received an approximate 3% equity interest in Dish, Ltd. in exchange for all of DirectSat's outstanding stock. DirectSat's principal assets are a conditional satellite construction permit and frequency assignments for ten even-numbered frequencies at 119 DEG. WL granted by the FCC.

    Dish, Ltd. has contracted for the construction and launch of communications satellites. EchoStar I, a high powered direct broadcast satellite ("DBS"), was launched on December 28, 1995. EchoStar II is currently under construction and scheduled for launch during 1996.

    In June 1994, Dish, Ltd. completed an offering of 12 7/8% Senior Secured Discount Notes due 2004 (the "1994 Notes") (Note 5) and Common Stock Purchase Warrants (the "Warrants") (collectively, the "Notes Offering"), receiving net proceeds of approximately $323.3 million. Dish, Ltd. and its subsidiaries are subject to the terms and conditions of the Indenture related to the 1994 Notes (the "1994 Indenture").

EXCHANGE AND MERGER

    In April 1995, a new company, EchoStar Communications Corporation (same name as the original name of Dish, Ltd.), was formed to conduct a public offering of its Class A Common Stock and to become the parent of Dish, Ltd. as described below. The new company is described below as "ECC". Elsewhere in these footnotes, unless otherwise indicated, "EchoStar" or the "Company" refers to ECC and its subsidiaries, including Dish, Ltd. The assets of ECC, other than its investment in Dish, Ltd., are not subject to the 1994 Indenture. Separate parent only financial information for ECC is supplementally provided in Note 16. Further, the 1994 Indenture places significant restrictions on the payment of dividends or other transfers by Dish, Ltd. to ECC.

    ECC completed an offering of its Class A Common Stock on June 26, 1995, and received net proceeds of approximately $63.0 million. Concurrently, Charles W. Ergen, President and Chief Executive Officer of both ECC and Dish, Ltd., exchanged all of his shares of Class B Common Stock and Series A Preferred Stock of Dish, Ltd. for like shares of ECC (the "Exchange") in the ratio of 0.75 shares of ECC for each share of Dish, Ltd. capital stock (the "Exchange Ratio"). All employee stock options of Dish, Ltd. were also assumed by ECC, adjusted for the Exchange Ratio. In December 1995, ECC merged Dish, Ltd. with a wholly owned subsidiary of ECC (the "Merger") and all outstanding

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(1) ORGANIZATION AND BUSINESS ACTIVITIES (CONTINUED) shares of Dish, Ltd. Class A Common Stock and Series A Preferred Stock (other than those held by ECC) were automatically converted into the right to receive like shares of ECC in accordance with the Exchange Ratio. Also effective with the Merger, all outstanding Warrants for the purchase of Dish, Ltd. Class A Common Stock automatically became exercisable for shares of ECC's Class A Common Stock, adjusted for the Exchange Ratio. As the result of the Exchange and Merger, ECC owns all outstanding shares of Dish, Ltd. capital stock.

SIGNIFICANT RISKS AND UNCERTAINTIES

    Execution of its business strategy to launch and operate DBS satellites has dramatically changed the Company's operating results and financial position. At December 31, 1993, Dish, Ltd.'s long-term debt, exclusive of amounts related to its DBS projects, consisted of less than $5.0 million in mortgage indebtedness and its investments in property and equipment, other than DBS satellite payments, aggregated less than $20.0 million. At December 31, 1995, the Company is committed to expend approximately $450 million to build and launch its first two satellites and has completed the sale of the 1994 Notes for that purpose (Notes 5 and 11). Annual interest expense on the 1994 Notes and depreciation of the investment in the first two satellites will each be of a magnitude that exceeds historical levels of income before taxes and the Company has reported net losses beginning in 1995 and expects net losses to continue for the foreseeable future. The Company's plans also include the construction and launch of additional satellites and marketing programs to promote its DBS products and services. The Company will need to raise significant additional funds for those purposes and there can be no assurance that necessary funds will be available or, if available, available on terms favorable to the Company. However, management believes, but has no assurance, that demand for its DBS products and services will develop to provide cash flow from operation of EchoStar's Dish Network-SM- which, together with other sources of capital, will be sufficient to satisfy future planned expenditures. Significant delays in commencing operations of the EchoStar DBS System, or significant delays or mission failures in the Company's satellite launch program, may subject the Company to significant monetary penalties and would have significant adverse consequences to its operating results and financial condition.

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION AND CONSOLIDATION

    The accompanying financial statements for 1993 combine the historical cost financial statements of all reorganized entities. The financial statements for 1994 and 1995 present the consolidation of Dish, Ltd. and its subsidiaries through the date of the Exchange (Note 1) and the consolidation of ECC and its subsidiaries, including Dish, Ltd. thereafter. The Exchange and Merger was accounted for as a reorganization of entities under common control and the historical cost basis of consolidated assets and liabilities was not affected by the transaction. All significant intercompany transactions have been eliminated in the combined and consolidated financial statements.

    Effective June 1993, the Company acquired a fifty-one percent joint venture interest in FlexTracker Sdn. Bhd. ("FlexTracker"), a Malaysian limited liability company. A Singapore electronics manufacturing company owned the forty-nine percent minority interest. FlexTracker manufactured

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
integrated and stand-alone receivers and positioners exclusively for the Company. In December 1994, the Company terminated the FlexTracker joint venture and effectively sold its interest in the joint venture's net assets to the Singapore company for $1.8 million. The Company's share of FlexTracker's losses for 1993 and 1994 amounted to approximately $50,000 and $1.3 million, respectively, and an additional $492,000 of loss was recognized upon sale of the net assets. FlexTracker's financial statements have been consolidated in the accompanying combined and consolidated financial statements from the date of acquisition through the date of disposition.

    The Company accounts for investments in fifty percent or less owned entities using the equity method. At December 31, 1994 and 1995, these investments were not material to the combined and consolidated financial statements of the Company.

FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES

    The functional currency of the Company's foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transaction). Net transaction gains (losses) for 1993, 1994 and 1995 were $19,000, $40,000 and $70,000 respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all liquid investments purchased with an original maturity of ninety days or less to be cash equivalents. Cash equivalents as of December 31, 1994 and 1995 consist of money market funds, corporate notes and commercial paper stated at cost which equates to market value.

MARKETABLE INVESTMENT SECURITIES AND RESTRICTED CASH AND MARKETABLE SECURITIES

    At December 31, 1994 marketable investment securities were recorded in the financial statements at amortized cost and were generally held to maturity. At December 31, 1995, the Company has classified all marketable investment securities as available for sale. Accordingly, these investments are reflected at market value based on quoted market prices. Related unrealized gains and losses are reported as a separate component of stockholders' equity, net of related deferred income taxes of $146,000 at December 31, 1995. The specific identification method is used to determine cost in computing realized gains and losses. The major components of marketable investment securities as of December 31, 1994 and 1995 are as follows (in thousands).

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                               DECEMBER 31, 1995
                                               DECEMBER 31, 1994     -------------------------------------
                                             ----------------------                UNREALIZED
                                              AMORTIZED    MARKET     AMORTIZED      HOLDING      MARKET
                                                COST        VALUE       COST       GAIN (LOSS)     VALUE
                                             -----------  ---------  -----------  -------------  ---------
Commercial paper...........................   $  19,976   $  20,233   $   1,126     $      --    $   1,126
Corporate notes............................      10,992      10,987      12,353           (19)      12,334
Municipal bonds............................          70          70          --            --           --
Government bonds...........................          --          --       2,038            --        2,038
Mutual funds...............................          --          --         188           (16)         172
                                             -----------  ---------  -----------          ---    ---------
                                              $  31,038   $  31,290   $  15,705     $     (35)   $  15,670
                                             -----------  ---------  -----------          ---    ---------
                                             -----------  ---------  -----------          ---    ---------

    Restricted Cash and Marketable Securities in Escrow as reflected on the accompanying balance sheets represent net proceeds received from the Notes Offering, plus interest earned, less amounts expended to date in connection with the development, construction and launch of EchoStar's Dish Network-SM-. The escrow funds are held by an escrow agent in an account (the "Escrow Account") for the benefit of the holders of the 1994 Notes and are invested in certain debt and other marketable securities, as permitted by the 1994 Indenture, until disbursed for the express purposes identified in the Notes Offering prospectus. The major components of Restricted Cash and Marketable Securities as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                               DECEMBER 31, 1995
                                               DECEMBER 31, 1994      -----------------------------------
                                            ------------------------               UNREALIZED
                                             AMORTIZED     MARKET      AMORTIZED     HOLDING     MARKET
                                               COST         VALUE        COST         GAIN        VALUE
                                            -----------  -----------  -----------  -----------  ---------
Commercial paper..........................  $    94,315  $    94,909   $  66,214    $      --   $  66,214
Corporate notes...........................        8,954        8,954          --           --          --
Government bonds..........................           --           --      32,904          420      33,324
Municipal bonds...........................       92,513       93,010          --           --          --
Accrued interest..........................        1,049        1,049         153       --             153
                                            -----------  -----------  -----------       -----   ---------
                                            $   196,831  $   197,922   $  99,271    $     420   $  99,691
                                            -----------  -----------  -----------       -----   ---------
                                            -----------  -----------  -----------       -----   ---------

    Other Restricted Cash includes $11.4 million to satisfy certain covenants regarding launch insurance required by the 1994 Indenture. The Company is required to maintain launch insurance and restricted cash totalling $225.0 million for each of EchoStar I and EchoStar II. The Company has obtained $219.3 million of launch insurance on each satellite, and, together with the cash segregated and reserved on the accompanying balance sheets, has satisfied its insurance obligations under the 1994 Indenture. In addition, as of December 31, 1995, $15.0 million was in an escrow account established pursuant to a manufacturing contract for payment to the manufacturer as certain milestones are reached.

REVENUE RECOGNITION AND TRADE ACCOUNTS RECEIVABLE

    Revenue from sales of DTH products is recognized upon shipment to customers. The Company maintains a reserve for potential losses in collection of its trade accounts receivable based upon estimates of amounts that may ultimately be uncollectible. The allowance for doubtful accounts was $186,000 and $1.1 million as of December 31, 1994 and 1995, respectively.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out ("FIFO") method. Proprietary products are manufactured by outside suppliers to the Company's specifications; however, final testing and assembly is performed by the Company. The Company also distributes non-proprietary products purchased from other manufacturers. Manufactured inventories include materials, labor and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers' delivered price, assembly and testing labor, and related overhead, including handling and storage costs. The major components of inventory were as follows (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
DBS receiver components................................................  $      --  $   9,615
Spare parts............................................................      2,759      2,089
Competitor DBS Receivers...............................................      2,207      9,404
Finished goods.........................................................     16,946     20,458
Reserve for excess and obsolete inventory..............................     (1,585)    (2,797)
                                                                         ---------  ---------
                                                                         $  20,327  $  38,769
                                                                         ---------  ---------
                                                                         ---------  ---------

OTHER CURRENT ASSETS

    Other current assets consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
DBS inventory deposit...................................................  $      --  $  10,000
Receivables for funded loans............................................        257        437
Other...................................................................      2,316      2,600
                                                                          ---------  ---------
                                                                          $   2,573  $  13,037
                                                                          ---------  ---------
                                                                          ---------  ---------

    In conjunction with its commitments to purchase DBS satellite receivers (Note 11), the Company has paid a deposit of $10.0 million to one of its manufacturers. The deposit will be applied towards future payments for the DBS satellite receivers as they are delivered during 1996.

    Other current assets include receivables for consumer loans funded by EAC but expected to be reimbursed to EAC on a nonrecourse basis by two unrelated finance companies, normally within two business days after the credit is accepted by those companies. Unreimbursed fundings were $257,000 and $437,000 as of December 31, 1994 and 1995, respectively, all of which were subsequently reimbursed. Total loans sourced by EAC during 1993, 1994 and 1995 were $85.6 million, $64.7 million and $50.1 million, respectively. In addition, EAC sourced $8.6 million of leases in 1995.

    Loan origination fees charged to the applicable DTH dealers are recognized in income upon receipt of funding reimbursement from the purchaser of the loans. EAC also receives a percentage of monthly finance charges billed by the purchaser of the loans which is recognized in income as it becomes due to EAC.

FCC AUTHORIZATIONS AND ORGANIZATIONAL COSTS

    FCC  authorizations and  organizational costs are  recorded at  cost and are
amortized  using  the  straight-line   method.  Amortization  periods  for   FCC
authorization costs are determined at the time

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
the services related to the applicable FCC authorization commences, or capitalized costs are written off at the time efforts to provide services are abandoned. FCC authorization costs are expected to have a useful life of approximately 12 years. Organizational costs are being amortized over five years.

DEFERRED DEBT ISSUANCE COSTS AND DEBT DISCOUNT

    Costs of completing the Notes Offering have been deferred (Note 4) and are being amortized to interest expense over the term of the 1994 Notes. Amortization of the original issue discount related to the Notes Offering (Note
5) is also being amortized and included in interest cost incurred so as to reflect a constant rate of interest on the accredited balance of the 1994 Notes.

DEFERRED PROGRAMMING REVENUE

    Deferred programming revenue consists of payments received from consumers and dealers for satellite television programming to be provided. The revenue is recognized on a straight-line basis over the period the programming is provided, which generally does not exceed one year.

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    The composition of accrued expenses and other current liabilities is as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Accrued satellite contract costs........................................  $      --  $  15,000
Liability under cash management program.................................         57         --
Accrued expenses........................................................      4,667      3,850
Reserve for warranty costs..............................................      1,400      1,013
Other...................................................................        841      1,472
                                                                          ---------  ---------
                                                                          $   6,965  $  21,335
                                                                          ---------  ---------
                                                                          ---------  ---------

    The liability under cash management program represents checks written and released in excess of balances presently on deposit with certain banks. As checks clear these bank accounts, the resulting overdrafts are funded daily from funds available in a concentration account at another bank.

    The Company's proprietary products are under warranty against defects in material and workmanship for one year from the date of original retail purchase. The reserve for warranty costs is based upon historical units sold and expected repair costs.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and totaled $3.2 million, $2.3 million and $1.9 million for the years ended December 31, 1993, 1994 and 1995, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Research and development costs totaled $5.1 million, $5.9 million and $5.0 million for the years ended December 31, 1993, 1994 and 1995, respectively.

INCOME TAXES


    Prior to the December 31, 1993 reorganization (Note 1), the principal combined entities were Subchapter S corporations and their income was taxable to the stockholders rather than the companies. The provision for income taxes reflected only amounts payable to states and foreign tax jurisdictions that did not recognize Subchapter S status. Effective December 31, 1993, Subchapter S status

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) terminated and the Company will prospectively file consolidated corporate federal and state income tax returns. As required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), this change in tax status was recognized by establishing deferred tax assets and liabilities for temporary differences between the tax basis and amounts reported in the accompanying combined and consolidated balance sheets (Note 7).

    Under SFAS No. 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax basis of assets and liabilities and amounts reported in the combined and consolidated balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE

    Earnings per share has been calculated based on the weighted average number of shares of common stock issued and outstanding and, if dilutive, common stock equivalents (warrants and employee stock options) during the years ended
December 31, 1994 and 1995; and net income has been adjusted for cumulative dividends on the 8% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"). Earnings per share for the year ended December 31, 1993 has been calculated and presented on a pro forma basis as if the shares issued to effect the December 31, 1993 reorganization (Note 1) were outstanding during each period.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). The Company will be required to adopt SFAS No. 121 in 1996 and expects that its ultimate adoption will not have a significant impact on the Company's financial position, results of operations or cash flows.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), issued by the FASB in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS No. 123 in 1996. While the Company is still evaluating SFAS No. 123, it currently expects to elect to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements. If the Company makes this election, this statement will have no impact on the Company's results of operations.

RECLASSIFICATIONS

    Certain reclassifications have been made to the prior year's financial statements to conform to the current year's financial statement presentation.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(3) PROPERTY AND EQUIPMENT
    Property and equipment are stated at cost less accumulated depreciation. Cost includes interest capitalized of $370,000, $5.7 million and $25.8 million during the years ended December 31, 1993, 1994 and 1995, respectively on the EchoStar DBS System during construction at the Company's effective borrowing rate. The major components of property and equipment were as follows (in thousands):

                                                                   ESTIMATED         DECEMBER 31,
                                                                     USEFUL    ------------------------
                                                                      LIFE                     1995
                                                                   (IN YEARS)     1994           -
                                                                   ----------  -----------
Construction in progress.........................................      --      $   139,500  $   303,174
Land.............................................................      --            1,613        1,613
Buildings and improvements.......................................     7-40           8,936       21,006
Furniture, fixtures and equipment................................     2-12           6,081       17,163
Vehicles.........................................................      7               992        1,310
Tooling..........................................................      2             1,339        2,039
Furniture and equipment held for sale............................                  --            17,062
Computer equipment held for sale.................................                  --               902
                                                                               -----------  -----------
Total property and equipment.....................................                  158,461      364,269
Less-Accumulated depreciation....................................                   (7,221)     (10,269)
                                                                               -----------  -----------
    Net property and equipment...................................              $   151,240  $   354,000
                                                                               -----------  -----------
                                                                               -----------  -----------

    Construction in progress includes capitalized costs related to the construction and launch (Note 11) of EchoStar I, which was launched in late December 1995, EchoStar II, which is scheduled for launch prior to the end of 1996 and EchoStar III.

    Construction in progress consisted of the following (in thousands):

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                                   1994         1995
                                                                                -----------  -----------
Progress amounts for satellite construction and launch, capitalized interest, launch insurance, launch and in-orbit tracking, telemetry and control services:
  EchoStar I..................................................................  $    75,613  $   193,629
  EchoStar II.................................................................       62,438       88,634
  EchoStar III................................................................      --            20,801
  Uplink facility.............................................................        1,449      --
  Other.......................................................................      --               110
                                                                                -----------  -----------
                                                                                $   139,500  $   303,174
                                                                                -----------  -----------
                                                                                -----------  -----------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(4) OTHER NONCURRENT ASSETS
    The major components of other noncurrent assets were as follows (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
Deferred debt issuance costs, net of amortization......................  $  11,891  $  10,622
FCC authorizations.....................................................      9,519     11,309
SSET convertible subordinated debentures and accrued interest..........      9,029      9,610
DBSI convertible subordinated debentures...............................     --          1,000
Deferred tax assets, net...............................................      7,431     12,109
Investment in DBSC.....................................................      4,210      4,111
Long-term note receivable from DBSC....................................     --         16,000
Warehousing bond.......................................................        432        468
Prepaid travel.........................................................        315        293
Other..................................................................        213        136
                                                                         ---------  ---------
                                                                         $  43,040  $  65,658
                                                                         ---------  ---------
                                                                         ---------  ---------

    The merger with DirectSat described in Note 1 was accounted for as a purchase. DirectSat's assets were valued at $9.0 million by the Company at the time of the merger and are included in FCC authorizations in the above summary. DirectSat has been granted a conditional satellite construction permit, specific orbital slot assignments and frequency assignments by the FCC. The DirectSat permits conditionally authorize DirectSat to provide DBS service utilizing: (i) ten even-numbered channels at 119 DEG. WL, the same orbital location that has been assigned to ESC; (ii) one channel at 110 DEG. WL; and (iii) 11 odd-numbered channels at 175 DEG. WL. The Company expects to use DirectSat's approved frequencies at 119 DEG. WL for the EchoStar II satellite.

    The Company also purchased $8.75 million of SSET's 6.5% convertible subordinated debentures which, if converted, would represent approximately 11.6% of SSET's common stock, based on the number of shares of SSET common stock outstanding at December 31, 1995. Management estimates that the fair value of the SSET debentures approximates their carrying value in the accompanying financial statements based on current interest rates and the conversion features contained in the debentures. SSET is a reporting company under the Securities Exchange Act of 1934 engaged in the manufacture and sale of satellite telecommunications equipment. In March 1994, SSET also sold to the Company for $1.25 million an approximate 6% ownership interest in the stock of Direct Broadcasting Satellite Corporation ("DBSC") and certain notes and accounts receivable from DBSC.

    In November 1994, the Company resolved a suit brought by the Company against DBSC regarding enforceability of the notes and accounts receivable. The receivables were exchanged for shares of DBSC common stock and the Company purchased additional DBSC shares for $2,960,000 so that, together with the shares of DBSC acquired from SSET, the Company presently owns approximately 40% of the outstanding common stock of DBSC. DBSC's principal assets include an FCC conditional satellite construction permit and specific orbital slot assignments for eleven DBS frequencies at 61.5 DEG. WL and eleven DBS frequencies at 175 DEG. WL.

    The Company has negotiated the merger of DBSC with a subsidiary of the Company. The merger has been approved by DBSC shareholders but may not be completed until the FCC has approved the merger. Assuming FCC approval for consummation of this merger, the Company will hold, through its

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(4) OTHER NONCURRENT ASSETS (CONTINUED)
DBSC subsidiary, the permit and slot assignments for these frequencies. In connection with the merger, the Company expects to issue approximately 675,000 shares of its Class A Common Stock to DBSC shareholders in exchange for all remaining DBSC stock.

    In December 1995, the Company advanced DBSC $16.0 million to make payments under their satellite construction contract. The Company has a note receivable from DBSC which bears interest at 11.5% and matures December 29, 2003. Under the terms of the promissory note, equal installments of principal and interest are due annually commencing in December 1997. This note is secured by all the assets of DBSC as defined in the Security Agreement. Management estimates that the fair value of this note approximates its carrying value in the accompanying financial statements based on current risk adjusted interest rates.

    In 1995 the Company also purchased $1.0 million of DBS Industries, Inc.'s ("DBSI") convertible subordinated debentures which, if converted, would represent less than 5% of DBSI's common stock, based on the number of shares of DBSI common stock outstanding at December 31, 1995. The debentures bear interest at prime plus 2%, adjusted and payable quarterly (10.5% at December 31, 1995), and mature July 1, 1998. The debentures are secured by 125,000 shares of DBSC's common stock and 2,000 shares of common stock of E-SAT Corporation which is currently owned 80% by the Company. DBSI owns a minority interest in DBSC, is a reporting company under the Securities Exchange Act of 1934 and is engaged in the development of satellite and radio systems for use in automating the control and distribution of gas and electric power by utility companies. Management estimates that the fair value of the DBSI's debentures approximates their carrying value in the accompanying financial statements based on current interest rates and the conversion features contained in the debentures. In
January 1996, the Company purchased an additional $3 million of DBSI's convertible subordinated debentures.

(5) SENIOR SECURED NOTES
    On June 7, 1994, Dish, Ltd. completed the Notes Offering of 624,000 units consisting of $624 million aggregate principal amount of the 12 7/8% Senior Secured Notes (the "1994 Notes") and 3,744,000 Warrants for the purchase of Dish, Ltd. Class A Common Stock. Effective with the Merger (Note 1), these Warrants became exercisable for 2,808,000 Shares of ECC's Class A Common Stock (Note 9). The Notes Offering resulted in net proceeds to Dish, Ltd. of $323.3 million. At December 31, 1994, the 1994 Notes were reflected in the financial statements at $334.2 million, net of unamortized discount of $289.8 million. At December 31, 1995, the 1994 Notes totaled $382.2 million, net of unamortized discount of $241.8 million. A limited trading market exists for the 1994 Notes. However, based on information available to the Company, the 1994 Notes traded for approximately $690 per bond near December 31, 1995. This suggests a current aggregate market value of the 1994 Notes of approximately $430.6 million.

    The 1994 Notes rank senior in right of payment to all subordinated indebtedness of Dish, Ltd. and PARI PASSU in right of payment with all other senior indebtedness of Dish, Ltd., subject to the terms of an Intercreditor Agreement between Dish, Ltd., certain of its principal subsidiaries and certain creditors thereof. The 1994 Notes are secured by liens on certain assets of Dish, Ltd., including EchoStar I and EchoStar II and all other components of the EchoStar DBS System owned by Dish, Ltd. and its subsidiaries. The 1994 Notes are guaranteed by each material direct subsidiary of Dish, Ltd. (Note 12). Although the 1994 Notes are titled "Senior": (i) Dish, Ltd. has not issued, and does not have any current arrangements to issue, any significant indebtedness to which the 1994 Notes would be senior, however, Senior Secured Notes being offered for sale subsequent to December 31, 1995, by

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(5) SENIOR SECURED NOTES (CONTINUED)
EchoStar Satellite Broadcasting Corporation, another wholly owned subsidiary of ECC, will effectively be subordinated to the 1994 Notes and all other liabilities of Dish, Ltd. and its subsidiaries; and (ii) at December 31, 1994 and 1995, the 1994 Notes were effectively subordinated to approximately $5.6 million and $5.4 million of mortgage indebtedness, respectively, with respect to certain assets of Dish, Ltd.'s subsidiaries, not including the EchoStar DBS System. Further, the 1994 Notes are subordinate to advances under the Credit Facility (Note 6), and will be ranked PARI PASSU with the security interest of approximately $30.0 million of contractor financing.

    Interest on the 1994 Notes currently is not payable in cash but accrues through June 1, 1999, with the 1994 Notes accrediting to $624.0 million by that date. Thereafter, interest on the 1994 Notes will be payable in cash semi-annually on June 1 and December 1 of each year, commencing December 1, 1999. Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1994 Notes are not redeemable at Dish, Ltd.'s option prior to June 1, 1999. Thereafter, the 1994 Notes will be subject to redemption, at the option of Dish, Ltd., in whole or in part, at redemption prices ranging from 104.828% during the year commencing June 1, 1999 to 100% on or after June 1, 2002 of principal, together with accrued and unpaid interest thereon to the redemption date. On each of June 1, 2002 and June 1, 2003, Dish, Ltd. will be required to redeem 25% of the original aggregate principal amount of 1994 Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date. The remaining principal of the 1994 Notes will mature on June 1, 2004.

    In the event of a change of control and upon the occurrence of certain other events, as described in the 1994 Indenture, Dish, Ltd. will be required to make an offer to each holder of 1994 Notes to repurchase all or any part of such holder's 1994 Notes at a purchase price equal to 101% of the accredited value thereof on the date of purchase, if prior to June 1, 1999, or 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase, if on or after June 1, 1999.

    The 1994 Indenture contains restrictive covenants that, among other things, impose limitations on Dish, Ltd. and its subsidiaries with respect to their ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) apply the proceeds of certain asset sales; (iv) create, incur or assume liens;
(v) create dividend and other payment restrictions with respect to Dish, Ltd.'s subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt; and (viii) enter into transactions with affiliates. In addition, Dish, Ltd., may pay dividends on its equity securities only if (1) no default is continuing under the 1994 Indenture; and (2) after giving effect to such dividend, Dish, Ltd.'s ratio of total indebtedness to cash flow (calculated in accordance with the 1994 Indenture) would not exceed 4.0 to 1. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish, Ltd.'s consolidated net income (calculated in accordance with the 1994 Indenture) from the date of issuance of the 1994 Notes, plus 100% of the aggregate net proceeds to Dish, Ltd. from the issuance and sale of certain equity interests of Dish, Ltd. (including common stock).

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(6) SHORT-TERM AND LONG-TERM DEBT

LONG-TERM MORTGAGE DEBT

    In addition to the 1994 Notes (Note 5), long-term debt consists of the following as of December 31, 1994 and 1995 (in thousands):

                                                                                                1994       1995
                                                                                              ---------  ---------
8.75% note payable for deferred satellite contract payments due in equal monthly installments of $677,590, including interest, through February 2001; secured by
 substantially all assets of Dish, Ltd., and Dish, Ltd.'s subsidiaries......................  $  --      $  32,833
8.0% mortgage note payable due in equal monthly installments of $41,635, including interest,
 through May 2008; secured by land and office building......................................      4,088      3,909
10.5% mortgage note payable due in equal monthly installments of $9,442, including interest, through November 1998; final payment of $854,000 due November 1998; secured by land and
 warehouse building.........................................................................        927        910
9.9375% mortgage note payable due in equal quarterly principal installments of $10,625, plus
 interest, through April 2009; secured by land and office building..........................        616        574
                                                                                              ---------  ---------
Total long-term debt, excluding the 1994 Notes..............................................      5,631     38,226
Less current installments...................................................................       (238)    (4,782)
                                                                                              ---------  ---------
Long-term debt, excluding current installments..............................................  $   5,393  $  33,444
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Aggregate maturities of the  above long-term mortgage  debt are as  follows:
1996,  $4.8 million; 1997, $6.2 million; 1998, $7.6 million; 1999, $7.3 million;
2000, $8.0 million; and thereafter, $4.3 million. In addition, contractor financing of $28.0 million at the prime rate is available for EchoStar II payable in installments over five years following the launch (Note 11).

DEFERRED SATELLITE CONTRACT PAYMENTS

    The majority of the purchase price for the satellites is required to be paid in progress payments, with the remainder payable in the form of non-contingent payments deferred until EchoStar I and EchoStar II are in orbit, with interest at the prime rate over a period of five years after the delivery and launch of each such satellite (the "Deferred Payments"). As security for the portion of the Deferred Payments due to the contractor (Martin Marietta), Dish, Ltd. has:
(i) granted a security interest in substantially all assets of Dish, Ltd. and Dish, Ltd.'s subsidiaries (the "Dish, Ltd. subsidiaries"), other than the stock of the EchoStar subsidiaries and the proceeds derived from the sale of the 1994 Notes, subordinate to the first security interest in the assets of ESC granted to the Trustee under the 1994 Indenture (Note 5), and to the liens granted to any commercial bank which provides a revolving credit facility to Dish, Ltd., except that such security interest ranks PARI PASSU with the security interest in the assets of ESC granted for the benefit of the holders of the 1994 Notes with respect to $30.0 million of the Deferred Payments; and (ii) caused Dish, Ltd. and its subsidiaries to guarantee payment in full of such Deferred Payments.

    Martin Marietta has a security interest in the EchoStar DBS System which, with respect to $30.0 million of the Deferred Payments, ranks PARI PASSU with the lien on such assets granted for the benefit of the holders of the 1994 Notes, and, with respect to the remainder of the Deferred Payments, is subordinated to the lien on such assets granted for the benefit of the holders of the 1994 Notes.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(6) SHORT-TERM AND LONG-TERM DEBT (CONTINUED)
However, following any default on the Deferred Payments, Martin Marietta is prohibited from realizing on any of such collateral for a period of at least five years following consummation of the Notes Offering, and in any event for 180 days following such default. Martin Marietta also has a security interest in the assets of the Dish, Ltd. subsidiaries other than ESC which lien, with respect to the assets of certain of the Dish, Ltd. subsidiaries, ranks senior to the lien on such assets granted for the benefit of the holders of the 1994 Notes.

LONG-TERM NOTES PAYABLE TO STOCKHOLDER

    As of December 31, 1993, ESC had a long-term note payable to its principal stockholder, including cumulative accrued interest at prime, of $14.7 million. The loan proceeds were used to make payments due pursuant to the satellite construction project (Note 11). The note accrued interest at 10% per annum from January 1, 1994 to March 21, 1994. The stockholder exchanged the note together with accrued but unpaid interest for Series A Preferred Stock on May 6, 1994 (Note 16). The principal stockholder also advanced $4.0 million to EchoStar in 1994 used to fund transactions with SSET (Note 4) which was repaid from proceeds of the 1994 Notes.

    The Company also had a noninterest-bearing note payable to its principal stockholder at December 31, 1993 of $75,000 which was repaid in January 1994.

BANK CREDIT FACILITY

    On May 6, 1994, the principal subsidiaries of Dish, Ltd., except ESC (the "Borrowers"), entered into an agreement with Bank of America Illinois (the "Bank"), to provide a revolving credit facility (the "Credit Facility") for working capital advances and for letters of credit necessary for inventory purchases and satellite construction payments. The maximum amount available to the Borrowers under the Credit Facility is the lesser of the "Borrowing Base" (as defined in the Credit Facility) or $17.0 million, if prior to March 6, 1996, or $14.5 million,

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(6) SHORT-TERM AND LONG-TERM DEBT (CONTINUED)
if on or after March 6, 1996. The Borrowing Base includes specified percentages of eligible receivables, inventory and marketable investment securities. At December 31, 1995 the Borrowing Base exceeded $17.0 million. Advances under the Credit Facility bear interest at: (i) the Bank's Reference Rate (as defined in the Credit Facility); (ii) Eurodollar rate plus 2% per annum or (iii) the secondary CD bid rate plus 2.25% per annum, at the Borrowers' choice. Advances pursuant to the Credit Facility are secured by substantially all of the assets of the Borrowers. At December 31, 1995, standby letters of credit totaled $15.5 million, and there were no documentary letters of credit or advances outstanding.

    The Credit Facility contains customary representations, covenants and conditions to borrowing. The Credit Facility also contains a number of negative covenants that restrict the Borrowers from, among other things, incurring additional indebtedness, creating liens on their assets, providing guarantees, entering into merger or consolidation transactions, or disposing of their assets outside the ordinary course of business. Except in certain circumstances specified in the Credit Facility, the Borrowers are able to pay dividends to Dish, Ltd. in an amount not to exceed 50% of excess cash flow (as defined in the Credit Facility) in 1995 and 1996.

(7) INCOME TAXES
    As stated in Note 2, the combined entities terminated their Subchapter S status on December 31, 1993. This change in tax status was recognized by establishing a net deferred tax asset of $1.9 million on that date for temporary differences between tax basis and amounts reported in the accompanying combined and consolidated balance sheet. The current provision for income taxes for 1993 reflects only amounts payable to certain states and foreign tax jurisdictions that do not recognize Subchapter S status. Beginning in 1994, the group filed consolidated corporate federal and state income tax returns.

    The components of the (provision) benefit for income taxes are as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1994       1995
                                                                ---------  ---------  ---------
Current (provision) benefit
  Federal.....................................................  $      --  $  (5,951) $   1,350
  State.......................................................       (128)      (853)       (67)
  Foreign.....................................................       (429)      (925)      (301)
                                                                ---------  ---------  ---------
                                                                     (557)    (7,729)       982
                                                                ---------  ---------  ---------
Deferred benefit
  Federal.....................................................      1,686      6,342      4,383
  State.......................................................        255        988        380
                                                                ---------  ---------  ---------
                                                                    1,941      7,330      4,763
                                                                ---------  ---------  ---------
    Total benefit (provision).................................  $   1,384  $    (399) $   5,745
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(7) INCOME TAXES (CONTINUED)
    The types of temporary differences that give rise to a significant portion of net deferred tax assets and their approximate tax effects as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                            1994       1995
                                                                          ---------  ---------
Current deferred tax assets
  Inventory reserves and cost methods...................................  $     438  $     834
  Reserve for warranty costs............................................        532        385
  Accrued customer incentives...........................................        234         --
  Accrued employee incentives...........................................        418        168
  Allowance for doubtful accounts.......................................        106        456
  Unrealized holding gain on marketable investment securities...........         --       (153)
  Other.................................................................        112         89
                                                                          ---------  ---------
      Net current deferred tax assets...................................      1,840      1,779
                                                                          ---------  ---------
Noncurrent deferred tax assets
  Amortization of original issue discount (included in other noncurrent
   assets)..............................................................      7,431     15,439
  Other.................................................................         --          7
                                                                          ---------  ---------
                                                                              7,431     15,446
                                                                          ---------  ---------
Noncurrent deferred tax liabilities
  Capitalized costs deducted for tax....................................         --     (2,351)
  Depreciation..........................................................         --       (986)
                                                                          ---------  ---------
                                                                                 --     (3,337)
                                                                          ---------  ---------
      Noncurrent net deferred tax assets................................      7,431     12,109
                                                                          ---------  ---------
      Net deferred tax assets...........................................  $   9,271  $  13,888
                                                                          ---------  ---------
                                                                          ---------  ---------

    No valuation allowance has been provided for the above deferred tax assets because the Company currently believes it is more likely than not that these assets will be realized. If future operating results differ materially and adversely from the Company's current expectations, its judgment regarding the need for a valuation allowance may change.

PRO FORMA TAX EFFECTS

    The combined and consolidated statements of income present, on an unaudited pro forma basis, net income for 1993 as if the Company had filed consolidated C Corporation federal and state income tax returns for that year. The pro forma tax effects assume foreign taxes paid would have been fully creditable against United States federal taxes payable and that the deferred tax assets established on December 31, 1993 as described above, would have been provided for as the related temporary

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(7) INCOME TAXES (CONTINUED)

differences arose. The pro forma provisions for income taxes for 1993 and the actual tax provisions for 1994 and 1995 are reconciled to the amounts computed by applying the statutory federal tax rate to income before taxes as follows (amounts in thousands):

                                                               1993                     1994                     1995
                                                      ----------------------  ------------------------  ----------------------
                                                       AMOUNT      PERCENT      AMOUNT       PERCENT     AMOUNT      PERCENT
                                                      ---------  -----------  -----------  -----------  ---------  -----------
Statutory rate......................................  $  (6,557)     (35.0)%   $    (166)      (34.0)%  $   6,031       35.0%
State income taxes, net of federal benefit..........       (450)      (2.4)          (88)      (18.0)         203        1.2
Tax exempt interest income..........................        350        1.9            60        12.3           10        0.1
Research and development credits....................        195        1.0           156        31.9           31        0.2
Non-deductible interest expense.....................         --         --          (258)      (52.7)        (293)      (1.7)
Other...............................................         --         --          (103)      (21.1)        (237)      (1.5)
                                                      ---------      -----    -----------      -----    ---------        ---
    Total (provision) benefit for income taxes (pro
     forma in 1993).................................     (6,462)     (34.5)%   $    (399)      (81.6)%  $   5,745       33.3%
                                                                     -----    -----------      -----    ---------        ---
                                                                     -----    -----------      -----    ---------        ---
Less: Historical benefit for income taxes...........      1,384
                                                      ---------
Pro forma tax effects...............................  $  (7,846)
                                                      ---------
                                                      ---------

(8) EMPLOYEE BENEFIT PLAN AND EXECUTIVE INCENTIVE BONUS PLANS
    The Company has a 401(k) Employee Savings Plan (the "401(k) Plan") for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by the Company, subject to a maximum annual contribution by the Company of $1,000 per employee. The Company may also make an annual discretionary contribution to the plan with approval by the Company's Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. The Company's total cash contributions to the 401(k) Plan were $572,000, $170,000 and $177,000 for 1993, 1994 and 1995,
respectively. Also in 1995, the Company contributed 55,000 shares of its Class A Common Stock (fair value of approximately $1.1 million) to the 401(k) Plan as a discretionary contribution.

    During the years ended December 31, 1993, 1994 and 1995, the Company's Board of Directors declared discretionary bonuses totaling $834,000, $711,000 and $75,000, respectively. Also, a launch bonus award of 10 shares of the Company's Class A Common Stock to all full time employees with more than 90 days service as of December 16, 1995 was awarded. A total of approximately 4,900 shares with an aggregate value of approximately $78,000 was issued.

(9) STOCKHOLDERS' EQUITY
    Ownership of each of the subsidiaries was generally uniform at the time of formation of Dish, Ltd. described in Note 1. As of December 31, 1993, the stockholders contributed their shares in the subsidiaries for an aggregate of 7,500 shares of Common Stock of Dish, Ltd. Retained earnings that had not been distributed prior to the reorganization and related termination of Subchapter S status were constructively distributed to the stockholders and contributed to Dish, Ltd. as additional paid-in capital.

    Dividends declared and paid during the three years ended December 31, 1994, included amounts to allow the stockholders to pay taxes on Subchapter S income and for investment in and advances to ESC related to construction of EchoStar I and EchoStar II (Notes 2, 3 and 6).

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK

    The Class A, Class B and Class C Common Stock are equivalent in all respects except voting rights. Holders of Class A and Class C Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B and Class C Common Stock is convertible at the option of the holder, into one share of Class A Common Stock. Upon a change in control of ECC, each holder of outstanding shares of Class C Common Stock is entitled to ten votes for each share of Class C Common Stock held by the holder. ECC's principal stockholder owns all outstanding Class B Common Stock and all other stockholders own Class A Common Stock.

SERIES A PREFERRED STOCK

    On May 6, 1994, the Company exchanged 1,616,681 shares of its Preferred Stock with its principal stockholder in consideration for the cancellation of a note, plus accrued and unpaid interest thereon. Approximately 5%, or 80,834 shares, of the Preferred Stock were subsequently sold to another stockholder and officer of the Company. The principal stockholder has pledged all of his Preferred Stock to Martin Marietta as collateral security for contractor financing (Note 6).

    Each share of the Preferred Stock is convertible, at the option of the holder, into one share of Class A Common Stock, subject to adjustment from time to time upon the occurrence of certain events, including, among other things:
(i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuances of Class A Common Stock or rights, warrants or options to purchase Class A Common Stock at a price per share less than the liquidation preference per share. In the event of the liquidation, dissolution or winding up of EchoStar, the holders of Preferred Stock would be entitled to receive an amount equal to approximately $10.64 per share as of December 31, 1995.

    The aggregate liquidation preference for all outstanding shares of Series A Preferred Stock is limited to the principal amount represented by the note, plus accrued and unpaid dividends thereon. Each share of Series A Preferred Stock is entitled to receive dividends equal to eight percent per annum of the initial liquidation preference for such share. Each share of Series A Preferred Stock automatically converts into shares of Class A Common Stock in the event they are transferred to any person other than certain permitted transferees and is entitled to the equivalent of ten votes for each share of Class A Common Stock into which it is convertible. Except as otherwise required by law, holders of Series A Preferred Stock vote together with the holders of Class A and Class B Common Stock as a single class.

    All accrued dividends payable to Mr. Ergen on his Dish, Ltd. Series A Preferred Stock through the date of the Exchange ($1.4 million), and all accrued dividends payable to the remaining holder of Dish, Ltd. Series A Preferred Stock through the date of the Merger ($107,000), will remain obligations of Dish, Ltd. (Note 1); however, no additional dividends will accrue with respect to the Dish, Ltd. Series A Preferred Stock. The 1994 Indenture places significant restrictions of payment of those dividends, and dividends are not expected to be paid in the foreseeable future. Through December 31, 1995, additional accrued dividends payable to Mr. Ergen by ECC on the ECC Series A Preferred Stock totaled $588,000.

    Cumulative but unpaid dividends totaled $938,000 and approximately $2.1 million at December 31, 1994 and 1995, respectively, including amounts which remain the obligation of Dish, Ltd.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    The Warrants issued in connection with the Notes Offering were valued at $26.1 million. The 1994 Notes and the Warrants became separately transferable and exercisable effective December 1, 1994.

    Each Warrant entitles the registered holder thereof, at such holder's option, to purchase from ECC one share of Class A Common Stock at a purchase price of $0.01 per share (the "Exercise Price"). The Exercise Price with respect to all of the Warrants was paid in advance and, therefore, no additional amounts are payable upon exercise of the Warrants.

    Effective with the Merger (Note 1), or subsequently, all Warrants were exercised and 2,808,000 Shares (as adjusted for the Exchange Ratio) of ECC's Class A Common Stock were issued.

(10) STOCK OPTIONS
    In April 1994, the Company adopted a stock incentive plan (the "Stock Incentive Plan") to provide incentive to attract and retain officers, directors and key employees. ECC assumed all outstanding options for the purchase of Dish, Ltd. common stock effective with the Exchange and Merger and has reserved up to
10.0 million shares of its Class A Common Stock for granting awards under the Stock Incentive Plan. Awards available under the Stock Incentive Plan include:
(i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. All options granted through December 31, 1995 have included exercise prices not less than the fair market value of the Shares at the date of grant and vest as determined by the Company's Board of Directors, generally at the rate of 20% per year.

    The following summarizes the activity relating to options for the years ended December 31, 1994 and 1995:

                                                                    1994            1995
                                                                  ---------  -------------------
                                                                   (IN THOUSANDS EXCEPT FOR PER
                                                                           SHARE DATA)
Incentive stock options --
Options outstanding at beginning of year........................     --                      745
  Granted.......................................................        745                  420
  Exercised.....................................................     --                       (4)
  Terminated....................................................     --                      (44)
                                                                  ---------  -------------------
  Options outstanding at end of year............................        745                1,117
                                                                  ---------  -------------------
                                                                  ---------  -------------------
  Options exercisable at end of year............................     --                      141
                                                                  ---------  -------------------
                                                                  ---------  -------------------
  Price of granted options......................................      $9.33      $11.87 - $20.25
                                                                  ---------  -------------------
                                                                  ---------  -------------------
  Price range of outstanding options............................      $9.33      $ 9.33 - $20.25
                                                                  ---------  -------------------
                                                                  ---------  -------------------
  Price of terminated options...................................     $--         $ 9.33 - $20.25
                                                                  ---------  -------------------
                                                                  ---------  -------------------

    In March 1994, the Company entered into an employment agreement with one of its executive officers. The officer was granted an option, containing certain conditions to vesting, to purchase 322,208 shares of Class A Common Stock of the Company for $1.0 million at any time prior to

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(10) STOCK OPTIONS (CONTINUED)
December 31, 1999, subject to certain limitations. One-half of this option became exercisable on December 31, 1994 and the remainder became exercisable on December 31, 1995. The option was not granted pursuant to the Stock Incentive Plan.

    Effective March 1995, the Company granted an additional option to a key employee to purchase 33,000 shares of Class A Common Stock, which vests 50% in March 1996 and 50% in March 1997. The exercise price for each share of Class A Common Stock is $11.87 per share. The option was not granted pursuant to the Stock Incentive Plan.

(11) OTHER COMMITMENTS AND CONTINGENCIES

SATELLITE CONTRACTS

    The Company has contracted with Martin Marietta Corporation ("Martin Marietta") for the construction and delivery of high powered DBS satellites, and for related services. EchoStar I was shipped to China on November 16, 1995 and EchoStar II is expected to be delivered in the summer of 1996. Penalties of up to $5.0 million are payable by Martin Marietta in the event of delays in the delivery of EchoStar I by Martin Marietta. As of December 31, 1995, those penalties totaled $3.2 million, which amount has been deducted from the Company's deferred satellite payment obligation (Note 6).

    The Company also has contracts with China Great Wall Industry Corporation ("Great Wall") for the launch of up to seven satellites, using LM-2E or LM-3C launch vehicles, from a launch base in China. EchoStar I was launched on December 28, 1995. The EchoStar I and EchoStar II launch contract (the "Great Wall Launch Contract") calls for the launch of EchoStar II during July through September 1996.

    A significant delay in the delivery or launch of EchoStar II would adversely affect the Company's operations. In June 1995, another subsidiary of ECC contracted with Lockheed-Khrunichev-Energia-International, Inc. ("LKE") for the launch of a satellite, using a Proton launch vehicle, from a launch base in the Russian Federation.

    The Company has filed applications with the Federal Communications Commission ("FCC") for authorization to construct, launch and operate a domestic fixed satellite service system ("FSS System") and a two satellite Ka-band satellite system. No assurances can be given that the Company applications will be approved by the FCC or that, if approved, the Company will successfully develop the FSS System or the Ka-band satellite system. The Company believes that establishment of the FSS System or the Ka-band system would enhance its competitive position in the DTH industry. In the event the Company's FSS or Ka-band satellite system applications are approved by the FCC, or if the Company commits to a third launch with Great Wall, additional debt or equity financing would be required. Financing alternatives related to the FSS and Ka-band satellite systems are currently being pursued by the Company. No assurances can be given that financing will be available, or that it will be available on terms favorable to the Company.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(11) OTHER COMMITMENTS AND CONTINGENCIES (CONTINUED)
LEASES

    Future minimum lease payments under noncancelable operating leases as of December 31, 1995, are as follows (in thousands):

Year ending December 31 --
  1996.............................................  $   1,061
  1997.............................................        686
  1998.............................................        275
  1999.............................................        147
  2000.............................................         24
  Thereafter.......................................          2
                                                     ---------
    Total minimum lease payments...................  $   2,195
                                                     ---------
                                                     ---------

    Total rental expense for operating leases was $1.2 million in 1993, $1.4 million in 1994 and $1.2 million in 1995.

PURCHASE COMMITMENTS

    The Company has entered into agreements with various manufacturers to purchase DBS satellite receivers and related components manufactured based on Dish, Ltd. supplied specifications and necessary to receive DBS programming proposed to be offered by the Company upon commencement of operations of EchoStar's Dish Network-SM-. As of December 31, 1995 the remaining commitments total approximately $502.9 million. At December 31, 1995, the total of all outstanding purchase order commitments with domestic and foreign suppliers was $515.8 million. All but $11.1 million of the purchases related to these commitments are expected to be made during 1996 and the remainder is expected to be made during 1997. The Company expects to finance these purchases from available cash and sales of inventory, including the sale of DBS receiver systems and related products.

OTHER RISKS AND CONTINGENCIES

    Equipment   sold  by  the  Company   includes,  as  an  integral  component,
descrambler modules purchased from an unrelated entity under a nonexclusive right and license which expires in 2001.

    The Company has agreed to indemnify its stockholders for any adjustments to their individual income tax returns resulting from adjustments to taxable income or tax credits for years prior to 1994 during which the Company elected to be taxed as Subchapter S corporations. The indemnities cover additions to tax, interest and penalties, as well as attorneys' and accountants' fees and expenses, if any.

    The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or liquidity of the Company.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(12) SUMMARY FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS
    The 1994 Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of Dish, Ltd., except FlexTracker and certain DE MINIMIS domestic and foreign subsidiaries. Summarized financial information for Dish, Ltd. and the subsidiary guarantors is as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1993         1994         1995
                                                         -----------  -----------  -----------
Income Statement Data --
  Revenue..............................................  $   217,360  $   187,044  $   163,228
  Expenses.............................................      199,398      174,164      171,646
                                                         -----------  -----------  -----------
  Operating income (loss)..............................       17,962       12,880       (8,418)
  Other income (expense)...............................          543      (12,707)      (9,911)
                                                         -----------  -----------  -----------
  Net income (loss) before income taxes................       18,505          173      (18,329)
  (Provision) benefit for income taxes.................        1,384         (433)       6,182
                                                         -----------  -----------  -----------
      Net income (loss)................................  $    19,889  $      (260) $   (12,147)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1994          1995
                                                                   ------------  ------------
Balance Sheet Data --
  Current assets.................................................   $   80,914    $   81,959
  Property and equipment, net....................................      151,211       333,160
  Other noncurrent assets........................................      239,560       143,866
                                                                   ------------  ------------
      Total assets...............................................   $  471,685    $  558,985
                                                                   ------------  ------------
                                                                   ------------  ------------
  Current liabilities............................................   $   28,094    $   50,710
  Long-term liabilities..........................................      340,014       415,662
  Stockholders' equity...........................................      103,577        92,613
                                                                   ------------  ------------
      Total liabilities and stockholders' equity.................   $  471,685    $  558,985
                                                                   ------------  ------------
                                                                   ------------  ------------

    Upon consummation of the merger with DirectSat, DirectSat became, by virtue of the merger, a guarantor of the 1994 Notes on a full, unconditional and joint and several basis, in addition to the guarantees of the previous subsidiaries.

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(13) OPERATIONS IN GEOGRAPHIC AREAS
    The Company sells its products on a worldwide basis and has established operations in Europe and the Pacific Rim. Information about the Company's operations in different geographic areas as of December 31, 1993, 1994 and 1995 and for the years then ended, were as follows (in thousands):

                                                                  UNITED                   OTHER
                             1993                                 STATES      EUROPE    INTERNATIONAL    TOTAL
--------------------------------------------------------------  -----------  ---------  ------------  -----------
Total revenue.................................................  $   175,453  $  25,825   $   19,663   $   220,941
                                                                -----------  ---------  ------------  -----------
                                                                -----------  ---------  ------------  -----------
Export sales..................................................  $     8,005
                                                                -----------
                                                                -----------
Operating income..............................................  $    16,551  $      96   $    1,557   $    18,204
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Other income (expense), net...................................                                                530
                                                                                                      -----------
Net income before income taxes................................                                        $    18,734
                                                                                                      -----------
                                                                                                      -----------
Identifiable assets...........................................  $    84,656  $   7,272   $   10,478   $   102,406
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Corporate assets..............................................                                              4,070
                                                                                                      -----------
Total assets..................................................                                        $   106,476
                                                                                                      -----------
                                                                                                      -----------


                             1994
--------------------------------------------------------------
Total revenue.................................................  $   137,233  $  24,072   $   29,678   $   190,983
                                                                -----------  ---------  ------------  -----------
                                                                -----------  ---------  ------------  -----------
Export sales..................................................  $     7,188
                                                                -----------
                                                                -----------
Operating income..............................................  $    10,811  $   1,244   $    1,161   $    13,216
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Other income (expense), net...................................                                            (12,727)
                                                                                                      -----------
Net income before income taxes................................                                        $       489
                                                                                                      -----------
                                                                                                      -----------
Identifiable assets...........................................  $    77,172  $   6,397   $    2,359   $    85,928
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Corporate assets..............................................                                            386,564
                                                                                                      -----------
Total assets..................................................                                        $   472,492
                                                                                                      -----------
                                                                                                      -----------

                             1995
--------------------------------------------------------------
Total revenue.................................................  $   110,629  $  31,351   $   21,910   $   163,890
                                                                -----------  ---------  ------------  -----------
                                                                -----------  ---------  ------------  -----------
Export sales..................................................  $     6,317
                                                                -----------
                                                                -----------
Operating income (loss).......................................  $    (7,860) $     146   $     (257)  $    (7,971)
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Other income (expense), net...................................                                             (9,260)
                                                                                                      -----------
Net income before income taxes................................                                        $   (17,231)
                                                                                                      -----------
                                                                                                      -----------
Identifiable assets...........................................  $    63,136  $  10,088   $    3,788   $    77,012
                                                                -----------  ---------  ------------
                                                                -----------  ---------  ------------
Corporate assets..............................................                                            546,079
                                                                                                      -----------
Total assets..................................................                                        $   623,091
                                                                                                      -----------
                                                                                                      -----------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(14) VALUATION AND QUALIFYING ACCOUNTS

    The Company's valuation and qualifying accounts as of December 31, 1993, 1994 and 1995 are as follows (in thousands):

                                                                         ADDITIONS
                                                                  ------------------------
                                                    BALANCE AT    CHARGED TO   CHARGED TO
                                                   BEGINNING OF    COSTS AND      OTHER                  BALANCE AT
                                                       YEAR        EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                                   -------------  -----------  -----------  -----------  -----------
Year ended December 31, 1993:
  Assets:
    Allowance for doubtful accounts..............    $      92     $     305    $  --        $     (51)   $     346
    Loan loss reserve............................           25            52           29          (56)          50
    Reserve for inventory........................        1,425           136       --             (158)       1,403
  Liabilities:
    Reserve for warranty costs...................        1,600           326       --             (576)       1,350
    Other reserves...............................          110        --           --              (17)          93
Year ended December 31, 1994:
  Assets:
    Allowance for doubtful accounts..............    $     346     $       8    $  --        $    (168)   $     186
    Loan loss reserve............................           50            75       --              (30)          95
    Reserve for inventory........................        1,403           329       --             (147)       1,585
  Liabilities:
    Reserve for warranty costs...................        1,350           508       --             (458)       1,400
    Other reserves...............................           93        --           --           --               93
Year ended December 31, 1995:
  Assets:
    Allowance for doubtful accounts..............    $     186     $   1,160    $  --        $    (240)   $   1,106
    Loan loss reserve............................           95            19       --              (36)          78
    Reserve for inventory........................        1,585         1,511       --             (299)       2,797
  Liabilities:
    Reserve for warranty costs...................        1,400           562       --             (949)       1,013
    Other reserves...............................           93        --           --               (1)          92

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)
    The Company's quarterly results of operations are summarized as follows (in thousands):

                                                                       QUARTER ENDED
                                                    ---------------------------------------------------
                                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                       1994        1994         1994           1994
                                                    -----------  ---------  -------------  ------------
Total revenue.....................................   $  46,993   $  42,748   $    48,958    $   52,284
Operating income..................................       4,359       2,573         3,481         2,803
Net income (loss).................................       2,893         678        (1,619)       (1,862)

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(15) QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                                 QUARTER ENDED
                                                              ---------------------------------------------------
                                                               MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                 1995        1995         1995           1995
                                                              -----------  ---------  -------------  ------------
Total revenue...............................................   $  40,413   $  39,252   $    43,606    $   40,619
Operating (loss) income.....................................        (698)        768           341        (8,382)
Net loss....................................................      (2,240)     (1,787)         (360)       (7,099)

    In the fourth quarter of 1995 the Company incurred operating and net losses principally as a result of expenses incurred related to development of the EchoStar DBS System and lower sales volumes at reduced gross margins. The
Company also increased reserves related to inventory and trade accounts receivable in the fourth quarter of 1995.

(16) PARENT ONLY FINANCIAL INFORMATION
    The following financial information reflects the condensed parent only balance sheets, statements of income and cash flows for ECC, reflecting the assumed consummation of the Exchange and Merger retroactive to January 1, 1993. The Exchange and Merger described in Note 1 was accounted for as a reorganization of entities under common control.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1993       1994        1995
                                                                                ---------  ---------  ----------

                                                                                (IN THOUSANDS, EXCEPT SHARES AND
                                                                                        PER SHARE DATA)
Income Statement Data--
  Equity in earnings (losses) of subsidiaries.................................  $  20,118  $      90  $  (12,361)
  Other income................................................................         --         --       1,321
                                                                                ---------  ---------  ----------
  Net income (loss) before income taxes.......................................     20,118         90     (11,040)
  Provision for income taxes..................................................         --         --        (446)
                                                                                ---------  ---------  ----------
    Net income (loss).........................................................  $  20,118  $      90  $  (11,486)
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------
Loss Attributable to Common Shares............................................             $    (848) $  (12,691)
                                                                                           ---------  ----------
                                                                                           ---------  ----------
Weighted Average Common Shares Outstanding....................................                32,442      35,562
                                                                                           ---------  ----------
                                                                                           ---------  ----------
Loss Per Common and Common Equivalent Share...................................             $   (0.03) $    (0.36)
                                                                                           ---------  ----------
                                                                                           ---------  ----------
Pro Forma (Unaudited) Net Income and Earnings
  Per Common Share (Note 7)
    Historical net income before income taxes.................................  $  20,118
    Pro forma income tax effects..............................................     (7,846)
                                                                                ---------
    Pro forma net income......................................................  $  12,272
                                                                                ---------
                                                                                ---------
    Pro forma common shares outstanding.......................................     32,221
                                                                                ---------
                                                                                ---------
    Pro forma earnings per common share.......................................  $    0.38
                                                                                ---------
                                                                                ---------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(16) PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1994         1995
                                                                                          -----------  -----------

                                                                                               (IN THOUSANDS)
Balance Sheet Data--
Current assets:
  Cash and cash equivalents.............................................................  $        --  $     7,802
  Marketable investment securities......................................................           --       15,460
  Advances to affiliates................................................................           --       19,545
  Other current assets..................................................................           --          191
                                                                                          -----------  -----------
    Total current assets................................................................           --       42,998
                                                                                          -----------  -----------
Investments in subsidiaries:
  Restricted (Note 12)..................................................................      103,577       92,613
  Unrestricted..........................................................................          231          280
                                                                                          -----------  -----------
                                                                                              103,808       92,893
Other noncurrent assets.................................................................           --       21,111
                                                                                          -----------  -----------
    Total assets........................................................................  $   103,808  $   157,002
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Current liabilities.....................................................................  $        --  $       316

Stockholders' Equity:
  Preferred Stock, 20,000,000 shares authorized, 1,616,681 shares of Series A Cumulative
   Preferred Stock issued and outstanding, including accrued dividends of $938,000 and
   $2,143,000, respectively.............................................................       15,990       17,195
  Class A Common Stock, $.01 par value, 200,000,000 shares authorized, 3,739,400 and
   10,535,003 shares issued and outstanding, respectively...............................           38          105
  Class B Common Stock, $.01 par value, 100,000,000 shares authorized, 29,804,401,
   shares issued and outstanding........................................................          298          298
  Class C Common Stock, $.01 par value, 100,000,000 shares authorized, none
   outstanding..........................................................................           --           --
  Common Stock Purchase Warrants........................................................       26,133          714
  Additional paid-in capital............................................................       62,197      151,674
  Unrealized holding gain on available-for-sale securities, net.........................           --          239
  Retained earnings (deficit)...........................................................         (848)     (13,539)
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      103,808      156,686
                                                                                          -----------  -----------
    Total liabilities and stockholders' equity..........................................  $   103,808  $   157,002
                                                                                          -----------  -----------
                                                                                          -----------  -----------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(16) PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------------
                                                                                      1993       1994        1995
                                                                                   ----------  ---------  ----------
Cash Flows Data--
  Cash flows from operating activities:
  Net income (loss)..............................................................  $   20,118  $      90  $  (11,486)
  Adjustments--
    Equity in (earnings) losses of subsidiaries..................................     (20,118)       (90)     12,361
    Changes in--
      Other current assets.......................................................          --         --        (191)
      Current liabilities........................................................          --         --         316
                                                                                   ----------        ---  ----------
        Net cash flows from operating activities.................................          --         --       1,000
                                                                                   ----------        ---  ----------

  Cash flows from investing activities:
    Advances to affiliates.......................................................          --         --     (19,545)
    Purchases of marketable investment securities, net...........................          --         --     (15,475)
    Increase in noncurrent assets................................................          --         --     (21,111)
                                                                                   ----------        ---  ----------
      Net cash flows from investing activities...................................          --         --     (56,131)
                                                                                   ----------        ---  ----------

  Cash flows from financing activities:
    Net proceeds from issuance of Class A Common Stock...........................          --         --      62,933
                                                                                   ----------        ---  ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS........................................          --         --       7,802
CASH AND CASH EQUIVALENTS, beginning of period...................................          --         --          --
                                                                                   ----------        ---  ----------

CASH AND CASH EQUIVALENTS, end of period.........................................  $       --  $      --  $    7,802
                                                                                   ----------        ---  ----------
                                                                                   ----------        ---  ----------

      ECHOSTAR COMMUNICATIONS CORPORATION AND AFFILIATES AND SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

(17) SUBSEQUENT EVENTS

    In March 1996, ECC announced that its wholly owned subsidiary, EchoStar Satellite Broadcasting Corporation ("ESB"), is considering a private offering (the "Offering") pursuant to Rule 144A under the Securities Act of 1933 of Senior Secured Discount Notes due 2004 (the "Senior Secured Notes") expected to provide net proceeds to ESB of $250.0 million. ESB was formed on January 24, 1996 for the purpose of the Offering. ECC will contribute all of the outstanding capital stock of its wholly owned subsidiary, Dish, Ltd., to ESB.

    EchoStar DBS Corporation ("EDC") was formed under Colorado law in January 1996 for purposes of participating in a Federal Communications Commission auction ("FCC Auction") held on January 24 through January 26, 1996. EDC was required to post a $10.0 million deposit to participate in the FCC Auction for 28 DBS frequencies at 110 DEG. WL and post a $2.0 million deposit to participate in the FCC Auction for 24 DBS frequencies at 148 DEG. WL. EDC is a wholly owned subsidiary of ECC.

    On January 26, 1996, EDC submitted the winning bid of $52.3 million dollars for 24 DBS frequencies at 148 DEG. WL. Previous deposits made with the FCC were applied to satisfy the 20% down payment. The balance of the bid price must be remitted to the FCC upon grant of the construction permit, which could occur as early as April 1996.

    Funds necessary to pay the balance of the purchase price are expected to be provided by ECC from the proceeds of the Senior Secured Notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Direct Broadcasting Satellite Corporation
Washington, D.C.

    We have audited the accompanying balance sheets of Direct Broadcasting Satellite Corporation, a development stage company, as of March 31, 1995, and December 31, 1995, and the related statements of income and cash flows for each of the two years ended March 31, 1995 and the nine months ended December 31, 1995 and the statements of stockholders' equity for each of the five years ended March 31, 1995 and the nine months ended December 31, 1995. See Note 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Broadcasting Satellite Corporation, as of March 31, 1995 and December 31, 1995, and the results of its operations and its cash flows for the two years in the period ended March 31, 1995 and the nine months ended December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. The Corporation's recurring operating losses raise substantial doubt about its ability to continue as a going concern at December 31, 1995. Management's plans in regard to these matters are described in Note 1 of the notes to financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             REGARDIE, BROOKS & LEWIS, CHARTERED
                                                    CERTIFIED PUBLIC ACCOUNTANTS
Bethesda, Maryland,
January 23, 1996.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                                     ASSETS

                                                              MARCH 31,   DECEMBER 31,
                                                                 1995         1995
                                                              ----------  ------------
CURRENT ASSETS:
  Cash......................................................  $  119,892  $     72,950
  Money Market Funds --
    Crestfunds, Inc. -- Cash Reserves Fund..................   2,131,988       285,978
    Pacific Horizon Prime Fund..............................          --         7,081
                                                              ----------  ------------
        Total current assets................................   2,251,880       366,009
                                                              ----------  ------------
PROPERTY AND EQUIPMENT, AT COST:
  Satellite development in process (Note 4).................     372,625    17,882,707
  Computer equipment........................................       5,073         5,073
  Less:
    Accumulated depreciation................................      (1,725)       (2,730)
                                                              ----------  ------------
    Cost less accumulated depreciation......................     375,973    17,885,050
                                                              ----------  ------------
OTHER ASSETS:
  FCC license (Note 3)......................................     687,136       865,571
  Unamortized loan costs....................................          --        67,058
  Deferred tax benefit (Note 7).............................          --            --
  Security deposits.........................................       2,575         2,575
                                                              ----------  ------------
    Total other assets......................................     689,711       935,204
                                                              ----------  ------------
      Total assets..........................................  $3,317,564  $ 19,186,263
                                                              ----------  ------------
                                                              ----------  ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   79,589  $    140,958
  Unsecured notes payable (Note 6A).........................          --       500,000
  Accrued interest..........................................          --       237,226
  Unsecured note payable (Note 6B) (in arrears).............     350,000       325,000
  Accrued interest in arrears (Note 6)......................     340,537       341,074
  Due to shareholder........................................       7,380         3,024
                                                              ----------  ------------
    Total current liabilities...............................     777,506     1,547,282
                                                              ----------  ------------
LONG-TERM DEBT:
  Secured note payable (Note 5).............................          --    16,000,000
  Unsecured notes payable (Note 6A).........................     500,000            --
  Accrued interest (Notes 5 & 6)............................     199,680        10,082
                                                              ----------  ------------
    Total long-term debt....................................     699,680    16,010,082
                                                              ----------  ------------
      Total liabilities.....................................   1,477,186    17,557,364
                                                              ----------  ------------
COMMITMENTS (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 3,000,000 shares authorized;
   shares issued and outstanding, 1,618,138 and 1,620,138,
   respectively.............................................      16,181        16,201
  Additional paid in capital................................   5,833,066     5,849,046
  Accumulated deficit (Note 1)..............................  (2,755,808)   (2,755,808)
  Accumulated deficit during development stage..............  (1,253,061)   (1,480,540)
                                                              ----------  ------------
    Total stockholders' equity..............................   1,840,378     1,628,899
                                                              ----------  ------------
  Total liabilities and stockholders' equity................  $3,317,564  $ 19,186,263
                                                              ----------  ------------
                                                              ----------  ------------

         See the accompanying report of independent public accountants.
   The accompanying notes are an integral part of these financial statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                              STATEMENTS OF INCOME

                                                              YEARS ENDED MARCH 31
                                                              ---------------------
                                                                1994        1995
                                                              ---------  ----------  NINE MONTHS ENDED     APRIL 1, 1990
                                                                                     DECEMBER 31, 1995    (INCEPTION) TO
                                                                                     -----------------   DECEMBER 31, 1995
                                                                                         (NOTE 2)        -----------------
                                                                                                             (NOTE 1)
REVENUE:
  Gain on settlement of indebtedness........................  $      --  $       --     $   31,656          $   31,656
  Investment income.........................................         --      31,988         56,071              88,059
                                                              ---------  ----------  -----------------   -----------------
Total revenue...............................................         --      31,988         87,727             119,715
                                                              ---------  ----------  -----------------   -----------------
OPERATING EXPENSES:
  Interest expense..........................................    131,103      85,031         59,739             612,256
  Legal fees................................................     12,769     151,972         23,251             385,892
  Consulting fees...........................................     36,370     148,303        167,654             417,327
  Professional services.....................................      1,800      16,210          6,566              34,021
  Rent......................................................      2,206      19,369         24,975              46,550
  Taxes and licenses........................................      3,722         520            455               7,034
  Other administrative expenses.............................     13,440      32,765         31,561              94,445
  Depreciation..............................................        154       1,571          1,005               2,730
                                                              ---------  ----------  -----------------   -----------------
    Total operating expenses................................    201,564     455,741        315,206           1,600,255
                                                              ---------  ----------  -----------------   -----------------

NET LOSS BEFORE INCOME TAXES................................   (201,564)   (423,753)      (227,479)         (1,480,540)
                                                              ---------  ----------  -----------------   -----------------

PROVISION FOR INCOME TAXES (Note 7).........................         --          --             --                  --
                                                              ---------  ----------  -----------------   -----------------
NET LOSS....................................................  $(201,564) $ (423,753)    $ (227,479)         $(1,480,540)
                                                              ---------  ----------  -----------------   -----------------
                                                              ---------  ----------  -----------------   -----------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................    901,555   1,272,701      1,618,583           1,024,845
                                                              ---------  ----------  -----------------   -----------------

LOSS PER COMMON SHARE.......................................  $   (0.23) $    (0.33)    $    (0.14)         $    (1.44)
                                                              ---------  ----------  -----------------   -----------------
                                                              ---------  ----------  -----------------   -----------------

         See the accompanying report of independent public accountants.
   The accompanying notes are an integral part of these financial statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE FIVE YEARS ENDED MARCH 31, 1995
               AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 1995

                                                                                                 ACCUMULATED
                                                                                                   DEFICIT
                                                  COMMON STOCK       ADDITIONAL                    DURING         TOTAL
                                              ---------------------    PAID IN    ACCUMULATED    DEVELOPMENT   STOCKHOLDERS'
                                               SHARES    PAR VALUE     CAPITAL      DEFICIT         STAGE         EQUITY
                                              ---------  ----------  -----------  ------------  -------------  ------------
                                                                                    (NOTE 1)
Balance at March 31, 1990...................    709,888  $    7,099  $ 1,127,742   $(2,755,808)  $   --         $(1,620,967)
  Issuance of common stock -- October 15,
   1990 at $0.01 per share..................    150,000       1,500       (1,500)      --            --             --
  Net loss for the period April 1, 1990
   through March 31, 1991...................     --          --          --            --           (384,427)     (384,427)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Balance at March 31, 1991...................    859,888       8,599    1,126,242   (2,755,808)      (384,427)   (2,005,394)
                                              ---------  ----------  -----------  ------------  -------------  ------------
  Net loss for the period April 1, 1991
   through March 31, 1992...................     --          --          --            --           (125,826)     (125,826)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Balance at March 31, 1992...................    859,888       8,599    1,126,242   (2,755,808)      (510,253)   (2,131,220)
                                              ---------  ----------  -----------  ------------  -------------  ------------
  Net loss for the period April 1, 1992
   through March 31, 1993...................     --          --          --            --           (117,491)     (117,491)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Balance at March 31, 1993...................    859,888       8,599    1,126,242   (2,755,808)      (627,744)   (2,248,711)
                                              ---------  ----------  -----------  ------------  -------------  ------------
  Issuance of common stock -- December 21,
   1993 at $2.00 per share..................    125,000       1,250      248,750       --            --            250,000
  Net loss for the period April 1, 1993
   through March 31, 1994...................     --          --          --            --           (201,564)     (201,564)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Balance at March 31, 1994...................    984,888       9,849    1,374,992   (2,755,808)      (829,308)   (2,200,275)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Issuance of common stock --
  April 12, 1994 at $3.00 per share.........     25,000         250       74,750       --            --             75,000
June 13, 1994 at $4.00 per share............     18,750         187       74,813       --            --             75,000
  August 5, 1994 at $4.00 per share.........      6,250          63       24,937       --            --             25,000
  November 15, 1994 at $7.14 per share,
   net......................................    583,250       5,832    4,283,574       --            --          4,289,406
  Net loss for the period April 1, 1994
   through March 31, 1995...................     --          --          --            --           (423,753)     (423,753)
                                              ---------  ----------  -----------  ------------  -------------
Balance at March 31, 1995...................  1,618,138      16,181    5,833,066   (2,755,808)    (1,253,061)    1,840,378
                                              ---------  ----------  -----------  ------------  -------------  ------------
  Issuance of Common Stock -- November 16,
   1995 at $8.00 per share..................      2,000          20       15,980       --            --             16,000
Net loss for the period April 1, 1995
 through December 31, 1995..................     --          --          --            --           (227,479)     (227,479)
                                              ---------  ----------  -----------  ------------  -------------  ------------
Balance at December 31, 1995................  1,620,138  $   16,201  $ 5,849,046   $(2,755,808)  $(1,480,540)   $1,628,899
                                              ---------  ----------  -----------  ------------  -------------  ------------
                                              ---------  ----------  -----------  ------------  -------------  ------------

         See the accompanying report of independent public accountants.
   The accompanying notes are an integral part of these financial statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995,
               AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 1995

                                                                                           APRIL 1, 1990
                                                                             NINE MONTHS    (INCEPTION)
                                                                                ENDED           TO
                                                                            DECEMBER 31,   DECEMBER 31,
                                                    YEARS ENDED MARCH 31,       1995           1995
                                                   -----------------------  -------------  -------------
                                                      1994        1995        (NOTE 2)       (NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................  $ (201,564) $  (423,753) $    (227,479) $  (1,480,540)
Adjustments to reconcile net loss to net cash
 applied to operating activities:
  Depreciation...................................         154        1,571          1,005          2,730
  Gain on settlement of indebtedness.............          --           --        (31,656)       (31,656)
  Noncash consulting fees........................          --           --         16,000         16,000
  (Decrease) increase in accounts payable........     (51,331)       5,416          3,268        (49,074)
  Increase in accrued interest payable...........     131,103       64,311         59,739        589,297
  Increase (decrease) due to shareholders........       1,667        4,378         (4,356)        (5,230)
                                                   ----------  -----------  -------------  -------------
    Net cash applied to operating activities.....    (119,971)    (348,077)      (183,479)      (958,473)
                                                   ----------  -----------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of furniture and equipment.........      (3,089)      (1,984)            --         (5,073)
  Increase in satellite development costs........     (63,500)     (41,750)   (17,517,375)   (17,872,625)
  Increase in FCC license........................    (106,097)    (371,630)      (170,017)      (665,244)
                                                   ----------  -----------  -------------  -------------
      Net cash used in investing activities......    (172,686)    (415,364)   (17,687,392)   (18,542,942)
                                                   ----------  -----------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in secured notes payable..............          --           --     16,000,000     16,000,000
  Issuance of common stock.......................     250,000    3,134,999             --      3,384,999
  Increase notes payable.........................      76,250           --             --        652,500
  Increase in contract payable...................          --           --             --         62,500
  Payment of contract payable....................          --           --             --        (62,500)
  Payment of note payable........................          --     (152,500)       (15,000)      (167,500)
  Increase in security deposit...................      (1,463)      (1,112)            --         (2,575)
                                                   ----------  -----------  -------------  -------------
      Net cash provided by financing activities..     324,787    2,981,387     15,985,000     19,867,424
                                                   ----------  -----------  -------------  -------------
NET INCREASE (DECREASE) IN CASH..................      32,130    2,217,946     (1,885,871)       366,009
CASH AT BEGINNING OF YEAR........................       1,804       33,934      2,251,880             --
                                                   ----------  -----------  -------------  -------------
CASH AT END OF YEAR..............................  $   33,934  $ 2,251,880  $     366,009  $     366,009
                                                   ----------  -----------  -------------  -------------
                                                   ----------  -----------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for interest.....  $       --  $    20,719  $          --  $      22,958
                                                   ----------  -----------  -------------  -------------
                                                   ----------  -----------  -------------  -------------
SUPPLEMENTAL SCHEDULE OF NONCASH AND FINANCING
 ACTIVITIES:
      Additional common stock was issued upon the
       conversion of notes payable in the amount
       of $700,000, plus related accrued interest
       totaling..................................  $       --  $ 1,329,406  $          --  $   1,329,406
      Additional common stock was issued in
       exchange for consulting services..........          --           --         16,000         16,000

    Disclosure of accounting policy:

    For the purposes of the statement of cash flows, the Company considers money market funds to be cash equivalents.

         See the accompanying report of independent public accountants.
   The accompanying notes are an integral part of these financial statements.

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                      MARCH 31, 1995 AND DECEMBER 31, 1995

(1) ORGANIZATION
    Direct Broadcasting Satellite Corporation (the "Company" or "DBSC"), a development stage company, was incorporated January 23, 1981 in the state of Delaware. It is constructing satellites, and plans to operate a direct-to-home, multi-channel satellite broadcast television service. Funding of the Company's operations has been obtained through the private placement of common stock and issuance of convertible debt, demand notes and accounts payable.

    On December 21, 1995, the Company and EchoStar Communications Corporation ("EchoStar"), a 39.8% shareholder, agreed to a merger, subject to receipt of requisite government approval. EchoStar holds direct broadcasting satellite authorizations for 21 channels at 119the Company and EchoStar agreed to merge DBSC into a wholly-owned subsidiary of EchoStar, and (2) the Company's shareholders will be entitled to receive at their option $7.99 in cash or .67417 EchoStar shares for each of the Company's 975,148 shares not already owned by EchoStar.

    EchoStar also agreed, at its sole discretion, to loan the Company up to $150,000,000 for expenses associated with the construction, launch, and insurance of the Company's spacecraft. On December 29, 1995, the Company drew down $16 million under its loan purchase agreement with EchoStar and paid Lockheed Martin Corporation $16 million on the same day.

    Without the EchoStar or other financing, the Company's ability to meet its existing obligations and proceed with the construction of the satellite is doubtful. In such case, the ultimate realization of the capitalized FCC license application costs, as well as the deferred satellite development costs, are doubtful, and the continuance of the Company as an operating entity would be uncertain.

    The Company's development activities were dormant for a period of years ended March 31, 1990. During the year ended March 31, 1991, the Company began development of two new satellites. In accordance with SFAS No. 7, development stage activities for presentation purposes on the statements of income and statements of stockholders' equity are for the period April 1, 1990 to December 31, 1995. Prior development stage activity losses amounting to $2,755,808 are reflected in stockholders' equity as accumulated deficit.

(2) SIGNIFICANT ACCOUNTING POLICIES

    Effective April 1, 1995, the Company changed its fiscal year to December 31 from March 31. All balances for the nine months ended December 31, 1995 include activity from April 1, 1995 to December 31, 1995.

    Loan costs will be amortized over the 8-year life of the $16 million secured note, effective January 1, 1996.

    Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

(3) FCC LICENSE

    The Company's application for authority to construct and operate a direct broadcast satellite system was approved by the Federal Communications Commission ("FCC") and a conditional construction permit for two spacecraft was released on August 15, 1989. On November 10, 1993, the FCC found that the Company had complied with the necessary due diligence requirements and assigned specific orbit/spectrum resources to the Company. On December 8, 1995, the FCC staff granted the

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

(3) FCC LICENSE (CONTINUED)
Company an extension of time through November 1998, to construct and launch two spacecrafts. Pursuant to a FCC request, on January 31, 1994 the Company submitted certain technical data to the FCC and asked for launch authority.

    On June 30, 1995, the Company notified the FCC that it had signed a spacecraft contract modification and sought approval thereof. The FCC has not yet acted on either request. Certain costs incurred in connection with filing the FCC license application and maintaining the authority have been capitalized. Amortization periods for these costs will be determined at the time the services related to the applicable FCC license commences, or capitalized costs will be written off at the time efforts to provide services are abandoned. FCC licenses are expected to have a useful life of approximately 12 years.

(4) SATELLITE DEVELOPMENT COSTS

    The Company has entered into a contract for the construction of two satellites. The contract, as amended May 31, 1995, provides for periodic, non-refundable payments over a period extending to October 30, 2003, as well as cancellation penalties if the contract is terminated before the satellites are launched. As of December 31, 1995, payments made under the terms of the contract totaled $17,838,500. The contract calls for additional payments of $30,000,000 in the year ending December 31, 1996. The total commitment under the contract is in excess of $160 million.

    At December 31, 1995, total satellite development costs amounted to $17,882,707, including capitalized interest of $10,082.

    During construction and prior to launch, the Company has granted to the Contractor a full security interest in all hardware, software and work in process (collectively "Security") related to the two satellites. In the event of certain defaults by the Company, the Contractor shall immediately assume ownership of the entire Security.

(5) SECURED NOTE PAYABLE

    On December 29, 1995, the Company borrowed $16,000,000, per the terms of a note purchase agreement and a security agreement between EchoStar and the Company. The promissory note is secured by an assignment, pledge and grant of security interest in all the estate, right, title, and interest of the Company, whether now owned or hereafter acquired, in, to and under (1) the Satellites and DBS Rights, (2) all agreements, contracts and documents related to the Satellites, DBS Rights, and business of the Company, (3) all income and revenues from all business operations, and (4) all tangible and/or intangible property of the Company, including the Satellites. However, the security in the Satellites is subordinate to the security interest in and to the Satellites held by Martin Marietta.

    Interest accrues at Chase Manhattan Bank prime rate plus 3 percent as of the date of the loan. Principal and interest is payable in equal installments beginning on December 29, 1997, and ending on December 29, 2003. The December 29, 1997 installment related to the $16,000,000 loan will be approximately $3,713,300, including interest at 11.5%.

(6) UNSECURED NOTES PAYABLE

    A.  UNSECURED NOTE PAYABLE

    Note payable in the amount of $500,000 is payable 90 days after the successful launch and check-out of the Company's first Direct Broadcast Satellite-Broadcast Satellite System, or on demand in certain other limited circumstances. Interest is payable at Chase Manhattan Bank prime rate plus 1% per annum or 4% after maturity, or in the event of default. At December 31, 1995, the note payable and

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

(6) UNSECURED NOTES PAYABLE (CONTINUED)
the related accrued interest were payable on demand. At March 31, 1995, both the principal and interest were classified as long-term debt since the launching of the satellite was not within one year of the balance sheet date.

    B.  CONVERTIBLE NOTES PAYABLE

    Convertible notes payable at December 31, 1995 amounted to $325,000, and at March 31, 1995 amounted to $350,000. At December 31, 1995, notes totalling $100,000 accrue interest at 75% of Chase Manhattan Bank prime rate, and notes totalling $225,000 accrue interest at 100% of the prime rate.

    Until November 15, 1994, notes totalling $475,000 accrue interest at 75% of Chase Manhattan Bank prime rate, and notes totalling $500,000 accrue interest at 100% of the prime rate. The notes were issued on various dates from October 1, 1982 to March 6, 1984 and were due 24 months from date of issue. Interest payments have not been made over the years. However, interest has been accrued and is reflected in the accompanying financial statements. Both the principal and interest are classified as currently payable since the notes are in arrears.

    The notes provide that until they are paid in full, a note holder at his option may convert principal into shares of the authorized common stock of the Company as follows: $100,000 of principal at $6.67 per share, and $225,000 of principal at $8.33 per share. On November 15, 1994, certain notes were converted to common stock.

(7) INCOME TAXES

    Effective April 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax assets and liabilities.

    The adoption of SFAS No. 109 did not have an effect on the Company's financial statements because the deferred income tax benefit has been offset by a valuation allowance of equal amount. The valuation allowance was established to reduce the deferred tax benefit to the amount that will more likely than not be realized. This reduction is necessary due to the uncertainty of the Company's ability to utilize all of the future tax deduction resulting from net operating losses.

    The gross deferred income tax benefit was approximately $849,382 at December 31, 1995, and $781,002 at March 31, 1995.

    The deferred income tax benefit results primarily from net operating losses for tax purposes. The net operating loss carryover to future years is $2,202,393 at December 31, 1995, none of which will expire until the year 1999. In addition, the Company has not claimed as a tax deduction accrued interest payable of $578,300. For income tax purposes, the Company reports its net income
(loss) on the cash basis.

(8) CONTINGENT LIABILITIES
    In 1982, the Company entered into agreements with two French corporations pursuant to which each corporation, in exchange for the Company's commitment to procure satellite hardware, paid to a satellite launch provider, for the benefit of the Company, a launch reservation fee of $100,000. The first agreement, as amended, specified that payment of the $100,000 plus interest of 13% per annum

                   DIRECT BROADCASTING SATELLITE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

(8) CONTINGENT LIABILITIES (CONTINUED)
was due on December 31, 1983. The second agreement provided that the Company was obligated to issue 6,000 (as adjusted) shares of common stock no later than two years from the date of the agreement.

    No equipment was procured from either corporation, no shares of common stock have been issued nor has the Company returned the $100,000 payment to either corporation. The Company has not determined whether either obligation is currently enforceable under French law. The Company is unaware of any request for payment or for the issuance of the Company's shares from August 3, 1987 to date.

(9) STOCKHOLDERS' EQUITY

    In November 1994, the Company resolved a suit brought by EchoStar against the Company regarding enforceability of certain notes and accounts payable of the Company. Pursuant to the settlement, the payables were exchanged for shares of the Company's common stock and EchoStar purchased additional shares of the Company for $2,960,000 so that, together with the shares of DBSC previously acquired, EchoStar presently owns approximately 40% of the outstanding common stock of DBSC. As part of this settlement the Company issued an option to sell at a fixed price of $2,000,000 the greater of 11.3% of its issued and outstanding common stock at the date of exercise, or 333,333 shares of common stock, and an Optional Merger Election, whereby the Company or the Purchaser's wholly owned subsidiary can elect to merge with each other provided certain conditions precedent have been met. On December 21, 1995, the Company and EchoStar entered into a Merger Agreement. See Note 1.

    Legal fees expense has been charged $125,000 for costs incurred in connection with the above transaction.

(10) RELATED PARTY TRANSACTIONS
    Consulting fees are paid to certain shareholders and officers.

                  SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
                            (UNAUDITED AND RESTATED)


        AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996



              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                     ASSETS



                                                                  DECEMBER 31,        SEPTEMBER 30,
                                                                      1995                1996
                                                                  ------------  ------------------------
                                                                                       (UNAUDITED)
                                                                                   (RESTATED, NOTE 1)
CURRENT ASSETS:
     Cash and cash equivalents . . . . . . . . . . . . . . .      $  21,754          $   31,079
     Marketable investment securities. . . . . . . . . . . .         15,670              42,122
     Trade accounts receivable, net. . . . . . . . . . . . .          9,179              18,958
     Inventories, net. . . . . . . . . . . . . . . . . . . .         38,769              44,246
     Income tax receivable . . . . . . . . . . . . . . . . .          3,554               6,527
     Deferred tax assets . . . . . . . . . . . . . . . . . .          1,779               2,457
     Subscriber acquisition costs, net . . . . . . . . . . .             --              53,106
     Other current assets. . . . . . . . . . . . . . . . . .         13,037              22,006
                                                                  ---------          ----------
          Total current assets . . . . . . . . . . . . . . .        103,742             220,501
RESTRICTED CASH AND MARKETABLE INVESTMENT SECURITIES:
     Dish Notes escrow . . . . . . . . . . . . . . . . . . .         73,291                  --
     ESBC Notes escrow . . . . . . . . . . . . . . . . . . .             --             135,449
     Other . . . . . . . . . . . . . . . . . . . . . . . . .         26,400              41,461
PROPERTY AND EQUIPMENT, net. . . . . . . . . . . . . . . . .        354,000             554,243
OTHER NONCURRENT ASSETS. . . . . . . . . . . . . . . . . . .         65,658             140,471
                                                                  ---------          ----------
          Total assets . . . . . . . . . . . . . . . . . . .       $623,091          $1,092,125
                                                                  ---------          ----------
                                                                  ---------          ----------

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable. . . . . . . . . . . . . . . . .      $  19,063          $   26,449
     Deferred programming and product
      revenue - DISH Network-SM- subscriber promotions . . .             --              77,644
     Deferred programming revenue - DISH Network-SM- . . . .             --                 100
     Deferred programming revenue - C-band . . . . . . . . .          5,563               4,308
     Accrued expenses and other current liabilities. . . . .         21,335              13,959
     Notes payable and current portion of long-term debt . .          4,782              11,344
                                                                  ---------          ----------
          Total current liabilities. . . . . . . . . . . . .         50,743             133,804
LONG-TERM DEFERRED SIGNAL CARRIAGE REVENUE . . . . . . . . .             --               6,690
DISH NOTES, net. . . . . . . . . . . . . . . . . . . . . . .        382,218             422,777
ESBC NOTES, net. . . . . . . . . . . . . . . . . . . . . . .             --             372,570
LONG-TERM MORTGAGE DEBT AND NOTE PAYABLE,
  excluding current portion. . . . . . . . . . . . . . . . .         33,444              53,842
OTHER LONG-TERM LIABILITIES. . . . . . . . . . . . . . . . .             --                 478
                                                                  ---------          ----------
          Total liabilities. . . . . . . . . . . . . . . . .        466,405             990,161
                                                                  ---------          ----------


COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
     Preferred Stock, 20,000,000 shares authorized,
       1,616,681 shares of Series A Cumulative Preferred
       Stock issued and outstanding, including accrued
       dividends of $2,143,000 and $3,046,000,
       respectively. . . . . . . . . . . . . . . . . . . . .         17,195              18,098
     Class A Common Stock, $.01 par value, 200,000,000
       shares authorized, 10,535,003 and 10,996,621
       shares issued and outstanding, respectively . . . . .            105                 110
     Class B Common Stock, $.01 par value, 100,000,000
       shares authorized, 29,804,401 shares issued and
       outstanding . . . . . . . . . . . . . . . . . . . . .            298                 298
     Common Stock Purchase Warrants. . . . . . . . . . . . .            714                  16
     Class C Common Stock, 100,000,000 shares authorized,
       none outstanding. . . . . . . . . . . . . . . . . . .             --                  --
     Additional paid-in capital. . . . . . . . . . . . . . .        151,674             154,142
     Unrealized holding gains on available-for-sale
       securities, net of deferred taxes . . . . . . . . . .            239                  35
     Retained earnings (deficit) . . . . . . . . . . . . . .        (13,539)            (70,735)
                                                                  ---------          ----------
          Total stockholders' equity . . . . . . . . . . . .        156,686             101,964
                                                                  ---------          ----------
          Total liabilities and stockholders' equity . . . .      $ 623,091          $1,092,125
                                                                  ---------          ----------
                                                                  ---------          ----------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                                     THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                                                  ------------------------       -----------------------
                                                                      1995          1996           1995           1996
                                                                                 (RESTATED,                    (RESTATED,
                                                                                   NOTE 1)                       NOTE 1)
REVENUE:
     DTH products and technical services . . . . . . . . . .      $  39,373      $  21,523       $110,515     $  118,722
     DISH Network-SM- programming and
      product revenues - subscriber promotions . . . . . . .             --          4,403             --          4,403
     DISH Network-SM- Programming. . . . . . . . . . . . . .             --         11,876             --         17,922
     C-band programming. . . . . . . . . . . . . . . . . . .          3,791          2,885         11,479          9,528
     Loan origination and participation income . . . . . . .            442          1,715          1,277          6,818
                                                                  ---------      ---------       --------     ----------
          Total revenue. . . . . . . . . . . . . . . . . . .         43,606         42,402        123,271        157,393
                                                                  ---------      ---------       --------     ----------

EXPENSES:
     DTH products and technical services . . . . . . . . . .         30,803         19,618         87,619        109,896
     DISH Network-SM- programming. . . . . . . . . . . . . .             --          6,108             --          7,877
     C-band programming. . . . . . . . . . . . . . . . . . .          3,473          2,573         10,297          8,631
     Selling, general and administrative . . . . . . . . . .          8,268         23,736         23,454         53,552
     Subscriber promotion subsidiaries . . . . . . . . . . .             --          6,000             --          6,000
     Amortization of subscriber acquisition costs. . . . . .             --          3,356             --          3,448
     Depreciation and amortization of property and
      equipment. . . . . . . . . . . . . . . . . . . . . . .            721          7,909          1,490         17,573
                                                                  ---------      ---------       --------     ----------
          Total expenses . . . . . . . . . . . . . . . . . .         43,265         69,300        122,860        206,977
                                                                  ---------      ---------       --------     ----------

OPERATING INCOME (LOSS). . . . . . . . . . . . . . . . . . .            341        (26,898)           411        (49,584)
                                                                  ---------      ---------       --------     ----------

OTHER INCOME (EXPENSE):
     Interest income . . . . . . . . . . . . . . . . . . . .          4,435          5,335         11,078         14,718
     Interest expense, net of amounts capitalized. . . . . .         (5,859)       (19,996)       (18,749)       (53,180)
     Other, net. . . . . . . . . . . . . . . . . . . . . . .            208             91            168            (43)
                                                                  ---------      ---------       --------     ----------
          Total other income (expense) . . . . . . . . . . .         (1,216)       (14,570)        (7,503)       (38,505)
                                                                  ---------      ---------       --------     ----------
NET LOSS BEFORE INCOME TAXES . . . . . . . . . . . . . . . .           (875)       (41,468)        (7,092)       (88,089)
BENEFIT FOR INCOME TAXES . . . . . . . . . . . . . . . . . .            515         14,950          2,705         31,796
                                                                  ---------      ---------       --------     ----------
NET LOSS . . . . . . . . . . . . . . . . . . . . . . . . . .      $    (360)     $ (26,518)      $ (4,387)    $  (56,293)
                                                                  ---------      ---------       --------     ----------
                                                                  ---------      ---------       --------     ----------

NET LOSS ATTRIBUTABLE TO COMMON SHARES . . . . . . . . . . .      $    (661)     $ (26,819)      $ (5,290)    $  (57,196)
                                                                  ---------      ---------       --------     ----------
                                                                  ---------      ---------       --------     ----------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING . . . . . . . . .         37,544         40,456         34,965         40,455
                                                                  ---------      ---------       --------     ----------
                                                                  ---------      ---------       --------     ----------

LOSS PER COMMON AND COMMON EQUIVALENT SHARE. . . . . . . . .      $    (.02)     $    (.66)      $   (.15)    $    (1.41)
                                                                  ---------      ---------       --------     ----------
                                                                  ---------      ---------       --------     ----------


The accompanying notes to consolidated financial statements are an integral part of these statements.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                                                                             Retained
                                                                                                             Earnings
                                                                                                             (Deficit)
                                               Shares of                               Common                   and
                                                 Common                                Stock    Additional  Unrealized      Total
                                                  Stock      Preferred    Common      Purchase    Paid-In     Holding   Stockholders
                                               Outstanding     Stock       Stock      Warrants    Capital      Gain        Equity
                                               -----------   ---------   --------     --------  ----------  ----------  ------------

BALANCES, at December 31, 1995 . . . . . . .     40,339      $17,195        $403        $ 714    $151,674    $(13,300)    $156,686
   Series A Cumulative Preferred Stock
     dividends . . . . . . . . . . . . . . .                     903                                             (903)          --
   Issuance of Class A Common Stock. . . . .        380                        4                    1,564                    1,568
   Common Stock Purchase Warrants
     exercised . . . . . . . . . . . . . . .         74                        1         (698)        697                       --
   Employee Incentives Funded by
     Issuance of Class A Common Stock. . . .          8                                               207                      207
   Unrealized holding gain on available-
     for-sale securities, net. . . . . . . .                                                                     (204)        (204)
   Net loss (Restated, Note 1) . . . . . . .                                                                  (56,293)     (56,293)
                                                 ------      -------        ----        -----    --------    ---------    ---------
BALANCES, at September 30, 1996. . . . . . .     40,801      $18,098        $408        $  16    $154,142    $(70,700)    $101,964
                                                 ------      -------        ----        -----    --------    ---------    ---------
                                                 ------      -------        ----        -----    --------    ---------    ---------


The accompanying notes to consolidated financial statements are an integral part of this statement.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                                                             NINE MONTHS ENDED
                                                                                                                SEPTEMBER 30,
                                                                                                         -------------------------
                                                                                                            1995           1996
                                                                                                         ----------     ----------
                                                                                                                        (RESTATED,
                                                                                                                          NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   (4,387)    $  (56,293)
  Adjustments to reconcile net loss to net cash flows from operating activities--
    Depreciation and amortization of property and equipment. . . . . . . . . . . . . . . . . . . . .          1,490         17,573
    Subscriber acquisition costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --        (56,554)
    Amortization of subscriber acquisition costs . . . . . . . . . . . . . . . . . . . . . . . . . .             --          3,448
    Provision for doubtful accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --            587
    Benefit for deferred taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (6,509)       (27,481)
    Amortization of deferred debt issuance costs on Dish Notes and ESBC Notes. . . . . . . . . . . .            945          1,759
    Amortization of discount on Dish Notes and ESBC Notes, net of amounts capitalized. . . . . . . .         17,455         40,229
    Equity in (earnings) losses of joint venture . . . . . . . . . . . . . . . . . . . . . . . . . .            (39)            62
    Change in reserve for excess and obsolete inventory. . . . . . . . . . . . . . . . . . . . . . .            277          2,579
    Change in long-term signal carriage revenue. . . . . . . . . . . . . . . . . . . . . . . . . . .             --          6,690
    Change in accrued interest on notes receivable from DBSC . . . . . . . . . . . . . . . . . . . .             --         (2,220)
    Change in accrued interest on convertible subordinated debentures from SSET. . . . . . . . . . .           (427)          (418)
    Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (401)           476
    Changes in working capital items --
      Trade accounts receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,284)       (10,366)
      Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (6,358)        (8,056)
      Income tax receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --         (2,973)
      Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (846)        (8,969)
      Liability under cash management program. . . . . . . . . . . . . . . . . . . . . . . . . . . .            (57)            --
      Trade accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (10,441)         7,386
      Deferred programming and product revenue DISH Network-SM-. . . . . . . . . . . . . . . . . . .             --         77,744
      Deferred programming -- C-Band . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (719)         1,255
      Accrued expenses and other current liabilities . . . . . . . . . . . . . . . . . . . . . . . .          1,016          7,624
                                                                                                         ----------     ----------
        Net cash flows from operating activities . . . . . . . . . . . . . . . . . . . . . . . . . .        (10,285)        (8,428)
                                                                                                         ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . .       (240,800)       (54,111)
  Sales of marketable investment securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        206,512         27,846
  Purchases of restricted marketable investment securities . . . . . . . . . . . . . . . . . . . . .        (15,000)       (20,761)
  Funds released from restricted cash and marketable investment securities - other . . . . . . . . .             --          5,700
  Purchases of property and equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,727)       (13,400)
  Proceeds from sale of property and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .             27             --
  Offering proceeds and investment earnings placed in escrow . . . . . . . . . . . . . . . . . . . .         (7,570)      (191,941)
  Refund of launch payment placed in escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --         (4,500)
  Funds released from escrow accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51,842        133,768
  Payments received on convertible subordinated debentures from SSET . . . . . . . . . . . . . . . .             --          5,252
  Investment in convertible subordinated debentures from DBSI. . . . . . . . . . . . . . . . . . . .         (1,000)        (3,000)
  Long-term notes receivable from DBSC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --        (20,000)
  Expenditures for satellite systems under construction. . . . . . . . . . . . . . . . . . . . . . .        (58,984)      (167,829)
  Deposit on FCC authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --        (10,459)
  Expenditures for FCC authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --         (3,167)
                                                                                                         ----------     ----------
        Net cash flows from investing activities . . . . . . . . . . . . . . . . . . . . . . . . . .        (66,700)      (316,602)
                                                                                                         ----------     ----------


The accompanying notes to consolidated financial statements are an integral part of these statements.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                                             NINE MONTHS ENDED
                                                                                                                SEPTEMBER 30,
                                                                                                         -------------------------
                                                                                                            1995           1996
                                                                                                         ----------     ----------
                                                                                                                        (RESTATED,
                                                                                                                          NOTE 1)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of mortgage indebtedness and note payable . . . . . . . . . . . . . . . . . . . . . . .     $     (167)    $   (4,207)
  Stock options exercised. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --          1,568
  Net proceeds from issuance of Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . .         62,933             --
  Net proceeds from issuance of ESBC Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --        336,994
                                                                                                         ----------     ----------
        Net cash flows from financing activities . . . . . . . . . . . . . . . . . . . . . . . . . .         62,766        334,355
                                                                                                         ----------     ----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . .        (14,219)         9,325
CASH AND CASH EQUIVALENTS, beginning of period . . . . . . . . . . . . . . . . . . . . . . . . . . .         17,506         21,754
                                                                                                         ----------     ----------
CASH AND CASH EQUIVALENTS, end of period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    3,287     $   31,079
                                                                                                         ----------     ----------
                                                                                                         ----------     ----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest, net of amounts capitalized . . . . . . . . . . . . . . . . . . . . . . . .     $      353     $   11,192
  Cash paid for income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,739             --
  Note payable issued for deferred satellite construction payments for EchoStar II . . . . . . . . .             --         28,000
  Satellite launch payment for EchoStar II applied to EchoStar I launch. . . . . . . . . . . . . . .             --         15,000
  Increase in note payable for deferred satellite construction payments for EchoStar I . . . . . . .             --          3,167
  Cumulative Series A Preferred Stock dividends. . . . . . . . . . . . . . . . . . . . . . . . . . .            903            903
  Employee incentives funded by issuance of Class A Common Stock . . . . . . . . . . . . . . . . . .             --            207


The accompanying notes to consolidated financial statements are an integral part of these statements.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

THIS SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION OF ECHOSTAR CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THE SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF ECHOSTAR WITH RESPECT TO, AMONG OTHER THINGS: (I) ECHOSTAR'S FINANCING PLANS; (II) TRENDS AFFECTING ECHOSTAR'S FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS; (III) ECHOSTAR'S GROWTH STRATEGY;
(IV) ECHOSTAR'S ANTICIPATED RESULTS OF FUTURE OPERATIONS; AND (V) REGULATORY MATTERS AFFECTING ECHOSTAR. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

(1)  BUSINESS AND BASIS OF PRESENTATION

PRINCIPAL BUSINESS AND FINANCING ACTIVITIES

     EchoStar Communications Corporation and subsidiaries ("EchoStar") is one of only two direct broadcast satellite ("DBS") companies in the United States with the capacity to provide comprehensive nationwide DBS programming service in 1996. EchoStar's DBS service (the "DISH Network-SM-") commenced operations in March 1996 after the successful launch of its first satellite ("EchoStar I") in December 1995. EchoStar launched its second satellite ("EchoStar II") on September 10, 1996. EchoStar significantly increased the channel capacity and programming offerings of the DISH Network-SM- when EchoStar II became fully operational in November 1996. EchoStar now provides approximately 120 channels of near laser disc quality digital video programming and over 30 channels of CD quality audio programming to the entire continental United States ("CONUS"). In addition to its DISH Network-SM- business, EchoStar is engaged in the design, manufacture, distribution and installation of satellite direct to home ("DTH") products, domestic distribution of DTH programming and consumer financing of EchoStar's domestic DTH products and services.

     EchoStar's primary objective is to become one of the leading providers of subscription television and other satellite delivered services in the United States. EchoStar had approximately 190,000 and 250,000 subscribers to DISH Network-SM- programming as of September 30, 1996 and November 11, 1996, respectively.

     EchoStar Satellite Broadcasting Corporation ("ESBC") is a wholly-owned direct subsidiary of EchoStar. Dish, Ltd. is a wholly-owned direct subsidiary of ESBC. Substantially all of EchoStar's operating activities are conducted by subsidiaries of Dish, Ltd.

     In June 1994, Dish, Ltd. completed a public offering (the "Dish Notes Offering") of 12 7/8% Senior Secured Discount Notes due 2004 (the "Dish Notes") and Warrants (collectively, the "Dish Notes Offering"), resulting in net proceeds of approximately $323.3 million. Dish, Ltd. and its subsidiaries are subject to the terms and conditions of the Indenture related to the Dish Notes (the "Dish Notes Indenture"). Substantially all of the Warrants issued in connection with the Dish Notes Offering have been exercised. In June 1995, EchoStar completed an offering of its Class A Common Stock, resulting in net proceeds of approximately $63.0 million (the "Equity Offering").

     In March 1996, ESBC completed a private offering (the "ESBC Notes Offering") of 13 1/8% Senior Secured Discount Notes due 2004, resulting in net proceeds of approximately $337.0 million. ESBC subsequently filed a Registration Statement on Form S-1 to effect the exchange of those Notes for publicly registered debentures (the "ESBC Notes") with the same terms. Proceeds from the ESBC Notes Offering have been or will be used for: (i)

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


continued development, marketing and distribution of the DISH Network-SM-;
(ii) EchoStar's purchase of DBS frequencies at 148 DEG. WL (the "148 Frequencies"); (iii) partial funding of the construction, launch and insurance of the satellites DBSC I ("EchoStar III") and EchoStar IV; (iv) additional launch costs of EchoStar II; and (v) other general corporate purposes. The 148 Frequencies were acquired by EchoStar at a public auction held by the Federal Communications Commission ("FCC") in January 1996 (the "FCC Auction").


     In connection with the ESBC Notes Offering, EchoStar contributed all of the outstanding capital stock of its wholly owned subsidiary, Dish, Ltd., to ESBC. This transaction has been accounted for as a reorganization of entities under common control whereby Dish, Ltd. has been treated as the predecessor to ESBC. ESBC is subject to all, and EchoStar is subject to certain of, the terms and conditions of the Indenture related to the ESBC Notes (the "ESBC Notes Indenture").


BASIS OF PRESENTATION

     The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the Combined and Consolidated Financial Statements and footnotes thereto included in EchoStar Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. Certain prior year amounts have been reclassified to conform with the current year presentation.

     Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include EchoStar and all of its direct and indirect wholly owned subsidiaries.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for each reporting period. Actual results could differ from those estimates.


ECHOSTAR PROMOTIONS AND REVISION OF ACCOUNTING POLICY

     Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is a nationwide marketing promotion (the "EchoStar Promotion") which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid purchase of one year of America's Top 50 CD-SM- programming package for approximately $300. Total transaction proceeds to EchoStar is less than EchoStar's cost of the equipment and programming for the initial prepaid year of DISH Network-SM-service. The excess cost represents a subsidy provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment.

     Subsequent to September 30, 1996, EchoStar entered into a strategic marketing relationship with Gateway 2000 ("Gateway"). Purchasers of certain computer models from Gateway receive a coupon which the consumer may present to EchoStar for a free EchoStar DBS Receiver System, conditioned upon the consumer's prepaid purchase from EchoStar's of one year of America's Top 50 CD-SM- programming package for approximately $300 (the "Gateway Promotion"). Accounting followed for the Gateway Promotion is identical to that described below for the EchoStar Promotion, except the amount of the per subscriber subsidy charged to expense upon shipment of the equipment is approximately $50 greater.

     The primary purposes of EchoStar promotions are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products and to build consumer awareness of the DISH Network-SM-brand. These promotions are consistent with and emphasize EchoStar's long-term business strategy which focuses on generating the majority of its future revenue through sales of DISH Network-SM- programming to a substantial subscriber base. The promotions have significantly increased the affordability of EchoStar Receiver Systems for consumers. In the near term, the EchoStar promotions have had and will continue to have a negative impact on the Company's profit margins and cash flow as compared to the pricing of the EchoStar Receiver Systems assumed for the Company's original business strategy and growth projections.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


     The promotions offered by EchoStar result in EchoStar incurring significant costs to acquire subscribers. EchoStar believes these aggregate costs will be fully recouped from DBS programming profits expected to be generated from subscriber renewals and incremental service offerings, primarily because, unlike the cellular phone industry, subscribers cannot seamlessly migrate to alternative DBS providers. EchoStar Receiver Systems process only DISH Network-SM- signals because of the proprietary encryption technology employed and, therefore, the reception equipment cannot be utilized with competitors' DBS systems.

     Based on high DBS industry consumer satisfaction ratings, initial feedback from consumers and dealers and low EchoStar subscriber turnover rates, EchoStar anticipates high service renewal rates leading to an expected average minimum subscriber life of at least three years. In addition, a majority of DISH Network-SM- subscribers have purchased premium and Pay-Per-View programming for incremental amounts above the prepaid minimum required by the EchoStar Promotion, which reduces the time necessary to recoup the average costs incurred per subscriber. EchoStar's present marketing strategy is based on current competitive conditions which may change, and such changes could be adverse to EchoStar.

     Total transaction proceeds to EchoStar from DISH Network-SM-programming and equipment sold as a package under EchoStar promotions are initially deferred and recognized in revenue over the service period (normally one year), commencing with authorization of each new subscriber. The excess of EchoStar's cost of the equipment and programming for the initial prepaid period of DISH Network-SM- service over proceeds received by EchoStar represents subscriber promotional, subsidies provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. The cost to EchoStar of the related equipment, less the amount of the subscriber promotion subsidiaries charged to expense upon shipment, is deferred as subscriber acquisition costs and reflected as amortization over the same period of service. Programming costs are accrued and expensed as the service is provided. Excluding expected incremental revenues from premium and Pay-Per-View programming, the accounting followed results in revenue recognition over the initial period of service equal to the sum of programming costs and amortization of subscriber acquisition costs.

     The accompanying financial statements as of and for the nine months ended September 30, 1996, have been restated. The original accounting followed by EchoStar for promotional package sales of service and equipment did not recognize an immediate charge for the subscriber subsidy, as described above, and transaction proceeds were allocated between service revenues and equipment sales revenues. The revised accounting eliminates the need to allocate transaction proceeds between programming service and equipment revenues and places no reliance on incremental revenues from add-on services or subscription renewals to realize deferred subscriber acquisition costs. The restatement had no material effect on any prior periods through June 30, 1996. Approximate effects on results of operations for the nine month period ended September 30, 1996 were: revenues decreased from $172.0 million to $157.4 million, or $14.6 million, which amount was principally offset by a corresponding reduction in expenses; operating (loss) increased by a net amount of $6.0 million, from $(43.6) million to $(49.6) million, principally due to the immediate expensing of subscriber promotion subsidies; net loss increased by $4.0 million from $(53.2) million to $(57.2) million; and loss per share increased from $(1.31) to $(1.41).

     EchoStar's present marketing strategy is based on current competitive conditions which may change, and such changes could be adverse to EchoStar.


SIGNIFICANT RISKS AND UNCERTAINTIES

     The commencement of EchoStar's DBS business has dramatically changed EchoStar's operating results and financial position when compared to its historical results. EchoStar consummated the Dish Notes Offering, the ESBC Notes Offering and the Equity Offering to partially satisfy the capital requirements for the construction, launch and operation of EchoStar I, EchoStar II, EchoStar III and EchoStar IV. Annual interest expense on the Dish Notes and ESBC Notes and depreciation of the investment in the satellites and related assets is of a magnitude that exceeds historical levels of income before taxes. Consequently, beginning in 1995 EchoStar reported significant net losses and expects net losses to continue through at least 1998. EchoStar's plans also include the financing, construction, and launch of two fixed service satellites, additional DBS satellites and Ku-band and KuX-band satellites, assuming receipt of all required FCC licenses and permits.

     EchoStar has agreements with two manufacturers to supply DBS receivers for EchoStar. Only one of the manufacturers has produced a receiver acceptable to EchoStar. EchoStar previously deposited $10.0 million with the non-performing manufacturer and has an additional $15.0 million in an escrow account (the "Non-Performing Manufacturer Escrow Account") as security for EchoStar's payment obligations under that contract. EchoStar has given this non-performing manufacturer notice of its intent to terminate the contract and has filed suit against that manufacturer. Consequently, EchoStar is currently dependent on one manufacturing source for its receivers. Since EchoStar has given the non-performing manufacturer notice of its intent to terminate the contract, EchoStar has not included amounts due under the contract in EchoStar's future purchase commitments. The performing manufacturer is presently manufacturing receivers in sufficient quantities to meet currently expected demand. If EchoStar's sole manufacturer is unable for any reason to produce receivers in a quantity sufficient to meet demand, EchoStar's liquidity and results of operations would be adversely affected. There can be no assurance EchoStar will be able to recover any amounts deposited with the non-performing manufacturer or held in escrow.


     EchoStar expects net losses to continue as it builds its subscription television business, and therefore, absent additional capital, negative stockholders' equity will result before December 31, 1997. EchoStar's expected net losses will result primarily from: (i) the amortization of the original issue discount on the Dish Notes and ESBC Notes; (ii) increases in depreciation expense on the satellites and other fixed assets; (iii) increases in subscriber promotion subsidies and amortization of subscriber acquisition costs; and (iv) increases in selling, general and administrative expenses to support the DISH Network-SM-. Although a negative equity position has significant implications, including, but not limited to, non-compliance with NASDAQ National Market listing criteria, EchoStar believes this event will not materially affect the implementation and execution of its business strategy. If EchoStar ceases to satisfy NASDAQ's National Market listing criteria, EchoStar's Common Stock will be subject to being delisted unless an exception is granted by the National Association of Securities Dealers. If an exception were not granted, trading in EchoStar Common Stock would thereafter be conducted in the over-the-counter market. Consequently, it would be more difficult to dispose of, or to obtain accurate quotations as to the price of, the EchoStar Common Stock. Delisting would result in a decline in EchoStar's Common Stock trading market which could potentially depress stock and bond prices, among other things.


     As a result of the factors discussed above, EchoStar will need to raise additional capital to complete the construction and launch of EchoStar III and EchoStar IV. There can be no assurance that necessary funds will be available or, if available, that they will be available on terms favorable to EchoStar. In anticipation of its future capital requirements and in order to fully implement its business strategy, EchoStar regularly examines, and is currently examining, opportunities to expand its DBS business, technology base and product lines through means such as licenses, joint ventures, strategic alliances, strategic investments and acquisitions of assets or ongoing businesses. Currently, EchoStar has not made a commitment to any new strategic transaction. At any time, however, EchoStar may agree to enter into a new strategic transaction. Should EchoStar agree to enter into a new strategic transaction, there can be no assurance as to the terms or timing of the transaction, whether the transaction will be consummated or whether

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

the transaction would improve EchoStar's financial condition, results of operations, business or prospects in any material manner. Further increases in the investment in subscriber acquisition costs, inadequate supplies of DBS receivers or significant delays or launch failures would significantly and adversely affect EchoStar's operating results and financial condition.

(2)  SUPPLEMENTAL ANALYSIS

CASH AND CASH EQUIVALENTS

     EchoStar considers all investments purchased with an original maturity of ninety days or less to be cash equivalents. Cash equivalents as of December 31, 1995, and September 30, 1996 consist of money market funds, corporate notes and commercial paper stated at cost which equates to market value.

RESTRICTED CASH AND MARKETABLE INVESTMENT SECURITIES

     EchoStar classifies all marketable investment securities as available-for-sale. Accordingly, these investments are reflected at market value based on quoted market prices. Related unrealized gains and losses are reported as a separate component of stockholders' equity, net of related deferred income taxes. The specific identification method is used to determine cost in computing realized gains and losses.

     Restricted Cash and Marketable Investment Securities in Escrow Accounts as reflected on the accompanying consolidated balance sheets represent the remaining net proceeds received from the Dish Notes Offering, and a portion of the proceeds from the ESBC Notes Offering, plus interest earned, less amounts expended to date in connection with the development, construction and continued growth of the DISH Network-SM-. These proceeds are held in separate escrow accounts (the "Dish Escrow Account" and the "ESBC Escrow Account") for the benefit of the holders of the Dish Notes and ESBC Notes, respectively, and are invested in certain debt and other marketable investment securities, as permitted by the respective Indentures, until disbursed for the express purposes identified in the Dish Notes Offering Prospectus and the ESBC Notes Offering Prospectus, as the case may be.

     Other Restricted Cash includes $11.4 million and $5.7 million at December 31, 1995 and September 30, 1996, respectively, to satisfy certain covenants in the Dish Notes Indenture regarding launch insurance for EchoStar I and EchoStar
II. In addition, as of December 31, 1995 and September 30, 1996, $15.0 million was in the Non-Performing Manufacturer Escrow Account. As of September 30, 1996, approximately $20.0 million was in a separate escrow account established pursuant to a second DBS receiver manufacturing agreement, covering EchoStar's payment obligations. Additionally, approximately $750,000 was in an escrow account for the purpose of cash collateralizing standby letters of credit to a vendor. The major components of Restricted Cash and Marketable Investment Securities are as follows (in thousands):


                                              DECEMBER 31, 1995                           SEPTEMBER 30, 1996
                                   ----------------------------------------     ----------------------------------------
                                                  UNREALIZED                                   UNREALIZED
                                   AMORTIZED       HOLDING         MARKET       AMORTIZED       HOLDING         MARKET
                                      COST           GAIN          VALUE           COST          (LOSS)         VALUE
                                   ----------     ----------     ----------     ----------     ----------     ----------
Commercial paper . . . . . . . . . $   66,214     $       --     $   66,214     $  115,444     $       --     $  115,444
Government bonds . . . . . . . . .     32,904            420         33,324         41,040            (33)        41,007
Corporate notes. . . . . . . . . .         --             --             --         19,111            (62)        19,049
Certificates of deposit. . . . . .         --             --             --            750             --            750
Accrued interest . . . . . . . . .        153             --            153            660             --            660
                                   ----------     ----------     ----------     ----------     ----------     ----------
                                   $   99,271     $      420     $   99,691     $  177,005     $      (95)    $  176,910
                                   ----------     ----------     ----------     ----------     ----------     ----------
                                   ----------     ----------     ----------     ----------     ----------     ----------

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


INVENTORIES

     Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out ("FIFO") method. Proprietary products are manufactured by outside suppliers to EchoStar's specifications. EchoStar also distributes non-proprietary products purchased from other manufacturers. Manufactured inventories include materials, labor and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers' delivered price, assembly and testing labor, and related overhead, including handling and storage costs. The major components of inventory were as follows (in thousands):

                                                    DECEMBER 31,   SEPTEMBER 30,
                                                        1995            1996
                                                    ------------   ------------
   EchoStar Receiver Systems . . . . . . . . . . .  $       --     $   20,878
   DBS receiver components . . . . . . . . . . . .       9,615         11,544
   Consigned DBS receiver components . . . . . . .          --          6,633
   Finished goods - C-band . . . . . . . . . . . .      11,161          4,246
   Finished goods - International. . . . . . . . .       9,297          3,518
   Competitor DBS Receivers. . . . . . . . . . . .       9,404             --
   Spare parts . . . . . . . . . . . . . . . . . .       2,089          2,199
   Reserve for excess and obsolete inventory . . .      (2,797)        (4,772)
                                                    ------------   ------------
                                                    $   38,769     $   44,246
                                                    ------------   ------------
                                                    ------------   ------------

SUBSCRIBER SUBSIDIES, SUBSCRIBER ACQUISITION COSTS, AND DEFFERED PROGRAMMING AND PRODUCT REVENUE -- DISH NETWORK-SM- SUBSCRIBER PROMOTIONS

     Total transaction proceeds to EchoStar (approximately $350 for the EchoStar Promotion) from DISH Network-SM- programming and equipment sold as a package under EchoStar promotions are initially deferred and recognized in revenue over the service period (normally one year), commencing with authorization of each new subscriber. The excess of EchoStar's cost of the equipment and programming for the initial prepaid period of Dish Network-SM-service over proceeds received by EchoStar represents a subsidy provided by EchoStar for the benefit of the subscriber and is expensed upon shipment of the equipment. The cost to EchoStar or the related equipment, less the amount of the subsidy charged to expense upon shipment, is deferred as subscriber acquisition costs and reflected as amortization over the same period of service. Programming costs are accrued and expensed as the service is provided. Excluding expected incremental revenues from premium and Pay-Per-View programming, the accounting followed results in revenue recognition over the initial period of service equal to the sum of programming costs and amortization of subscriber acquisition costs.

     DISH Network-SM- programming and equipment which are not sold as a package under EchoStar promotions are separately presented in the accompanying consolidated statement of operations.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation expense on fixed assets was $6.9 million and $16.5 million for the three and nine months ended September 30, 1996. Cost includes interest capitalized on the EchoStar DBS System during construction at EchoStar's effective borrowing rate. The major components of property and equipment were as follows (in thousands).

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


                                                                ESTIMATED
                                                               USEFUL LIFE    DECEMBER 31,   SEPTEMBER 30,
                                                                (IN YEARS)        1995           1996
                                                               ------------   ------------   ------------
     Construction in progress. . . . . . . . . . . . . . . .             --   $    303,174   $    281,353
     EchoStar I satellite. . . . . . . . . . . . . . . . . .             12             --        201,607
     Furniture, fixtures and equipment . . . . . . . . . . .           2-12         35,127         65,320
     Buildings and improvements. . . . . . . . . . . . . . .           7-40         21,006         25,729
     Tooling and other . . . . . . . . . . . . . . . . . . .              2          2,039          4,382
     Land. . . . . . . . . . . . . . . . . . . . . . . . . .             --          1,613          2,295
     Vehicles. . . . . . . . . . . . . . . . . . . . . . . .              7          1,310          1,324
                                                                              ------------   ------------
       Total property and equipment. . . . . . . . . . . . .                       364,269        582,010
         Less-Accumulated depreciation . . . . . . . . . . .                       (10,269)       (27,767)
                                                                              ------------   ------------
         Net property and equipment. . . . . . . . . . . . .                  $    354,000   $    554,243
                                                                              ------------   ------------
                                                                              ------------   ------------

     Construction in progress includes capitalized costs related to the construction, insurance and launch of EchoStar II, which was launched in September 1996 and became fully operational in November 1996 and EchoStar IV, which is currently scheduled for launch prior to the end of 1998. Construction in progress for EchoStar III includes costs related to that launch, which is scheduled prior to the end of 1997. Construction in progress consisted of the following (in thousands):


                                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                                  1995           1996
                                                                              ------------   ------------
     Progress amounts for satellite construction, launch, launch insurance, capitalized interest, launch and in-orbit
       tracking, telemetry and control services:
         EchoStar I. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    193,629   $         --
         EchoStar II . . . . . . . . . . . . . . . . . . . . . . . . . . .          88,634        225,948
         EchoStar III. . . . . . . . . . . . . . . . . . . . . . . . . . .          20,801         28,168
         EchoStar IV . . . . . . . . . . . . . . . . . . . . . . . . . . .              --         27,237
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             110             --
                                                                              ------------   ------------
                                                                              $    303,174   $    281,353
                                                                              ------------   ------------
                                                                              ------------   ------------

OTHER NONCURRENT ASSETS

     The major components of other noncurrent assets were as follows (in thousands):



                                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                                  1995           1996
                                                                              ------------   ------------
     Long-term notes receivable from DBSC and accrued interest . . . . . .    $     16,000   $     38,220
     Deferred tax assets, net. . . . . . . . . . . . . . . . . . . . . . .          12,109         39,036
     FCC authorizations, net of amortization . . . . . . . . . . . . . . .          11,309         15,994
     ESBC Notes deferred debt issuance costs, net of amortization. . . . .              --         12,240
     Deposit on FCC authorization. . . . . . . . . . . . . . . . . . . . .              --         11,459
     Dish Notes deferred debt issuance costs, net of amortization. . . . .          10,622          9,692
     SSET convertible subordinated debentures and accrued interest . . . .           9,610          4,776
     Investment in DBSC. . . . . . . . . . . . . . . . . . . . . . . . . .           4,111          4,049
     DBSI convertible subordinated debentures. . . . . . . . . . . . . . .           1,000          4,000
     Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             897          1,005
                                                                              ------------   ------------
                                                                              $     65,658   $    140,471
                                                                              ------------   ------------
                                                                              ------------   ------------

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

     As of September 30, 1996, EchoStar owned approximately 40% of the outstanding common stock of Direct Broadcasting Satellite Corporation, a Delaware Corporation ("DBSC"). DBSC's principal assets include an FCC conditional satellite construction permit and specific orbital slot assignments for eleven DBS frequencies at 61.5DEG. WL and eleven DBS frequencies at 175DEG. WL (the "DBS Rights"). EchoStar intends to merge DBSC with Direct Broadcasting Satellite Corporation, a Colorado Corporation ("New DBSC"), a wholly owned subsidiary of EchoStar (the "DBSC Merger"). As a result of the DBSC Merger, EchoStar will hold, through New DBSC, DBSC's DBS Rights. The DBSC Merger has been approved by a majority of DBSC's shareholders and the FCC. EchoStar is in the process of registering shares of its Class A Common Stock which are expected to be issued in connection with the DBSC Merger. On October 25, 1996, EchoStar filed Amendment No. 3 to a Registration Statement on Form S-4 under the Securities Act covering 658,000 shares of EchoStar Class A Common Stock.

FCC AUTHORIZATIONS

     FCC authorizations are recorded at cost and are amortized using the straight-line method. Amortization begins at the time the related satellite becomes operational, or capitalized costs are written off at the time efforts to provide services are abandoned. FCC authorization costs are amortized over 12 years, the expected useful life of the related satellite. The deposit on FCC authorization represents a deposit paid by EchoStar to the FCC in January 1996, for the 148 Frequencies plus capitalized interest thereon. The balance of $41.8 million due the FCC for the purchase of the frequencies will be drawn from the ESBC Escrow Account, and is payable to the FCC five days after EchoStar receives FCC approval for use of the orbital slot, which is expected to occur in the fourth quarter of 1996.


DEFERRED PROGRAMMING REVENUE -- DISH NETWORK-SM- AND C-BAND

     Deferred promotional product revenue consists of prepayments received from multi-month subscriptions to DISH Network-SM- programming which are recognized as revenue in the period the programming is provided. EchoStar similarly defers prepayments received from subscribers to C-band programming sold by EchoStar as an authorized distributor.

LONG-TERM DEFERRED SIGNAL CARRIAGE REVENUE

     Long-term deferred signal carriage revenue consists of advance payments from certain programming providers for carriage on the DISH Network-SM- which are deferred and recognized as revenue on a straight-line basis over contract terms of up to ten years.


INTEREST EXPENSE

     Interest expense, net of amounts capitalized, on the accompanying income statements includes: (i) amortization of original issue discount on the Dish Notes and the ESBC Notes; (ii) interest expense on contractor financing of EchoStar I; (iii) interest expense on corporate mortgage indebtedness; and (iv) discounts on accounts receivable for EchoStar Receiver Systems and DISH Network-SM- programming which have been sold without credit recourse to third party financing groups.

EARNINGS PER SHARE

     Earnings per share have been calculated based on the weighted average number of shares of common stock issued and outstanding. Common stock equivalents (warrants and employee stock options) were excluded for the three and nine months ended September 30, 1995 and 1996 because they were not dilutive to loss per share amounts. Net loss has been adjusted for cumulative dividends on the 8% Series A Cumulative Preferred Stock.

(3)  LONG-TERM DEBT

DISH NOTES

     During June 1994, Dish, Ltd. completed the Dish Notes Offering of 624,000 units consisting of $624.0 million aggregate principal amount of the Dish Notes and 3,744,000 Warrants. The Dish Notes Offering resulted in net proceeds to Dish, Ltd. of approximately $323.3 million. Substantially all of the Warrants issued in connection with the Dish Notes Offering have been exercised. Interest on the Dish Notes currently is not payable in cash but accrues

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

through June 1, 1999, with the Dish Notes accreting to $624.0 million by that date. Thereafter, interest on the Dish Notes will be payable in cash semi-annually on June 1 and December 1 of each year, commencing December 1, 1999. At September 30, 1996, the Dish Notes were reflected in the accompanying financial statements at $422.8 million, net of unamortized discount of $201.2 million.

ESBC NOTES

     During March 1996, ESBC completed the ESBC Notes Offering consisting of $580.0 million aggregate principal amount of the ESBC Notes. The ESBC Notes Offering resulted in net proceeds to ESBC of approximately $337.0 million. Interest on the ESBC Notes currently is not payable in cash but accrues through March 15, 2000, with the ESBC Notes accreting to $580.0 million by that date. Thereafter, interest on the ESBC Notes will be payable in cash semi-annually on March 15 and September 15 of each year, commencing September 15, 2000. At September 30, 1996, the ESBC Notes were reflected in the accompanying financial statements at $372.6 million, net of unamortized discount of $207.4 million.

(4)  BANK CREDIT FACILITY

     From May 1994 to May 1996, the principal subsidiaries of Dish, Ltd., other than EchoStar Satellite Corporation (the "Borrowers"), were parties to an agreement with Bank of America Illinois, which provided a revolving credit facility (the "Credit Facility") for working capital advances and for letters of credit necessary for inventory purchases and satellite construction payments. The Credit Facility expired in May 1996 and EchoStar does not currently intend to arrange a replacement credit facility.

(5)  INCOME TAXES

     The components of the benefit for income taxes were as follows (in thousands):


                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                           SEPTEMBER 30,        SEPTEMBER 30,
                                        ------------------   ------------------
                                          1995      1996       1995      1996
                                        --------  --------   --------   -------
     Current (provision) benefit
       Federal . . . . . . . . . . . .  $  (939)  $  (262)   $(2,551)   $ 4,204
       State . . . . . . . . . . . . .     (215)     (668)      (586)       298
       Foreign . . . . . . . . . . . .     (216)      (67)      (667)      (187)
                                        --------  --------   --------   -------
                                         (1,370)     (997)    (3,804)     4,315
                                        --------  --------   --------   -------

     Deferred benefit
       Federal . . . . . . . . . . . .    1,594    14,591      5,410     25,692
       State . . . . . . . . . . . . .      291     1,356      1,099      1,789
                                        --------  --------   --------   -------
                                          1,885    15,947      6,509     27,481
                                        --------  --------   --------   -------
         Total benefit . . . . . . . .  $   515   $14,950    $ 2,705    $31,796
                                        --------  --------   --------   -------
                                        --------  --------   --------   -------


     EchoStar's deferred tax assets (approximately $41.5 million at September 30, 1996) relate principally to temporary differences for amortization of original issue discount on the Dish Notes and ESBC Notes, net operating loss carryforwards, temporary differences for depreciation of property and equipment and various accrued expenses which are not deductible until paid. No valuation allowance has been provided because EchoStar currently believes it is more likely than not that these deferred tax assets will ultimately be realized. If future operating results differ materially and adversely from EchoStar's current expectations, its judgment regarding the need for a valuation allowance may change.

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

(6)  OTHER COMMITMENTS AND CONTINGENCIES

SATELLITE CONTRACTS

     EchoStar has contracted with Lockheed Martin Corporation ("Martin") for the construction and delivery of high powered DBS satellites and for related services. Martin constructed both EchoStar I and EchoStar II and is in the construction phase on EchoStar III and EchoStar IV. The construction contract for EchoStar III includes a PER DIEM penalty of $3,333, to a maximum of $100,000, if EchoStar III is not delivered by July 31, 1997. Beginning
September 1, 1997, additional delays in the delivery of EchoStar III would result in additional PER DIEM penalties of $33,333, up to a maximum of $5.0 million in the aggregate. The contract for EchoStar IV includes a PER DIEM penalty of $50,000, to a maximum of $5.0 million in the aggregate, if EchoStar IV is not delivered by February 15, 1998. The contract also contains a provision whereby Martin is entitled to an early delivery incentive payment of $50,000 for each day before February 15, 1998 the satellite is delivered to the launch site of Baikonur, Kazakhstan, up to a maximum of $5.0 million in the aggregate. This contract also contains an option provision which allows EchoStar to commence the construction phase of a fifth DBS satellite ("EchoStar V").

     EchoStar is utilizing $28.0 million of contractor financing for EchoStar
II. The financing bears interest at 8.25% and is payable in equal monthly principal and interest installments over five years following launch. Contractor financing of $15.0 million each will be used for EchoStar III and EchoStar IV. Interest on the contractor financing for EchoStar III and EchoStar IV will range between 7.75% and 8.25%, with equal monthly installments due over five years following the launch of the respective satellite.

     EchoStar has entered into a contract for launch services with Lockheed Martin Commercial Launch Services, Inc. ("Lockheed") for the launch of EchoStar III from Cape Canaveral Air Station, Florida during the fall of 1997, subject to delay or acceleration in certain circumstances (the "Lockheed Contract"). The Lockheed Contract provides for launch of the satellite utilizing an Atlas IIAS launch vehicle. EchoStar has made an initial payment to Lockheed of $5.0 million and the remaining price is payable in installments in accordance with the payment schedule set forth in the Lockheed Contract, which requires that substantially all payments be made to Lockheed prior to the launch.

     In July 1996, EchoStar and Martin amended the contracts for the construction of EchoStar I and EchoStar II. As collateral security for contractor financing of EchoStar I and EchoStar II, EchoStar was required to provide a letter of credit prior to the launch of EchoStar II in the amount of $10 million (increasing to more than $40 million by 1999) and the principal stockholder of EchoStar pledged all of his Preferred Stock to Martin ("Preferred Stock Guarantee"). Under the amended agreements, EchoStar issued a corporate guarantee covering all obligations to Martin with respect to the contractor financing for EchoStar I and EchoStar II. In consideration for the receipt of the corporate guarantee by EchoStar, Martin has agreed to eliminate the letter of credit requirements, and to release the Preferred Stock Guarantee in accordance with a specified formula based on the then outstanding contractor financing debt and the market value of EchoStar's Class A Common Stock. This transaction has been approved by EchoStar's board of directors with EchoStar's principal stockholder abstaining from the vote. Additionally, EchoStar will issue a corporate guarantee covering all obligations to Martin with respect to the contractor financing for EchoStar III and EchoStar IV.

     EchoStar has contracted with Lockheed-Khrunichev-Energia-International, Inc. ("LKE") for the launch of EchoStar IV during 1998 from the Kazakh Republic, a territory of the former Soviet Union, utilizing a Proton launch vehicle (the "LKE Contract"). Either party may request a delay in the launch period, subject to the payment of penalties based on the length of the delay and the proximity of the request to the launch date. EchoStar has paid LKE $20.0 million pursuant to the LKE Contract. No additional payments are currently required to be made to LKE until 1997.

     In connection with the satellite contracts discussed above and other related commitments, in the fourth quarter of 1996 EchoStar expects to expend:
(i) approximately $3.9 million for contractor financing on EchoStar I and EchoStar II; (ii) approximately $19.0 million in connection with the launch of EchoStar III; (iii) approximately $37.0 million for construction of EchoStar III and EchoStar IV; and (iv) approximately $41.8 million for the purchase of the 148 Frequencies. Funds for these expenditures are expected to come from the ESBC Notes Escrow Account and available cash and marketable investment securities. Beyond 1996, EchoStar will expend approximately $68.7 million on contractor financing debt related to EchoStar I and EchoStar II. Additionally, EchoStar has committed to expend

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

approximately an additional $260 million to build, launch and support EchoStar III and EchoStar IV in 1997 and beyond. In order to continue to build, launch and support EchoStar III and EchoStar IV beyond the first quarter of 1997, EchoStar will need additional capital. Even if EchoStar terminates the construction contracts with Martin for the construction of EchoStar III and EchoStar IV, EchoStar will still need additional capital as a result of termination penalties contained in the contracts. There can be no assurances that additional capital will be available, or, if available, that it will be available on terms favorable to EchoStar.

PURCHASE COMMITMENTS

     EchoStar has entered into agreements with various manufacturers to purchase DBS receivers and related components manufactured based on EchoStar's supplied specifications. As of September 30, 1996 the remaining commitments total approximately $148.7 million. As described previously, EchoStar has agreements with two manufacturers to supply DBS receivers for EchoStar. Only one of the manufacturers has produced a receiver acceptable to EchoStar. Since EchoStar has given the non-performing manufacturer notice of its intent to terminate the contract and has filed suit against that manufacturer, EchoStar has not included amounts due under the contract in EchoStar's purchase commitments. At September 30, 1996, the total of all outstanding purchase order commitments with domestic and foreign suppliers was approximately $150.0 million. All but approximately $19.2 million of the purchases related to these commitments are expected to be made during 1996 and the remainder are expected to be made during 1997. EchoStar expects to finance these purchases from available cash, marketable investment securities and sales of its DISH Network-SM- programming.

OTHER RISKS AND CONTINGENCIES

     EchoStar is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of EchoStar.

(7)  SUMMARY FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

     The Dish Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of Dish, Ltd. (collectively, the "Dish Notes Guarantors"), except for certain de minimis domestic and foreign subsidiaries.

     The ESBC Notes are initially guaranteed by EchoStar on a subordinated basis. On and after the Dish Guarantee Date (as defined in the ESBC Notes Indenture), the ESBC Notes will be guaranteed by Dish, Ltd., which guarantee will rank PARI PASSU with all senior unsecured indebtedness of Dish, Ltd. On and after the date upon which the DBSC Merger is consummated, the ESBC Notes will be guaranteed by New DBSC, which guarantee will rank PARI PASSU with all senior unsecured indebtedness of New DBSC.

     The consolidated net assets of Dish, Ltd., including the non-guarantors, exceeded the consolidated net assets of the Dish Notes Guarantors by approximately $277,000 and $134,000 as of December 31, 1995 and September 30, 1996, respectively. Summarized consolidated financial information for Dish, Ltd. is as follows (in thousands).

              ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                       -------------------   ------------------
                                         1995       1996       1995      1996
                                       --------   --------   --------   -------
     Income Statement Data --
       Revenue . . . . . . . . . . . .  $43,606   $ 40,871   $123,271  $151,251
       Expenses. . . . . . . . . . . .   43,265     68,433    122,860   205,374
                                       --------   --------   --------   -------
       Operating income (loss) . . . .      341    (27,562)       411   (54,123)
       Other income (expense), net . .   (2,111)    (7,970)    (8,440)  (19,846)
                                       --------   --------   --------   -------
       Net loss before income taxes. .   (1,770)   (35,532)    (8,029)  (73,969)
       Benefit for income taxes. . . .      854     13,391      3,060    27,340
                                       --------   --------   --------   -------
         Net loss. . . . . . . . . . .  $  (916)  $(22,141)  $ (4,969) $(46,629)
                                       --------   --------   --------   -------
                                       --------   --------   --------   -------

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                        1995           1996
                                                     ------------  -------------
     Balance Sheet Data --
       Current assets. . . . . . . . . . . . . . . .    $ 81,858       $155,576
       Property and equipment, net . . . . . . . . .     333,199        495,055
       Other noncurrent assets . . . . . . . . . . .     144,238        104,359
                                                     ------------  -------------
         Total assets. . . . . . . . . . . . . . . .    $559,295       $754,990
                                                     ------------  -------------
                                                     ------------  -------------

       Current liabilities . . . . . . . . . . . . .    $ 50,743       $225,145
       Long-term liabilities . . . . . . . . . . . .     415,662        483,846
       Stockholder's equity. . . . . . . . . . . . .      92,890         45,999
                                                     ------------  -------------
         Total liabilities and stockholder's
           equity. . . . . . . . . . . . . . . . . .    $559,295       $754,990
                                                     ------------  -------------
                                                     ------------  -------------

                       SUPPLEMENTAL QUARTERLY INFORMATION
                                   (UNAUDITED)



        AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996



                   DIRECT BROADCASTING SATELLITE CORPORATIONS
                          (A DEVELOPMENT STAGE COMPANY)

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                      ASSETS
                                                           -----------------  ------------------
                                                           DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                           -----------------  ------------------
                                                               (AUDITED)          (UNAUDITED)
CURRENT ASSETS:
     Cash. . . . . . . . . . . . . . . . . . . . . . . . .      $    72,950         $     4,324
     Money Market Funds -. . . . . . . . . . . . . . . . .                                   --
       Crestfunds, Inc. - Cash Reserves Fund . . . . . . .          285,978              17,669
       Pacific Horison Prime Fund. . . . . . . . . . . . .            7,081               1,725
                                                           -----------------  ------------------
         Total current assets. . . . . . . . . . . . . . .          366,009              23,718
                                                           -----------------  ------------------

PROPERTY AND EQUIPMENT, AT COST:
     Satellite development in process (Note 4) . . . . . .       17,882,707          42,569,121
     Computer equipment. . . . . . . . . . . . . . . . . .            5,073               5,073
     Less: Accumulated depreciation. . . . . . . . . . . .           (2,730)             (3,534)
                                                           -----------------  ------------------
       Cost less accumulated depreciation. . . . . . . . .       17,885,050          42,570,660
                                                           -----------------  ------------------

OTHER ASSETS:
     FCC license (Note 3). . . . . . . . . . . . . . . . .          865,571           1,052,938
     Unamortized loan costs. . . . . . . . . . . . . . . .           67,058              60,772
     Deferred tax benefit (Note 7) . . . . . . . . . . . .               --                  --
     Security deposits . . . . . . . . . . . . . . . . . .            2,575               2,575
                                                           -----------------  ------------------
       Total other assets. . . . . . . . . . . . . . . . .          935,204           1,116,285
                                                           -----------------  ------------------
         Total Assets. . . . . . . . . . . . . . . . . . .      $19,186,263         $43,710,663
                                                           -----------------  ------------------
                                                           -----------------  ------------------

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Satellite development costs payable . . . . . . . . .      $        --         $ 2,500,000
     Accounts Payable. . . . . . . . . . . . . . . . . . .          140,958             150,435
     Unsecured note payable (Note 6A). . . . . . . . . . .          500,000             500,000
     Accrued interest. . . . . . . . . . . . . . . . . . .          237,226             272,538
     Unsecured note payable (Note 6B) (in arrears) . . . .          325,000             325,000
     Accrued interest in arrears (Note 6). . . . . . . . .          341,074             361,161
     Due to shareholder. . . . . . . . . . . . . . . . . .            3,024               6,000
                                                           -----------------  ------------------
       Total current liabilities . . . . . . . . . . . . .        1,547,282           4,115,134
                                                           -----------------  ------------------

LONG-TERM DEBT:
     Secured notes payable (Note 5). . . . . . . . . . . .       16,000,000          36,000,000
     Accrued interest (Note 5 & 6) . . . . . . . . . . . .           10,082           2,196,496
                                                           -----------------  ------------------
       Total long-term debt. . . . . . . . . . . . . . . .       16,010,082          38,196,496
                                                           -----------------  ------------------

         Total liabilities . . . . . . . . . . . . . . . .       17,557,364          42,311,630
                                                           -----------------  ------------------

COMMITMENTS (Note 4)

STOCKHOLDERS' EQUITY:
     Common Stock, $.01 per value, 3,000,000 shares
       authorized; 1,620,138 shares issued
       and outstanding . . . . . . . . . . . . . . . . . .           16,021              16,201
     Additional paid in capital. . . . . . . . . . . . . .        5,849,046           5,849,046
     Accumulated deficit (Note 1). . . . . . . . . . . . .       (2,755,808)         (2,755,808)
     Accumulated deficit during development stage. . . . .       (1,480,540)         (1,710,406)
                                                           -----------------  ------------------
       Total stockholder's equity. . . . . . . . . . . . .        1,628,899           1,399,033
                                                           -----------------  ------------------

         Total liabilities and stockholders' equity. . . .      $19,186,263         $43,710,663
                                                           -----------------  ------------------
                                                           -----------------  ------------------

   The accompanying notes are an integral part of these financial statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                              STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                                    APRIL 1 1990
                                                                                                     (INCEPTION)
                                                 THREE MONTHS ENDED         NINE MONTHS ENDED     SEPTEMBER 30 1996
                                                    SEPTEMBER 30,             SEPTEMBER 30,              1996
                                              -----------------------   -----------------------   -----------------
                                                  1995         1996         1995         1996          (NOTE 1)
                                              ----------   ----------   ----------   ----------   -----------------
REVENUE:
     Gain on settlement of indebtedness. . .  $       --   $       --   $   31,656   $       --       $   31,656
     Investment income . . . . . . . . . . .      12,764        1,390       62,853       16,547          104,606
                                              ----------   ----------   ----------   ----------       ----------
       Total revenue . . . . . . . . . . . .      12,764        1,390       94,509       16,547          136,262
                                              ----------   ----------   ----------   ----------       ----------

OPERATING EXPENSES:
     Interest expense. . . . . . . . . . . .      20,106       18,540       59,530       55,398          667,654
     Legal fees. . . . . . . . . . . . . . .       8,162        4,214       15,578       21,211          407,103
     Consulting fees . . . . . . . . . . . .      51,000       36,000      139,956      108,000          525,327
     Professional services . . . . . . . . .       3,566        4,500        8,226       17,010           51,031
     Rent. . . . . . . . . . . . . . . . . .      20,509        5,175       36,019       15,425           61,975
     Taxes and licenses. . . . . . . . . . .         130           95          455          890            7,924
     Other administrative expenses . . . . .      (3,692)       5,446       19,246       21,388          115,833
     Depreciation and amortization . . . . .         335        2,364        1,361        7,091            9,821
                                              ----------   ----------   ----------   ----------       ----------
       Total operating expenses. . . . . . .     100,116       76,334      280,371      246,413        1,846,668
                                              ----------   ----------   ----------   ----------       ----------

NET LOSS BEFORE INCOME TAXES . . . . . . . .     (87,352)     (74,944)    (185,862)    (229,866)       1,710,406

PROVISION FOR INCOME TAXES (Note 7). . . . .          --           --           --           --               --
                                              ----------   ----------   ----------   ----------       ----------

NET LOSS . . . . . . . . . . . . . . . . . .  $  (87,353)  $  (74,944)  $ (185,862)  $ (229,866)      $1,710,406
                                              ----------   ----------   ----------   ----------       ----------
                                              ----------   ----------   ----------   ----------       ----------

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING. . . . . . . . . . . . . . . . .  $1,618,138    1,620,138    1,618,138    1,620,138        1,093,982
                                              ----------   ----------   ----------   ----------       ----------
                                              ----------   ----------   ----------   ----------       ----------

LOSS PER COMMON SHARE. . . . . . . . . . . .  $    (0.05)  $    (0.05)  $    (0.11)  $    (0.14)      $    (1.56)
                                              ----------   ----------   ----------   ----------       ----------
                                              ----------   ----------   ----------   ----------       ----------


   The accompanying notes are an integral part of these financial statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)


                                COMMON STOCK
                            ---------------------
                                                    ADDITIONAL                 ACCUMULATED DEFICIT      TOTAL
                                                     PAID-IN     ACCUMULATED   DURING DEVELOPMENT    STOCKHOLDERS'
                             SHARES     PAR VALUE    CAPITAL       DEFICIT            STAGE             EQUITY
                            ---------   ---------   ----------   -----------   -------------------   ------------
BALANCE at
  December 31, 1995. . . .  1,620,138    $16,201    $5,849,046   $(2,755,808)      $(1,480,540)       $1,628,899
    Net Loss . . . . . . .         --         --            --            --          (229,866)         (229,866)
                            ---------   --------    ----------   -----------      ------------       -----------
BALANCE at
  September 30, 1996 . . .  1,620,138    $16,201    $5,849,046   $(2,755,808)      $(1,710,406)       $1,399,033
                            ---------   --------    ----------   -----------      ------------       -----------
                            ---------   --------    ----------   -----------      ------------       -----------

   The accompanying notes are an integral part of these financial statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                                   APRIL 1, 1990
                                                                                                    (INCEPTION)
                                                                         NINE MONTHS ENDED         SEPTEMBER 30,
                                                                           SEPTEMBER 30,                1996
                                                                    ---------------------------   --------------
                                                                        1995           1996           (Note 1)
                                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (185,862)   $  (229,866)     $(1,710,406)
  Adjustment to reconcile net loss to net cash applied to
    operating activities:
  Depreciation and amortization. . . . . . . . . . . . . . . . . .        1,361          7,090            9,820
  Gain on settlement of indebtedness . . . . . . . . . . . . . . .      (31,655)            --          (31,655)
  Noncash consulting fees. . . . . . . . . . . . . . . . . . . . .           --             --           16,000
  Increase in prepaid expenses . . . . . . . . . . . . . . . . . .      (12,000)        (1,725)          (1,725)
  Increase (decrease) in accounts payable. . . . . . . . . . . . .        6,637         14,267          (34,808)
  Increase in accrued interest payable . . . . . . . . . . . . . .       59,529         55,398          644,695
  Increase (decrease) due to shareholders. . . . . . . . . . . . .        2,850          2,976           (2,254)
                                                                    ------------   ------------   --------------
    Net cash applied to operating activities . . . . . . . . . . .     (159,140)      (151,860)      (1,110,333)
                                                                    ------------   ------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of furniture and equipment . . . . . . . . . . . . .           --             --           (5,073)
  Increase in satellite development costs. . . . . . . . . . . . .   (1,548,375)   (20,000,000)     (37,872,625)
  Increase in FCC license. . . . . . . . . . . . . . . . . . . . .     (219,104)      (125,098)        (790,342)
                                                                    ------------   ------------   --------------
    Net cash used in investing activities. . . . . . . . . . . . .   (1,767,479)   (20,125,098)     (38,668,040)
                                                                    ------------   ------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in secured notes payable. . . . . . . . . . . . . . . .           --     20,000,000       36,000,000
  Issuance of common stock . . . . . . . . . . . . . . . . . . . .           --             --        3,384,999
  Increase in notes payable. . . . . . . . . . . . . . . . . . . .           --             --          652,500
  Increase in contract payable . . . . . . . . . . . . . . . . . .           --             --           62,500
  Payment on contract payable. . . . . . . . . . . . . . . . . . .           --             --          (62,500)
  Increase in loan costs . . . . . . . . . . . . . . . . . . . . .           --        (67,058)         (67,058)
  Payment of notes payable . . . . . . . . . . . . . . . . . . . .      (15,000)            --         (167,500)
  Increase in security deposit . . . . . . . . . . . . . . . . . .         (380)            --           (2,575)
                                                                    ------------   ------------   --------------
    Net cash provided (used) by financing activities . . . . . . .      (15,380)    19,932,942       39,800,366
                                                                    ------------   ------------   --------------

NET INCREASE (DECREASE) IN CASH. . . . . . . . . . . . . . . . . .   (1,941,999)      (344,016)          21,993
CASH AT BEGINNING OF PERIOD. . . . . . . . . . . . . . . . . . . .    2,406,710        366,009               --
                                                                    ------------   ------------   --------------

CASH AT END OF PERIOD. . . . . . . . . . . . . . . . . . . . . . .   $  476,711      $  21,993        $  21,993
                                                                    ------------   ------------   --------------
                                                                    ------------   ------------   --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid during the period for interest . . . . . . . . . . . .           --             --        $  22,958
                                                                    ------------   ------------   --------------
                                                                    ------------   ------------   --------------

SUPPLEMENTAL SCHEDULE OF NONCASH AND FINANCING
  ACTIVITIES:
  Additional common stock was issued upon the conversion of
    notes payable in the amount of $700,000, plus related accrued
    Interest totaling $629,406 . . . . . . . . . . . . . . . . . .           --             --     $  1,329,406
  Additional common stock issued in exchange for consulting
    services . . . . . . . . . . . . . . . . . . . . . . . . . . .           --             --           16,000

DISCLOSURE OF ACCOUNTING POLICY:
  For the purposes of the statement of cash flows, the Company considers money market funds to be cash equivalents


The accompanying notes are in integral part of these financial statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996


(1)  ORGANIZATION

Direct Broadcasting Satellite Corporation (the "Company" or "DBSC"), a development stage company, was incorporated January 23, 1981 in the State of Delaware. It is constructing satellites, and plans to operate a direct-to-home, multi-channel satellite broadcast television service. Funding of the Company's operations has been obtained through the private placement of common stock and issuance of convertible debt, demand notes and accounts payable.

On December 21, 1995, the Company and EchoStar Communications Corporation ("EchoStar"), a 39.8% shareholder, agreed to a merger, subject to receipt of requisite government approval. EchoStar holds direct broadcasting satellite authorizations for 21 channels at 119DEG. W.L. Under the terms of the Merger
Agreement: (1) the Company and EchoStar agreed to, merge DBSC into a wholly-owned subsidiary of EchoStar, and (2) the Company's shareholders will be entitled to receive at their option, $7.99 in cash or .67417 EchoStar shares for each of the Company's 975,148 shares not already owned by EchoStar.

EchoStar also agreed, at its sole discretion, to loan the Company up to $150,000,000 for expenses associated with the construction, launch, and insurance of the Company's spacecraft. On December 29, 1995, the Company drew down $16 million under its loan purchase agreement with EchoStar and paid Lockheed Martin Corporation $16 million on the same day. During the nine months ended September 30, 1996, the Company drew down an additional $20.0 million under the agreement.

Without EchoStar or other financing, the Company's ability to meet its existing obligations and proceed with the construction of the satellite is doubtful. In that case, the ultimate realization of the capitalized Federal Communications Commission ("FCC") license application costs, as well as the deferred satellite development costs, are doubtful, and the continuance of the Company as an operating entity would be uncertain.

The Company's development activities were dormant for a period of years ended March 31, 1990. During the year ended March 31, 1991, the Company began development of two new satellites. In accordance with SFAS No. 7, development stage activities for presentation purposes on the statements of income and cash flow are for the period April 1, 1990 to September 30, 1996. Prior development stage activity losses amounting to $2,755,808 are reflected in stockholders' equity as accumulated deficit.

(2)  SIGNIFICANT ACCOUNTING POLICIES

Effective April 1, 1995, the Company changed its fiscal year to December 31 from March 31.

Loan costs are being amortized over the eight-year life of the secured notes, effective January 1, 1996.

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Losses per share have been computed based on the weighted average number of shares of common stock outstanding during each nine month period.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                   (CONTINUED)


(3)  FCC LICENSE

The Company's application for authority to construct and operate a direct broadcast satellite system was approved by the FCC and a conditional construction permit for two spacecraft was released on August 15, 1989. On November 10, 1993, the FCC found that the Company had complied with the necessary due diligence requirements and assigned specific orbit/spectrum resources to the Company. On June 30, 1995, the Company notified the FCC that it had signed a spacecraft contract modification and sought approval, thereof. On December 8, 1995, the FCC staff granted the Company an extension of time through November 1998, to construct and launch two spacecraft but withheld action on a modification of the spacecraft design pending submission of further engineering data. On August 30, 1996 the FCC approved the merger of DBSC into a wholly-owned subsidiary of EchoStar. The merger has not yet been consummated. A request for an extension of time to consummate the merger is pending at the FCC.

Certain costs incurred in connection with filing the FCC license application and maintaining the authority have been capitalized. Amortization periods for these costs will be determined at the time the services related to the applicable FCC license commences, or capitalized costs will be written off at the time efforts to provide services are abandoned. FCC licenses are expected to have a useful life of approximately 10 years.

(4)  SATELLITE DEVELOPMENT COSTS

The Company has entered into a contract for the construction of two satellites. The contract, as amended, provides for periodic, non-refundable payments over a period extending to October 30, 2003, as well as cancellation penalties if the contract is terminated before the satellites are launched. As of September 30, 1996, payments made under the terms of the contract totaled $37,838,500. The contract calls for additional payments of up to $37,500,000 in the year ending December 31, 1996. The total commitment under the contract is in excess of $160 million. The latter two sums, however, assume that payments for DBSC-2 commenced on May 31, 1996 as contemplated in the contract through Amendment
No 9. However, in Amendment No. 10 the Company and the Contractor have rescheduled monthly construction payments for DBSC's second spacecraft, and payments for and construction of that spacecraft had not begun as of September 30, 1996

At September 30, 1996, total satellite development costs amounted to $42,569,121, including capitalized interest of $2,196,496.

During construction and prior to launch, the Company has granted to the Contractor a full security interest in all hardware, software and work in process (collectively "Security") related to the two satellites. In the event of certain defaults by the Company, the Contractor shall immediately assume ownership of the entire Security.

(5)  SECURED NOTES PAYABLE

On December 29, 1995, the Company borrowed $16,000,000, and during the nine months ended September 30, 1996, borrowed $20,000,000, per the terms of a note purchase agreement and a security agreement between EchoStar and the Company. The promissory notes are secured by an assignment, pledge and grant of security interest in all the estate, right, title and interest of the Company, whether now owned or hereafter acquired, in, to and under: (1) the Satellites and DBS Rights; (2) all agreements, contracts and documents related to the Satellites, DBS Rights, and business of the Company; (3) all income and revenues from all business operations; and (4) all tangible and/or intangible property of the Company, including the Satellites. However, the security in the Satellites is subordinate to the security interest in and to the Satellites held by Lockheed Martin.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                   (CONTINUED)


Interest accrues at Chase Manhattan Bank prime rate plus 3% as of the date of each loan draw. Principal and interest is payable in seven equal annual installments beginning two years after each loan draw. The December 29, 1997 installment related to the $16,000,000 loan will be approximately $3,713,300, including interest at 11.5%. The annual installments related to the $20,000,000 of additional loans will be approximately $4,600,072, starting in February 1998, including interest at 11.25%.

(6)  UNSECURED NOTES PAYABLE

     A.   UNSECURED NOTE PAYABLE

          A note payable in the amount of $500,000 is payable 90 days after the successful launch and check-out of DBSC's first Direct Broadcast Satellite-Broadcast Satellite System, or on demand in certain other limited circumstances. Interest is payable at Chase Manhattan Bank prime rate plus 1% per annum or 4% after maturity, or in event of default. As of December 31, 1995, the note payable and the related accrued interest were payable on demand.

     B.   CONVERTIBLE NOTES PAYABLE

          Convertible notes payable amounted to $325,000 at December 31, 1995 and September 30, 1996. Notes totaling $100,000 accrue interest at 75% of Chase Manhattan Bank prime rate, and notes totaling $225,000 accrue interest at 100% of the prime rate.

          The notes provide that until they are paid in full, a note holder at his option may convert principal into shares of the authorized common stock of the Company as follows: $100,000 of principal at $6.67/share, and $225,000 of principal at $8.33/share.

(7)  INCOME TAXES

Effective April 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax assets and liabilities.

The adoption of Statement 109 did not have an effect on the Company's financial statements because the deferred income tax benefit has been offset by a valuation allowance of equal amount. The valuation allowance was established to reduce the deferred tax benefit to the amount that will more likely than not be realized. This reduction is necessary due to the uncertainty of the Company's ability to utilize all of the future tax deduction resulting from net operating losses.

The gross deferred income tax benefit was approximately $849,382 at December 31, 1995, and $911,582 at September 30, 1996.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                   (CONTINUED)


The deferred income tax benefit results primarily from net operating losses for tax purposes. The net operating loss carryover to future years is $2,202,393 at December 31, 1995, and $2,376,861 at September 30, 1996, none of which will expire until the year 1999. In addition, the Company has not claimed as a tax deduction accrued interest payable of $633,699. For income tax purposes, the Company reports its net loss on the cash basis.

(8)  CONTINGENT LIABILITIES

In 1982, the Company entered into agreements with two French corporations pursuant to which each corporation, in exchange for the Company's commitment to procure satellite hardware, paid to a satellite launch provider, for the benefit of the Company, a launch reservation fee of $100,000. The first agreement, as amended, specified that payment of the $100,000 plus interest of 13% per annum was due on December 31, 1983. The second agreement provided that the Company was obligated to issue 6,000 (as adjusted) shares of common stock no later than two years from the date of the agreement.

No equipment was procured from either corporation, no shares of common stock have been issued nor has the Company returned the $100,000 payment to either corporation. The Company has not determined whether either obligation is currently enforceable under French law. The Company is unaware of any request for payment or for the issuance of the Company's shares from August 3, 1987 to date.

(9)  RELATED PARTY TRANSACTIONS

Consulting fees are paid to certain shareholders and officers.

                                                                         ANNEX I

                          PLAN AND AGREEMENT OF MERGER

    This PLAN AND AGREEMENT OF MERGER ("Agreement") is made as of the 21st day of December, 1995, by and among ECHOSTAR COMMUNICATIONS CORPORATION, a Nevada corporation formed in April 1995 ("EchoStar"), DIRECT BROADCASTING SATELLITE CORPORATION, a Colorado corporation ("DBSC"), and DIRECT BROADCASTING SATELLITE CORPORATION, A Delaware corporation ("DBSD").

                                    RECITALS

    WHEREAS, DBSD and EchoStar Communications Corporation, a Nevada Corporation formed in December 1993 ("Old EchoStar"), have entered into a Stock Purchase Agreement, dated November 15, 1994 (the "Purchase Agreement"), pursuant to which EchoStar purchased certain shares of DBSD's Common Stock, $0.01 par value (the "DBSD Shares"), for the consideration set forth in the Purchase Agreement, and was granted certain other rights as more particularly set forth therein;

    WHEREAS, the Purchase Agreement contemplates the potential execution by Old EchoStar, DBSD and DBSC or a plan and agreement of merger at the option of the parties as provided in the Purchase Agreement;

    WHEREAS, Old EchoStar has assigned its right to enter into this Agreement to EchoStar;

    WHEREAS,  the parties hereto  intend the Merger to  constitute and do hereby
adopt  this  Agreement  as  a   plan  of  reorganization  pursuant  to   Section
368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

    WHEREAS, the Boards of Directors of DBSD, EchoStar and DBSC, deeming it advisable for the mutual benefit of EchoStar, DBSC, DBSD and their respective shareholders that DBSD merge with DBSC (the "Merger"), have approved this Plan and Agreement of Merger under the terms and conditions hereinafter set forth.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree that DBSD and DBSC shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.1 DEFINITIONS. For purposes of this Agreement, and except as otherwise expressly provided, or unless the context otherwise requires, the following terms shall have the meanings set forth below:

    "Additional Equity Rights" shall mean any valid equity rights not disclosed to EchoStar on the date of the Purchase Agreement pursuant to Schedule 5.2 of the Purchase Agreement.

    "Adverse Notice" shall have the meaning set forth in Subsection 8.3.2 herein.

    "Affiliate" means as to any particular Person, any other Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such particular Person.

    "Agreement" means this Agreement.

    "Appraisal Laws"  shall  have the  meaning  set forth  in  Subsection  2.5.1 herein.

    "Cash Value" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Challenge" shall have the meaning set forth in Section 4.16.6 herein.

    "DBSD Due Diligence" shall have the meaning set forth in Section 4.20 herein.

    "DBSD Financial  Statements" shall  have the  meaning set  forth in  Section
4.15.1 herein.

    "DBSD Liabilities" has the meaning set forth in Subsection 6.3.2 hereof.

    "DBSD Option" means the option granted by DBSD to EchoStar to acquire an additional 333,333, or 11.3% of the, DBSD Shares.

    "DBSD's Business" shall have the meaning set forth in Section 4.8 herein.

    "DBS Rights" means the construction permits and related rights with respect to eleven (11) frequencies at an eastern, and eleven (11) frequencies at a western, orbital location, together with any further permits or rights requested or granted to DBSD.

    "DBSD Shares" has the meaning set forth in the RECITALS above.

    "DBSD Stock Certificates"  shall have  the meaning set  forth in  Subsection
2.3.4 herein.

    "Defaulting Party" shall have the meaning set forth in Section 12.3 herein.

    "Deemed Acceleration" shall have the meaning set forth in Section 5.7 herein.

    "DGCL" shall have the meaning set forth in Section 2.1 herein.

    "Direct Broadcasting Satellite Corporation" shall have the meaning set forth in Subsection 2.1.1 herein.

    "Dissenting Shares" shall have the meaning set forth in Subsection 2.5.1 herein.

    "Due Diligence" shall have the meaning set forth in Section 4.20 herein.

    "EchoStar" shall mean, unless otherwise stated herein or the context otherwise requires, EchoStar and Old EchoStar.

    "EchoStar Common Stock" means the Class A Common Stock of EchoStar Communications Corporation, a Nevada corporation formed in April 1995, $0.01 par value.

    "EchoStar Financials" shall have the meaning set forth in Subsection 5.6.1 herein.

    "Effective Time of the Merger" has the meaning specified in Subsection 2.2.6 hereof.

    "Entitle Acceleration"  shall have  the  meaning set  forth in  Section  5.7 herein.

    "Existing Equity Rights" shall have the meaning set forth in Section 6.4.2 herein.

    "FCC" means the Federal Communications Commission and its staff, and includes any governmental body or agency succeeding to the functions thereof.

    "FCC Approval" shall have the meaning set forth in Subsection 8.4.1 herein.

    "GAAP" shall have the meaning set forth in Section 4.15.1 herein.

    "Governing Documents" shall have the meaning set forth in Section 4.12 herein.

    "Indenture" shall have the meaning set forth in Section 7.3 herein.

    "Merger Closing" or  "Merger Closing  Date" have the  meanings specified  in
Article X herein.

    "Merger Price" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Negotiations" shall have the meaning set forth in Section 12.6 herein.

    "Nondefaulting Party" shall have the meaning set forth in Section 12.3 herein.

    "Outstanding Common Shares" shall have the meaning set forth in Section 4.2 herein.

    "Permitted Liabilities" shall mean the reasonable and prudent expenses incurred by DBSD in connection with the transactions contemplated by the Purchase Agreement and in the ordinary course of DBSD's pursuit of a successful DBS business, and as required pursuant to the Satellite Contract, or otherwise necessary to maintain the DBS Rights.

    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a trust, an organization, a governmental entity or any department, agency or political subdivision thereof, or any other legal entity.

    "Purchase Agreement" shall have the meaning set forth in Section 8.1 herein.

    "Purchase Closing" shall mean the closing of the purchase by EchoStar of DBSD Shares pursuant to the Purchase Agreement.

    "Registration Statement" shall have the meaning set forth in 6.12 herein.

    "Satellite Contract" shall have the meaning set forth in Subsection 6.4.9 herein.

    "SEC" means the Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

    "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

    "Senior Notes" shall have the meaning set forth in Section 7.3 herein.

    "Share Value" shall have the meaning set forth in Subsection 2.3.2 herein.

    "Subsidiaries" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership of other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses and shall be or control the managing director or general partner of such partnership, association or other business entity.

    "Tax Liabilities" shall have the meaning set forth in Section 4.17 herein.

    "Transfer" shall have the meaning set forth in Subsection 6.4.3 herein.

          1.1.1 In addition, other capitalized words and phrases used in this Agreement shall have the meanings ascribed herein.

                                   ARTICLE II

                                     MERGER

    2.1 ACTIONS TO BE TAKEN. Upon performance of all the covenants and obligations of the parties contained herein required to be accomplished by the Merger Closing and upon fulfillment (or waiver) of all the conditions to the obligations of the parties contained herein required to be accomplished by the Merger Closing, at the Effective Time of the Merger and pursuant to the Delaware General Corporation Law (the "DGCL") and the Colorado Business Corporation Act (the "CBA"), the following shall occur:

          2.1.1 DBSD shall be merged with and into DBSC, which shall be the Surviving Corporation (the "Surviving Corporation"). The separate existence and corporate organization of DBSD shall cease at the Effective Time of the Merger, and thereupon, DBSD and DBSC shall be a single corporation, the name of which shall be "Direct Broadcasting Satellite Corporation." DBSC, as the Surviving Corporation, shall succeed, insofar as permitted by law to all of the rights, assets, liabilities and obligations of DBSD in accordance with the CBA.

          2.2.2 The Certificate of Incorporation of DBSC shall be and remain the Certificate of Incorporation of the Surviving Corporation until amended as provided by law.

          2.2.3 The By-Laws of DBSC shall become the By-Laws of the Surviving Corporation until amended as provided by law.

          2.2.4 Until changed in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, the directors of DBSC immediately prior to the Effective Time of the Merger shall become the directors of the Surviving Corporation.

          2.2.5 Until changed in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, the officers of DBSC immediately prior to the Effective Time of the Merger shall become the officers of the Surviving Corporation.

          2.2.6 As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Article XI hereof (the "Merger Closing"), a Certificate of Merger and Articles of Merger, consistent with this Agreement, in the form prescribed by, and properly executed in accordance with, the DGCL and the CBA, respectively, in form and substance satisfactory to counsel for the parties hereto and providing for immediate effectiveness of the Merger, shall be filed with the Secretaries of State of the States of Delaware and Colorado, respectively. The Merger shall become effective when the Certificate of Merger and the Articles of Merger are deemed filed with both such Secretaries of State pursuant to the DGCL and the CBA, as the case may be. The date and time when the Merger shall become effective is referred to in this Agreement as the "Effective Time of the Merger."

    2.3 CANCELLATION OR CONVERSION OF DBSD SHARES. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder:

          2.3.1 Any DBSD Shares held in the treasury of DBSD, and any DBSD Shares issued and outstanding immediately prior to the Effective Time of the Merger which are owned by EchoStar or DBSC, shall be cancelled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such DBSD Shares under this Agreement.

          2.3.2 Except with regard to DBSD Shares cancelled pursuant to Subsection 2.3.1 hereof, and subject to Subsection 2.3.3 below, at the Effective Time of the Merger, all DBSD Shares held by shareholders of DBSD other than EchoStar shall, by virtue of the Merger and without any action on the part of DBSD, be converted into and exchanged for: (i) .67417 EchoStar Shares (the "Share Value"); or (ii) $7.99 in cash (the "Cash Value") (the Share Value and the Cash Value being hereafter jointly referred to as the "Merger Price"). At the time of the vote by DBSD shareholders on the Merger, each DBSD shareholder in its sole discretion shall determine the portion of their DBSD Shares to be exchanged for EchoStar Shares, and the portion of their DBSD Shares to be exchanged for cash, provided that in the event the number of DBSD Shares to be exchanged for cash, together with the number of DBSD Shares with respect to which appraisal rights under Delaware law have been reserved, would exceed 50% of the DBSD Shares held by shareholders other than EchoStar, the portion of the DBSD Shares to be exchanged for cash, of each shareholder who elects to take a combination of EchoStar Shares and cash, shall be reduced by the same percentage for each such

DBSD shareholder (i.e., for example, the number of DBSD Shares each such shareholder may exchange for cash would each be reduced by 5%) and exchanged for EchoStar Shares instead if numerically possible, so that the total number of DBSD Shares exchanged for cash does not exceed 50%. Any DBSD Shareholder who fails to make an election shall receive EchoStar Shares, not cash, for their DBSD Shares. The number of EchoStar Shares set forth in clause (i) above shall be adjusted, if at all, according to the provisions set forth in Section 2.4 below, and shall be appropriately adjusted to reflect any stock split, stock dividend, combination or other similar transaction, involving EchoStar.

          2.3.3 In lieu of the issuance or recognition of fractional EchoStar Shares, cash equal to the value of such fractional shares shall be paid to each holder of DBSD Shares electing to receive EchoStar Shares pursuant to Subsection
2.3.2 hereof.

          2.3.4 After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing DBSD Shares converted into EchoStar Shares or cash pursuant to Subsection 2.3.2 hereof (the "DBSD Stock Certificates"), upon surrender thereof to EchoStar or such other entity as shall, prior to the Merger Closing, be designated by DBSD (and as shall be reasonably acceptable to EchoStar) as exchange agent (the "Exchange Agent"), shall be entitled to receive either: (i) the Cash Value; or (ii) a Stock Certificate representing the number of EchoStar Shares into which the DBSD Shares theretofore represented by such surrendered DBSD Stock Certificates shall have been converted pursuant to Subsection 2.3.2 hereof. Until so surrendered, each DBSD Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of EchoStar Shares, to represent the number of EchoStar Shares into which the DBSD Shares theretofore represented thereby shall have been converted, or the Cash Value, as the case may be. Until so surrendered, EchoStar may, at its option, refuse to pay: (y) any dividend or other distribution with respect to EchoStar Shares; or (z) any interest with respect to the Cash Value, payable to such shareholders of DBSD; provided, however, that upon surrender and exchange of such DBSD Stock Certificates there shall be paid to DBSD's shareholders the amount, without interest, of dividends and other distributions with respect to EchoStar Shares, if any, which have become payable with respect to the EchoStar Shares and which have not previously been paid.

    Whether or not a DBSD Stock Certificate is surrendered, from and after the Effective Time of the Merger, such DBSD Stock Certificates shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in DBSC, the Surviving Corporation or any other Person, firm or corporation other than EchoStar or its successors.

    In the event any DBSD Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of EchoStar may impose, EchoStar shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Price deliverable in respect thereof as determined in accordance with Section
2.3.2. When authorizing such issue of the Merger Price in exchange therefor, the Board of Directors of EchoStar may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give EchoStar a bond or other surety in such sum as EchoStar may reasonably direct as indemnity against any claim that may be made against EchoStar with respect to the Certificates alleged to have been lost, stolen or destroyed.

    2.4 ADJUSTMENT TO THE SHARE VALUE OR CASH VALUE. The Share Value or Cash Value, as the case may be, shall be appropriately adjusted in the event that:
(i)  on  the  Merger  Closing   Date  DBSD  Liabilities  exceed  the   Permitted
Liabilities, but EchoStar desires to proceed with the Merger Closing notwithstanding; (ii) any liabilities are asserted against DBSD which are alleged to have arisen on or before March 31, 1994, but which are not shown in the DBSD Financial Statements; or (iii) any Additional Equity Rights are asserted. In the event an adjustment is necessary as a result of Subsection 2.4(i) or (ii) above, the Share Value or the Cash Value, as applicable, shall be reduced by the percentage obtained from the quotient of "x"/$7,785,184, where "x" is equal to the amount by which

DBSD Liabilities exceed Permitted Liabilities, plus the amount (not to exceed $5,000,000) of any liabilities contemplated by Subsection 4.2(ii) above. In the event that liabilities contemplated by Subsection 4.2(ii) above exceed $7,000,000, EchoStar may at its option either consummate the Merger and assume those liabilities, or terminate this Agreement. In the event EchoStar elects to terminate this Agreement as a result, then the DBSD Option shall terminate on the close of business on the 90th day following the date of such termination. In the event an adjustment is necessary as the result of Subsection 2.4(iii) above, the Share Value or the Cash Value, as applicable, shall be reduced by the percentage obtained from the quotient of "x"/"y" where "x" is the total number of DBSD Shares which would be issued pursuant to all Additional Equity Rights in the aggregate, if all such Additional Equity Rights were determined to be valid, and "y" is the total number of DBSD Shares outstanding excluding DBSD Shares held by EchoStar or its Affiliates. DBSD shall have the right to contest any Additional Equity Rights and may incur reasonable expenses in that regard. In the event any such Additional Equity Rights are being contested by DBSD on the Merger Closing, EchoStar shall withhold the portion of the Merger Price which would be allocable to holders of the Additional Equity Rights being contested. To the extent the contested Additional Equity Rights are ultimately determined to be invalid, EchoStar shall promptly release the portion of the Merger Price withheld to the former DBSD shareholders entitled to receipt thereof. Following Merger Closing, DBSD shall be required to continue to contest those Additional Equity Rights only to the extent the costs and expenses of doing so are reasonable.

    2.5  DISSENTERS' RIGHTS.

          2.5.1 The DBSD Shares held by those shareholders of DBSD who have timely and properly exercised their dissenters' rights in accordance with the provisions of the DGCL applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Shares." Each Dissenting Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive EchoStar Shares or the Cash Value, as the case may be, in connection with the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to cash pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by EchoStar. EchoStar shall also be obligated to pay the costs and expenses of both DBSD and EchoStar in connection with the exercise of any appraisal rights, but not the costs of any dissenting DBSD shareholder, unless required to do so by the Appraisal Laws. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenters' rights under the Appraisal Laws, such Dissenting Shares shall be converted into the right to receive cash in accordance with the Cash Value as set forth in Subsection 2.3.2 hereof.

          2.5.2 Immediately following the expiration of the time for Dissenting Shares to be paid pursuant to the Appraisal Laws, EchoStar shall make available, by delivery to the Exchange Agent, Stock Certificates for such number of EchoStar Shares as shall be required for exchange in accordance with this Agreement and the Cash Value.

    2.6 FURTHER ASSURANCES. From time to time, on and after the Effective Time of the Merger, as and when requested by EchoStar or its successors or assigns, the proper officers and directors of DBSD immediately before the Effective Date of the Merger, all of whom shall submit their resignations to be effective at the Effective Time of the Merger, shall, at EchoStar's expense and for and on behalf and in the name of DBSD or otherwise, take or cause to be taken such further or other actions as EchoStar or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of DBSD and otherwise to carry out fully the provisions and purposes of this Agreement.

    2.7 INTENTION. The parties agree and acknowledge that prior to receipt, if ever requested, of FCC Approval for a transfer of control of DBSD to EchoStar:
(i) it is not the intent of the parties to affect a transfer of control of DBSD to EchoStar, nor shall EchoStar assert control over DBSD; and (ii) DBSD, acting through its Board of Directors, shall retain sole and exclusive responsibility for and authority over, by example and not by limitation, its corporate policy and actions, day to day operations, finances, personnel policy and actions, FCC authorizations and the privileges and obligations it has as a DBS conditional permittee.

    2.8  RESTRICTIONS ON TRANSFER.

          2.8.1 Each DBSD shareholder electing to receive EchoStar Shares in connection with the Merger shall not offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, transfer or hypothecate any of its EchoStar Shares, or in any other manner transfer all or a portion of the economic consequences associated with ownership of the EchoStar Shares until ninety (90) days following the Effective Time of the Merger (the "Lock Up" and the "Lock Up Period"). Each certificate for EchoStar Shares issued in the Merger shall contain a legend restricting the transfer of the EchoStar Shares except in compliance with this Section 2.8.1.

          2.8.2 If just prior to the Effective Time of the Merger, EchoStar is unable to make the representations referenced in Section 5.8 below, and as a result of this and no other significant factors, tax counsel in connection with the Merger is unable to provide assurance that the Merger will qualify for tax-free status, then the Lock Up will terminate on that date with respect to 50% of the EchoStar Shares held by each shareholder, but shall continue with respect to the remainder of the EchoStar Shares for the remainder of the Lock Up Period. As used in this Section 2.8.2, tax counsel shall mean the law firm of Sullivan & Worcester, except that if EchoStar disagrees with the opinion of Sullivan & Worcester, EchoStar shall be free to engage counsel reasonably acceptable to DBSD, at EchoStar's expense, and if that counsel renders an opinion that would not trigger partial or full release of the Lock Up, then the Lock Up shall not terminate.

                                  ARTICLE III

                  THIS ARTICLE HAS BEEN INTENTIONALLY DELETED.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF DBSD

    DBSD hereby represents and warrants to EchoStar and DBSC as follows, which representations and warranties shall be deemed to have been made on the date hereof and at the Effective Time of the Merger:

    4.1 ORGANIZATION. DBSD is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all the requisite corporate power and authority to own its property and conduct the business in which it is engaged. Attached as Schedule 4.1 are true and complete copies of DBSD's Certificate of Incorporation and By-Laws as amended to the date hereof.

    4.2 CAPITALIZATION. DBSD is authorized to issue three million (3,000,000) DBSD Shares and no other capital stock of any kind or class. As of the date hereof, there are 1,618,138 DBSD Shares issued and outstanding (the "Outstanding Common Shares"). DBSD does not have any other shares of capital stock issued and outstanding other than the Outstanding Common Shares. All of the Outstanding Common Shares are validly issued, fully paid and non-assessable. To the best of DBSD's knowledge, following diligent investigation, other than the DBSD Option, DBSD does not have outstanding any options or warrants to purchase, or contracts to issue, or contracts or any other rights entitling anyone to acquire, DBSD Shares, or securities convertible into such DBSD Shares, other than as set forth in Schedule 4.2 attached hereto. There are no Existing Equity Issuances pending as of the date of this Agreement.

    4.3   SUBSIDIARIES.   DBSD has  no Subsidiaries  or equity  interest in  any
corporation, partnership or other entity.

    4.4 QUALIFICATION. DBSD is not qualified as a foreign corporation in any jurisdiction other than as set forth in Schedule 4.4 attached hereto. The nature of the business of DBSD does not make qualification of it as a foreign corporation necessary under the laws of any jurisdiction other than as set forth in Schedule 4.4 which are the only jurisdictions in which the nature of its business requires qualification.

    4.5  OWNED REAL ESTATE.  DBSD does not have title to any real estate.

    4.6 LEASED REAL ESTATE. DBSD does not lease any real estate other than as set forth in Schedule 4.6.

    4.7 LEASED TANGIBLE PERSONAL PROPERTY. DBSD does not lease any personal property other than as set forth in Schedule 4.7.

    4.8 ALL CONTRACTS. Schedule 4.8 attached hereto lists all contracts or other obligations to which DBSD is a party or by which it is bound, which constitute all of the contracts and other obligations to which DBSD is a party or by which it is bound except to the extent any such contract or obligation is clearly not material to DBSD's business operations, governance, or prospects (collectively "DBSD's Business"). DBSD is not in default under any of such contracts, obligations or commitments, is not aware of any facts which, with notice and/or the passage of time, would constitute such a default and is not aware of any default by any party thereto except: (i) for such defaults as do not and will not have in the aggregate any material adverse effect on DBSD's Business, or the ability of DBSD to perform any of its obligations under this Agreement or limit in any way the benefits EchoStar expects to obtain pursuant to this Agreement, or (ii) as limited in Schedule 4.8. No consent is required under the contracts, obligations and commitments referred to in this Section 4.8 in connection with the Merger, other than as set forth in Schedule 4.8. To the extent Schedule 4.8 overlaps with matters required by other Schedules to this Agreement, DBSD shall list the matter on each applicable Schedule.

    4.9 TRANSACTIONS WITH DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES. Since August 3, 1987 except as set forth in Schedule 4.9 attached hereto, there have been no transactions between DBSD and any director, officer, employee of affiliate (as defined in Rule 405 under the Securities Act) of DBSD. Since August 3, 1987 none of the officers, directors, employees or affiliates of DBSD, or any member of the immediate family of any such persons, has been a director or officer of, or has had a material interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of DBSD or has completed to any extent with DBSD, except as otherwise set forth in Schedule 4.9.

    4.10 LITIGATION. Other than as set forth in Schedule 4.10, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the best of DBSD's knowledge, threatened against DBSD, nor is DBSD subject to any existing judgment, nor has DBSD received any inquiry from an agency of the Federal or of any state or local government regarding the transactions contemplated hereby, or regarding any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

    4.11   LICENSES AND PERMITS.  Other than: (i) as set forth in Schedule 4.11;
(ii) the DBS Rights; and (iii) DBSD's foreign qualification to do business in the District of Columbia, DBSD has no other licenses, permits, orders, approvals or authorizations of any nature, and to DBSD's knowledge, no such licenses, permits, orders, approvals, or authorizations of any nature are required for DBSD's current business, except to the extent any such failures are clearly not material to DBSD's Business.

    4.12 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of this Agreement are within the legal capacity and power of DBSD; have been duly authorized by all requisite corporate action on the part of DBSD; require the approval or consent of no other Persons, entities or agencies (except for: (i) FCC notifications, consents and approvals; and (ii) approval of the shareholders of DBSD); and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after giving of notice or lapse of time or both), the terms of the Certificate of Incorporation or By-Laws of DBSD or of any agreement, obligation or commitment binding upon DBSD (the "Governing Documents") except: (i) as set forth in
Schedule 4.12; or (ii) to the extent any such argument, obligation, commitment, or the acceleration or breach thereof, is clearly not material to DBSD's Business. This Agreement is a legal, valid and binding obligation of DBSD enforceable against DBSD in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and subject to equitable principles limiting the availability of equitable remedies, and except insofar as the enforcement thereof may be limited by the rules, regulations or orders of the FCC.

    4.13 COMPLIANCE WITH APPLICABLE LAWS. To the best of DBSD's knowledge, DBSD is in compliance in all material respects with all Federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law applicable to the conduct and business of DBSD (together, the "General Laws") except to the extent any such violation is clearly not material to DBSD's Business.

    4.14  EMPLOYMENT MATTERS.

          4.14.1 No employee of DBSD has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude DBSD from terminating such employee's employment at any time with no obligation to DBSD to make any payment except wages to the date of termination. DBSD has not engaged in any discriminatory hiring or employment practices nor have any employment discrimination complaints been filed against DBSD with any state or Federal agency. DBSD has not been threatened by any former employee with any suit alleging wrongful termination.

          4.14.2 To the best of DBSD's knowledge there is no arrangements or contracts with any present or former director, officer, employee or independent contractor of DBSD, or any other Person, that require any deferred compensation, retirement or welfare benefits to be paid or provided following termination of services, except as set forth on Schedule 4.14.2.

    4.15  FINANCIAL STATEMENTS.

          4.15.1 The financial statements of DBSD provided to EchoStar for the fiscal year ended March 31, 1995, a copy of which are attached hereto as Exhibit D (the "DBSD Financial Statements"), fairly represent the financial position of DBSD and the results of its operations at the dates and for the periods to which they apply. To the best of DBSD's knowledge, following diligent investigation, the DBSD Financial Statements reflect all Existing Equity Rights, as such term is defined in Subsection 6.4.2 below. Such DBSD Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the periods involved ("GAAP") except as specifically noted therein.

          4.15.2 The DBSD Financial Statements reflect substantially all of the liabilities and obligations (whether absolute, accrued, contingent or otherwise) of DBSD. Other than the $300,000 of liabilities referenced in Subsection 5.15.2 of the Purchase Agreement, since the date of the DBSD Financial Statements, DBSD has incurred no liabilities (whether absolute, accrued, contingent or otherwise) other than Permitted Liabilities.

    4.16   BUSINESS  CHANGES.   Except as  set forth  on Schedule  4.16 attached
hereto, since the date of the DBSD Financial Statements there has not been:

          4.16.1 any adverse changes in the working capital, financial condition, assets, liabilities, or in the business or prospects of DBSD (except to the extent such adverse change is clearly not material to DBSD's Business and except for: (i) the $300,000 of liabilities referenced in Subsection 5.15.2 of the Purchase Agreement; and (ii) Permitted Liabilities incurred subsequent to the Purchase Closing and disclosed in a permitted amendment to Schedule 5.16 to the Purchase Agreement;

          4.16.2 any damage, destruction or loss affecting the business of DBSD (except to the extent clearly not material to DBSD's Business);

          4.16.3 any amendment or termination of any contract, lease or license to which DBSD is a party or by which it is, or may be bound (except to the extent clearly not material to DBSD's Business);

          4.16.4 any dividend or distribution declared, set aside or paid in respect of the DBSD Shares;

          4.16.5 any sale or other disposition of assets of DBSD having a value in excess of $1,000; or

          4.16.6 any actual or threatened challenge to the DBS Rights (a "Challenge").

    4.17 TAXES. As of the date of this Agreement, all tax and information returns required to have been filed by DBSD have been filed with the appropriate authority; and all Federal, state and local taxes (including without limitation income, franchise, property, sales, use, value added, withholding, excise, capital or other tax liabilities), charges, assessments, penalties and interest of DBSD (collectively, the "Tax Liabilities") required to be paid on or before the date of this Agreement were paid or have been accrued on DBSD's books. Such returns were correct in all material respects as filed. As of the date of this Agreement, no assessments or additional Tax Liabilities have been proposed or threatened against DBSD or any of its assets, and DBSD has not executed any waiver of the statute of limitations on the assessments or collection of any Tax Liabilities. The representations above shall continue to be true and complete on the date of consummation of the Merger, except as to those Tax Liabilities which are currently being contested in good faith and with respect to which adequate provision for the payment thereof has been reserved and set aside by DBSD. The DBSD Financial Statements include adequate provision for Tax Liabilities incurred or accrued as of the date thereof. True and complete copies of DBSD's most recent federal, state and local tax returns have delivered previously by DBSD to EchoStar.

          4.17.1 Since August 3, 1987, no federal tax returns of DBSD have ever been audited or examined by the Internal Revenue Service. There are no pending investigations of DBSD or its tax returns by any Federal, state or local taxing authority and there are no Federal, state or local tax liens upon any of DBSD's assets.

          4.17.2 DBSD and EchoStar intend the Merger to constitute a plan of reorganization pursuant to Section 368(a)1(A) of the Internal Revenue Code of 1986, as amended, provided, however, that notwithstanding this statement of intent and the similar statement in the third Recital of this Agreement, DBSD has concluded that the Merger, and the transactions contemplated hereby, as currently structured and under existing tax law, will provide the tax treatment to DBSD and its shareholders desired by them, and that regardless of the actual tax outcome of the transactions, DBSD shall not raise such tax treatment as an impediment to the Merger.

    4.18 VALID ISSUANCE OF DBSD SHARES. The Outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. All Outstanding Common Stock issued since August 3, 1987 has been issued in compliance with all applicable Federal and state securities laws. With respect to Outstanding Common Stock issued prior to August 3, 1987, nothing has come to the attention of DBSD which would lead it to believe that any such stock was issued in violation of any applicable Federal or state securities laws. The Option Shares issuable upon exercise of the DBSD Option have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the DBSD Option pursuant to Section 2.2 of the Purchase Agreement, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable Federal and state securities laws. Such DBSD Option Shares are not subject to any preemptive rights of any Person.

    4.19 BROKERAGES. DBSD has not engaged any broker or finder to render services in connection with this Agreement. No fee or other amount is payable by DBSD with respect to such type of services. A list of all brokers and finders DBSD has retained since August 3, 1987, together with a copy of each such agreement (or if oral a summary of all material terms thereof), is attached as
Schedule 4.19. With respect to any broker, finders' or similar contracts, regardless of when entered into, nothing has come to the attention of DBSD which would lead it to believe that any fee would be payable by DBSD at any time in the future in connection with any possible transaction unless, at the request of DBSD, any such broker or finder brings a Person to the attention of DBSD, with which Person DBSD ultimately consummates an agreement.

    4.20 DBS LICENSES. DBSD has been awarded by the FCC a conditional construction permit and specific orbital slot assignments with respect to eleven
(11) DBS frequencies located at 61.5 degrees West Longitude, and eleven (11) DBS frequencies located at 175 degrees West Longitude. Other than those filed by Dominion Video Services, Inc. ("DVS") and others as may be set forth in Schedule 4.20, there are no Challenges to the DBS Rights and DBSD reasonably believes that such Challenges will not be successful. As of the date hereof, DBSD is in full compliance with all FCC "due diligence" requirements (hereinafter, "DBSD Due Diligence") to the best of its knowledge.

    4.21 PENDING OR CONTEMPLATED TRANSACTIONS. DBSD is not a party to any agreement, express or implied, with any party, other than EchoStar, regarding a transaction involving the DBS Rights, or otherwise related to the transactions contemplated by this Agreement.

    4.22  SHAREHOLDER APPROVAL.  Pursuant  to applicable law, and the  Governing
Documents: (i) approval of the Merger by fifty percent (50%), plus one DBSD Share, of the total Outstanding Common Stock shall be sufficient to approve the Merger; and (ii) neither EchoStar nor Harley Radin (DBSD's Chairman) shall be prohibited from voting any of their DBSD Shares in favor of the Merger.

    4.23 BOARD APPROVAL. The Board of DBSD has voted to approve all of the transactions contemplated by this Agreement, including but not limited to the recommendation that DBSD's shareholders vote to approve the Merger, and that the DBSD Board shall recommend that DBSD's shareholders approve the Merger except in the circumstances specified in Section 6.8 below. DBSD shall not assert that an appraisal or valuation or either DBSD or EchoStar is required, or request any appraisal or valuation, in connection with Board approval of the Merger, the solicitation of its shareholders or otherwise, unless required by Federal or state securities laws.

    4.24 RELIANCE. In determining whether to enter into this Agreement and the transactions contemplated hereby, DBSD has not relied upon any representations or warranties or other information (whether oral or written) furnished by EchoStar other than as set forth in, or scheduled pursuant to, this Agreement or the Purchase Agreement.

    4.25 FULL DISCLOSURE. No representation or warranty made by DBSD in this Agreement, no certification furnished or to be furnished to EchoStar pursuant to this Agreement, and no document delivered by DBSD to EchoStar or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    DBSD shall be  permitted to  amend any  Schedule provided  pursuant to  this
Article IV at any time to reflect action taken by DBSD as permitted by this Agreement or as necessary to reflect any subsequent Challenges in Schedule 4.20; provided that: (i) DBSD shall provide such revised Schedule to EchoStar within five (5) business days of the event which results in the necessity of an update; and (ii) this provision shall only apply prospectively (i.e., it shall not be construed as allowing DBSD to cure a representation or schedule which was false, incomplete or inaccurate at the time it was made or provided, through a subsequent amendment thereto).

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF ECHOSTAR AND DBSC

    EchoStar and DBSC hereby represent and warrant to DBSD as follows, which representations and warranties shall be deemed to have been made on the date hereof and as of the Effective Time of the Merger:

    5.1 ORGANIZATION. EchoStar and DBSC are each corporations duly organized, validly existing, and in good standing under the laws of the States of Nevada and Colorado, respectively, and have all requisite corporate power and authority to own their property and conduct the business in which each is engaged. Attached as Schedule 5.1.1 are true and complete copies of EchoStar's and DBSC's Articles of Incorporation and By-Laws as amended to the date hereof.

    5.2 CAPITALIZATION. All outstanding shares of EchoStar are validly issued, fully paid and non-assessable.

    5.3 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEMENT. The execution, delivery and performance of this Agreement is within the legal capacity and power of EchoStar and DBSC; have been duly authorized by all requisite corporate action on the part of EchoStar and DBSC; require the approval or consent of no persons, entities or agencies, other than such approval required from the FCC and as shown on Schedule 5.3.1 attached hereto, and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the Articles of Incorporation and By-Laws of EchoStar or DBSC or of any material agreement, obligation or commitment binding upon EchoStar (other than agreements as to which appropriate consents, if obtained, shall avoid any defaults, which consents have been, or will be, obtained). This Agreement is a legal, valid and binding obligation of EchoStar and DBSC enforceable against EchoStar and DBSC in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and subject to equitable principles limiting the availability of equitable remedies, and except insofar as the enforcement thereof may be limited by the rules, regulations or orders of the FCC.

    5.4 INAPPLICABILITY OF SPECIFIED STATUTES. EchoStar is not a "holding company," or a "subsidiary company" or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company controlled by or acting on behalf of an "investment company," required to be registered under the Investment Company Act of 1940, as amended.

    5.5 ISSUANCE OF SHARES. EchoStar has reserved for issuance the EchoStar Shares to be issued pursuant to this Agreement, and upon issuance in accordance with the terms hereof the EchoStar Shares will be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. Such EchoStar Shares are not subject to the preemptive rights of any Person.

    5.6 FULL DISCLOSURE. No representation or warranty made by EchoStar in this Agreement, no certification furnished or to be furnished by EchoStar or DBSD pursuant to this Agreement, and no document delivered by EchoStar to DBSD or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, as of the date made furnished or delivered.

    5.7 NO INDENTURE DEFAULTS. There are no defaults under the Indenture pursuant to which EchoStar issued its Senior Discount Notes dated May 31, 1994 (the "Indenture" and the "Senior Notes") which entitle the holders of the Senior Notes (the "Holders") to accelerate (as defined in the Indenture) the Senior Notes, or any default EchoStar has notified the Holders of, and which would entitle the Holders to declare a default and accelerate the Senior Notes (in either event "Entitle

Acceleration"). If the Senior Notes have been retired as of any date this representation is required to be made, EchoStar represents and warrants that if the Senior Notes were still outstanding there would be no defaults which Entitle Acceleration ("Deemed Acceleration").

    5.8 TAX REPRESENTATIONS. In addition to the representations and warranties contained in this Article V, EchoStar shall make the representations and warranties set forth in Schedule 5.8 attached hereto as of the date of this Agreement only, which representations and warranties shall be incorporated herein, and made a part hereof, by this reference.

    EchoStar  shall be permitted to amend any Schedule provided pursuant to this
Article V at any time to reflect action taken by EchoStar as permitted by this Agreement; provided that: (i) EchoStar shall provide such revised Schedule to DBSD within five (5) business days of the event which results in the necessity of an update; and (ii) this provision shall only apply prospectively (i.e., it shall not be construed as allowing EchoStar to cure a representation or schedule which was false, incomplete or inaccurate at the time it was made or provided, through a subsequent amendment thereto).

                                   ARTICLE VI

                               COVENANTS OF DBSD

    6.1 REGULAR COURSE OF BUSINESS. Through to the Effective Time of the Merger DBSD shall carry on its business diligently and in the ordinary course and use its best efforts to preserve its present business organization intact and preserve its present relationships with Persons having business dealings with it. DBSD shall not, and shall instruct its agents (including without limitation its directors, officers, attorneys, accountants and investment bankers) not to take any action which DBSD is prohibited from taking pursuant to this Agreement, or which could reasonably be expected to increase the liabilities or obligations, or decrease the rights, which EchoStar expects to obtain consistent with the terms of this Agreement.

    6.2 OUTSTANDING COMMON SHARES. Immediately prior to the Effective Time of the Merger, the Outstanding Common Stock shall not exceed the number set forth in Section 4.2 and Schedule 4.2 hereof, plus any Additional Equity Rights.

    6.3  DBSD ASSETS AND LIABILITIES.

          6.3.1 Through the Effective Time of the Merger, DBSD shall maintain the DBS Rights free and clear of all liens, charges, encumbrances, pledges, leases or any other restrictions which could limit in any way the uses which EchoStar can make of the DBS Rights (other than those limitations imposed by the FCC on all DBS licensees).

          6.3.2 Prior to the Effective Time of the Merger, DBSD shall satisfy in full each and every liability of DBSD, contingent, fixed, actual, accrued or otherwise (including, without limitation, all current and long term liabilities shown on the DBSD Financial Statements) (hereinafter referred to as the "DBSD Liabilities") which accrued subsequent to August 3, 1987 (other than the debt to TCI-K1, Inc. in the original principal amount of $500,000, which DBSD shall only be required to repay if such debt is then due and owing and then only to the extent of available cash or cash equivalents on hand on the day immediately preceding the Merger Closing Date), so that there shall exist absolutely no DBSD Liabilities at the Effective Time of the Merger other than Permitted Liabilities (to the extent that DBSD does not have cash and cash equivalents on hand adequate to pay such Permitted Liabilities).

          6.3.3 If DBSD fails to satisfy Section 6.3.2 above prior to Closing, then in addition to all other remedies available to EchoStar pursuant to this Agreement, EchoStar shall be entitled, to the extent necessary in order to satisfy all of the DBSD Liabilities in full, to adjust and amend the Share Value, or the Cash Value, as the case may be, as set forth in Section 2.4 of this Agreement.

    6.4 RESTRICTED ACTIVITIES AND TRANSACTIONS. Prior to the Effective Time of the Merger, DBSD shall not:

          6.4.1  amend its Certificate of Incorporation or By-Laws;

          6.4.2 issue, sell or deliver, or agree to issue, sell or deliver or grant, or declare any stock dividend or stock split with respect to, any DBSD Shares or any securities convertible into any such DBSD Shares or convertible into securities in turn so convertible, to any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, provided, however, nothing in this Subsection 6.4.2 shall prohibit DBSD from issuing DBSD Shares pursuant to any obligations, contingent or absolute, in existence on the date of this Agreement and disclosed in the DBSD Financial Statements and Schedule 4.2 to this Agreement ("Existing Equity Rights") or Additional Equity Rights as permitted elsewhere in this Agreement;

          6.4.3 sell, mortgage, pledge, lease or otherwise transfer or encumber (a "Transfer"), or grant or agree to grant any rights to Transfer, any of the DBSD Rights or any of its other material assets, property or rights, tangible or intangible;

          6.4.4 borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, absolute or contingent, other than Permitted Liabilities;

          6.4.5 acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of foregoing, or enter into any agreement providing for any of the foregoing;

          6.4.6 solicit, discuss, negotiate or enter into any agreement with any third party, or provide any information to any third party, with respect to any inquiry, proposal, offer or possible offer from a third party relating to:
(i) the purchase of DBSD Shares or the acquisition of any option, warrant or other right to purchase or otherwise acquire any such DBSD Shares or convertible securities; (ii) an exchange offer for any DBSD Shares; (iii) a purchase, lease or other acquisition of all or a substantial portion of the assets of DBSD; (iv) a merger, consolidation or other combination involving DBSD; (v) any transaction involving the DBS Rights; or (vi) any similar matter; provided, however, nothing in this Subsection 6.4.6 shall prohibit DBSD from continuing its discussions with foreign governments and foreign or domestic Persons regarding international applications for the DBS Rights and joint venture opportunities with respect thereto, provided that DBSD: (x) discloses all such discussions in existence on the date of this Agreement in Schedule 6.4.6 attached hereto; (y) notifies
EchoStar in writing regarding the substance and content of any further discussions; and (z) enters into no agreements, contracts, arrangements or commitments which limit in any respect the uses to which EchoStar can put the DBS Rights in the event the Merger is consummated, otherwise diminishes or restricts the benefits or rights EchoStar expects to obtain from the transactions contemplated by this Agreement, or exposes DBSD to any obligations or liabilities, contingent, absolute or otherwise. DBSD shall immediately notify EchoStar of any inquiries received with respect to any of matters set forth in clauses (i) through (vi) above.

          6.4.7 declare or pay any dividend with respect to DBSD Shares in cash, stock or property, or redeem, purchase (or otherwise acquire any DBSD Shares) or any options, warrants or other rights to purchase or to be issued DBSD Shares;

          6.4.8 enter into any contract (other than in the ordinary course of its business or as otherwise permitted by this Agreement), or any licensing arrangement;

          6.4.9 conduct no business other than: (i) exercising its rights as required by this Agreement; (ii) satisfying its obligation pursuant to its Satellite Contract, by and between DBSD and

Martin Marietta Corporation, dated March 12, 1990, as amended (the "Satellite Contract"), or necessary to maintain its DBS Rights; or (iii) otherwise necessary in the ordinary course of business; or

          6.4.10 except as set forth in Section 8.8, take any action or fail to take any action that could: (i) prevent any of its warranties and representations herein from being true in all material respects as of the Effective Time of the Merger; (ii) jeopardize the performance or fulfillment of any of its obligations or commitments under this Agreement; or (iii) reasonably be expected to have a material adverse effect on any of the benefits EchoStar may derive from the transactions contemplated by this Agreement or from its ownership of the DBSD Shares following the Effective Time of the Merger.

    6.5 NO DEFAULT OR VIOLATION. Prior to the Effective Time of the Merger, DBSD shall not: (i) violate, or commit a breach of or a default under, any contract, obligation or commitment to which it is a party or to which any of its assets may be subject (except to the extent clearly not material to DBSD's Business); or (ii) violate any applicable General Law or judgments binding upon DBSD (except to the extent clearly not material to DBSD's Business) or which would prevent the consummation of the transactions contemplated by this Agreement.

    6.6  REPORTS; TAXES, ETC.  Prior to the Effective Time of the Merger:

          6.6.1 DBSD shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with the Federal, state and local authorities; and

          6.6.2 DBSD shall: (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties (except those Tax Liabilities which are currently being contested in good faith and with respect to which adequate provision for the payment thereof has been reserved and set aside by DBSD); and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

    6.7 ADVICE OF CHANGES. DBSD shall promptly advise EchoStar orally and in writing of: (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of DBSD contained in this Agreement, if made on or as of the date of such event or the Merger Closing Date, untrue, inaccurate or incomplete in any material respect; and (ii) any material adverse change in the DBSD Financial Statements, working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent to otherwise), operating profits, business or prospects of DBSD not otherwise disclosed to EchoStar through permitted schedule updates to the Purchase Agreement.

    6.8 CONSENTS, APPROVALS AND FILINGS. DBSD shall use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for DBSD to perform its obligations hereunder. DBSD shall, as soon as practicable after the execution of this Agreement and the effectiveness of the Form S-4 registration statement referenced in Section 6.12 hereof, and within the time provided by DGCL, call a special meeting of its shareholders for the express purpose of voting upon this Agreement. DBSD shall fully coordinate with EchoStar the preparation and timing of distribution of those materials to its shareholders, including in those materials all materials requested to be included by EchoStar, and no other material other than a proxy and the Board recommendation described in this Section 6.8, provided that all such materials must be in compliance with all applicable Federal and state securities laws. The Board of DBSD shall recommend that the shareholders approve the Merger and DBSD shall use its best efforts to obtain that approval, unless at the time the materials are forwarded EchoStar is in material breach of this Agreement, which breach has not been cured following required notice and the expiration of all cure periods, or in the event of a Deemed Acceleration or a default under the Indenture which Entitles Acceleration.

    6.9 DBSD DUE DILIGENCE. From the date hereof through the Effective Time of the Merger, DBSD shall use its best efforts to comply with all DBSD Due Diligence requirements imposed by the FCC. Unless and until the FCC has approved a transfer of control of DBSD to EchoStar, nothing herein shall be construed as limiting the sole prerogative of DBSD's Board and management to file FCC applications and any responses to FCC inquiries.

    6.10 ACCESS TO RECORDS AND PROPERTIES. EchoStar may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of DBSD and make or cause to made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of DBSD. DBSD agrees to reasonably assist EchoStar in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, EchoStar and its employees, agents and representatives during regular business hours, in a manner that does not unreasonably interfere with the operation of the business of DBSD, full access to, and complete information concerning, all aspects of the businesses of DBSD, including its books, records (including tax returns filed or in preparation), FCC filings, contracts, projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency.

    6.11 BEST EFFORTS. DBSD shall use its best efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Merger Closing to be fulfilled and satisfied by it; (ii) cause to be performed all of the matters required of it at or prior to the Merger Closing; (iii) fully comply with all General Laws (except to the extent clearly not material to DBSD's Business) and DBSD Due Diligence; (iv) use its good faith best efforts to obtain approval of the Merger by DBSD's shareholders and the FCC at the earliest possible date; and
(v) cooperate with EchoStar, in all reasonable respects in order to comply in full with the spirit and intent of this Agreement. DBSD shall further take all steps as shall be necessary to the end that the transactions contemplated hereby shall be timely consummated; shall not commit or cause to be committed any act which would prohibit the consummation of the transactions contemplated by this Agreement; and shall not refrain or cause any Affiliate to refrain from taking any action necessary or appropriate in furtherance of the consummation of the transactions contemplated by this Agreement. DBSD shall use its best efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Merger Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Merger Closing.

    6.12  REGISTRATION STATEMENT, PROXY STATEMENT AND PROSPECTUS.

          6.12.1 EchoStar and DBSD shall prepare, and EchoStar file with the SEC as soon as is reasonably practicable after the date hereof a Form S-4 registration statement (the "S-4 Registration Statement") and a Proxy Statement and Prospectus and shall use their best efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable. The S-4 Registration Statement shall provide for the registration under the Securities Act of that number of EchoStar Shares which is sufficient to satisfy EchoStar's obligations to issue EchoStar Shares in the Merger. EchoStar and DBSD shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, in the case of EchoStar, all filings under applicable state blue sky or securities laws in connection with the issuance of the EchoStar Shares. EchoStar and DBSD shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section. DBSD and EchoStar shall cooperate in the preparation and filing of the S-4 Registration Statement, Proxy Statement and Prospectus and all information furnished for use therein by either party shall be reasonably satisfactory to the other; PROVIDED, HOWEVER, that neither party shall have any liability to the other or to any third party for any information contained therein which is furnished by the other party. The information provided and to be provided by DBSD and EchoStar, respectively, for use in the

Proxy Statement and Prospectus shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement and Prospectus not misleading as of the date of the Proxy Statement and Prospectus.

          6.12.2 Prior to the date of approval of the Merger by DBSD's shareholders, each of DBSD and EchoStar shall correct promptly any information provided by it to be used specifically in the Proxy Statement, Prospectus and S-4 Registration Statement that shall have become false or misleading in any material respect and EchoStar shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Prospectus or the S-4 Registration Statement and together with DBSD to cause the Prospectus as so corrected to be disseminated to the shareholders of DBSD, in each case to the extent required by applicable law. Without limiting the generality of the foregoing, EchoStar shall notify DBSD promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Prospectus and S-4 Registration Statement, or for additional information, and EchoStar shall supply DBSD with copies of all correspondence between EchoStar on the one hand, and the SEC on the other hand, with respect to the Prospectus and S-4 Registration Statement. If at any time prior to the DBSD shareholder meeting any event should occur relating to DBSD or EchoStar or their respective officers or directors which should be described in an amendment or supplement to the Prospectus and S-4 Registration Statement, the parties shall promptly inform each other. Whenever any event occurs which should be described in an amendment or a supplement to the Proxy Statement, Prospectus or S-4 Registration Statement, DBSD and EchoStar shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the SEC and mailing to DBSD's shareholders such amendment or supplement; PROVIDED, HOWEVER, that prior to such mailing (i) DBSD and EchoStar shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

                                  ARTICLE VII

                              COVENANT OF ECHOSTAR

    7.1 BEST EFFORTS. EchoStar shall: (i) cause to be fulfilled and satisfied all of the conditions to the Merger Closing to be fulfilled and satisfied by it;
(ii) cause to be performed all of the matters required of it at or prior to the Merger Closing; (iii) cooperate with DBSD in order to obtain FCC Approval at the earliest possible date; and (iv) cooperate with DBSD in all reasonable respects in order to comply in full with the spirit and intent of this Agreement. EchoStar shall further take all steps as shall be necessary to the end that the Merger and the transactions contemplated hereby shall be timely consummated; shall not commit or cause to be committed any act which would prohibit the consummation of the transactions contemplated by this Agreement (other than pursuing actions at the FCC with respect to applicants other than DBSD); and shall not refrain or cause any Subsidiary to refrain from taking any action necessary or appropriate in furtherance of the consummation of the transactions contemplated by this Agreement. Nothing herein or anywhere else in this Agreement shall be construed as obligating EchoStar to provide any additional funds or guarantees to DBSD or otherwise to finance DBSD's business. EchoStar shall use its best efforts to make all of its warranties and representations contained in this Agreement which are expressly deemed made as of the Effective Time of the Merger, true and correct in all material respects as at the Merger Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Merger Closing.

    7.2 CONSENTS, APPROVALS AND FILINGS. EchoStar shall use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for EchoStar to perform its obligations hereunder.

    7.3 ADVICE OF CHANGES. EchoStar shall promptly advise DBSD orally and in writing of: (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of EchoStar contained in this Agreement, which representation or warranty is expressly deemed made as of the Effective Time of the Merger, if made on or as of the date of such event or the Merger Closing Date, untrue, inaccurate or incomplete in any material respect; and (ii) any default under the Indenture which Entitles Acceleration or a Deemed Acceleration.

    7.4 RESTRICTED ACTIVITIES AND TRANSACTIONS. Prior to the Merger Closing, EchoStar shall not take any action or fail to take any action that: (i) will prevent any of its warranties and representations herein from being true in all material respects as of the Merger Closing; (ii) will jeopardize the performance or fulfillment of any of its obligations or commitments under this Agreement; or
(iii) could reasonably be expected to have a material adverse effect on any of the benefits DBSD may derive from the transactions contemplated by this Agreement following the Merger Closing (other than pursuing actions at the FCC with respect to applicants other than DBSD).

    7.5 NEGOTIATIONS WITH DBSD SHAREHOLDERS. Until such time as the Merger is approved by DBSD's shareholders, EchoStar shall not, and shall cause its officers, directors, employees, representatives and agents not to, directly or indirectly, negotiate with any shareholder of DBSD to purchase their DBSD Shares, provided, however, nothing contained in this Section 7.5 or elsewhere in this Agreement shall prohibit EchoStar from accepting a pledge of DBSD Shares from any DBSD shareholder as security for the repayment of obligations of such shareholder to EchoStar, provided that such pledge: (i) shall not limit the ability of such shareholder to vote their DBSD Shares without influence by EchoStar, unless and until an event of default occurs, and then only provided that any required FCC notifications and approvals have been obtained; and (ii) shall not occur until after the Merger Trigger Date. Any transfer of DBSD Shares following an event of default shall not be recognized as effective by DBSD unless and until any required FCC notifications and approvals have been obtained.

    7.6  ACCESS TO RECORDS AND PROPERTIES.

          7.6.1 DBSD may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of EchoStar and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of EchoStar, in order to aid in the preparation of materials for distribution to its shareholders to seek approval of the Merger. EchoStar agrees to reasonably assist DBSD in conducting such review and investigation and will provide and will cause its independent public accountants to provide, DBSD and its employees, agents and representatives reasonable access during regular business hours, in a manner that does not unreasonably interfere with the operation of the business of EchoStar, to, and complete information concerning, all aspects of the business of EchoStar, including its books, records (including tax returns filed or in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (excluding any documents filed on a confidential basis) included in any report filed with a governmental agency.

          7.6.2 All materials provided to DBSD pursuant to Subsection 7.6.1 hereof shall be used by DBSD solely in connection with its due diligence examination of EchoStar and the preparation of materials necessary or required to seek shareholder approval of the Merger; provided, however, unless such materials or the contents thereof have been publicly disclosed to the SEC under the Securities Act or the Securities Exchange Act, such materials or the contents thereof shall not be disclosed to such shareholders in connection with a proxy solicitation or otherwise. Without limiting the generality of the foregoing, and notwithstanding any prior public disclosure with the SEC or otherwise, DBSD shall not provide to its shareholders, or any Person, any projections obtained from EchoStar, or materials based on projections obtained from EchoStar. The restrictions and prohibitions contained in this Subsection
7.6.2 are in addition to any confidentially agreements between the parties, whether contained in this Agreement or otherwise.

    7.7  REGISTRATION STATEMENT, PROXY STATEMENT AND JOINT PROSPECTUS.

          7.7.1 EchoStar and DBSD shall prepare, and EchoStar shall file with the SEC as soon as is reasonably practicable after the date hereof the S-4 Registration Statement and a Proxy Statement and Prospectus and shall use their best efforts to have the S-4 Registration Statement declared effective by the Commission as promptly as practicable. The S-4 Registration Statement shall provide for the registration under the Securities Act of that number of EchoStar Shares which is sufficient to satisfy EchoStar's obligations to issue EchoStar Shares in the Merger. EchoStar and DBSD shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, in the case of EchoStar all filings under applicable state blue sky or securities laws in connection with the issuance of the EchoStar Shares. EchoStar and DBSD shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section. DBSD and EchoStar shall cooperate in the preparation and filing of the S-4 Registration Statement, Proxy Statement and Prospectus and all information furnished for use therein by either party shall be reasonably satisfactory to the other; PROVIDED, HOWEVER, that neither party shall have any liability to the other or to any third party for any information contained therein which is furnished by the other party. The information provided and to be provided by DBSD and EchoStar, respectively, for use in the Proxy Statement and Prospectus shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement and Prospectus not misleading as of the date of the Proxy Statement and Prospectus.

          7.7.2 Prior to the date of approval of the Merger by DBSD's shareholders, each of DBSD and EchoStar shall correct promptly any information provided by it to be used specifically in the Proxy Statement, Prospectus and S-4 Registration Statement that shall have become false or misleading in any material respect and EchoStar shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Prospectus or the S-4 Registration Statement and together with DBSD to cause the Prospectus as so corrected to be disseminated to the shareholders of DBSD, in each case to the extent required by applicable law. Without limiting the generality of the foregoing, EchoStar shall notify DBSD promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Prospectus and S-4 Registration Statement, or for additional information, and EchoStar shall supply DBSD with copies of all correspondence between EchoStar on the one hand, and the SEC on the other hand, with respect to the Prospectus and S-4 Registration Statement. If at any time prior to the DBSD shareholder meeting any event should occur relating to DBSD or EchoStar or their respective officers or directors which should be described in an amendment or supplement to the Prospectus and S-4 Registration Statement, the parties shall promptly inform each other. Whenever any event occurs which should be described in an amendment or a supplement to the Proxy Statement, Prospectus or S-4 Registration Statement, DBSD and EchoStar shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the SEC and mailing to DBSD's shareholders such amendment or supplement; PROVIDED, HOWEVER, that, prior to such mailing, (i) DBSD and EchoStar shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

    7.8 REPORTS. Subsequent to consummation of the Merger, EchoStar shall provide to the former DBSD shareholders such periodic reports as it furnishes to the other shareholders of EchoStar generally, for as long as they remain EchoStar shareholders.

                                  ARTICLE VIII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                              OF ECHOSTAR AND DBSC

    The obligations of EchoStar and DBSC under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 12.2 hereof, on or before the Merger Closing Date, of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of DBSD contained in this Agreement, and of DBSD and Radin contained in Section 4.3 of the Stock Purchase Agreement between EchoStar, DBSD and Radin dated November 15, 1994 (the "Purchase Agreement"), shall be in all material respects true and accurate as of the date when made and, except as to representations and warranties (consisting solely of representations and warranties regarding the DBSD Financial Statements and as to Additional Equity Rights), which are expressly limited to a state of facts existing at a time prior to the Merger Date, shall be in all material respects true and accurate at and as of the Merger Closing Date as if made on the Merger Closing Date.

    8.2 PERFORMANCE OF COVENANTS. DBSD shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Merger Closing Date.

    8.3  NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION.

          8.3.1. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or materially adversely affect EchoStar's ownership of DBSD; no suit, action, investigation, inquiry or proceeding by any governmental body or other Person or entity shall be pending or threatened against EchoStar, DBSC or DBSD which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise materially adversely affect EchoStar's ownership of DBSD; and no written advice shall have been received by EchoStar, DBSC, DBSD or their respective counsel from any governmental body, which remains in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect EchoStar's ownership of DBSD as contemplated by this Agreement.

          8.3.2 In addition to the conditions to the Merger Closing set forth in Subsection 8.3.1 hereof, EchoStar shall have received no oral or written notice from the FCC that consummation of the transactions contemplated hereby could reasonably be expected to result in a loss of any of EchoStar's DBS licenses or rights, or the DBS Rights (an "Adverse Notice"); provided, however, that in the event that any such Adverse Notice by the FCC is orally provided to EchoStar the condition to the Merger Closing set forth in this Subsection 8.3.2 shall not be satisfied until the FCC confirms the Adverse Notice to counsel to DBSD.

    8.4  APPROVALS AND CONSENTS.

          8.4.1 The transfer of control of DBSD, resulting from the transactions contemplated by this Agreement, shall have received the approval and consent of the FCC as required by applicable rules and regulations of the FCC ("FCC Approval") in a "Final Order". For the purposes of this Agreement, "Final Order" means an action or decision as to which: (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (iii) the FCC or other regulatory agency does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed; and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

          8.4.2 The approval of shareholders of DBSD to the Merger, and all approvals of applications to public authorities, Federal, state, or local, if any, and all consents or approvals of any nongovernmental Persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination or material breach of any right, privilege, license or agreement of EchoStar of DBSD which is material to the business of EchoStar or DBSD, or for preventing any material loss or disadvantage to EchoStar or DBSD, by reason of the Merger, shall have been obtained; and no such consents or approvals shall have imposed a condition to such consent or approval which in the reasonable opinion of EchoStar is unduly burdensome to the consolidated financial condition or operations of EchoStar or to DBSD's business.

    8.5   OPINIONS OF  COUNSEL.   EchoStar  shall have  received an  opinion  of
Sullivan & Worcester, counsel to DBSD, dated the Merger Closing Date and addressed to EchoStar, in substantially the form and substance set forth in
Schedule 8.5 attached hereto.

    8.6 CERTIFICATES. DBSD shall have furnished EchoStar with a certificate of DBSD in form and substance satisfactory to EchoStar, signed by DBSD's President, to the effect that DBSD's representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Merger Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 8.1 hereof) and that DBSD has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with or by it prior to or on the Merger Closing Date.

    8.7   RESIGNATIONS.   DBSD shall  have received  resignations (in  form  and
substance satisfactory to EchoStar) for each of its directors and officers, in each case effective as of the Effective Time of the Merger.

    8.8 ADVERSE CHANGES. DBSD shall have experienced no material adverse change in its business, business prospects or financial condition between the date of this Agreement and the consummation of the Merger other than such change as is unrelated to events arising prior to the Merger Trigger Date, and: (i) is the direct or indirect result of action within the control of DBSD which DBSD takes or fails to take; and (ii) is contrary to a reasonable alternative course of action which, following reasonable prior written notice of the change, EchoStar suggested that DBSD pursue.

    8.9 DBS RIGHTS. The DBS Rights shall continue to be held by DBSD free and clear of any Challenges, mortgages, pledges, leases, or other encumbrances, absolute or contingent which could limit in any way the uses which EchoStar can make of the DBS Rights (other than those limitations imposed by the FCC on all DBS licensees), except as limited by Section 8.8 above.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF DBSD

    The obligations of DBSD under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by it in the manner contemplated by Section 12.2 hereof, on or before the Merger Closing Date of the following conditions:

    9.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of EchoStar contained in this Agreement shall be in all material respects true and accurate as of the date when made, and the representations and warranties which are expressly deemed made as of the Effective Time of the Merger shall be in all material respects true and accurate at and as of the Merger Closing Date as if made on the Merger Closing Date.

    9.2 PERFORMANCE OF COVENANTS. EchoStar and DBSC shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with or by it prior to or on the Merger Closing Date.

    9.3   NO GOVERNMENTAL  OR OTHER PROCEEDING  OR LITIGATION.   No order of any
court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby.

    9.4   APPROVALS AND CONSENTS.   The approval of  the shareholders of DBSD to
the Merger.

    9.5 OPINION OF COUNSEL. DBSD shall have received an opinion of David K. Moskowitz, Esquire, counsel for EchoStar, dated the Merger Closing Date and addressed to DBSD, in the form and substance set forth in Schedule 9.5 attached hereto.

    9.6 CERTIFICATES. EchoStar shall have furnished DBSD with a certificate of EchoStar in form and substance satisfactory to DBSD, signed by its President or Executive Vice President, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Merger Closing Date as though such representations and warranties were made at such time and that it has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or on the Merger Closing Date.

                                   ARTICLE X

                             CLOSING; CLOSING DATE

    Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to a provisions of Article XI hereof, a closing (the "Merger Closing") will be held on a date mutually acceptable to EchoStar and DBSD as soon as practicable after the Effective Time of the Merger, at the offices of EchoStar Communications Corporation commencing at 10:00 a.m. At such time and place, the documents referred to in Articles VIII and IX hereof shall be exchanged by the parties and, immediately thereafter, the Certificate of Merger and the Articles of Merger shall be filed by DBSC and DBSD with the Secretaries of State of the States of Delaware and Colorado; provided, however, that if any of the conditions provided for in Articles VIII and IX hereof shall not have been met or waived by the date on which the Merger Closing is otherwise scheduled, then, subject to Section 11.1.3 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Merger Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Merger Closing occurs is hereinafter referred to as the "Merger Closing Date."

                                   ARTICLE XI

                                  TERMINATION

    11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the Board of Directors or shareholders of DBSD, EchoStar or DBSC:

          11.1.1 by the mutual consent of the Boards of Directors of EchoStar, DBSC and DBSD; or

          11.1.2 by EchoStar or DBSC if there has been a material misrepresentation or material breach on the part of DBSD in the representations, warranties or covenants of DBSD set forth herein or in the Purchase Agreement, or if there has been any material failure on the part of DBSD to comply with its obligations hereunder or in the Purchase Agreement, or by DBSD if there has been a material misrepresentation or material breach on the part of EchoStar or DBSC in the representations, warranties or covenants of EchoStar or DBSC set forth herein or in the Purchase Agreement, or if there has been any material failure on the part of EchoStar or DBSC to comply with their obligations hereunder or in the Purchase Agreement; in either event only if the other party does not materially cure such breach within five (5) business days following written notice from the non-breaching party.

          11.1.3 by EchoStar if the FCC notifies EchoStar at any time that consummation of the transactions contemplated hereby could reasonably be expected to result in loss of any of EchoStar's DBS licenses or rights, or the DBS Rights. In the event that any such notification is provided orally, Echostar shall only be permitted to rely on this provision to terminate if the FCC confirms those comments to counsel for DBSD.

          11.1.4 by EchoStar if all the conditions set forth in Article VIII, or by DBSD if all of the conditions set forth in Article IX, are not satisfied by December 31, 1997.

          11.1.5  by EchoStar as provided in Section 2.4 herein.

    11.2  TERMINATION PROCEDURES.  The power of termination provided for by this
Article XI may be exercised for EchoStar, DBSC or DBSD only by its respective Board of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its President or other duly authorized officer, shall have been given to the other.

    11.3 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with this Article XI then the Merger shall be abandoned without further action by DBSD, EchoStar or DBSC, and their officers shall not file the Certificate of Merger or the Articles of Merger with the Secretaries of State of the states of Delaware and Colorado. Nothing in this Article XI shall relieve any party to this Agreement of liability for breach of this Agreement.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

    12.1  AMENDMENT AND MODIFICATION.

          12.1.1 To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of DBSD and EchoStar, and the respective Boards of Directors of EchoStar and DBSD, or by their respective officers duly authorized by such Board of Directors, by an appropriate written instrument executed at any time prior to the Merger Closing.

          12.1.2 In the event that the inclusion herein of any provision of this Agreement would cause EchoStar or DBSD to be in violation of any FCC rule or regulation, or any other applicable law, or would cause a loss of, or materially adversely affect EchoStar's DBS licenses or rights, or the DBS Rights, those provisions shall be deemed automatically rewritten, without any further action by the parties hereto, to the minimum extent required in order to permit their intent to be carried out as best as is possible without so violating FCC rules or regulations or causing the loss or material adverse affect. The parties agree to promptly use their best efforts to reflect in writing any modification or amendment to this Agreement that may be required in order to carry out the intentions of this Subsection 12.1.2.

    12.2 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of EchoStar, DBSC and DBSD may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with any of the covenants in this Agreement.

    12.3 ENFORCEMENT REMEDIES. If a party (the "Defaulting Party") materially breaches any obligation or covenant made in this Agreement, or fails to fulfill any condition, or if any representation or warranty made by or on behalf of the Defaulting Party in this Agreement or in any certificate or other instrument delivered under or pursuant to any term hereof shall be untrue or incorrect in any material respect as of the date of this Agreement or as of the date it was made, furnished or delivered, the nondefaulting party (the "Nondefaulting Party") may proceed to protect and enforce its rights by suit in equity or action at law. The parties acknowledge that the representations, covenants, agreements and obligations hereunder are unique and that, in the event of breach of such, remedies at law would be inadequate, it would be difficult to determine the amount of damages resulting therefrom, and such breach would cause irreparable injury to the Nondefaulting Party. The Nondefaulting Party shall be entitled, in addition to any other legal or equitable right, to the remedy of specific performance of any term contained in this Agreement, or to a preliminary or permanent injunction against the breach of any such term or in aid of the exercise of any power or right granted in this Agreement, or any combination thereof. Except as provided above, none of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or hereafter available at law, in equity, by statute or otherwise.


    12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representation and warranty of EchoStar that the information contained in its S-4 registration statement to be filed with the SEC in connection with the Merger complied with all SEC rules when declared effective, shall survive the Merger Closing.


    12.5 NO THIRD PARTY RIGHTS. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall they be construed, to confer upon or give any Person, firm or corporation (other than EchoStar, DBSC and DBSD, and their respective security holders), any rights or remedies under or by reason of this Agreement.

    12.6 CONFIDENTIALITY. EchoStar and DBSD shall honor the confidentiality agreements previously delivered by each such party to the other with respect to matters pertaining to the transactions contemplated by this Agreement. In addition to the terms of such agreements, this Agreement, the negotiations leading to it, together with all terms and conditions of each, and all information disclosed in the course of either party's due diligence investigation (collectively, the "Negotiations"), shall be kept and treated as strictly confidential, unless and until one week prior to the date that the parties intend to file for FCC Approval of the Merger, or the parties sooner agree that confidentially is no longer desired with respect to all or certain portions of the Negotiations. Notwithstanding anything above to the contrary, the parties shall have the right to disclose the fact of the existence of this Agreement and the transactions contemplated hereby, together with the minimum amount of other information deemed necessary by securities or other regulatory counsel to either party, if such securities or other regulatory counsel in good faith determines that public disclosure of the information is necessary under Federal or state securities or other laws applicable to such party. Disclosure of such information shall be coordinated in advance with the other party. Any such disclosure shall not permit the disclosing party to issue any press release or otherwise discuss or further disseminate the information contained in the securities or other regulatory filing in any manner. Additionally, EchoStar shall be permitted to disclose the Negotiations to DirectSat, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and to potential strategic investors in EchoStar, provided that DirectSat, DLJ and such other investors agree to maintain the confidentiality of the Negotiations pursuant to a standard confidentiality agreement.

    12.7 EXPENSES. Each party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby.

    12.8 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage paid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

          (a)  If to DBSD:

               Harley W. Radin, Chairman and Chief Executive Officer
             Direct Broadcasting Satellite Corporation
             4401-A Connecticut Avenue, N.W., Suite 400
             Washington, D.C. 20008

               Fax No. (202) 364-2288

               with a copy to:

               William L. Fishman
             Sullivan & Worcester
             1025 Connecticut Ave., N.W.
             Washington, D.C. 20036

               Fax No. (202) 293-2275

or to such other Person as DBSD shall designate in writing, such writing to be delivered to EchoStar in the manner provided in this Section 12.8; and

          (b)  if to EchoStar:

               Charles Ergen
             President and Chief Executive Officer
             EchoStar Communications Corporation
             90 Inverness Circle East
             Englewood, CO 80112

               Fax No. 303-799-6222

               with a copy to:

               David K. Moskowitz, Esquire
             Vice President and General Counsel
             EchoStar Communications Corporation
             90 Inverness Circle East
             Englewood, Colorado 80112

               Fax No. 303-799-0354

or to such other Person as EchoStar shall designate in writing to be delivered to DBSD in the manner provided in this Section 12.8.

    12.9 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that EchoStar or DBSC may assign this Agreement and its rights, interests and obligations hereunder to a Subsidiary without the consent of DBSD provided that EchoStar remains liable for each of its assigned obligations hereunder in the event such assignee fails to perform such obligations.

    12.10.  GOVERNING LAWS AND EXCLUSIVE JURISDICTION.

          12.10.1 This Agreement and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to its conflict of law provisions.

          12.10.2 Any and all disputes arising out of or in connection with the interpretation, performance or the nonperformance of this Agreement or any and all disputes arising out of or in connection with transaction in any way related to this Agreement and/or the relationship between the parties shall be litigated solely and exclusively before the United States District Court for the District of Colorado. The parties consent to the in personam jurisdiction of such court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. Section 1404 or 1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado.

    12.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.12 HEADINGS AND REFERENCES. The headings of the Sections, Subsections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections, Subsection and Articles are to Sections, Subsections and Articles of this Agreement, unless otherwise indicated.

    12.13 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and thereto and the documents referred to herein and therein, all of which form a part hereof), together with the confidentiality agreements delivered by EchoStar and DBSD to each other, contain the entire understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

    12.14 FURTHER ASSURANCES. Each party shall, at and from time to time after the Merger Trigger Date, upon request of the other party, and without any further consideration, execute and deliver any additional instruments or documents to such party as that party may reasonably request, and take such other actions as may be reasonably requested from time to time by the other party hereto, as is necessary in order to carry out, evidence and confirm the intent of the parties in connection with the transactions contemplated by this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                          ECHOSTAR COMMUNICATIONS CORPORATION


                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------

                                                  Charlie Ergen, President


                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION

                                          By:          /s/  HARLEY RADIN

                                             -----------------------------------
                                                   Harley Radin, Chairman

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION


                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------

                                                  Charlie Ergen, President

                                                                        ANNEX II

                            MERGER TRIGGER AGREEMENT

    EchoStar Communications Corporation, a Nevada corporation formed in 1995 ("EchoStar"), Direct Broadcasting Satellite Corporation, a Colorado corporation ("DBSC") and Direct Broadcasting Satellite Corporation, a Delaware corporation ("DBSD"), in consideration of the benefit which will accrue to each as a result of the matters described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, enter into this Merger Trigger Agreement (the "Agreement") as of the 21st day of December, 1995, and agree as follows:

    1. DBSD hereby provides notice to EchoStar of its exercise, and EchoStar hereby provides notice to DBSD of its exercise, effective immediately, of their respective rights to require a merger agreement to be signed among EchoStar, DBSC and DBSD (the "Merger Agreement" and the "Merger")).

    2. EchoStar, DBSC and DBSD (together, the "Parties") agree that the Merger Agreement, in the form attached as Exhibit A hereto, shall be entered into by all of them contemporaneous with execution of this Agreement.

    3. The Parties hereby irrevocable agree to consummate the Merger without preconditions, except as specifically set forth below. Further, the Parties hereby irrevocably waive any right they have had, may now have, or which might at any time in the future otherwise be available to them, to terminate or refuse to complete the Merger, whether: a) based upon covenants or conditions to be fulfilled by the other Party, as set forth in the Merger Agreement; or b) events which must occur (or not occur) prior to the Merger, as set forth in the Merger Agreement; or c) based on any other legal, contractual or common law theory, other than the condition that: d) the Merger must be approved by the Federal Communications Commission (the "FCC"); and e) the Merger must be approved by DBSD shareholders.

    Notwithstanding anything set forth above, a Party may refuse to complete the Merger if the other Party wilfully and in bad faith acts, or fails to act, in a manner that materially impedes consummation of the Merger in material compliance with the terms the Parties have agreed upon.

    Nothing herein shall be construed as relieving any Party of its good faith obligations to take actions required of it pursuant to the Merger Agreement, or as limiting the right of a nondefaulting Party to pursue the remedies of specific performance and other equitable remedies provided in Section 12.3 of the Merger Agreement.

    4. DBSD acknowledges that contemporaneous with execution of this Agreement and the Merger Agreement, DBSD shareholders owning greater than 50% of the outstanding shares of DBSD (including EchoStar), will be executing shareholder consent minutes in the form attached as Exhibit B to this Agreement in satisfaction of the condition to the Merger set forth in Paragraph 3 e) above, and ratifying this Agreement and any transactions or agreements entered into pursuant to this Agreement. DBSD acknowledges and affirms the effectiveness of those minutes to achieve the intended result.

    5. The Parties agree to enter into the Note Purchase Agreement and the Security Agreement, and DBSD agrees to execute the Direct Broadcasting Satellite Corporation Promissory Note (the "DBSD Note"), all in the forms attached as Exhibits C, D and E, respectively, with such reasonable changes as the Parties mutually agree upon.

    6. The Parties agree that in the event the Merger is not completed for any reason, it is the intent of the Parties to structure a transaction or series of transactions which will have the effect of providing to DBSD's existing shareholders as of the date of this Agreement (the "Existing Shareholders"), as nearly as is possible, the cash amount or number of shares of EchoStar Class A Common Stock they would have received if the Merger had been completed, and that it is further the intent of the Parties, in those circumstances, to structure a transaction or series of transactions which will have the effect of providing to EchoStar, as nearly as is possible, the benefits which would have accrued to EchoStar had the Merger been completed, for, as nearly as is possible, the cash amount or number of shares of EchoStar Class A Common Stock EchoStar would have provided to the Existing Shareholders had the Merger been completed (the "Intent", and the "Intent Consideration"). The Parties intend that the Intent Consideration would be paid in full as soon as the Intent has been accomplished. Notwithstanding anything in this Agreement which might otherwise be construed to the contrary, in no event shall EchoStar be obligated to pay both the Intent Consideration and the Non-Duplication Payment (as defined below), and payment by EchoStar of either shall extinguish any obligation to pay the other at any time in the future, but shall not extinguish the obligation of DBSD to fulfill the Intent, or to abide by the Non-Duplication Agreement.

    In structuring the transaction or series of transactions, the Parties agree to attempt to provide tax-free treatment under the Internal Revenue Code, provided that such structuring does not have the effect of decreasing any of the full rights or benefits, or increasing any of the obligations, that EchoStar or DBSC expect to obtain as a result of the Merger.

    In the event either Party reasonably determines that the Merger is unlikely to be completed, the Parties agree to negotiate in good faith, and use their best efforts to effectuate the Intent. If at any time the Parties are unable to agree on the best method to effectuate the Intent, the parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    7. In order to fulfill the Intent, the Parties agree that in addition to any other actions which the Parties may take, that EchoStar shall have the right, at any time and from time to time, to convert the DBSD Note, and any other Notes issued to EchoStar or its affiliates pursuant to the Note Purchase Agreement, to a pay out for perpetuity of profits of DBSD (and a participation in any distributions to shareholders, spinoffs or similar transactions). The pay out will be a percentage of the total profits -- paid quarterly within thirty
(30) days of the end of each calendar quarter (or distribution -- paid when distributed to shareholders) of DBSD at any time, in accordance with the formula "X/ (X+$12,945,104)", where "X" is equal to the aggregate amount, including accrued but unpaid interest, due to EchoStar under the Notes at the time of conversion (the "Profit Pay Out Percentage"). The Profit Pay Out Percentage
shall be in addition to EchoStar's equity ownership interest in DBSD. Notwithstanding the above, EchoStar shall not have any right to a Profit Pay Out Percentage unless and until either the Intent Consideration or the Non-Duplication Payment has been paid.

    8. In the event the Merger is not consummated for any reason, the parties irrevocably commit to enter into a Capacity Lease Agreement (the "CPA"). The Parties shall cooperate in good faith and use their best efforts to agree upon provisions which so far as is reasonably possible give EchoStar the full and unfettered use of DBSD's spacecraft, including its communications capacity, TT&C, uplink arrangements and auxiliary or related functions or activities subject only to the limitation that: a) the terms of the CLA must not be inconsistent with the full exercise by DBSD of its obligations as an FCC licensee; b) the terms of the CLA must not interfere with DBSD's right to control the satellite for technical purposes as required by FCC regulations; and
c) the terms of the CLA must not be inconsistent with the Communications Act of 1934, as amended. The Parties agree that the amount EchoStar shall be obligated to pay for the capacity, shall be payable in full upon final FCC approval of the CLA, and shall be the Intent Consideration.

    In negotiation of the CLA, which shall commence promptly following execution of this Agreement, the Parties shall negotiate in good faith, and use their best efforts to effectuate the intent of the Parties, as described above. If at any time the Parties are unable to agree on a method to effectuate the intent of the Parties, the Parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    In the event that the FCC rejects the CLA, or that EchoStar determines that the Intent would not be adequately fulfilled by a CLA which would be acceptable to the FCC, then no CLA shall be implemented.

    9. DBSD hereby irrevocably commits to utilize EchoStar's DBS operating system for DBSD's DBS system, including but not limited to utilization of EchoStar's conditional access and compression system, and EchoStar's uplink facility (all to be administered through EchoStar), and to purchase from EchoStar all of its "smart cards" needed to allow customer access to the DBSD programming. Commencing with the commercial operation of DBSD's first satellite, DBSD shall pay to EchoStar on a monthly basis, DBSD's pro rata share of the costs of EchoStar's DBS operating system. The Parties shall enter into an agreement or agreements as is reasonably requested by any other Party in order to more fully reflect the terms of this agreement. In the negotiation of those agreements, the Parties shall negotiate in good faith, and use their best efforts to effectuate the intent of the Parties, as described above. If at any time the Parties are unable to agree on a method to effectuate the intent of the Parties, the Parties hereby commit to submit any dispute to mandatory fast track binding arbitration in accordance with the procedures set forth below.

    10. DBSD hereby irrevocably commits that it will not at anytime, for perpetuity, carry on any of its DBS satellites any video, audio or data programming which duplicates any programming carried by EchoStar on any of the satellites in its DBS system at the time DBSD desires to carry any such programming (the "Non-Duplication Agreement").

    The Non-Duplication Agreement is initially being provided by DBSD in consideration for the execution by EchoStar of the Note Purchase Agreement. No additional consideration will be due for continuation of the Non-Duplication Agreement for perpetuity unless on July 1, 1998: a) approval of the Merger by the FCC is still pending; or b) the FCC has rejected the Merger and the Intent has not yet been effectuated, nor the Intent Consideration paid, because FCC approval is required but that approval has not yet been completed. If either of the events described in the sentence immediately above exist on July 1, 1998, then EchoStar shall make an additional one time payment for the continued applicability, for perpetuity, of the Non-Duplication Agreement. The amount of the payment shall be equal to the amount of the Intent Consideration (the "Non-Duplication Payment").

    11. In the event any agreement or action of the Parties pursuant to this Agreement requires FCC approval, and the FCC does not provide that approval, the Parties agree to restructure the agreement or action to the minimum extent necessary in order to preserve the transaction, as nearly as is possible, and to most closely effectuate the Intent and the Intent Consideration, and to otherwise effectuate the intention of the Parties as expressed in this Agreement.

    12. At the election of any Party, any matter not resolved amicably among the Parties to the satisfaction of the other Parties, shall be subject to mandatory binding arbitration, and the other Parties shall submit to arbitration. Within ten (10) days of receipt of notice from the electing party, each Party shall select an arbitrator, and within five (5) days thereafter the two (2) selected arbitrators shall select a third arbitrator. The Parties hereby express their desire that the arbitration be concluded on an expedited basis. The decision of a majority of the arbitrators shall be considered the decision of all, except that if no two can agree, then the decision of the arbitrator chosen by the other two shall be considered the decision of all. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the "Rules"), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures: a) the minimum amount of discovery deemed necessary by the arbitrators shall be allowed in arbitration; b) the costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators, as they deem reasonably appropriate; c) the award rendered by the arbitrators shall be binding on the Parties, shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; d) the existence and resolution of the arbitration shall be kept confidential by the Parties in the same manner as confidential information is required to be kept under Paragraph 13 below, and shall also be kept confidential by the arbitrators.

    13. This Agreement, the negotiations leading to it, and the fact of the Agreement, together with all terms and conditions of each (collectively the "Negotiations"), shall be kept confidential, and treated as strictly confidential pursuant to the Confidentiality Agreement previously entered into between the Parties, unless and until the Negotiations are no longer required to be kept confidential pursuant to the terms of the Confidentiality Agreement, or if EchoStar sooner, in its sole discretion, determines that confidentiality is no longer needed or is no longer possible with respect to all or certain portions of the Negotiations. Notwithstanding the above, DBSD shall have the right to disclose the fact of the existence of this Agreement, together with the minimum amount of other information deemed necessary by counsel to DBSD, if counsel in good faith determines that disclosure of the information is necessary. Disclosure of such information shall be coordinated in advance with EchoStar.

    14. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver, and file or cause to be executed, acknowledged, delivered, and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement, whether before, at, or after the occurrence of the transactions contemplated by this Agreement.

    15. The invalidity of any provisions of this Agreement, or of any other agreement or instrument given pursuant to or in connection with this Agreement ("Other Agreements") shall not affect the remaining portions of this Agreement or the Other Agreements, all of which are inserted conditionally on their being held valid in law. In the event any provisions of this Agreement or Other Agreements are found to be invalid, or would operate to render this Agreement or any Other Agreement invalid, this Agreement and such Other Agreements shall be construed as if the invalid provisions had not been inserted, and the offending provisions shall be rewritten to the minimum extent necessary in order to permit their intent to be carried out as best as is possible without invalidity. The Parties agree to promptly use their good faith best efforts to reflect in writing any modification to this Agreement which may be necessary in order to carry out the intentions of this provision.

    16. It is the express intention and agreement of the Parties that all covenants, agreements, statements, representations, and warranties made in this Agreement shall survive execution of this Agreement.

    17. Except as otherwise specifically provided in this Agreement, this Agreement may be modified or amended only by a writing executed by the parties which, by its terms, expressly modifies, alters or amends any term or provision contained herein.

    18. Each party acknowledges that it has read, understands and agrees to the terms and conditions of this Agreement. Each party represents that it has the full power and authority to enter into this Agreement, and intends to be bound by all of the terms and conditions of this Agreement. Further, each Party acknowledges that the delivery of this Agreement by that Party has not been induced by any representations, statements, warranties, or agreements other than those expressly set forth herein.

    19. To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. This Agreement shall be binding and enforceable upon execution of counterparts by all the Parties hereto, and such counterparts shall thereupon collectively constitute a single agreement.

    20. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the conflict of law principles thereof.

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year set forth above.

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION, a Delaware Corporation

                                          By:          /s/  HARLEY RADIN

                                             -----------------------------------
                                                   Harley Radin, President

                                          ECHOSTAR COMMUNICATIONS CORPORATION

                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------
                                                  Charlie Ergen, President

                                          DIRECT BROADCASTING SATELLITE
                                          CORPORATION, a Colorado Corporation

                                          By:         /s/  CHARLIE ERGEN

                                             -----------------------------------
                                                  Charlie Ergen, President

                                                                       ANNEX III

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof,

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealer, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2)  If  the   merger  or   consolidation  was   approved  pursuant   to
    Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder at that the stockholder intends thereby to demand the appraisal of his shares.


    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
        INFORMATION NOT REQUIRED IN INFORMATION STATEMENT -- PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Chapter 78.751(1) of the Nevada Revised Statutes allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a "derivative action"), by reason of the fact that he is or was a director, officer, employee or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in a good faith manner which he reasonably believed to be in or not opposed to the best interests of EchoStar, and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under Chapter 78.751(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to EchoStar. In addition, Chapter 78.751(5) allows EchoStar to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel, or by the stockholders.

    Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in
Article IX of the  Amended and Restated Articles  of Incorporation of  EchoStar,
Exhibit 3.1(a) hereto and Article IX of EchoStar's Bylaws, Exhibit 3.2(a) hereto, which are incorporated herein by reference. These provisions state, among other things, that, consistent with and to the extent allowable under Nevada law, and upon the decision of a disinterested majority of EchoStar's Board of Directors, or a written opinion of outside legal counsel, or EchoStar's stockholders: 1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and 2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

ITEM 21.  EXHIBITS.

                                                                                                  SEQUENTIALLY
EXHIBIT NO.                                     DESCRIPTION                                       NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------  ---------------
     2.1  *  Amended and Restated Agreement for Exchange of  Stock and Merger, dated as of  May
             31,  1995, by and among EchoStar  Communications Corporation, a Nevada corporation formed in April  1995 ("EchoStar"),  Charles W. Ergen  and EchoStar  (Incorporated
             herein  by reference  to Exhibit  2.2 to  the Registration  Statement Form  S-1 of
             EchoStar, Registration No. 33-91276).
     2.2  *  Agreement regarding purchase of debentures  between Dish, Ltd. (formerly  EchoStar
             Communications   Corporation,  a  Nevada  corporation   formed  in  December  1993
             ("Dish")), EchoStar  and  SSE  Telecom,  Inc.  ("SSET"),  dated  March  14,  1994, including  Plan  and Agreement  of  Merger, by  and  among Dish,  DirectSat Merger
             Corporation, DirectSat Corporation  and SSE Telecom,  Inc. ("SSET")  (Incorporated
             herein  by reference to Exhibit  2.2 to the Registration  Statement on Form S-1 of
             Dish, Registration No. 33-76450).
     2.3  +  Plan and Agreement of Merger made as  of December 21, 1995 by and among  EchoStar,
             Direct Broadcasting Satellite Corporation, a Colorado corporation ("MergerCo") and
             Direct Broadcasting Satellite Corporation, a Delaware corporation ("DBSC").
     2.4  +  Merger  Trigger  Agreement entered  into  as of  December  21, 1995  by  and among
             EchoStar, MergerCo and DBSC.
     3.1  (a)* Amended and Restated Articles of Incorporation of EchoStar (Incorporated herein by reference to Exhibit 3.1(a) to the Registration Statement on Form S-1 of EchoStar,
             Registration No. 33-91276).
     3.1  (b)* Bylaws  of  EchoStar  (Incorporated  by   reference  to  Exhibit  3.1(b)  to   the
             Registration Statement on Form S-1 of EchoStar, Registration No. 33-91276).
     4.1  *  Indenture  of  Trust between  Dish and  First  Trust National  Association ("First
             Trust"),  as  Trustee  (incorporated  herein  by  reference  to  the  Registration
             Statement on Form S-1 of Dish, Registration No. 33-76450).
     4.2  *  Warrant Agreement between EchoStar and First Trust, as Warrant Agent (incorporated
             herein   by  reference  to  the  Registration  Statement  on  Form  S-1  of  Dish,
             Registration No. 33-76450).
     4.3  *  Security Agreement in favor of First  Trust, as Trustee under the Indenture  filed as  Exhibit 4.1 (incorporated herein by reference to the Registration Statement on
             Form S-1 of Dish, Registration No. 33-76450).
     4.4  *  Escrow and  Disbursement  Agreement between  Dish  and First  Trust  (incorporated
             herein   by  reference  to  the  Registration  Statement  on  Form  S-1  of  Dish,
             Registration No. 33-76450).
     4.5  *  Pledge Agreement in favor of First Trust, as Trustee under the Indenture filed  as
             Exhibit 4.1 herein (incorporated herein by reference to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

                                                                                                  SEQUENTIALLY
EXHIBIT NO.                                     DESCRIPTION                                       NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------  ---------------
     4.6  *  Intercreditor  Agreement  among First  Trust,  Continental Bank,  N.A.  and Martin
             Marietta Corporation ("Martin Marietta") (incorporated herein by reference to  the
             Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
     4.7  *  Series  A  Preferred Stock  Certificate of  Designation of  EchoStar (Incorporated
             herein by reference to Exhibit  4.7 to the Registration  Statement on Form S-1  of
             EchoStar, Registration No. 33-91276).
     4.8  *  Registration  Rights  Agreement  by  and between  EchoStar  and  Charles  W. Ergen
             (incorporated herein by reference to Exhibit 4.8 to the Registration Statement  on
             Form S-1 of EchoStar, Registration No. 33-91276).
     4.9  *  Indenture  of Trust  between EchoStar Satellite  Broadcasting Corporation ("ESBC")
             and First Trust, as  Trustee (incorporated herein by  reference to Exhibit 4.9  to the Annual Report on Form 10-K of EchoStar, Commission File No. 0-26176).
     4.10 *  Security Agreement of ESBC in favor of First Trust, as Trustee under the Indenture filed  as Exhibit  4.9 (incorporated  herein by reference  to Exhibit  4.10 to the
             Annual Report on Form 10-K of EchoStar, Commission File No. 0-26176).
     4.11 *  Escrow and  Disbursement  Agreement between  ESBC  and First  Trust  (incorporated herein by reference to Exhibit 4.11 to the Annual Report on Form 10-K of EchoStar,
             Commission File No. 0-26176).
     4.12 *  Pledge  Agreement of ESBC in favor of  First Trust, as Trustee under the Indenture filed as Exhibit 4.9 herein (incorporated  herein by reference to Exhibit 4.12  to the Annual Report on Form 10-K of EchoStar, Commission File No. 0-26176).
     4.13 *  Pledge  Agreement  of EchoStar  in  favor of  First  Trust, as  Trustee  under the
             Indenture filed  as Exhibit  4.9 hereunder  (incorporated herein  by reference  to
             Exhibit  4.13 to the Annual  Report on Form 10-K  of EchoStar, Commission File No.
             0-26176).
     4.14 *  Registration Rights Agreement by  and between ESBC,  EchoStar, Dish, MergerCo  and
             Donald, Lufkin & Jenrette Securities Corporation (incorporated herein by reference to Exhibit 4.14 to the Annual Report on Form 10-K of EchoStar, Commission File No.
             0-26176)
     5.1  +  Opinion  of David Moskowitz  regarding legality of  securities being registered.
     8.1  +  Opinion of Sullivan  & Worcester  LLP regarding  certain tax  consequences of  the
             Merger [3 pages].
    10.1  (a)* Satellite  Construction Contract, dated  as of February  6, 1990, between EchoStar
             Satellite Corporation  ("ESC") and  Martin Marietta  Corporation as  successor  to
             General Electric EchoStar, Astro-Space Division ("General Electric") (incorporated
             herein   by  reference  to  the  Registration  Statement  on  Form  S-1  of  Dish,
             Registration No. 33-76450).

                                                                                                  SEQUENTIALLY
EXHIBIT NO.                                     DESCRIPTION                                       NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------  ---------------
    10.1  (b)* First Amendment to  the Satellite Construction  Contract, dated as  of October  2,
             1992,   between  ESC  and  Martin  Marietta   as  successor  to  General  Electric
             (incorporated herein by  reference to the  Registration Statement on  Form S-1  of
             Dish, Registration No. 33-76450).
    10.1  (c)* Second  Amendment to the Satellite Construction  Contract, dated as of October 30,
             1992,  between  ESC  and  Martin   Marietta  as  successor  to  General   Electric
             (incorporated  herein by  reference to the  Registration Statement on  Form S-1 of
             Dish, Registration No. 33-76450).
    10.1  (d)* Third Amendment to the Satellite Construction Contract, dated as of April 1, 1993, between  ESC  and  Martin  Marietta  (incorporated  herein  by  reference  to  the
             Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.1  (e)* Fourth  Amendment to the  Satellite Construction Contract, dated  as of August 19,
             1993, between ESC  and Martin Marietta  (incorporated herein by  reference to  the
             Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.1  (f)* Form  of Fifth Amendment  to the Satellite Construction  Contract, between ESC and
             Martin Marietta (incorporated herein by reference to the Registration Statement on
             Form S-1 of Dish, Registration No. 33-81234).
    10.1  (g)* Sixth Amendment to the Satellite Construction Contract, dated as of June 7,  1994, between  ESC  and  Martin  Marietta  (incorporated  herein  by  reference  to  the
             Registration Statement on Form S-1 of Dish, Registration No. 33-81234).
    10.2  *  Satellite Launch Contract,  dated as of  September 27, 1993,  between ESC and  the
             China  Great Wall  Industry Corporation (incorporated  herein by  reference to the
             Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.3  *  Distributor Agreement, dated as of  July 30, 1993, between Echosphere  Corporation
             ("Echosphere")  and  Thomson Consumer  Electronics,  Inc. (incorporated  herein by reference to the  Registration Statement  on Form  S-1 of  Dish, Registration  No.
             33-76450).
    10.4  *  Master  Purchase  and License  Agreement,  dated as  of  August 12,  1986, between
             Houston Tracker  Systems,  Inc. ("HTS")  and  Cable/Home Communications  Corp.  (a
             subsidiary  of General Instruments Corporation)  (incorporated herein by reference to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.5  *  Master Purchase  and  License  Agreement,  dated as  of  June  18,  1986,  between
             Echosphere   and  Cable/Home   Communications  Corp.  (a   subsidiary  of  General
             Instruments Corporation)  (incorporated herein  by reference  to the  Registration
             Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.6  *  Merchandise  Financing  Agreement,  dated  as  of  June  29,  1989,  between  Echo
             Acceptance Corporation ("EAC") and  Household Retail Services, Inc.  (incorporated
             herein   by  reference  to  the  Registration  Statement  on  Form  S-1  of  Dish,
             Registration No. 33-76450).

                                                                                                  SEQUENTIALLY
EXHIBIT NO.                                     DESCRIPTION                                       NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------  ---------------
    10.7  *  Key Employee  Bonus Plan,  dated as  of January  1, 1994  (incorporated herein  by reference  to the  Registration Statement  on Form  S-1 of  Dish, Registration No.
             33-76450).
    10.8  *  Consulting Agreement,  dated as  of February  17, 1994,  between ESC  and  Telesat
             Canada (incorporated herein by reference to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.9  *  Form  of Satellite Launch Insurance Declarations (incorporated herein by reference to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.10 *  Dish  1994  Stock  Incentive  Plan  (incorporated  herein  by  reference  to   the
             Registration Statement on Form S-1 of Dish, Registration No. 33-76450).
    10.11 *  Form  of Tracking, Telemetry and Control Contract between AT&T Corporation and ESC
             (incorporated herein by  reference to the  Registration Statement on  Form S-1  of
             Dish, Registration No. 33-81234).
    10.12 *  Manufacturing  Agreement,  dated  as  of  March  22,  1995,  between  HTS  and SCI
             Technology, Inc. (Incorporated herein by reference to Exhibit 10.12 to the  Annual
             Report on Form 10-K of Dish, Commission File No. 33-81234).
    10.13 *  Manufacturing  Agreement, dated as of April 14, 1995, by and between ESC and Sagem
             Group. (Incorporated  herein by  reference to  Exhibit 10.13  to the  Registration
             Statement on Form S-1 of EchoStar, Registration No. 33-91276).
    10.14 +  Confidential Amendment to contract between DBSC and Martin Marietta Corp. effective as of May 31, 1995.
    10.15 +  Amendment No. 9 to contract between DirectSat Corporation and Martin Marietta
             Corporation effective as of January 31, 1995.
    11    *  Computation  of  Earnings  Per  Sharse  for fiscal  year  ended  December  31, 1995
             (incorporated herein by reference to Exhibit 11 to the Annual Report on Form  10-K of EchoStar, Commission File No. 0-26176).
    21    *  List  of EchoStar Subsidiaries (incorporated herein  by reference to Exhibit 21 to the Annual Report on Form 10-K of EchoStar, Commission File No. 0-26176).
    23.1     Consent of Arthur Andersen LLP. [1 page]
    23.2     Consent of Regardie, Brooks  & Lewis, Chartered,  Certified Public Accountants  [1
             page]
    23.3  +  Consent of David Moskowitz - Included in Exhibit 5.1.
    23.4  +  Consent of Sullivan & Worcester LLP - Included in Exhibit 8.1.
    24    +  Powers  of Attorney  authorizing signature of  Charles W. Ergen,  R. Scott Zimmer,
             James DeFranco, J. Allen Fears and Steven B. Schaver. [2 pages]

------------------------
+   Previously filed


*   Incorporated by reference


    (b)  Financial Statement Schedules.

    None.

ITEM 22.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Information Statement -- Prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, as of December 20, 1996.



                                          ECHOSTAR COMMUNICATIONS
                                           CORPORATION

                                          By:         /s/ J. ALLEN FEARS
                                             -----------------------------------
                                                       J. Allen Fears
                                                VICE PRESIDENT, TREASURER AND
                                                          CONTROLLER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                      SIGNATURE                                          TITLE                          DATE
------------------------------------------------------  ---------------------------------------  -----------------

                */s/ CHARLES W. ERGEN                   Chairman, Chief Executive Officer and    December 20, 1996
     -------------------------------------------         Director
                   Charles W. Ergen                      (Principal Executive Officer)

                */s/ STEVEN B. SCHAVER                  Chief Operating Officer and Chief        December 20, 1996
     -------------------------------------------         Financial Officer
                  Steven B. Schaver                      (Principal Financial Officer)

                  /s/ J. ALLEN FEARS                    Vice President, Treasurer and Corporate  December 20, 1996
     -------------------------------------------         Controller (Principal Accounting
                    J. Allen Fears                       Officer)

                 */s/ JAMES DEFRANCO                    Director                                 December 20, 1996
     -------------------------------------------
                    James DeFranco

                 */s/ R. SCOTT ZIMMER                   Director                                 December 20, 1996
     -------------------------------------------
                   R. Scott Zimmer

                */s/ ALAN M. ANGELICH                   Director                                 December 20, 1996
     -------------------------------------------
                   Alan M. Angelich

               */s/ RAYMOND L. FRIEDLOB                 Director                                 December 20, 1996
     -------------------------------------------
                 Raymond L. Friedlob

*By:           /s/ J. ALLEN FEARS
     -------------------------------------------
                    J. Allen Fears
                   ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, as of December 20, 1996.


                                          ECHOSTAR COMMUNICATIONS
                                           CORPORATION

                                          By:
                                             -----------------------------------
                                                       J. Allen Fears
                                                VICE PRESIDENT, TREASURER AND
                                                          CONTROLLER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                      SIGNATURE                                          TITLE                           DATE
------------------------------------------------------  ---------------------------------------   ------------------

                           *                             Chairman, Chief Executive Officer and    December 20, 1996
     -------------------------------------------         Director
                   Charles W. Ergen                      (Principal Executive Officer)

                           *                             Chief Operating Officer and              December 20, 1996
     -------------------------------------------         Chief Financial Officer
                  Steven B. Schaver                      (Principal Financial Officer)

                                                         Vice President, Treasurer and Corporate  December 20, 1996
     -------------------------------------------         Controller (Principal Accounting
                    J. Allen Fears                       Officer)

                           *                            Director                                  December 20, 1996
     -------------------------------------------
                    James DeFranco

                           *                            Director                                  December 20, 1996
     -------------------------------------------
                   R. Scott Zimmer

                           *                            Director                                  December 20, 1996
     -------------------------------------------
                   Alan M. Angelich

                           *                            Director                                  December 20, 1996
     -------------------------------------------
                 Raymond L. Friedlob

*By:
     -------------------------------------------
                    J. Allen Fears
                   ATTORNEY-IN-FACT


                                      II-7